Form 10-K, Exhibit 13
CAROLINA FIRST CORP
filed 1995-03-30
CIK 797871

CAROLINA FIRST CORPORATION
                        1994 ANNUAL REPORT

CORPORATE PROFILE

    Carolina First Corporation, headquartered in Greenville, South Carolina, is one of the largest independent bank holding companies in South Carolina with assets of over $1 billion and 46 banking offices throughout the state. Since its inception in 1986, Carolina First has experienced exceptional growth coupled with outstanding credit quality. Carolina First is a high growth franchise based on the "super community bank" strategy serving individuals and small- to medium-sized businesses. Carolina First intends to be South Carolina's bank.

    Its two subsidiaries are Carolina First Bank (CFB), a state-chartered commercial bank, and Carolina First Mortgage Company (CFMC), a mortgage banking operation. CFB is the largest South Carolina-based commercial bank, and CFMC is the fifth largest mortgage loan servicer in South Carolina. Through its subsidiaries, Carolina First provides a full range of banking services, including mortgage, trust and investment services, designed to meet substantially all the financial needs of its customers.

CONTENTS

Financial Highlights............................................ 2

Letter to Shareholders.......................................... 3

Strategies and Markets ......................................... 7

Management's Discussion and Analysis............................ 8

Report of Management............................................24

Report of Independent Public Accountants........................24

Consolidated Financial Statements...............................25

Notes to Consolidated Financial Statements......................29

Directory.......................................................43

Shareholder Information.........................................47

FINANCIAL HIGHLIGHTS



CAROLINA FIRST CORPORATION AND SUBSIDIARIES

($ in thousands, except share data)


                                                                                                      FIVE-YEAR
                                                         Years Ended December 31,                     COMPOUND
                                          1994        1993         1992         1991        1990     GROWTH RATE
INCOME STATEMENT
  Net interest income.................  $41,627    $26,943       $17,819       $12,866      $10,241      39.0%
  Provision for loan losses...........      950        909         1,453         1,423          790       1.8
  Noninterest income, excluding
   securities transactions............    7,624      5,590         2,939         1,622        1,099      51.1
  Securities transactions.............      234        662           517           664           (4)     68.9
  Noninterest expenses................   50,453     25,178        16,145        11,607        8,927      49.5
  Net income (loss) (1)...............   (1,869)     4,935         2,517         1,680        1,045
PER COMMON SHARE DATA (2)
  Net income (loss)...................   $(0.95)    $ 0.90        $ 0.57        $ 0.51        $0.32
  Book value (December 31)............     8.58      10.27          9.91          9.72         9.28
  Market price (December 31)..........    14.00      12.38         11.56          7.34         7.61
  Cash dividends paid.................     0.20          -             -             -            -
FINANCIAL RATIOS
  Return on average assets(3).........    (0.19)%     0.71%         0.53%         0.43%        0.32%
  Return on average equity(3).........    (2.34)      8.50          6.29          5.39         3.54
  Net interest margin.................     4.89       4.31          4.06          3.63         3.37
ASSET QUALITY RATIOS
  Nonperforming assets as a percentage
   of loans and foreclosed property...     0.25%      0.28%         0.49%         0.45%        0.69%
  Net loan charge-offs as a percentage
   of average loans...................     0.11       0.26          0.31          0.18         0.17
  Allowance for loan losses to
   nonperforming loans................      312      1,019           489           442          200


                                                                                                          FIVE-YEAR
                                                                December 31,                              COMPOUND
                                        1994        1993           1992        1991         1990         GROWTH RATE
BALANCE SHEET
  Total assets..................... 1,120,097    $816,421    $    529,063     $447,314    $ 345,745           28.0%
  Loans-net of unearned income.....   865,869     565,158         396,557      338,701      275,315           30.0
  Allowance for loan losses........     5,267       5,688           4,263        3,727        2,403           20.9
  Nonperforming assets.............     2,204       1,579           1,946        1,538        1,901           (3.1)
  Securities.......................   117,059     114,726          78,300       56,241       40,184           22.4
  Total earning assets.............   983,928     734,346         477,323      407,708      317,501           26.2
  Total deposits...................   925,448     724,585         476,268      407,371      299,933           26.3
  Shareholders' equity.............    79,041      62,869          44,225       31,875       30,235           22.3
OPERATIONS DATA
  Banking offices..................        46          37              16           15            9
  Full-time equivalent employees...       499         430             228          204          131

(1) After fourth quarter 1994 restructuring charges of $9,415 (after-tax).



(2) Per share data have been restated to reflect 5% stock dividends.



(3) After fourth quarter 1994 restructuring charges. Excluding these charges, the return on average assets was 0.78%, and the return on average equity was 9.47%.

TO OUR SHAREHOLDERS


(Photo of Mack I. Whittle, Jr. appears here)

                           MACK I. WHITTLE, JR.
                PRESIDENT & CHIEF EXECUTIVE OFFICER


    When Carolina First opened its first branch, we set out to build the premier bank in South Carolina. We planned on creating a bank that would one day top a billion dollars in assets. Eight short years later, I am proud to report that Carolina First has exceeded the billion dollar threshold.

    At December 31, 1994, total assets were $1.1 billion, an increase of 37% over 1993. Our five-year compound growth rate for total assets was 28%, one of the highest growth rates of any financial institution in the Southeast. We reported a net loss for 1994 of $1.9 million, or a loss of $0.95 per common share. However, the net loss for 1994 resulted from one-time restructuring charges of $9.4 million (after-tax). Without this restructuring charge, we met our 1994 earnings goals which contributed to a five-year compound growth rate of 52%.

    The year 1994 produced other important milestones for Carolina First. We instituted a quarterly cash dividend of $0.05 per share to common shareholders while maintaining our 5% common stock dividend. As of the first quarter of 1995, the Board of Directors has increased the quarterly cash dividend to $0.06 per share, reflecting our confidence in the future. The market price of Carolina First's common stock rose 13% during 1994, and our market capitalization now tops $100 million. We continued our expansion into new South Carolina markets by opening four new offices, acquiring seven branches, and announcing two mergers.

    We recently announced a restructuring that merged Carolina First Savings Bank into Carolina First Bank, securitized our credit card loans, and wrote down related intangible assets. Fourth quarter net income included a one-time charge for this restructuring of $9.4 million (after-tax), which offset all operating earnings for 1994 and resulted in a net loss of $1.9 million. Despite the one-time impact on income this year, we expect the restructuring to increase future pre-tax income by approximately $2.8 million a year, through increased operational efficiency, lower amortization costs, and the reinvestment of the cash currently invested in our credit card portfolio.

    Carolina First's accomplishments this year, and for the past eight years, are attributable to our commitment to excellence in all aspects of our business. I'd like to take this opportunity to discuss three of the most important areas: leading South Carolina, focusing on fundamentals, and remaining poised to meet the future.

EIGHT SHORT YEARS LATER,
I AM PROUD TO REPORT THAT
CAROLINA FIRST HAS EXCEEDED
THE BILLION DOLLAR THRESHOLD.

LEADING SOUTH CAROLINA

    To Carolina First, leadership is defined by our commitment to our customers, our communities, our employees, and our shareholders. We are the leading South Carolina-based commercial bank, serving 30 communities in 14 counties from 46 banking offices throughout the state. As the "local" bank, we understand the unique needs of the individuals and businesses that we serve, yet we offer the expertise, services, and products of the largest financial institution.

    Our philosophy of community service is distinct from those out-of-state banks doing business in South Carolina. A fundamental element of our strategy is to reinvest local funds into South Carolina communities, thereby promoting local economic growth. Carolina First Bank's "outstanding" rating under federal community reinvestment regulations reflects our ability to meet the credit needs of our local communities, including low and moderate income neighborhoods. By investing in our communities, Carolina First makes South Carolina a better place to live and do business.

    We could not have achieved our leadership position without the skills and contributions of our over 500 employees. We have always prided ourselves on employing outstanding individuals who are also skilled bankers. We also have capitalized on the opportunities presented by the acquisitions of South Carolina banks by out-of-state banks in attracting experienced and respected bankers who understand South Carolina markets. As we have grown and expanded our presence throughout the state, we have created jobs in South Carolina, for South Carolinians.

    In achieving a leadership role, we also have looked to our communities for guidance. We have assembled a truly statewide board of directors, which reflects the diversity of perspectives and skills that make South Carolina such a vibrant place. The business and community leaders on our corporate board, bank board, and local advisory boards lead us in our continued pursuit to be the premier bank in South Carolina.

FOCUSING ON FUNDAMENTALS

    Carolina First's focus on the fundamentals of banking - asset quality, capital strength, net interest income, fee income growth, operating efficiencies
- has given us the opportunity to report favorable results to our shareholders year after year.

    Carolina First continued this attention to the basics in 1994. First, we maintained our tradition of high asset quality. At December 31, 1994, nonperforming assets as a percentage of loans and foreclosed property were a low 0.25%. We


A FUNDAMENTAL ELEMENT OF OUR
STRATEGY IS TO REINVEST LOCAL FUNDS
INTO SOUTH CAROLINA COMMUNITIES,
THEREBY PROMOTING ECONOMIC GROWTH.

complemented this soundness with a strong capital base. In April, we raised
$21 million in new equity through a successful public offering of 920,000 shares of our Series 1994 preferred stock. And we carefully managed our lending and deposit strategies to achieve a net interest margin of 4.89% for the year, our best performance yet.

    We also sought during 1994 to position ourselves to increase fee income in the future. Our mortgage bank subsidiary, Carolina First Mortgage Company, services a mortgage loan portfolio of $800 million, making it the fifth largest mortgage loan servicer in South Carolina. Our mortgage servicing volume is now large enough to realize the economies of scale available in the servicing business. Our trust department has expanded, both in the markets we serve and the products we offer. With 11 new branches in 1994, a 45% increase in customers, and greater market penetration in the communities we serve, we expect increased fee income from our service charges.

    Another fundamental goal is maximizing operating efficiency. Our corporate restructuring is designed to do that. Our projection is that the restructuring will increase pre-tax earnings by approximately $2.8 million per year. Part of this increase is expected to come from consolidation of our two banking subsidiaries into one entity. The result will be substantial regulatory and administrative cost savings. The restructuring also initiated a program of credit card securitization that permits Carolina First to continue to receive income while allowing us to invest the cash received in loans in our markets.

POISED TO MEET THE FUTURE

    Our aggressive expansion over the last few years has made Carolina First the largest South Carolina-based commercial bank. We have a significant presence in three of the four largest banking markets in South Carolina and entered the fourth in 1994 with the acquisition of our first Charleston branch at the Citadel Mall. One of our principal goals in 1995 is to expand our presence in the Charleston market, and thereby achieve a strong position in these four markets. We continue to grow in other markets as well. Our acquisitions of Aiken County National Bank, with two offices in Aiken, and Midlands National Bank, with branches in Newberry, Prosperity, and Chapin, are expected to be completed in the first half of 1995 and will bring Carolina First to these new South Carolina communities. Customers in these markets, and others like them throughout the state, appreciate and value the unique benefits of dealing with a South Carolina-based financial institution.

    Carolina First is also investing in technology that will help it become and remain the premier bank in South Carolina. We are committed to offering our customers the innovation and technological know-how of the big banks, but with none of


OUR CORPORATE RESTRUCTURING
IS DESIGNED TO... MAXIMIZE
OPERATING EFFICIENCY.

the bureaucracy and rigidity. For instance, we electronically process new accounts and allow our customers to access their accounts 24 hours a day, seven days a week. In 1995, we will launch an innovative new product - automated loan machines. This product is extremely customer-friendly and is designed to make our services more accessible and convenient. These future-oriented investments are positioning us for our next stages of growth.

    We are also pleased by the increased attention Carolina First has received from the investment community. Currently, seven brokerage firms make a market in our stock, and two firms have recently written favorable research reports. Our trading volumes have also increased dramatically; during 1994, over 1.6 million shares were traded. This increased attention by investors is good news for our shareholders and is reflected in our stock price. If you had invested $100 when we opened in 1986, your investment would have grown to $190 at December 31, 1994, after adjusting for our six 5% stock dividends and four quarterly cash dividends.

    Through our emphasis on leadership, fundamentals, and the future, Carolina First is building its business for the long term. Our continued excellence in these areas gives Carolina First excellent prospects for 1995 and the years to come. The commitment and support of our shareholders, customers, employees, and directors have brought us a long way from our first branch on Haywood Road, and will take us much farther.


(Signature of Mack I. Whittle, Jr. appears here)
Mack I. Whittle, Jr.
President and Chief Executive Officer


WE ARE COMMITTED TO OFFERING
OUR CUSTOMERS THE INNOVATION
AND TECHNOLOGICAL KNOW-HOW OF
THE BIG BANKS, BUT WITH NONE OF
THE BUREAUCRACY AND RIGIDITY.

STRATEGIES AND MARKETS


    Strategic focus. It works. Since our inception in 1986, our focus has remained unchanged - to be South Carolina's premier bank. Carolina First strives to be the premier bank in customer service, in employee satisfaction, and in enhancing shareholder value. We are uniquely in tune with South Carolinians, in a way that the out-of-state banks do not match.

    Our "super community bank" strategy offers the best of both worlds by combining the best features of small community banks with those of large regional banks. Like small community banks, Carolina First has personalized customer service, local market knowledge, and decentralized decision-making. Yet, we also have the broad product lines and back-office efficiencies equal to those of larger regional banks. This winning strategy allows us to really know our customers and provide customized financial services to quickly meet their needs.

    South Carolina is a great place to do business. Our strengths are low unemployment, a strong manufacturing base, superior market access, a high level of foreign investments, and the geographical advantages of the coastal areas and the mountains. At Carolina First, we concentrate on meeting the banking needs of individuals and small- to medium-sized businesses in South Carolina.

    South Carolina is not only our home, it is also an attractive banking environment. Over 70% of South Carolina banks' assets are controlled by out-of-state financial institutions. Our markets present a remarkable opportunity for an emerging independent bank like Carolina First. We have seized this opportunity to become the largest independent commercial bank in South Carolina.


(A map of South Carolina appears here showing the 14 South Carolina counties served by Carolina First.)

CAROLINA FIRST NOW SERVES 30 COMMUNITIES IN 14 SOUTH CAROLINA COUNTIES FROM 46 BANKING OFFICES. AS WE GROW, WE REMAIN TRUE TO OUR FOUNDING VISION.

WE'RE OUT TO BE SOUTH CAROLINA'S PREMIER BANK.

MANAGEMENT'S DISCUSSION AND ANALYSIS



    THE FOLLOWING DISCUSSION IS PRESENTED TO ASSIST IN UNDERSTANDING THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CAROLINA FIRST CORPORATION ("CAROLINA FIRST") AND ITS SUBSIDIARIES, CAROLINA FIRST BANK (THE "BANK"), CAROLINA FIRST SAVINGS BANK (THE "SAVINGS BANK") AND CAROLINA FIRST MORTGAGE COMPANY (THE "MORTGAGE COMPANY"). THROUGH ITS SUBSIDIARIES, CAROLINA FIRST PROVIDES A FULL RANGE OF BANKING SERVICES, INCLUDING MORTGAGE, TRUST AND INVESTMENT SERVICES, DESIGNED TO MEET SUBSTANTIALLY ALL OF THE FINANCIAL NEEDS OF ITS CUSTOMERS.


OVERVIEW

    Carolina First, which commenced banking operations in December 1986, currently conducts business through 46 locations in South Carolina. At December 31, 1994, Carolina First had approximately $1.1 billion in assets, $865.9 million in loans, $925.4 million in deposits and $79.0 million in shareholders' equity. At December 31, 1994, Carolina First's nonperforming assets (which include nonaccruing loans and restructured loans) totaled 0.25% of total loans and foreclosed property.

    Carolina First was formed principally in response to perceived opportunities resulting from the takeovers of several South Carolina-based banks by large southeastern regional bank holding companies. A significant number of Carolina First's executive officers and management personnel were previously employed by certain of the larger South Carolina-based banks that were acquired by these southeastern regional institutions. Consequently, these officers and management personnel have significant customer relationships and commercial banking experience that have contributed to Carolina First's loan and deposit growth. Carolina First targets individuals and small- to medium-sized businesses in South Carolina that require a full range of quality banking services.

    Carolina First currently serves three principal market areas: the Greenville metropolitan area and surrounding counties (located in the Upstate region of South Carolina); the Columbia metropolitan area and surrounding counties (located in the Midlands region of South Carolina); and Georgetown and Horry counties (located in the Coastal region of South Carolina). Carolina First's principal market

(A bar graph appears here. The plot points are listed below.)

 Year End Assets
 ($ in millions)

 1990          1991          1992          1993          1994
 $346          $447          $529          $816          $1,120

                       5-Year Compound Growth Rate 28.0%
areas represent three of the four largest Metropolitan Statistical Areas in the state. In April 1994, Carolina First entered the Charleston market, the second largest Metropolitan Statistical Area in the state, with the purchase of the insured deposits of Citadel Federal Savings and Loan Association ("Citadel Federal"). Carolina First also has branch locations in other counties in South Carolina.

    In 1993, Carolina First formed the Mortgage Company. The Mortgage Company's principal activities include the origination and servicing of one-to-four family residential mortgage loans through eight offices in South Carolina. At December 31, 1994, the Mortgage Company was servicing approximately 10,351 loans having an aggregate principal balance of approximately $800 million.


GROWTH STRATEGY AND ACQUISITIONS


    Since its inception in 1986, Carolina First has pursued a strategy of growth through internal expansion and through the acquisition of branch locations and financial institutions in selected market areas. Carolina First has emphasized internal growth through the acquisition of market share from the large out-of-state bank holding companies. It attempts to acquire market share by providing quality banking services and personal service to individuals and business customers. The following discussion highlights Carolina First's acquisition activity during 1994.

    On April 29, 1994, the Bank purchased the insured deposits of Citadel Federal from the Resolution Trust Corporation, as receiver for Citadel Federal. This acquisition resulted in the acquisition of one branch office in Charleston, South Carolina, with deposits of approximately $5.8 million, on which a premium of approximately $533,000 was paid.

    On May 2, 1994, Carolina First acquired six branches from Republic National Bank. The acquired branches are located in Columbia, Edgefield, Johnston, Bennettsville, Lake City and McColl. In addition, Carolina First acquired the deposits and select loans from Republic National Bank's main office branch in Columbia, which was not acquired. With this transaction, Carolina First acquired loans of approximately $37.5 million and deposits of approximately $135.3 million, on which a premium of approximately $5.4 million was paid.

    On October 13, 1994, the Bank entered into an agreement with Aiken County National Bank ("Aiken County National") for the merger of Aiken County National into the Bank. The Bank will acquire all the outstanding common shares of Aiken County National in exchange for approximately 453,000 shares of Carolina First's common stock. At year end 1994, Aiken County National had assets of approximately $42 million, loans of $29 million and deposits of $38 million.
The agreement requires that the merger be accounted for as a pooling of interests.

    On November 14, 1994, the Bank entered into an agreement with Midlands National Bank ("Midlands") for the merger of Midlands into the Bank. The Bank will acquire all the outstanding common shares of Midlands in exchange for approximately 584,000 shares of Carolina First's common stock. At year end 1994, Midlands had assets of $43 million, loans of $28 million and deposits of $39 million. The agreement requires that the merger be accounted for as a pooling of interests.


EQUITY OFFERING AND DIVIDENDS


    On April 15, 1994, Carolina First issued 920,000 shares of 7.32% Noncumulative Convertible Preferred Stock Series 1994 ("Series 1994 Preferred Stock"), which raised approximately $21.4 million in equity.

    In the first quarter of 1994, Carolina First instituted a quarterly cash dividend to common shareholders of $0.05 per share. As of the first quarter of 1995, the Board of Directors increased the quarterly cash dividend to $0.06 per share. On May 16, 1994, Carolina First issued a 5% common stock dividend to common shareholders of record as of April 29, 1994. This is the sixth consecutive year that Carolina First has issued a 5% common stock dividend.


RESTRUCTURING CHARGES


    During the fourth quarter of 1994, Carolina First announced a restructuring that initiated a program of credit card securitization, wrote down related intangible assets and merged the Savings Bank into the Bank. One-time restructuring and nonrecurring charges related to this plan amounted to $12.2 million pre-tax ($9.4 million after-tax). Management expects the restructuring to increase future pre-tax income by approximately $2.8 million a year, through increased operational efficiency, lower amortization costs, and the reinvestment of the cash currently invested in the credit card portfolio.

    In connection with the program of credit card securitization, Carolina First recorded charges of $12.2 million pre-tax, primarily from the write down of intangible assets and charges associated with the origination of credit card accounts. On January 24, 1995, Carolina First completed the securitization of approximately $100 million in credit card loans. The securitization transferred the credit card loans to a trust in return for a payment equal to the principal balance of the credit cards. Carolina First purchased a 30% interest in the trust, and the remainder was sold to an investor. Through this securitization, Carolina First retains an interest in the earnings from the securitized loans and at the same time has approximately $70 million in additional funds to make loans in its banking markets.

    On February 3, 1995, Carolina First completed the merger of the Savings Bank into the Bank. Management believes that there may be significant economic and managerial benefits from this combination including the elimination of duplicative administration, the consolidation of regulators, reduced regulatory burdens and increased management focus. As part of the merger, Carolina First incurred income taxes of $1.0 million due to the different tax treatment accorded the allowance for loan losses at the Savings Bank.


EARNINGS ANALYSIS


    The one-time charge for the corporate restructuring resulted in a net loss for 1994. Carolina First reported a net loss for 1994 of $1.9 million, or a loss of $0.95 per common share. The net loss for 1994 includes one-time restructuring charges of $9.4 million (after-tax). Net income for 1993 was $4.9 million, or $0.90 per common share, and 1992 net income was $2.5 million, or $0.57 per common share. Increased net interest income, growth in noninterest income and continued good credit quality were the primary reasons for the growth in earnings excluding the restructuring charges.

    Fully tax equivalent (FTE) net interest income increased $15.0 million, or 55%, due to a higher level of average earning assets and an increased net interest margin. Increases in average earning assets resulted primarily from the acquisition of branches and internal growth. The net interest margin increased to 4.89% from 4.31% in 1993 and 4.06% in 1992.

    Noninterest income excluding securities transactions increased to $7.6 million, or 36%, from $5.6 million in 1993 and $2.9 million in 1992. The increase in noninterest income was attributable to higher service charges on deposit accounts, the expansion of mortgage servicing and the generation of new trust business.

    Noninterest expenses increased to $50.5 million in 1994 from $25.2 million in 1993 and $16.1 million in 1992. The 1994 noninterest expenses include one-time restructuring charges of $12.2 million. Also contributing to the increase in noninterest expenses were the acquisition of seven branches and the opening of four branches de novo, a higher level of loan and deposit activity, amortization of intangibles and higher credit card processing fees.


NET INTEREST INCOME

    The largest component of Carolina First's operations is net interest income, the difference between the interest earned on assets and the interest paid for the liabilities used to support such assets. Variations in the volume and mix of assets and liabilities and their relative sensitivity to interest rate movements determine changes in net interest income. As the primary contributor to Carolina First's earnings, net interest income constituted 84% of net revenues (net interest income plus noninterest income) in 1994, compared with 81% in 1993 and 84% in 1992.

    FTE net interest income adjusts the yield for assets earning tax-exempt income to a comparable yield on a taxable basis. Carolina First has experienced a markedly upward trend in FTE net interest income, which increased 55% in 1994, 51% in 1993 and 38% in 1992. FTE net interest income was $42.2 million in 1994, $27.2 million in 1993 and $18.0 million in 1992. The increase resulted from a higher level of average earning assets and an improvement in the net interest margin. The growth in average earning assets, which increased to $861.6 million in 1994 from $630.8 million in 1993 and $442.5 in 1992, resulted primarily from internal loan growth and the acquisition of branches. The majority of this increase was in loans, which averaged $233.6 million higher in 1994 than 1993 and $117.1 million higher in 1993 than 1992.

    The net interest margin, defined as net interest income divided by average earning assets, increased to 4.89% in 1994 from 4.31% in 1993 and 4.06% in 1992. The increase resulted primarily from lower deposit interest rates and a higher proportion of noninterest-bearing deposits. In addition, the yield on loans has risen due to increases in the prime interest rate, increased consumer loan volume from


(Graph appears here with the following plot points:)

                        Net Interest Margin
                          (in percentages)

                           1990        1991       1992        1993        1994
gross yield               10.37%       9.90%      8.66%       7.76%       8.37%
break-even yield*          7.00%       6.27%      4.60%       3.45%       3.48%
net interest margin  7.00-10.37   6.27-9.90  4.60-8.66   3.45-7.76   3.48-8.37

      * Interest expense divided by average earning assets


AVERAGE YIELDS AND RATES

(on a fully tax-equivalent basis)

                                          1994      1993      1992       1991       1990
EARNING ASSETS:
  Loans.................................  9.03%     8.59%     9.21%     10.36%     10.84%
  Securities............................  5.03      5.07%     6.32%      7.95%      8.37
  Short-term Investments................  3.66      3.08%     3.43%      5.53%      7.76
   Total Earning Assets.................  8.37%     7.76%     8.66%      9.90%     10.37%

INTEREST-BEARING LIABILITIES:
  Interest-bearing Deposits.............  3.75%     3.79%     4.99%      6.79%      7.77%
  Short-term Borrowings.................  3.96      3.05%     5.55%      5.82%      4.95
  Long-term Debt........................  9.50%     9.10%     8.00%      6.93%      9.18
   Total Interest-bearing Liabilities...  3.77%     3.78%     5.00%      6.77%      7.72%

NET INTEREST MARGIN.....................  4.89%     4.31%     4.06%      3.63%      3.37%
PRIME INTEREST RATE.....................  7.14%     6.00%     6.26%      8.48%     10.01%

the retail branch network and increased credit card loan volume from mail solicitations.


PROVISION AND ALLOWANCE FOR LOAN LOSSES

    Management maintains an allowance for loan losses which it believes is adequate to cover possible losses in the loan portfolio. However, management's judgment is based upon a number of assumptions about future events which are believed to be reasonable, but which may or may not prove valid. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required.

    The allowance for loan losses is established through charges in the form of a provision for loan losses and purchased loan adjustments. Loan losses and recoveries are charged or credited directly to the allowance. The amount charged to the provision for loan losses by Carolina First is based on management's judgment as to the amount required to maintain an allowance adequate to provide for potential losses in Carolina First's loan portfolio.
The level of this allowance is dependent upon the total amount of past due loans, general economic conditions and management's assessment of potential losses.

    During 1994, 1993 and 1992, Carolina First expensed $950,000, $909,000 and
$1,453,000, respectively, through its provision for loan losses. Net loan charge-offs, excluding credit card loans, decreased to $779,000 in 1994, from $1.3 million in 1993 and $1.2 million in 1992. During 1994, net loan charge-offs as a percentage of average loans remained low at 0.11%, compared with 0.26% for 1993 and 0.31% for 1992.

    At December 31, 1994, the allowance for loan losses totaled $5.3 million, or 0.7% of total loans excluding loans held for sale, a decline from $5.7 million, or 1.0% of total loans, at the end of 1993. Continued reductions in nonperforming asset levels enabled Carolina First to reduce the allowance for loan losses compared with the prior years' levels. Nonperforming assets as a percentage of loans and foreclosed property were 0.25% and 0.28% at December 31, 1994 and 1993, respectively. At December 31, 1994, the allowance for loan losses was 312% of nonperforming loans. Carolina First's asset quality measures compare favorably to its FDIC peer group.


NONINTEREST INCOME

    Noninterest income, excluding securities transactions, increased $2.0 million, or 36%, to $7.6 million in 1994, up from $5.6 million in 1993 and $2.9 million in 1992. This increase resulted principally from service charges on deposit accounts, fees for trust services and mortgage banking servicing income.
 Carolina First realized gains on the sale of securities of $234,000, $662,000 and $517,000 in 1994, 1993 and 1992, respectively.


    Service charges on deposit accounts, the largest contributor to noninterest income, rose $1.2 million, or 47%, to $3.7 million in 1994, an increase from $2.5 million in 1993 and $1.5 million in 1992. The increase in service charges is attributable to acquiring branches and new deposit accounts, increasing fee charges and improving collection rates. In 1994, average deposits increased
38%, and the number of deposit accounts rose 44%.

    Mortgage banking income was $1.6 million in 1994, $1.8 million in 1993 and $1.3 million in 1992. Mortgage banking income includes origination fees, profits from the sale of loans and servicing fees (which started in 1993).
Origination fees totaled $1.0 million in 1994, compared with $1.1 million in 1993 and $778,000 in 1992. During 1994, 1,062 mortgage loans totaling $108 million were originated, similar to originations of 1,063 loans for $103 million in 1993. The increase in the level of interest rates during 1994 made the origination of mortgage loans more competitive resulting in a slightly lower origination fee per loan.

    Until the third quarter of 1992, mortgage loans were originated primarily for the account of correspondent financial institutions, with Carolina First retaining an origination fee. Beginning in the third quarter of 1992, Carolina
First expanded the activities of its mortgage loan operations and began self-funding the loans through the Savings Bank prior to sale in the secondary market. Mortgage loans totaling approximately $55 million, $80 million and $16 million were sold in 1994, 1993 and 1992, respectively. Income from this activity totaled $112,000 in 1994, $509,000 in 1993 and $496,000 in 1992.

    The Mortgage Company's mortgage servicing operations consist of servicing loans that are owned by the Bank and subservicing loans, to which the right to service is owned by the Bank and other non-affiliated financial institutions.
Mortgage loans serviced are all one-to-four family residential mortgage loans.
At December 31, 1994, 10,351 loans with an aggregate principal amount of $800 million were being serviced or subserviced by the Mortgage Company. Servicing income from non-affiliated companies, net of the related amortization, was $578,000 in 1994 and $76,000 in 1993.

    Fees for trust services in 1994 increased to $919,000, up 70% from the $542,000 earned in 1993. Fees for trust services in 1992 were $305,000. Fees for trust services increased as a result of the generation of new trust business and additional assets under management, particularly in investment management and custody accounts. Assets under management of the trust department increased to approximately $214 million at December 31, 1994, up significantly from $129 million at year end 1993 and $55 million at year end 1992.


    Sundry income items were $623,000 higher in 1994, primarily because of higher customer service fees, appraisal fee income and insurance commissions.
These increases are largely attributable to increased lending and deposit activity. In addition, Carolina First earned approximately $108,000 in 1994 real estate rental income, the majority of which is not expected to continue. With the January 1995 completion of the credit card securitization, earnings from the trust, after payment of interest, servicing fees and charge-offs, are expected to provide a new source of fee income in 1995.


NONINTEREST EXPENSES

    Noninterest expenses were $50.5 million in 1994, $25.2 million in 1993 and $16.1 million in 1992. Included in 1994 noninterest expenses is a $12.2 million one-time restructuring charge associated with the credit card securitization and the write-down of other intangible assets. Excluding the restructuring charges, 1994 noninterest expenses increased 52% over 1993, while 1993 was 56% higher than 1992. The increased expenditures primarily reflect the costs of additional personnel to support Carolina First's current and anticipated growth.

    Salaries and wages and benefits increased 53% to $17.9 million in 1994 from $11.7 million in 1993. This increase follows an increase of 62% from $7.2 million in 1992. Full-time equivalent employees rose to 499 at the end of 1994 from 430 and 228 at the end of 1993 and 1992, respectively. Staff increases were attributable to the addition of 11 banking offices, higher loan and deposit activity resulting from internal growth and acquisitions, and the expansion of mortgage banking operations.

    The 1994 occupancy and furniture and equipment expenses increased $2.1 million, or 57%, due to the addition of 11 banking offices including a new
Myrtle Beach main office, the opening of a regional headquarters office in Columbia for the Midlands region of South Carolina, the establishment of the Mortgage Company and the expansion of administrative offices in Greenville to a second location.

    Sundry expense items increased $4.7 million, or 48%, to $14.5 million in 1994 from $9.8 million in 1993 and $6.4 million in 1992. Three expense items - federal insurance premiums, intangibles amortization and credit card processing fees - accounted for approximately 46% of this increase. Federal deposit insurance premiums increased $507,000, or 36%, in 1994 to $1.9 million. This increase was primarily due to higher levels of deposits. Intangibles amortization increased $1.6 million, or 175%, in 1994 to $2.5 million, principally as a result of intangibles relating to the acquisition of branches, credit card receivables and the Mortgage Company. Credit card processing fees increased


$597,000, or 66%, to $1.5 million in 1994, principally as a result of credit card solicitations by Carolina First and the purchase of approximately $16.3 million in credit card receivables in June 1993 and November 1993. With the securitization of the majority of credit card loans during the first quarter of 1995, management expects credit card processing fees to decrease significantly in 1995.

    Advertising and public relations expenses increased $526,000, or 136%, to $912,000 in 1994, due to Carolina First's statewide expansion, advertising campaigns in key markets and special deposit promotions. The remaining increase in sundry noninterest expenses was primarily attributable to the overhead and operating expenses associated with higher lending and deposit activities. The largest sundry noninterest expenses were stationery, supplies and printing, telephone, postage, and fees.


INCOME TAXES

    The provision for income taxes in 1994 was a credit of $49,000. The provision for income taxes was $2.2 million in 1993 and $1.2 million in 1992.
Income taxes for 1994 include a one-time reduction of $2.8 million from restructuring charges, partially offset by $1 million of income tax expense in connection with the merger of the Savings Bank into the Bank.

BALANCE SHEET ANALYSIS

    Total assets at December 31, 1994, were $1.1 billion, an increase of $303.7 million, or 37%, from $816.4 million at the end of 1993. Loans increased $300.7 million, or 53%, to $865.9 million at December 31, 1994, compared with $565.2 million at December 31, 1993. Deposits at year end 1994 were $925.4 million, up
28% from $724.6 million at year end 1993.  Total shareholders' equity increased
26% to $79.0 million at December 31, 1994, from $62.9 million at the end of 1993. Significant components of balance sheet growth include increases from internal loan growth, branch acquisitions and the proceeds from the Series 1994 preferred stock offering.

    Average total assets in 1994 were $970.0 million, a 40% increase over the 1993 average of $695.1 million. Average earning assets were $861.6 million in 1994, a 37% increase over the 1993 level of $630.8 million. For 1992, average total assets and average earning assets were $478.3 million and $442.5 million, respectively.


LOANS

    Carolina First's loan portfolio consists principally of one-to-four family residential mortgage loans, commercial mortgage loans and other commercial and consumer loans. A substantial portion of these borrowers are located in South
Carolina and are concentrated in the Carolina First's


market areas. Carolina First has no foreign loans or loans for highly leveraged transactions. The loan portfolio does not contain any concentrations of credit risk exceeding 10% of the portfolio. At December 31, 1994, Carolina
First had total loans outstanding of $865.9 million which equaled approximately
94% of Carolina First's total deposits and approximately 77% of Carolina First's total assets. The level of total loans, relative to total deposits and total assets, has increased from the prior year. The composition of Carolina First's loan portfolio at December 31, 1994, was as follows: commercial and commercial mortgage 47%, residential mortgage 26%, consumer 11%, credit card 12% and construction 4%.

    Carolina First's loans increased $300.7 million, or 53%, to $865.9 million at December 31, 1994 from $565.2 million at December 31, 1993. Of this increase, $37.5 million resulted from loans acquired in branch acquisitions.
The balance was internal loan growth. This increase was net of $55.1 million of mortgage loans sold, which were predominantly current production, fixed rate mortgage loans. During 1994, the Bank began a mail campaign to solicit new credit card customers. These solicitations resulted in approximately $60 million in new credit card balances, which nearly doubled the size of the Bank's credit card portfolio.

    As noted above, Carolina First has experienced significant growth in its commercial and commercial mortgage loans over the past several years.
Furthermore, these loans constitute approximately 47% of Carolina First's total loans at December 31, 1994. These loans generally range in size from $250,000 to $500,000 and are typically made to small- to medium-sized, owner-operated companies.

(A bar graph appears here. The plot points are listed below:)



Year End Loans
($ in millions)

      1990            1991            1992            1993           1994
      $275            $339            $397            $565           $866

               5-Year Compound Growth Rate 30.0%

    For 1994, Carolina First's loans averaged $723.5 million with a yield of 9.03%, compared with $489.9 and a yield of 8.59% for 1993. The interest rates charged on loans vary with the degree of risk and the maturity and amount of the loan. Competitive pressures, money market rates, availability of funds, and government regulations also influence interest rates. The increase in loan yield is largely attributable to the upward repricing of variable rate loans, which constitute approximately 60% of the loan portfolio. During 1994, the average prime interest rate rose approximately 114 basis points.

    Loans held for sale at December 31, 1994, included $69.5 million in credit card loans and $2.2 million in mortgage loans. On January 24, 1995, Carolina
First completed the securitization of the credit card loans held for sale at year end.


SECURITIES

    Carolina First's subsidiaries are generally limited to investments in (i)
United States Treasury securities or United States Government guaranteed securities, (ii) securities of United States Government agencies, (iii) mortgage-backed securities, (iv) general obligation municipal bonds and revenue bonds which are investment grade rated and meet certain other standards and (v) money market instruments which are investment grade rated and meet certain other standards. To date, Carolina First does not own any derivative products.

    At December 31, 1994, the total investment portfolio had a book value of $118.3 million and a market value of $113.7 million for an unrealized loss of $4.6 million. The investment portfolio had a weighted average duration of approximately 2.15 years. Securities (i.e., investment secu-rities, securities available for sale and trading securities) averaged $128.0 million in 1994, 1% above the 1993 average of $126.4 million. The average portfolio yield declined slightly from 5.07% in 1993 to 5.03% in 1994.

    During the past two years, average securities have been a lesser component of average earning assets, decreasing from 20.0% in 1993 to 14.8% in 1994.
Carolina First decreased the relative level of its investment portfolio to fund loans in its banking markets. At year end 1994, securities totaled $117.1 million, up $2.4 million from the $114.7 million invested at the end of 1993.


DEPOSITS

    The primary source of funds for loans and investments is deposits which are gathered through the Bank's branch network. Competition for deposit accounts is primarily based on the interest rates paid thereon and the convenience of and the services offered by the branch locations. Carolina First's pricing policy with respect to deposits takes into account liquidity needs, the direction and levels of interest rates and local market conditions. Carolina First does not believe that any of its deposits qualify as brokered deposits. It is Carolina
First's policy not to accept brokered deposits.

    During 1994, interest-bearing liabilities averaged $794.9 million, compared with $574.7 million for 1993. This increase resulted principally from branch acquisitions. The average interest rates were 3.77% and 3.78% for 1994 and 1993, respectively.
 At December 31, 1994, interest-bearing deposits comprised approximately 87% of total deposits and 88% of interest-bearing liabilities. During 1994, Carolina
First increased its use of short-term borrowings to fund loan growth. Short-term borrowings averaged $41.4 million and $14.0 million in 1994 and 1993, respectively.

    Carolina First uses its deposit base as its primary source of funds.
Deposits grew 28% to $925.4 million at December 31, 1994, from $724.6 million at December 31, 1993. Of the $200.8 million increase in deposits, approximately
$141.2 million resulted from the acquisition of branches. Internal growth generated the remaining new

(Bar graph appears here. The plot points are listed below:)


Year End Deposits
($ in millions)

           1990           1991          1992          1993          1994
           $300           $407          $476          $725          $925

                      5-Year Compound Growth Rate 26.3%


deposits.  During 1994, total interest-bearing deposits averaged $752.2 million with a rate of 3.75%, compared with $559.4 million with a rate of 3.79% in 1993. As the level of interest rates fell in 1993, Carolina First was able to reprice deposits to more than recover declines in the yields on earning assets. During the first half of 1994, which was a period of rising interest rates, Carolina First generally kept deposit interest rates unchanged which caused the average deposit rate to continue to decline, primarily from the repricing of certificates of deposit. Beginning with the third quarter of 1994, however, Carolina First raised deposit interest rates, causing the cost of deposits to rise.

    Average noninterest-bearing deposits, which increased 68% during the year, increased to 11.2% of average total deposits in 1994 from 9.2% in 1993. This increase was attributable to new accounts from commercial loan customers and escrow balances related to mortgage servicing operations.

    Carolina First's core deposit base consists of consumer time deposits, savings, NOW accounts, money market accounts and checking accounts. Although such core deposits are becoming increasingly interest sensitive for both
Carolina First and the industry as a whole, such core deposits continue to provide Carolina First with a large and stable source of funds. Core deposits as a percentage of average total deposits averaged approximately 86% in 1994.
Carolina First closely monitors its reliance on certificates of deposit greater than $100,000, which are generally considered less stable and less reliable than core deposits.


CAPITAL RESOURCES AND DIVIDENDS

    Carolina First's capital needs have been met principally through public offerings of common and preferred stock and through the retention of earnings.
In addition, Carolina First issued both common and preferred stock in connection with the acquisitions of the Savings Bank and the Mortgage Company.

    Carolina First completed the offering of its Series 1994 Preferred Stock on April 15, 1994. In connection with this offering, Carolina First raised approximately $21.4 million after deduction of the related expenses and issued
920,000 shares of its Series 1994 Preferred Stock.  Each share of Series 1994
Preferred Stock provides for cash dividends, when, as, and if declared by the Board of Directors, at the annual rate of $1.83 per share. Dividends on the Series 1994 Preferred Stock are not cumulative. A Series 1994 Preferred Stock share may be converted at the option of the holder into 1.7931 shares of common stock. The conversion ratio has been restated to reflect the 5% common stock dividend. In addition, and upon compliance with certain conditions, Carolina
First may redeem the Series 1994 Preferred Stock at the redemption prices set forth in the Company's Articles of Amendment related to the Series 1994
Preferred Stock.

    Total shareholders' equity increased $16.1 million, or 26%, to $79.0 million at December 31, 1994, from $62.9 million at December 31, 1993. This change primarily reflects the capital raised in connection with the Series 1994
Preferred Stock offering discussed above, which was issued on April 15, 1994, partially offset by the payment of dividends and the net loss for 1994.

    Book value per share was $8.58 and $10.27 at December 31, 1994 and 1993, respectively. The decline in book value is attributable to the one-time restructuring charges. Tangible book value per share at December 31, 1994 was $4.16, down from $7.37 at December 31, 1993. Tangible book value is significantly below book value as a result of the purchase premiums associated with branch acquisitions and the purchase of the Mortgage Company. Tangible book value declined during 1994 from the addition of intangible assets related to the branch acquisitions and reclassifications of loan premiums to intangible assets.

    At December 31, 1994, Carolina First and the Savings Bank were in compliance with each of the applicable


                                  AS OF     WELL CAPITALIZED     ADEQUATELY CAPITALIZED
CAPITAL RATIOS                 12/31/94          REQUIREMENT          REQUIREMENT
CAROLINA FIRST CORPORATION:
  Total Risk-based Capital....     8.35%                10.0%             8.0%
  Tier 1 Risk-based Capital...     7.65                  6.0              4.0
  Leverage Ratio..............     5.44%                 5.0              4.0

regulatory capital requirements and exceeded the "adequately capitalized" regulatory guidelines. The Bank exceeded the "adequately capitalized" regulatory guidelines for the Tier 1 risk-based capital and leverage ratios, but was "undercapitalized" for the total risk-based capital ratio. Following the merger with the Savings Bank which was completed on February 3, 1995, the Bank's total risk-based capital ratio increased to exceed the "adequately capitalized" guidelines. The risk-based insurance assessments for the Bank has been set at 0.26% of the average assessment basis.

    Carolina First and its subsidiaries are subject to certain regulatory restrictions on the amount of dividends they are permitted to pay. Carolina First has paid all scheduled cash dividends on the Series 1993 Preferred Stock, the Series 1993B Preferred Stock and the Series 1994 Preferred Stock since their respective issuances. During each of the last six years, Carolina First issued 5% common stock dividends to common shareholders.

    In November 1993, the Board of Directors initiated a regular quarterly cash dividend of $0.05 per share payable on the common stock, the first of which was paid on February 1, 1994. Cash dividends of $0.05 have been paid on a quarterly basis since the initiation of the cash dividend. The Board of Directors increased the quarterly cash dividend to $0.06 beginning in the first quarter of 1995. Carolina First presently intends to continue to pay this quarterly cash dividend on the common stock; however, future dividends will depend upon Carolina First's financial performance and capital requirements.


LIQUIDITY AND INTEREST RATE SENSITIVITY


    Asset/liability management is the process by which Carolina First monitors and controls the mix and maturities of its assets and liabilities. The essential purposes of asset/liability management are to ensure adequate liquidity and to maintain an appropriate balance between interest sensitive assets and liabilities. Liquidity management involves meeting the cash flow requirements of Carolina First. These cash flow requirements primarily involve withdrawals of deposits, extensions of credit, payment of operating expenses and repayment of purchased funds. Carolina First's principal sources of funds for liquidity purposes are customer deposits, principal and interest payments on loans, maturities and sales of debt securities, temporary investments and earnings. Temporary investments averaged 1.18% and 2.31% of earning assets in 1994 and 1993, respectively. Management believes that Carolina First maintains an adequate level of liquidity by retaining liquid assets and other assets that can easily be converted into cash and by maintaining access to alternate sources of funds, including federal funds purchased from correspondent banks and borrowings from the Federal Home Loan Bank.

    The liquidity ratio is an indication of a company's ability to meet its short-term funding obligations. FDIC examiners suggest that a commercial bank maintain a liquidity ratio of between 20% and 25%. At December 31, 1994, the Bank's liquidity ratio was approximately 13%. At December 31, 1994, the Bank had unused short-term lines of credit with correspondent banks of $17.8 million.
 All of the lenders have reserved the right to withdraw these lines of credit at their option. In addition, Carolina First, through its subsidiaries, has access to borrowings from the Federal Home Loan Bank. At December 31, 1994, unused borrowing capacity from the Federal Home Loan Bank totaled $33 million. Management believes that these sources are adequate to meet its liquidity needs. On January 24, 1995, Carolina First completed the securitization of the majority of its credit card loans. In connection with this securitization, Carolina First received approximately $70 million which provided additional liquidity.

    Carolina First plans to meet its future cash needs through the proceeds of stock offerings, liquidation of temporary investments, maturities or sales of loans and investment securities and generation of deposits. By increasing the rates paid on deposits, Carolina First would be able to raise deposits.

    The interest sensitivity gap is the difference between total interest sensitive assets and liabilities in a given time period. The objective of interest sensitivity management is to maintain reasonably stable growth in net interest income despite changes in market interest rates by maintaining the proper mix of interest sensitive assets and liabilities. Management seeks to maintain a general equilibrium between interest sensitive assets and liabilities in order to insulate net interest income from significant adverse changes in market rates. The Asset/Liability Management Committee uses an asset/liability simulation model which quantifies balance sheet and earnings variations under different interest rate environments to measure and manage interest rate risk.


ASSET QUALITY


    Prudent risk management involves assessing risk and managing it effectively. Certain credit risks are inherent in making loans, particularly commercial, real estate and consumer loans. Carolina First attempts to manage credit risks by adhering to internal credit policies and procedures. These policies and procedures include a multi-layered loan approval process, officer and customer limits, periodic documentation examination and follow-up procedures for any exceptions to credit policies. Loans are assigned a grade and those that are determined to involve more than normal credit risk are placed in a special review status. Loans that are placed in special review status are required to have a plan under which they will be either repaid or restructured in a way that reduces credit risk. Loans in this special review status are reviewed monthly by the loan committee of the Board of Directors.

    As demonstrated by the following key analytical measures of asset quality, management believes Carolina First has effectively managed its credit risk. Net loan charge-offs, excluding credit card loans, decreased to $779,000 in 1994, from $1.3 million in 1993 and $1.2 million in 1992. During 1994, net loan charge-offs as a percentage of average loans have remained low at 0.11%, compared with 0.26% for 1993 and 0.31% in 1992. Nonperforming assets as a percentage of loans and foreclosed property were 0.25% and 0.28% at December 31, 1994 and 1993, respectively. At December 31, 1994, the allowance for loan losses was 312% of nonperforming loans. At December 31, 1994, Carolina First had $1.0 million in nonaccruing loans, $675,000 in restructured loans and $1.3 million in loans greater than ninety days past due on which interest was still being accrued. These asset quality measures compare favorably to Carolina First's bank holding company peer group.

(A bar graph appears here. The plot points are listed below:)



Nonperforming Assets as a % of
Loans and Foreclosed Property
(in percentages)


                                1990     1991      1992     1993    1994
Federal Reserve Bank
 Holding Company Peer Group**   2.90%    3.32%     2.79%    2.19%   1.48%*
Carolina First                  0.69%    0.45%     0.49%    0.28%   0.25%

                           * As of September 30, 1994
      **Source:   Federal Reserve Bank Holding Company Performance Report


ASSET QUALITY
($ in thousands)



                                                                       December 31,
                                                    1994        1993       1992        1991       1990
Nonaccrual loans................................. $ 1,012     $   558     $  519     $  843     $ 1,202
Restructured loans...............................     675           -        353          -           -
   Total nonperforming loans.....................   1,687         558        872        843       1,202
Other real estate................................     517       1,021      1,074        695         699
   Total nonperforming assets.................... $ 2,204     $ 1,579     $1,946     $1,538     $ 1,901
Nonperforming assets as a percentage of loans and
  foreclosed property............................    0.25%       0.28%      0.49%      0.45%       0.69%

Accruing loans past due 90 days.................. $ 1,285     $ 2,060     $2,121     $1,489     $   424
Allowance for loan losses to
  nonperforming loans............................     312%      1,019%       489%       442%        200%

REPORT OF MANAGEMENT

    Management of Carolina First Corporation ("the Company") is committed to quality customer service, enhanced shareholder value, financial stability and integrity in all dealings. Management has prepared the accompanying consolidated financial statements in conformity with generally accepted accounting principles. The statements include amounts that are based on management's best estimates and judgments. Other financial information contained in this report is presented on a basis consistent with the financial statements.


    To ensure the integrity, objectivity and fairness of data in these statements, management of the Company has established and maintains an internal control structure that is supplemented by a program of internal audits. The internal control structure is designed to provide reasonable assurance that assets are safeguarded and transactions are executed, recorded and reported in accordance with management's intentions and authorizations.


    The financial statements have been audited by Elliott, Davis & Company, L.L.P., independent auditors, in accordance with generally accepted auditing standards. Elliott, Davis & Company reviews the results of its audit with both management and the Audit Committee of the Board of Directors of the Company. The Audit Committee, composed entirely of outside directors, meets periodically with management, internal auditors and Elliott, Davis & Company (separately and jointly) to determine that each is fulfilling its responsibilities and to consider recommendations for enhancing internal controls.


(Signature of Mack I. Whittle, Jr.)     (Signature of William S. Hummers, III)
Mack I. Whittle, Jr.                    William S. Hummers, III
President and Chief Executive Officer   Executive Vice President and
                                        Chief Financial Officer


REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


The Board of Directors and Shareholders
Carolina First Corporation
Greenville, South Carolina

    We have audited the accompanying consolidated balance sheets of Carolina First Corporation and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.


    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Carolina First Corporation and subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.


(Signature of Elliott, Davis & Company, L.L.P.)
Elliott, Davis & Company, L.L.P.
Greenville, South Carolina
February 3, 1995

CONSOLIDATED BALANCE SHEETS



CAROLINA FIRST CORPORATION AND SUBSIDIARIES

($ in thousands, except share data)

                                                                   December 31,
                                                                1994           1993
ASSETS
  Cash and due from banks................................... $  55,047     $  27,320
  Federal funds sold and securities
   purchased under resale agreements........................       500        54,212
  Securities
   Trading..................................................     1,155           250
   Available for sale.......................................    49,648        64,871
   Held for investment (market value $62,868 in 1994
     and $50,024 in 1993)...................................    66,256        49,605
     Total securities.......................................   117,059       114,726
  Loans held for sale.......................................    71,695         7,700
  Loans.....................................................   795,047       559,679
   Less unearned income.....................................      (873)       (2,221)
   Less allowance for loan losses...........................    (5,267)       (5,688)
     Net loans..............................................   860,602       559,470
  Premises and equipment....................................    36,842        28,990
  Accrued interest receivable...............................     7,079         4,811
  Other assets..............................................    42,968        26,892
                                                             1,120,097     $ 816,421

LIABILITIES AND SHAREHOLDERS' EQUITY
  Liabilities
   Deposits
     Noninterest-bearing....................................   119,950     $  67,776
     Interest-bearing.......................................   805,498       656,809
     Total deposits.........................................   925,448       724,585
   Federal funds purchased and securities
     sold under repurchase agreements.......................    33,986        16,725
   Other short-term borrowings..............................    72,052            54
   Long-term debt...........................................     1,162         1,214
   Accrued interest payable.................................     3,798         3,041
   Other liabilities........................................     4,610         7,933
     Total liabilities...................................... 1,041,056       753,552
  Commitments and Contingent Liabilities
  Shareholders' Equity
   Preferred stock - no par value; authorized
     10,000,000 shares;
     issued and outstanding 920,000 shares (Series
       1994),
     621,000 shares (Series 1993) and 60,000 shares
     (Series 1993B) in 1994 and 621,000 shares
       (Series 1993)
     and 60,000 shares (Series 1993B) in 1993;
       liquidation
     preference $25 per share (Series 1994 and 1993)
       and
     $20 per share (Series 1993B)...........................    37,014        15,662
   Common stock - par value $1 per share; authorized
     20,000,000 shares; issued and outstanding
       4,581,247
     shares in 1994 and 4,279,724 shares in 1993............     4,581         4,280
   Surplus..................................................    39,037        35,412
   Retained earnings........................................       472         8,400
   Nonvested restricted stock...............................    (1,083)         (709)
   Guarantee of ESOP debt...................................      (126)         (176)
   Unrealized loss on securities available for sale.........      (854)            -
     Total shareholders' equity.............................    79,041        62,869
                                                             1,120,097     $ 816,421


    See Notes to Consolidated Financial Statements which are an integral part of these statements.

CONSOLIDATED STATEMENTS OF INCOME
CAROLINA FIRST CORPORATION AND SUBSIDIARIES
($ in thousands, except share data)



                                                                      For The Years Ended December 31,
                                                                    1994           1993           1992
INTEREST INCOME
  Interest and fees on loans...............................         65,302     $   42,091         $34,316
  Interest on securities
   Taxable.................................................          4,936          5,677           3,096
   Exempt from Federal income taxes........................            980            475             296
     Total interest on securities..........................          5,916          6,152           3,392
  Interest on federal funds sold and securities
    purchased
   under resale agreements.................................            373            449             466
     Total interest income.................................         71,591         48,692          38,174
INTEREST EXPENSE
  Interest on deposits.....................................         28,206         21,202          20,117
  Interest on short-term borrowings........................          1,638            427             128
  Interest on long-term debt...............................            120            120             110
     Total interest expense................................         29,964         21,749          20,355
     Net interest income...................................         41,627         26,943          17,819
PROVISION FOR LOAN LOSSES..................................            950            909           1,453
     Net interest income after provision for loan
       losses..............................................         40,677         26,034          16,366
NONINTEREST INCOME
  Service charges on deposit accounts......................          3,720          2,536           1,468
  Mortgage banking income..................................          1,638          1,788           1,274
  Fees for trust services..................................            919            542             305
  Gain on sale of securities...............................            234            662             517
  Sundry...................................................          1,347            724            (108)
     Total noninterest income..............................          7,858          6,252           3,456
NONINTEREST EXPENSES
  Salaries and wages.......................................         13,883          9,607           5,989
  Employee benefits........................................          4,043          2,115           1,260
  Occupancy................................................          3,547          2,129           1,339
  Furniture and equipment..................................          2,242          1,558           1,152
  Sundry...................................................         14,524          9,769           6,405
  Credit card restructuring charges........................         12,214              -               -
     Total noninterest expenses............................         50,453          25,178         16,145
     Income (loss) before income taxes.....................         (1,918)          7,108          3,677
Income taxes...............................................            (49)          2,173          1,160
     Net income (loss).....................................         (1,869)          4,935          2,517
Dividends on preferred stock...............................          2,433           1,930            625
     Net income (loss) applicable to common
       shareholders........................................         (4,302)    $     3,005         $1,892
PER COMMON SHARE DATA*
     Net income (loss)..................................... $        (0.95)    $      0.90          $0.57
     Cash dividends........................................           0.21     $      0.05           $  -
     Average common shares.................................      4,521,274       3,331,787      3,290,691

    See Notes to Consolidated Financial Statements which are an integral part of these statements. *Per share data have been restated to reflect 5% stock dividends.

CONSOLIDATED STATEMENTS OF CASH FLOWS
CAROLINA FIRST CORPORATION AND SUBSIDIARIES
($ in thousands)



                                                                For The Years Ended December 31,
                                                                1994          1993         1992
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss).........................................    (1,869)    $   4,935     $  2,517
  Adjustments to reconcile net income (loss) to net cash
   provided by (used for) operations
   Depreciation.............................................     2,552         1,676        1,302
   Amortization of intangibles..............................     2,485           902          462
   Provision for loan losses................................       950           909        1,453
   Provision for deferred taxes.............................        73          (267)        (243)
   Gain on sale of securities...............................      (234)         (662)        (517)
   Unrealized (gain) loss on securities.....................         -          (199)         199
   Originations of mortgage loans held for sale.............   (49,562)      (81,076)     (22,538)
   Proceeds from sale of mortgage loans held for
     sale...................................................    55,099        80,177       15,737
   Proceeds from sale of trading securities.................   420,378         1,075            -
   Proceeds from maturity of trading securities.............    31,176             -            -
   Purchase of trading securities...........................  (452,459)       (1,325)           -
   Mortgage loans sold in process of collection.............         -             -       (6,830)
   Increase in accrued interest receivable..................    (2,268)         (788)        (159)
   Increase (decrease) in accrued interest payable..........       757           385         (209)
   (Increase) decrease in other assets......................   (17,093)          281       (1,760)
   Premiums paid on acquired credit cards...................         -        (1,023)      (1,377)
   Increase (decrease) in other liabilities.................    (3,356)        5,542          690
   Federal Home Loan Bank stock dividend....................      (150)          (68)         (77)
     Net cash provided by (used for) operating
       activities...........................................   (13,521)       10,474      (11,350)
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sale of securities..........................         -             -       34,929
  Proceeds from sale of securities available for sale.......    24,131        67,285            -
  Proceeds from maturity of securities......................         -             -       27,451
  Proceeds from maturity of securities available for
    sale....................................................   159,767       219,720            -
  Proceeds from maturity of securities held for
    investment..............................................     7,210           171            -
  Purchase of securities....................................         -             -      (84,044)
  Purchase of securities available for sale.................  (169,698)     (276,940)           -
  Purchase of securities held for investment................   (23,711)      (45,275)           -
  Net decrease (increase) in federal funds sold and
    securities
   purchased under resale agreements........................    53,712       (51,996)      10,300
  Purchase of loans.........................................         -       (16,265)      (5,359)
  Net increase in loans.....................................  (265,434)     (119,006)     (46,613)
  Proceeds from sale of premises and equipment..............       387           379          871
  Capital expenditures......................................   (10,791)      (11,985)      (1,443)
     Net cash used for investing activities.................  (224,427)     (233,912)     (63,908)
CASH FLOWS FROM FINANCING ACTIVITIES
  Acquired deposits (net)...................................    97,735       196,840            -
  Net increase in deposits..................................    59,688         5,065       68,897
  Net increase in federal funds purchased and
   securities sold under repurchase agreements..............    17,261        14,188           84
  Issuance (payments) of borrowed funds.....................    71,946           (54)        (302)
  Issuance of preferred stock...............................    21,352        14,462       10,319
  Redemption of preferred stock.............................         -           (92)           -
  Cash dividends paid.......................................    (2,936)       (1,777)        (385)
  Other common stock activity...............................       629            30            -
     Net cash provided by financing activities..............   265,675       228,662       78,613
Increase in cash and due from banks.........................    27,727         5,224        3,355
Cash and due from banks at beginning of year................    27,320        22,096       18,741
Cash and due from banks at end of year......................    55,047     $  27,320     $ 22,096

    See Notes to Consolidated Financial Statements which are an integral part of these statements.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
CAROLINA FIRST CORPORATION AND SUBSIDIARIES
($ in thousands)

                                                                                                         Retained
                                                      Shares of                                          Earnings
                                                         Common    Preferred      Common                      and
                                                          Stock        Stock       Stock     Surplus       Other*        Total
BALANCE, DECEMBER 31, 1991........................... 2,837,355    $       -     $ 2,837    $ 22,644    $   6,394     $ 31,875
  Net income.........................................         -            -           -           -        2,517        2,517
  Issuance of Series 1992 preferred stock............         -       10,319           -           -            -       10,319
  Common stock issued pursuant to:
   Stock dividend....................................   139,505            -         140       1,186       (1,334)          (8)
   Restricted stock plan.............................    21,787            -          22         195         (217)           -
  Cash dividends paid/accrued by Carolina First:
   Preferred stock...................................         -            -           -           -         (625)        (625)
  Vesting recognized as salary expense...............         -            -           -           -           97           97
  Payment on ESOP debt...............................         -            -           -           -           50           50
BALANCE, DECEMBER 31, 1992........................... 2,998,647       10,319       2,999      24,025        6,882       44,225
  Net income.........................................         -            -           -           -        4,935        4,935
  Issuance of Series 1993 preferred stock............         -       14,462           -           -            -       14,462
  Issuance of Series 1993B preferred stock...........         -        1,200           -           -            -        1,200
  Conversion and redemption of Series 1992
   preferred stock................................... 1,089,674      (10,319)      1,090       9,137            -          (92)
  Common stock issued pursuant to:
   Stock dividend....................................   147,458            -         147       1,770       (1,926)          (9)
   Restricted stock plan.............................    35,500            -          36         409         (445)           -
   Dividend reinvestment plan........................     4,104            -           4          45            -           49
   Exercise of stock options.........................     4,341            -           4          26            -           30
  Cash dividends paid/accrued by Carolina First:
   Preferred stock...................................         -            -           -           -       (1,930)      (1,930)
   Common stock......................................         -            -           -           -         (214)        (214)
  Vesting recognized as salary expense...............         -            -           -           -          163          163
  Payment on ESOP debt...............................         -            -           -           -           50           50

BALANCE, DECEMBER 31, 1993........................... 4,279,724       15,662       4,280      35,412        7,515       62,869
  Net loss...........................................         -            -           -           -       (1,869)      (1,869)
  Issuance of Series 1994 preferred stock............         -       21,444           -           -            -       21,444
  Common stock issued pursuant to:
   Stock dividend....................................   214,380            -         214       2,466       (2,689)          (9)
   Restricted stock plan.............................    40,700            -          41         570         (611)           -
   Dividend reinvestment plan........................    44,055            -          44         559            -          603
   Employee stock purchase plan......................     2,247            -           2          29            -           31
   Exercise of stock options.........................       141            -           -           1            -            1
  Cash dividends paid/accrued by Carolina First:
   Preferred stock...................................         -            -           -           -       (2,433)      (2,433)
   Common stock......................................         -            -           -           -         (936)        (936)
  Treasury shares purchased..........................         -          (92)          -           -            -          (92)
  Vesting recognized as salary expense...............         -            -           -           -          236          236
  Payment on ESOP debt...............................         -            -           -           -           50           50
  Unrealized loss on securities available for sale...         -            -           -           -         (854)        (854)
BALANCE, DECEMBER 31, 1994........................... 4,581,247    $  37,014     $ 4,581    $ 39,037    $  (1,591)    $ 79,041

    See Notes to Consolidated Financial Statements which are an integral part of these statements.

    * Other includes unrealized loss on securities available for sale, nonvested restricted stock and guarantee of ESOP debt.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAROLINA FIRST CORPORATION AND SUBSIDIARIES

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Principles of Consolidation - The consolidated financial statements include the accounts of Carolina First Corporation (the "Company") and its wholly-owned subsidiaries, Carolina First Bank (the "Bank"), Carolina First Savings Bank, F.S.B. (the "Savings Bank"), and Carolina First Mortgage Company (the "Mortgage Company"). All significant intercompany accounts and transactions have been eliminated.

    Concentrations of Credit Risk - The Company makes loans to individuals and small businesses for various personal and commercial purposes throughout South Carolina. The Company has a diversified loan portfolio and the borrowers' ability to repay their loans is not dependent upon any specific economic segment.

    Securities - Management determines the appropriate classification of securities at the time of purchase. Securities, primarily debt securities, are classified as trading securities, securities available for sale and securities held for investment, defined as follows:

    Trading securities are carried at market value. The Company's policy is to acquire trading securities only to facilitate their sale to customers. Adjustments for unrealized gains or losses are included in noninterest income.

    Securities available for sale are carried at market value. Such securities are used to execute asset/liability management strategy and to manage liquidity.
 Adjustments for unrealized gains or losses are made through the equity account.


    Securities held for investment are stated at cost, net of the amortization of premiums and the accretion of discounts. The Company intends to and has the ability to hold such securities until maturity.

    Gains or losses on the sale of securities are recognized on a specific identification, trade date basis.

    Loans - The Bank and the Savings Bank recognize interest on loans using the interest method. Income on certain installment loans is recognized using the "Rule of 78's" method. The results from the use of the "Rule of 78's" method are not materially different from those obtained by using the interest method. The recognition of interest income is discontinued when, in management's judgment, the interest is not collectible in the normal course of business.

    The premium or discount on purchased loans is amortized over the expected life of the loans and is included in interest and fees on loans.

    Loans Held for Sale - Loans held for sale include mortgage loans and credit card loans and are carried at the lower of aggregate cost or market value.

    Loan Sales and Servicing Fees - Gains or losses on sales of loans are recognized at the time of sale and are determined by the difference between net sales proceeds and the carrying value of the loans sold. When loans are sold with servicing rights retained, additional gains or losses are realized if the actual servicing fees to be received differ from the normal servicing fees. Normal service fees are recognized as income in the period earned.

    Loan servicing rights purchased are recorded at lower of cost or market.
The Company amortizes the estimated future reduction in the value of purchased and excess mortgage servicing rights based upon quarterly external valuations. Such valuations are projected using a discounted cash flow method that includes assumptions regarding prepayments, servicing costs and other factors. Impairment is measured on a disaggregated basis for each pool of rights.

    Allowance for Loan Losses - The allowance for loan losses is based on management's ongoing evaluation of the loan portfolio and reflects an amount that, in management's opinion, is adequate to absorb losses in the existing portfolio. In evaluating the portfolio, management takes into consideration numerous factors, including current economic conditions, prior loan loss experience, the composition of the loan portfolio, and management's estimate of anticipated credit losses. Loans are charged against the allowance at such time as they are determined to be losses. Subsequent recoveries are credited to the allowance. Management considers the year end allowance appropriate and adequate to cover possible losses in the loan portfolio; however, management's judgment is based upon a number of assumptions about future events, which are believed to be reasonable, but which may or may not prove valid. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required.

    Premises and Equipment - Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed over the estimated useful lives of the assets primarily using the straight-line method. Leasehold improvements are amortized on a straight-line basis over the lesser of the estimated useful life of the improvement or the terms of the respective lease.

    Additions to premises and equipment and major replacements or improvements are capitalized at cost. Maintenance, repairs and minor replacements are expensed when incurred.

    Intangible Assets - Intangible assets consist primarily of goodwill and core deposit premiums resulting from the Company's branch acquisitions. On an ongoing basis, the Company evaluates the carrying value of these intangible assets and charges to expense any difference between the carrying value and the estimated fair market value.

    Amortization for intangibles is generally provided by using the straight-line method over the estimated economic lives of the various assets, ranging from 9 to 25 years.

    During 1994, the Company reevaluated the estimated economic lives and amortization methods for its intangible assets. As a result of this reevaluation, core deposit intangibles are being amortized over 10 years (previously 15 years) using the sum-of-the-years' digits method (previously straight-line method). Goodwill is being amortized over 25 years (previously 15 years) using the straight-line method. The effect of this change is not significant.

    Other Real Estate Owned - Other real estate owned, included in other assets, is comprised of real estate properties acquired in partial or total satisfaction of problem loans. The properties are recorded at the lower of cost or fair market value at the date acquired. Losses arising at the time of acquisition of such properties are charged against the allowance for loan losses. Subsequent write-downs that may be required to the carrying value of these properties are charged to other expenses. Gains and losses realized from the sale of other real estate owned are included in noninterest income.

    Loan Origination Fees - The Company accounts for loan origination and commitment fees and related direct costs in accordance with Statement of Financial Accounting Standards ("SFAS") 91, "Accounting for Non-refundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases." Origination fees received and direct costs incurred are amortized to interest income over the contractual lives of the loans, adjusted for repayments, using the level yield method. Loan commitment fees received to originate or purchase loans are offset against the direct costs incurred to make such commitments. The net amount is deferred and upon exercise is recognized over the life of the related loan as a yield adjustment. If the commitment expires unexercised, the net deferred amount is recognized.

    Income Taxes- Effective January 1, 1992, the Company adopted the provisions of SFAS 109, "Accounting for Income Taxes." The pronouncement requires an asset and liability approach for financial accounting and reporting for income taxes. The adoption of SFAS 109 had no effect on the financial statements and, accordingly, is not presented as a change in an accounting principle.

    Certain items of income and expense (principally provision for loan losses and depreciation) are included in one reporting period for financial accounting purposes and another for income tax purposes. Provisions for deferred income taxes are made in recognition of such temporary differences. Rehabilitation investment tax credits are accounted for by the use of the flow-through method.

    Reclassifications - Certain amounts for prior years have been reclassified to conform with statement presentations for 1994. These reclassifications have no affect on previously reported net income.

    Statements of Cash Flows - Cash includes currency and coin, cash items in process of collection and due from banks. Interest paid on deposits and short-term borrowings amounted to approximately $29,206,000, $21,364,000 and $20,563,000 in 1994, 1993 and 1992, respectively. Income tax payments of $2,578,000 were made in 1994, $1,988,000 in 1993 and
$854,000 in 1992.

    Recently Issued Accounting Pronouncements- In May 1993, the Financial Accounting Standards Board ("FASB") issued SFAS 114, "Accounting by Creditors for Impairment of a Loan." SFAS 114 provides for the use of present value accounting to determine the reserve for possible credit losses on certain loans, including loans that have been modified as part of a troubled debt restructuring. The impact of the new statement, effective for fiscal years beginning after December 15, 1994, has not yet been determined, but is not expected to have a material impact on the Company's financial position or results of operations.

    In October 1994, the FASB issued SFAS 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures." SFAS 118 amends SFAS 114 in the areas of disclosure requirements and methods for recognizing interest income on an impaired loan. The Statement is effective concurrent with the effective date of SFAS 114.

    In May 1993, the FASB issued SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities." SFAS 115 provides for the classification of investment securities into three categories - trading, available for sale and held for investment. Trading and available for sale securities are reported at market value in the balance sheet with unrealized gains and losses to be reported in income (for trading securities) or shareholders' equity (for available for sale securities). The Company adopted SFAS 115 on January 1, 1994.


    The FASB has also issued an exposure draft, "Accounting for the Impairment of Long-Lived Assets," which proposes standards for the identification of long-lived assets, identifiable intangibles and goodwill that may need to be written down because of an entity's inability to recover the assets' carrying values. The periodic effect of the adoption of this standard on net income has not been fully determined. This proposed standard would apply for fiscal years beginning after December 15, 1994 with earlier application encouraged.

    In October 1994, the FASB issued SFAS 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments." SFAS 119 requires disclosures about Derivative Financial Instruments. The Company has no such securities. SFAS 119 also amends SFAS 105, "Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk" and SFAS 107, "Disclosures about Fair Value of Financial Instruments" for certain disclosure requirements which have a minimal impact on the Company.


2. SUBSEQUENT EVENTS

    On January 24, 1995, the Bank securitized approximately $100,000,000 of credit card receivables. This transaction will be recorded as a sale in accordance with SFAS 77 "Reporting by Transferor for Transfer of Receivables with Recourse." Recourse obligations related to this transaction are not material. Excess servicing fees related to the securitization are recorded during the life of the transaction. The excess servicing fee is based upon the difference between finance charges received from the cardholder less the yield paid to investors, credit losses and a nominal servicing fee.


3. RESTRUCTURING CHARGES

    During the fourth quarter of 1994, the Company announced a restructuring that initiated a program of credit card securitization, wrote down related intangible assets, and merged the Savings Bank into the Bank. Restructuring and nonrecurring charges related to this plan amounted to $12,214,000 pre-tax ($9,415,000 after-tax).

    The Company incurred credit card restructuring charges of $12,214,000 pre-tax ($8,410,000 after-tax) primarily from the write-down of intangible assets and charges associated with the origination of credit card accounts. As part of the merger of the Savings Bank into the Bank, the Company incurred income taxes of $1,005,000 due to the different tax treatment accorded the allowance for loan losses at the Savings Bank.


4. BUSINESS COMBINATIONS

    In March 1993, the Bank acquired certain assets and assumed certain liabilities of 13 South Carolina branches of

Republic National Bank. The Bank acquired $31,239,000 in loans, $6,400,000 in premises and equipment, and $204,863,000 in deposit liabilities. The total premium paid for the acquisitions was approximately $6,929,000.

    On September 30, 1993, the Company acquired, for 60,000 shares of Convertible Preferred Stock Series 1993B ("Series 1993B Preferred Stock"), all of the outstanding stock of First Sun Mortgage Corporation, a South Carolina corporation which engaged in mortgage banking activities. The Company changed the name of First Sun Mortgage Corporation to Carolina First Mortgage Company. The value of the Series 1993B Preferred Stock on the date of acquisition was determined to be $1,200,000. Total cost of the acquisition in excess of the fair value of net assets acquired aggregated approximately $3,070,000.

    On December 31, 1993, the Bank acquired certain assets and assumed certain liabilities of three Columbia, South Carolina branches of Bay Savings Bank, F.S.B. (formerly Omni Savings Bank, F.S.B.). The Bank assumed deposit liabilities of $38,489,000 and acquired $143,000 in loans. The total premium paid for the acquisition was approximately $1,068,000.

    On April 29, 1994, the Bank purchased the insured deposits of Citadel Federal Savings and Loan Association ("Citadel Federal") from the Resolution Trust Corporation, as receiver for Citadel Federal. This acquisition resulted in the acquisition of one branch office in Charleston, South Carolina, with deposits of approximately $5,849,000, on which a premium of approximately $533,000 was paid.

    On May 2, 1994, the Bank and the Savings Bank acquired six branches from Republic National Bank. The acquired branches are located in Columbia, Edgefield, Johnston, Bennettsville, Lake City and McColl. In addition, the Bank acquired only the deposits and select loans from Republic National Bank's main office branch in Columbia. With this transaction, the Bank and the Savings Bank acquired loans of approximately $37,511,000 and deposits of about $135,326,000, on which a premium of approximately $5,400,000 was paid.

    The above acquisitions were accounted for under the purchase method of accounting. The results of operations of the above acquisitions have been included in the consolidated financial statements since the acquisition date.

    On October 13, 1994, the Bank entered into a definitive agreement with Aiken County National Bank ("Aiken County National") for the merger of Aiken County National into the Bank. The Bank will acquire all the outstanding common shares of Aiken County National in exchange for approximately 453,000 shares of the Company's common stock (assuming no dissenter's rights are exercised). Aiken County National has assets of approximately $42 million, loans of $29 million and deposits of $38 million. This transaction, which is subject to regulatory and Aiken County National shareholder approval, is expected to be completed in the first quarter of 1995.

    On November 14, 1994, the Bank entered into a definitive agreement with Midlands National Bank ("Midlands") for the merger of Midlands into the Bank. The Bank will acquire all the outstanding common shares of Midlands in exchange for approximately 584,000 shares of the Company's common stock (assuming no dissenter's rights are exercised). Midlands has assets of approximately $43 million, loans of $28 million and deposits of $39 million. This transaction, which is subject to regulatory and Midlands shareholder approval, is expected to be completed in the second quarter of 1995.

    Regulatory approval has been applied for both the Aiken County National and Midlands mergers. The Aiken County National and Midlands mergers will be accounted for as a pooling of interests.

    The Company has applied for and received regulatory approval to merge the Savings Bank into the Bank. This merger was completed February 3, 1995.


5. RESTRICTIONS ON CASH AND DUE FROM BANKS

    The Bank is required to maintain average reserve balances with the Federal Reserve Bank based upon a percentage of deposits. The average amounts of these reserve balances for the years ended December 31, 1994 and 1993, were approximately $6,927,000 and $4,853,000, respectively.


6. SECURITIES

    The aggregate book and market values of securities at December 31 were as follows:

                                                1994
                                  Book     Gross Unrealized  Market
($ in thousands)                  Value    Gains   Losses    Value
SECURITIES AVAILABLE FOR SALE:
U.S. treasury securities....... $21,493    $ -    $  573    $20,920
Obligations of U.S. government
  agencies and corporations....  27,412      -       633     26,779
Corporate bonds................   1,999      -        50      1,949
Total securities available
  for sale..................... $50,904    $ -    $1,256    $49,648

SECURITIES HELD FOR INVESTMENT:
U.S. treasury securities....... $ 5,989    $ -    $  537    $ 5,452
Obligations of U.S. government
  agencies and corporations....  40,185      -     1,852     38,333
Obligations of states and
  political subdivisions.......  20,029     19     1,018     19,030
Other bonds....................      53      -         -         53
Total securities held
  for investment............... $66,256    $19    $3,407    $62,868



                                                       1993
                                   Book   Gross Unrealized  Market
($ in thousands)                  Value    Gains   Losses   Value
SECURITIES AVAILABLE FOR SALE:
U.S. treasury securities....... $11,521    $ 12    $ 10    $11,523
Obligations of U.S. government
  agencies and corporations....  51,353      61      57     51,357
Corporate bonds................   1,997       -       6      1,991
Total securities available
  for sale..................... $64,871    $ 73    $ 73    $64,871

SECURITIES HELD FOR INVESTMENT:
U.S. treasury securities....... $ 3,995    $  -    $  7    $ 3,988
Obligations of U.S. government
  agencies and corporations....  31,432     232      31     31,633
Obligations of states and
  political subdivisions.......  11,907     240      14     12,133
Corporate bonds................   2,271       -       1      2,270
Total securities held
  for investment............... $49,605    $472    $ 53    $50,024


    The book value and estimated market value of debt securities at December 31, 1994, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Market value of securities is determined using quoted market prices.


                               Book      Market
($ in thousands)              Value       Value
Due in one year or less... $ 45,340    $ 44,296
Due after one year
  through five years......   51,680      48,955
Due after five years
  through ten years.......    9,551       8,996
Due after ten years.......   10,589      10,269
Total securities.......... $117,160    $112,516

    Gross realized gains and losses on sales of securities were:

($ in thousands)         1994      1993     1992
Gross realized gains.... $252     $ 955     $605
Gross realized losses...  (18)     (293)     (88)
Net gain on sale of
  securities............ $234     $ 662     $517

    The change in the net unrealized loss on securities available for sale for the year ended December 31, 1994 was $854,000, net of applicable income taxes of $403,000. Securities with an approximate book value of $89,544,000 and $85,233,000 at December 31, 1994 and 1993, respectively, were pledged to secure public deposits and for other purposes. Estimated market values of securities pledged were $85,595,000 and $85,926,000 at December 31, 1994 and 1993,
respectively.

7.  LOANS AND ALLOWANCE FOR LOAN LOSSES

    The following is a summary of loans outstanding by category at December 31:

($ in thousands)                      1994         1993
Real estate-mortgage............. $198,590     $148,888
Real estate-construction.........   21,918       19,673
Commercial and industrial........  164,190      122,753
Commercial and industrial
  secured by real estate.........  260,010      142,806
Loans to individuals for
  household, family and other
  personal expenditures..........  145,474      124,236
Loans held for sale..............   71,695        7,700
All other loans, including
  overdrafts.....................    4,865        1,323
Gross loans......................  866,742      567,379
Less unearned income.............     (873)      (2,221)
Less allowance for loan losses...   (5,267)      (5,688)
Net loans........................ $860,602     $559,470

    Directors, executive officers and associates of such persons were customers of and had transactions with the Company in the ordinary course of business. Included in such transactions are outstanding loans and commitments, all of which were made under normal credit terms and did not involve more than normal risk of collection. The aggregate dollar amount of these loans was approximately $8,477,000 and $9,361,000 at December 31, 1994 and 1993,
respectively. During 1994, new loans of approximately $2,865,000 were made, and payments totaled approximately $3,749,000.

    At December 31, 1994 and 1993, loans included $1,012,000 and $558,000, respectively, on which interest was not being accrued. At December 31, 1994, loans included $675,000 in restructured loans. Foregone interest income was approximately $53,000 in 1994, $218,000 in 1993 and $234,000 in 1992.
Foreclosure loans included in other real estate owned amounted to $517,000 and $1,021,000 at December 31, 1994 and 1993, respectively.

    Transactions in the allowance for loan losses were:


($ in thousands)                   1994        1993        1992
Balance at beginning of year... $ 5,688     $ 4,263     $ 3,727
Valuation allowance for
  loans purchased..............   1,078       1,811         255
Provision for loan losses......     950         909       1,453
Recoveries on loans
  previously charged off.......     113          26          55
Loans charged off..............  (2,562)     (1,321)     (1,227)
Balance at end of year......... $ 5,267     $ 5,688     $ 4,263

8.  PREMISES AND EQUIPMENT

    Premises and equipment at December 31 are summarized as follows:

($ in thousands)                 1994        1993
Land......................... $ 4,951     $ 4,248
Buildings....................  18,871      13,509
Furniture, fixtures and
  equipment..................  15,447      11,098
Leasehold improvements.......   6,469       5,872
Construction in progress.....     420         712
                               46,158      35,439
Less accumulated depreciation
  and amortization...........  (9,316)     (6,449)
                              $36,842     $28,990

    Depreciation and amortization charged to operations totaled $2,552,000, $1,676,000 and $1,302,000 in 1994, 1993 and 1992, respectively.

    At December 31, 1994, approximately $2,145,000 of land and buildings is pledged as collateral for long-term debt obligations (Note 15).


9. INTANGIBLE ASSETS

    Intangible assets, net of accumulated amortization, at December 31 are included in other assets and summarized as follows:

($ in thousands)           1994       1993
Goodwill...............   9,123    $ 5,791
Core deposit premium...  11,125      8,820
Credit card premium....     345      2,244
                        $20,593    $16,855

    Goodwill arising from acquisitions is being amortized on a straight-line basis over 25 years. Core deposit premiums are being amortized using the sum-of-the-years' digits method over 10 years. Credit card premiums are amortized over their estimated useful economic lives primarily over nine years. Goodwill, core deposit and credit card premium amortization charged to operations was $2,485,000, $902,000 and $462,000 for the years ended December 31, 1994, 1993 and 1992, respectively.


10.MORTGAGE OPERATIONS

    Purchased servicing rights and excess servicing rights derived from the sale of loans which are included in other assets at December 31 are summarized as follows:


($ in thousands)               1994      1993
Purchased servicing rights... 8,655    $3,334
Excess servicing rights......    34        54

    The Company paid $6,665,000 for servicing rights to approximately $222,697,000 of loans in 1994. The amortization of purchased and excess servicing rights included in loan servicing fees amounted to $908,000, $636,000, and $35,000 for the years ended December 31, 1994, 1993 and 1992, respectively.

    Mortgage banking income includes origination fees of $954,000, $1,051,000 and $778,000 in 1994, 1993 and 1992, respectively, and gains from the sale of mortgage loans of $112,000, $509,000 and $496,000 in 1994, 1993 and 1992,
respectively.

11. DEPOSITS

    Certificates of deposit in excess of $100,000 totaled $125,796,000 and $110,312,000 at December 31, 1994 and 1993, respectively.


12.INCOME TAXES

    Income tax expense (benefit) for the years ended December 31 consists of the following:


($ in thousands)                   1994       1993       1992
Currently payable (refundable):
  Federal...................... $  (285)    $2,200     $1,326
  State........................     163        240         77
  Total........................    (122)     2,440      1,403
Deferred.......................      73       (267)      (243)
                                $   (49)    $2,173     $1,160

    The sources of temporary differences and the resulting deferred taxes for the years ended December 31 are as follows:


($ in thousands)               1994        1993        1992
Provision for loan losses
  in excess of amount
  deductible for taxes.... $ (1,729)    $  (277)    $  (258)
Accretion and
  FHLB dividends..........      (27)        (23)        (24)
Tax depreciation in excess
  of book depreciation....     (195)         66          49
Restructuring charges.....    2,131           -           -
Amortization..............      (65)          -           -
Other, net................      (42)        (33)        (10)
                           $     73     $  (267)    $  (243)

    Deferred taxes of $842,000 and $915,000 are included in other assets on the balance sheets at December 31, 1994 and 1993, respectively. There is no valuation allowance related to deferred tax assets.

    Income taxes are different than tax expense computed by applying the statutory federal income tax rate, 34%, to income before income taxes. The reasons for these differences are as follows:


($ in thousands)                  1994       1993       1992
Tax expense (benefit)
  at statutory rate.............$ (652)    $2,417     $1,318
Differences resulting from:
Rehabilitation tax credit.......  (150)       (60)       (68)
Effect of Savings Bank merger... 1,005          -          -
Benefit of net operating
  loss carryforward.............     -       (102)         -
State tax net of federal
  benefit.......................    56        162         56
Nontaxable interest.............  (221)      (176)       (89)
Other, net......................   (87)       (68)       (57)
                                $  (49)    $2,173     $1,160

    There are no significant pending assessments from taxing authorities regarding taxation issues at the Company or its subsidiaries.


13.BORROWED FUNDS

    Federal funds purchased mature overnight and carried a rate of 5.58%, 2.99% and 2.94% at December 31, 1994, 1993 and 1992, respectively.

    Securities sold under repurchase agreements mature overnight and carried a rate of 5.23%, 2.74% and 2.69% at December 31, 1994, 1993 and 1992,
respectively.

    Advances from the Federal Home Loan Bank ("FHLB") mature daily and carried a rate of 6.03% at December 31, 1994. Total loans pledged to the FHLB for advances at December 31, 1994 were $138,114,000.

    Following is a summary of short-term borrowings at December 31:


($ in thousands)               1994       1993       1992
Federal funds purchased...   $ 16,000     $   400     $ 1,145
Securities sold under
  repurchase agreements...     17,986      16,325       1,392
Advances from the FHLB....     72,000           -           -
                             $105,986     $16,725     $ 2,537
Maximum amount outstanding
  at any month end:
  Federal funds purchased
   and securities sold under
   repurchase agreements.....$ 33,986     $23,278     $ 8,520
  Advances from the FHLB.....  72,000      15,550      12,000
  Aggregate short-term
   borrowings................ 105,986      32,767      17,963
Average amount outstanding...  41,362      14,023       2,290
Interest rate at year end....    5.84%       2.75%       2.80%
Average interest rate
  during year................    3.96%       3.05%       5.55%

14. UNUSED LINES OF CREDIT

    At December 31, 1994, the Bank had unused short-term lines of credit to purchase federal funds from unrelated banks totaling $17,750,000. These lines of credit are available on a one-to-ten day basis for general corporate purposes of the Bank. All of the lenders have reserved the right to withdraw these lines at their option.

    At December 31, 1994, the Savings Bank had an unused line of credit with the FHLB of Atlanta totaling $33,000,000.

15. LONG TERM DEBT

    At December 31, 1994 and 1993, long-term debt consisted of a mortgage note payable of $1,088,000 and $1,092,000, respectively. The note bears interest at 11% per annum with current annual payments of approximately $125,000. Long-term debt also consisted of a note payable totaling $125,920 and $175,920, respectively, representing the Company's guarantee of borrowings from a bank by the ESOP (see Note 25). The note bears interest, which is payable annually, at a variable rate which approximates 90% of the prime interest rate. Annual principal payments are $50,000 until the note is repaid. Future payments due on long-term debt are as follows:


($ in thousands)
  1995.......... $   52
  1996..........     52
  1997..........     28
  1998..........     28
  1999..........     28
  Thereafter....  1,026
                 $1,214

16. COMMITMENTS AND CONTINGENT LIABILITIES

    The Company has, from time to time, various lawsuits and claims arising from the conduct of its business. Such items are not expected to have any material adverse effect on the financial position or results of operations of the Company.

    On October 31, 1994, JW Charles Clearing Corp. filed a lawsuit against the Bank in the Court of Common Pleas in Lexington County, South Carolina. Such action, in general, claims that the Bank improperly paid approximately $600,000 in checks to Harold McCarley and/or McCarley and Associates, Inc. The complaint seeks actual and punitive damages in an amount to be determined by a jury, plus interest on the damages and other costs. The Bank has answered the complaint and plans to vigorously defend such complaint. The Bank believes that there are valid defenses available to it. In connection with the litigation, the Bank also expects to make a claim under insurance policies for any losses it may suffer which, if determined to cover the loss, could pay for substantially all of the actual damages, if any, determined to be appropriate by a jury. However, no assurance can be given at this time regarding whether it will be determined that any losses suffered in this litigation will be covered by the insurance policy. Furthermore, the Company is not in a position at this time to assess the likely outcome of the litigation or any damages for which it may become liable.

17.LEASE COMMITMENTS

    Approximate minimum rental payments under noncancelable operating leases at December 31, 1994 are as follows:

($ in thousands)
  1995.......... $1,273
  1996..........  1,220
  1997..........  1,047
  1998..........    916
  1999..........    902
  Thereafter....  4,348
                 $9,706

    Leases on premises have options for extensions under substantially the same terms as in the original lease period with certain rate escalations. Lease payments charged to expense totaled $1,138,000, $714,000 and $405,000 in 1994, 1993 and 1992, respectively. The leases provide that the lessee pay property taxes, insurance and maintenance cost.


18.PREFERRED STOCK

    On April 15, 1994, the Company issued 920,000 shares of 7.32% Noncumulative Convertible Preferred Stock Series 1994 ("Series 1994 Preferred Stock"), which raised $21,444,000 in equity. Dividends on the Series 1994 Preferred Stock will be payable quarterly, when, as, and if declared by the Board of Directors, at an annual rate of $1.83 per share. Dividends on the Series 1994 Preferred Stock are not cumulative. To date, all regular quarterly dividends have been paid. A Series 1994 Preferred Stock share may be converted at the option of the holder into 1.7931 shares of common stock or a conversion price of $13.94 per share of common stock. The Company, at its option, may redeem the Series 1994 Preferred Stock at any time after July 1, 1994. However, the Series 1994 Preferred Stock may not be redeemed prior to July 1, 1997, unless the average of the last reported sale price of the Company's common stock for 20 consecutive business days ending within 5 business days of the date of the notice of redemption has been at least 125% of the conversion price. Dividends paid or declared on the Series 1994 Preferred
Stock during 1994 were $1,194,000.

    On March 5, 1993, the Company issued 621,000 shares of 7.50% Noncumulative Convertible Preferred Stock Series 1993 ("Series 1993 Preferred Stock"), which raised $14,462,000 in equity. Dividends on the Series 1993 Preferred Stock are payable quarterly, if declared by the Board of Directors, at an annual rate of $1.875 per share. Dividends on the Series 1993 Preferred Stock are not cumulative. To date, all regular quarterly dividends have been paid. A Series 1993 Preferred Stock share may be converted at the option of the holder into
1.917 shares of common stock, or a conversion price of $13.04 per share of common stock. The Company, at its option, may redeem the Series 1993 Preferred Stock at any time after July 1, 1993. However, the Series 1993 Preferred Stock may not be redeemed prior to July 1, 1996, unless the average of the last reported sale price of the Company's common stock for 20 consecutive business days ending within 5 business days of the date of the notice of redemption has been at least 125% of the conversion price. Dividends paid or declared on the Series 1993 Preferred Stock during 1994 were $1,164,000.

    On November 1, 1993, the Company announced the redemption of the 8.32% Cumulative Convertible Preferred Stock Series 1992 ("Series 1992 Preferred Stock"). The redemption date was December 31, 1993. Of the 460,000 shares of Series 1992 Preferred Stock outstanding, holders of 456,634 shares elected to convert into common stock. Consequently, the Company issued 1,089,674 shares of $1.00 par value common stock.

    On September 30, 1993, the Company issued 60,000 shares of Series 1993B Preferred Stock in exchange for all the outstanding common stock of the Mortgage Company, formerly First Sun Mortgage Corporation. The value of the Series 1993B Preferred Stock on the date of the acquisition was determined to be $1,200,000. The Series 1993B Preferred Stock has a liquidation value of $20.00 per share and provides for cumulative quarterly cash dividends of $0.3125 per share. Each share of Series 1993B Preferred Stock is convertible into 1.75 shares of common stock. There is currently no market for the Series 1993B Preferred Stock, and it is not expected that any market for such class of stock will develop. Dividends paid or declared on the Series 1993B Preferred Stock were $75,000.


19.PER SHARE INFORMATION

    The Company's Board of Directors declared a five percent stock dividend issuable on May 16, 1994, to stockholders of record on April 29, 1994. Per share data have been restated to reflect this dividend.


20.RESTRICTION OF DIVIDENDS

    The ability of the Company to pay cash dividends over the long term is dependent upon receiving cash in the form of dividends from the Bank. South Carolina's banking regulations restrict the amount of dividends that can be paid. All dividends paid from the Bank are subject to the prior approval of the Commissioner of Banking and payable only from the retained earnings of the Bank. At December 31, 1994, the Bank's retained earnings were $5,126,000.

    After the merger of the Bank and Savings Bank in February 1995, the retained earnings of the Savings Bank will be available to pay dividends to the Company. At December 31, 1994, the Savings Bank's retained earnings were $8,370,000.


21.STOCK OPTION AND RESTRICTED STOCK PLANS

    The Company maintains an Incentive Stock Option Plan and a Restricted Stock Awards Plan. Under these plans, shares of the Company's common stock are granted to key employees.

    At the 1994 Annual Meeting, the number of shares available for grants was increased to 525,000. Under the terms of the plan, the option price must not be less than the fair market value of the stock at the date of grant. Options are exercisable ratably (on a cumulative basis), twenty percent twelve months after the date of grant, and twenty percent at the end of each twelve month period thereafter. All options granted under the plan must be exercised within a period not to exceed ten years from the date of grant.

    The following is a summary of the activity under the Company's Incentive Stock Option Plan for the years 1994 and 1993. The information has been adjusted for the 5% stock dividends.


                             1994                     1993
                                OPTION PRICE             Option Price
                      SHARES     PER SHARE      Shares     Per Share
Outstanding,
  January 1.........  38,934    $8.85/11.46     28,893    $6.58/11.46
Granted.............  26,950          14.88     17,535          12.03
Cancelled...........       -              -      3,153     8.85/12.03
Exercised...........     141     9.41/12.03      4,341           6.58
Outstanding,
  December 31.......  65,743    $8.85/14.88     38,934    $8.85/12.03
Exercisable,
  December 31.......  17,012    $8.85/12.03      9,270    $8.85/11.46
Available for grant,
  December 31....... 400,019                   169,988

    All shares granted under the Restricted Stock Plan are subject to restrictions as to continuous employment for a specified time period following the date of grant. During this period the holder is entitled to full voting rights and dividends. At December 31, 1994, there were 100,479 shares of restricted stock outstanding. Deferred compensation representing the fair market value of the stock at the date of grant is being amortized over a five-year vesting period, with $236,000 charged to expense in 1994, $163,000 in 1993 and $97,000 in 1992.

    At the 1994 Annual Meeting, a Directors' Stock Option Plan was established. On May 2, 1994, grants for 16,000 shares at an option price of $12.38 per share were issued.


    22. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

    In the normal course of business, to meet the financing needs of its customers, the Company is a party to financial instruments with off-balance-sheet risk. These financial instruments include commitments to extend credit, standby letters of credit, repurchase agreements and documentary letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statements of financial position.

    The Company's exposure to credit loss in the event of non-performance by the other party to the financial instrument is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

    Commitments to extend credit are agreements to lend as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation.

    At December 31, 1994, the Company had executed simultaneous repurchase/reverse repurchase transactions with customers with total principal amounts of approximately $233,400,000 which are not reflected in the accompanying statement of financial position.

    The total portfolio of loans serviced or sub-serviced for non-affiliated parties at December 31, 1994, was $704,869,000.


23.RELATED PARTY TRANSACTIONS

    The Bank leases a Greenville office from a partnership; one of the partners is a director of the Bank and the Company. Under the terms of this lease, which extends to 2001, the Bank made payments totaling $82,000 in both 1994 and 1993. The Bank leases land, on which it has constructed a branch, from a company of which a director is an officer. Under the terms of the lease, which extends to 2009, the Bank made $56,000 in payments in 1994, 1993 and 1992, respectively. The Savings Bank leases the land, on which an office is constructed, from the wife of a director. Under the terms of this lease, which extends to 2018, the Savings Bank made $25,000 in payments in 1994, 1993 and 1992. These leases were made on terms comparable to those which would have been obtained between unrelated parties.

24. CORRECTION OF AN ERROR

    The accompanying financial statements for 1992 have been restated to correct an error. Unrealized losses on securities available for sale were charged to shareholders' equity instead of being charged to income as stated in the Company's policy of accounting for such securities at the lower of cost or market. The effect of the restatement was to decrease net income for 1992 by $199,000 ($.07 per common share).


25.EMPLOYEE BENEFIT PLANS

    The Company maintains the Carolina First Salary Reduction Plan and Trust ("the Plan") for all eligible employees of the Bank, the Savings Bank and the Mortgage Company. Upon ongoing approval of the Board of Directors, the Company matches employee contributions equal to four percent of compensation subject to certain adjustments and limitations. Contributions of $458,000, $301,000 and $180,000 were charged to operations in 1994, 1993 and 1992, respectively.

    The Company maintains the Carolina First Employee Stock Ownership Plan ("ESOP") for all eligible employees. Contributions are at the discretion of, and determined annually by, the Board of Directors, and may not exceed the maximum amount deductible under the applicable section of the Internal Revenue Code. For the years ended December 31, 1994, 1993 and 1992, contributions of $813,000, $401,000 and $275,000, respectively, were charged to operations.

    The ESOP has a loan used to acquire shares of stock of the Company. Such stock is pledged as collateral for the loan. In accordance with the requirements of the AICPA Statement of Position 76-3 and 93-6, the Company presents the outstanding loan amount as other borrowed money and as a reduction of shareholders' equity in the accompanying consolidated balance sheets (Note 15). Company contributions to the ESOP are the primary source of funds used to service the debt.

26. NONINTEREST EXPENSES

    The significant components of sundry noninterest expenses for the years ended December 31 are presented below:


($ in thousands)                  1994       1993       1992
Noninterest expenses - Sundry:
Federal deposit insurance
  premiums.................... $ 1,899    $ 1,392    $   910
Credit card processing fees...   1,506        909        603
Intangibles amortization......   2,485        902        462
Stationery, supplies
  and printing................   1,095        772        521
Telephone.....................     883        537        268
Postage.......................     832        536        291
Advertising...................     912        386        506
Other.........................   4,912      4,335      2,844
                               $14,524    $ 9,769    $ 6,405

27. PARENT COMPANY FINANCIAL INFORMATION

    The following is condensed financial information of Carolina First Corporation (Parent Company only):



CONDENSED BALANCE SHEETS
 ($ in thousands)                   December 31,
                                 1994       1993
ASSETS
Cash...........................    298    $    828
Investment in Subsidiaries
  Bank......................... 55,238      45,830
  Savings Bank................. 15,404      13,700
  Mortgage Company.............  1,640       1,877
Total investment in
  subsidiaries................. 72,282      61,407
Receivable from subsidiaries...     76           7
Premises and equipment.........    363           -
Other investments..............  1,439         959
Other assets...................  5,310         391
                               $79,768    $ 63,592

LIABILITIES AND
  SHAREHOLDERS' EQUITY
Accrued expenses
  and other liabilities........$   601    $    547
Long-term debt.................    126         176
Shareholders' equity........... 79,041      62,869
                               $79,768    $ 63,592

CONDENSED STATEMENTS OF INCOME
($ in thousands)

                                 For the years ended December 31,
                                    1994       1993      1992
INCOME
Dividends
  Bank subsidiary.............. $    200     $  700    $  350
  Savings Bank subsidiary......      300        700       300
Interest, Bank.................       98         73        97
Sundry.........................      181        217       227
                                     779      1,690       974
EXPENSES
Interest on borrowed funds.....       10          -         5
Deferred compensation..........      236        163        97
Shareholder communications.....      287        203       152
Sundry.........................    1,020        417       253
                                   1,553        783       507

Income (loss) before taxes
  and equity in undistributed
  net income of subsidiaries...     (774)       907       467
Income tax benefits............      680        173        58
Equity in undistributed net
  income of subsidiaries.......   (1,775)     3,855     1,992
Net income (loss).............. $ (1,869)    $4,935    $2,517


CONDENSED STATEMENTS OF CASH FLOW
($ in thousands)

                                  For the years ended December 31,
                                    1994        1993       1992
OPERATING ACTIVITIES
Net income (loss)............... $ (1,869)    $  4,935     $ 2,517
Adjustments to reconcile net
  income (loss) to net cash
  provided by (used for)
  operations
Equity in undistributed
  earnings of subsidiaries......    1,775       (3,855)     (1,992)
Depreciation....................       18           15          14
Increase (decrease) in
  other liabilities.............       54         (190)        204
Decrease (increase) in
  other assets..................   (4,919)         (45)        117
Net cash provided by (used for)
  operating activities..........   (4,941)         860         860

INVESTING ACTIVITIES
Investment in Bank subsidiary...  (13,000)     (15,000)     (7,000)
Investment in Savings Bank
  subsidiary....................   (1,000)           -           -
Investment in Mortgage
  Company.......................        -         (350)          -
Loans to subsidiary.............        -         (212)          -
Increase in other investments...     (480)        (348)       (580)
Sale of fixed assets............     (381)         230           -
Net cash used for investing
  activities....................  (14,861)     (15,680)     (7,580)

FINANCING ACTIVITIES
Decrease in notes payable.......        -            -        (250)
Exercise of stock options.......        -           30           -
Net proceeds from sale of
  Preferred stock...............   21,444       14,462      10,319
Redemption of Preferred stock...        -          (92)          -
Cash dividend on Preferred
  stock.........................   (2,936)      (1,777)       (385)
Other...........................      764            -           -
Net cash provided by
  financing activities..........   19,272       12,623       9,684
Net change in cash and due
  from banks....................     (530)      (2,197)      2,964
Cash at beginning of year.......      828        3,025          61
Cash at end of year.............  $   298     $    828     $ 3,025

28.  QUARTERLY OPERATING RESULTS (UNAUDITED)

       The following is a summary of the unaudited consoli-dated quarterly results of the Company and its subsidiaries for the years ended December 31:

($ in thousands, except share data)       First Quarter            Second Quarter
                                        1994         1993         1994         1993
Interest income.................... $  13,714    $   9,958    $  16,871    $  12,364
Interest expense...................     5,973        4,686        6,739        5,643
Net interest income................     7,741        5,272       10,132        6,721
Provision for loan losses..........         -          265          200          314
Net interest income after provision
  for loan losses..................     7,741        5,007        9,932        6,407
Noninterest income.................     1,971        1,086        1,973        1,540
Noninterest expenses...............     7,768        4,628        9,346        6,177
Income before taxes................     1,944        1,465        2,559        1,770
Income taxes.......................       466          513          790          620
Net income.........................     1,478          952        1,769        1,150
Dividends on preferred stock.......       310          239          661          612
Net income applicable
  to common shareholders...........$    1,168    $     713        1,108    $     538
Earnings per common share*.........$     0.26    $    0.22         0.25    $    0.16
Average number of outstanding
  common shares*................... 4,498,745    3,308,118    4,514,002    3,310,225

                                           Third Quarter              Fourth Quarter
                                        1994          1993         1994         1993
Interest income..................... $  19,143    $  13,043    $  21,863     $  13,327
Interest expense....................     8,152        5,690        9,100         5,730
Net interest income.................    10,991        7,353       12,763         7,597
Provision for loan losses...........       250          330          500             -
Net interest income after provision
  for loan losses...................    10,741        7,023       12,263         7,597
Noninterest income..................     2,260        1,592        1,654         2,034
Noninterest expenses................    10,072        6,843       23,267         7,530
Income (loss) before taxes..........     2,929        1,772       (9,350)        2,101
Income taxes........................       928          466       (2,233)          574
Net income (loss)...................     2,001        1,306       (7,117)        1,527
Dividends on preferred stock........       731          530          731           549
Net income (loss) applicable
  to common shareholders............$    1,270    $     776       (7,848)    $     978
Earnings (loss) per common share*...$     0.28    $    0.23        (1.72)    $    0.29
Average number of outstanding
  common shares*.................... 4,519,486    3,325,608    4,552,461     3,386,308

    *Per share data have been restated to reflect the 5% stock dividend.

29. FAIR VALUE OF FINANCIAL INSTRUMENTS

    SFAS 107, "Disclosures about Fair Value of Financial Instruments" requires disclosure of fair value information, whether or not recognized in the statement of financial position, when it is practicable to estimate the fair value. SFAS 107 defines a financial instrument as cash, evidence of an ownership interest in an entity or contractual obligations which require the exchange of cash of other financial instruments. Certain items are specifically excluded from the disclosure requirements, including the Company's Common and Preferred stock, premises and equipment and other assets and liabilities.

    Fair value approximates book value for the following financial instruments due to the short-term nature of the instrument: cash and due from banks, federal funds sold and securities purchased under resale agreements, federal funds purchased and securities sold under repurchase agreements, and other short-term borrowings.

    Fair value for variable rate loans that reprice frequently and for loans that mature in less than one year is based on the carrying value. Fair value for mortgage loans, consumer loans and all other loans (primarily commercial and industrial loans) is based on the discounted present value of the estimated future cash flows. Discount rates used in these computations approximate the rates currently offered for similar loans of comparable terms and credit quality.

    Fair value for demand deposit accounts and interest-bearing accounts with no fixed maturity date is equal to the carrying value. Certificate of deposit accounts maturing during 1995 are valued at their carrying value. Certificate of deposit accounts maturing after 1995 are estimated by discounting cash flows from expected maturities using current interest rates on similar instruments.

    Fair value for long-term debt is based on discounted cash flows using the Company's current incremental borrowing rate. Investment securities are valued using quoted market prices. Fair value for the Company's off-balance-sheet financial instruments is based on the discounted present value of the estimated future cash flows. Discount rates used in these computations approximate rates currently offered for similar loans of comparable terms and credit quality.

    The Company has used management's best estimate of fair value based on the above assumptions. Thus, the fair values presented may not be the amounts which could be realized in an immediate sale or settlement of the instrument. In addition, any income taxes or other expenses which would be incurred in an actual sale or settlement are not taken into consideration in the fair values presented.

    The estimated fair values of the Company's financial instruments at December 31 were as follows:


                                               1994                   1993
                                      CARRYING     FAIR      Carrying      Fair
($ in thousands)                       AMOUNT      VALUE      Amount      Value
FINANCIAL ASSETS:
Cash and due from banks...............$ 55,047   $ 55,047    $ 27,320    $ 27,320
Federal funds sold and securities
  purchased under resale agreements...     500        500      54,212      54,212
Trading securities....................   1,155      1,155         250         250
Securities available for sale.........  49,648     49,648      64,871      64,871
Securities held to maturity...........  66,256     62,868      49,605      50,024
Loans receivable...................... 866,742    846,285     567,379     565,683
FINANCIAL LIABILITIES:
Deposit liabilities................... 925,448    924,703     724,585     705,134
Federal funds purchased and securities
  sold under repurchase agreements....  33,986     33,986      16,725      16,725
Short-term borrowings.................  72,052     72,052          54          54
Long-term debt........................   1,162      1,315       1,214       1,401
FINANCIAL INSTRUMENTS WITH
  OFF-BALANCE-SHEET RISK:
Commitments to extend credit..........  68,974     65,526      44,574      45,050
Standby letters of credit.............   5,769      5,480       4,365       4,412
Documentary letters of credit.........     394        376         713         721

Directory
Boards of Directors

David Baker*
Real Estate Developer

R. Cobb Bell*
Certified Public Accountant

Claude M. Epps, Jr.*
Partner
The Bellamy Law Firm

Judd B. Farr+*
President
Greenco Beverage Co., Inc.

C. Claymon Grimes, Jr.+*
Attorney

M. Dexter Hagy+*
President
Vaxa Corporation

Robert E. Hamby, Jr.+*
Senior Vice President
Chief Financial Officer
Multimedia, Inc.

R. Glenn Hilliard+
President and Chief Executive Officer
ING North America
Insurance Corporation

Keith C. Hinson*
President
Waccamaw Land and Timber

Michael R. Hogan*
President
Puckett, Scheetz & Hogan

William S. Hummers, III+*
Executive Vice President
and Chief Financial Officer
Carolina First Corporation
Executive Vice President
Carolina First Bank

Richard E. Ingram+*
Chairman of the Board
Builder Marts of America, Inc. (BMA)
Chairman and Chief Executive Officer
Snyder's Auto Sales, Inc.

James J. Johnson*
Senior Vice President and Treasurer
Dargan Construction Company

David L. Morrow*
Executive Vice President
Carolina First Bank

Walter J. Roberts, Jr., M.D.*
Internist

H. Earle Russell, Jr., M.D.*
Surgeon
Greenville Surgical Associates

Jasper Salmond*
Senior Marketing Coordinator
Wilbur Smith Associates

Charles B. Schooler, O.D.+*
Optometrist

Elizabeth P. Stall+*
Investments

James W. Terry, Jr.*
President
Carolina First Bank

William R. Timmons, Jr. +*
Chairman
Carolina First Corporation
Chairman
Canal Insurance Company

William M. Webster, III+*
Partner
Carabo Capital

Mack I. Whittle, Jr. +*
President and Chief Executive Officer
Carolina First Corporation
Chairman and Chief Executive Officer
Carolina First Bank

Thomas C. "Nap" Vandiver*
Chairman Emeritus
Carolina First Bank

Legend
+ Carolina First Corporation

* Carolina First Bank


Advisory Board Members

Anderson
Richard C. Ballenger
A. Reese Fant
Daniel J. Fleming, M.D.
William W. Jones
John F. Rainey, M.D.
D. Gray Suggs
David S. Vandiver

Barnwell
H. Pat Chappell
Ken R. Cooke, Jr.
F. H. Dicks, III
Miles Loadholt

Blackville
J. David Bodiford, Jr.
Martin O. Laird
H. A. Moskow, M.D.
J. Terry Poole
Riley T. Shelton, Sr.

Coastal
James H. Call
Edward C. Cribb, Jr.
Roger E. Grigg
Luther O. McCutcheon, III
George E. Payton
Robert E. Plowden, Jr.
Edward L. Proctor, Jr., M.D.
Frank Swinnie

Greenville
Alfred N. Bell, Jr.
Steven R. Brandt
Nesbitt Q. Cline, Sr.
R. Jack Dill, Sr.
R. Montague Laffitte, Jr., M.D.
A. Foster McKissick, III
Mary Louise Mims
James B. Orders, III
E. Hays Reynolds, III
Porter B. Rose
James Tate
Morris E. Williams, M.D.

Hardeeville
Edith Brown
Richard Crosby
Ronald Harvey
J. Willock Horton
David Lassiter
Gertrude Harvey Leonard

Lake City
Marlene T. Askins
Joe F. Boswell
Matthew C. Brown
Daniel W. Guy, M.D.
Roger K. Kirby
Laura Landrum
James C. Lynch, Sr.
E. LeRoy Nettles, Jr.
L. L. Propst, Jr.
William J. Sebnick

Piedmont
M. Larry Ayers
Max W. Kennedy
Al McAbee
John McCoy

Ridgeland
G. Dwaine Malphrus, Jr.
F. A. Nimmer
R. Bailey Preacher
H. Klugh Purdy
Harold H. Wall

Swansea
Paul E. Argoe
J. E. Hendrix
Roy Lucas
Mary Lewis Smith
Lawrence Kit Spires

Williston
Ted Craig
A. D. Gantt, M.D.
Lonnie E. McAlister
Leonard Mills
Russell W. Nix
Tom P. Scott, Sr.



Principal Officers

Charles D. Chamberlain
Executive Vice President
Carolina First Bank

Andrew M. Crane
Executive Vice President
Carolina First bank

C. Daniel Dobson, Jr.
Executive Vice President
Carolina First Mortgage Company

William S. Hummers, III
Executive Vice President
and Chief Financial Officer
Carolina First Corporation
Executive Vice President
Carolina First Bank

David L. Morrow
Executive Vice President
Carolina First Bank

Joseph C. Reynolds
President
Carolina First Mortgage Company

James W. Terry, Jr.
President
Carolina First Bank

Mack I. Whittle, Jr.
President and Chief Executive Officer
Carolina First Corporation
Chairman and Chief Executive Officer
Carolina First Bank

BANKING OFFICES

ANDERSON
Main Office
1722 North Main Street
(803)224-9520

110 West Shockley Ferry Road
(803) 231-5971

ANDREWS
210 South Morgan Avenue
(803)264-3571

BARNWELL
Dunbarton & Jackson Streets
(803)259-3536

BENNETTSVILLE
405 East Main Street
(803)479-1121

BLACKVILLE
227 Main Street
(803)284-2258

CHARLESTON
852 Orleans Road
(803)763-0072

COLUMBIA
Main Office
1225 Lady Street
(803)540-2700

1940 Blossom Street
(803)771-8919

Columbia Mall
7171 Two Notch Road
(803)253-7872

10000 Two Notch Road
(803)253-8888

380 St. Andrews Road
(803)929-5376



7389 Sumter Highway
(803)253-8894

Trenholm Plaza
4840 Forest Drive
(803)253-8890

1420 Lady Street
(803)929-5372

EDGEFIELD
309 Main Street
(803)637-3147

GEORGETOWN
Main Office
1031 Front Street
(803)546-4163

706 North Fraser Street
(803)546-6100

GREENVILLE
Main Office
102 South Main Street
(803)255-7900

101 Cleveland Street
(803)255-7904

917 Haywood Road
(803)255-7917

1295 South Pleasantburg Drive
(803)239-6430

1450 Wade Hampton Boulevard
(803)255-4900

1216 Woodruff Road
(803) 239-4650

200 East Camperdown Way
(803)255-4763

HARDEEVILLE
114 North Coastal Highway
(803)784-2216

IRMO
1265 Newberry Avenue
(803)748-7008

JOHNSTON
406 Lee Street
(803)275-4467

LAKE CITY
133 West Main Street
(803)394-8563

LEXINGTON
575 Columbia Avenue
(803)356-8500

LITCHFIELD
1 Wall Street
(803)237-9111

MAULDIN
305 Neely Ferry Road
(803)234-3180

MCCOLL
114 Main Street
(803)523-5381

MYRTLE BEACH
Main Office
2003 Oak Street
(803)448-9458

Galleria
9608 Highway 17 North
(803)449-6544

NORTH MYRTLE BEACH
781 Main Street
(803)249-3781

ORANGEBURG
230 Elliott Street
(803)531-1177

PAWLEYS ISLAND
Highway 17 South
(803)237-4294

PIEDMONT
15 Main Street
(803)845-7562

RIDGELAND
114 North Green Street
(803)726-5517

SALLEY
125 Railroad Avenue
(803)258-3201

SPRINGFIELD
7222 Festival Trail Road
(803)258-3211

SURFSIDE
5900 Highway 17 South
(803)238-0301

SWANSEA
200 South Brecon Avenue
(803)568-2131

TAYLORS
3406 Wade Hampton Boulevard
(803)239-4680

WILLISTON
11 West Main Street
(803)266-7474

                To help us
           mail more efficiently,
              and to help you
          invest more efficiently,
         please fill out and return
             the attached cards.
                 Thank you.




                                                       NO POSTAGE
                                                        NECESSARY
                                                        IF MAILED
                                                         IN THE
                                                      UNITED STATES

                   BUSINESS REPLY MAIL
       FIRST CLASS MAIL PERMIT NO. 57 GREENVILLE, SC

               Postage will be paid by addressee

       Carolina First Corporation
       Shareholder Relations Department
       Post Office Box 1029
       Greenville, South Carolina 29602-9777



                                                       NO POSTAGE
                                                        NECESSARY
                                                        IF MAILED
                                                         IN THE
                                                      UNITED STATES

                   BUSINESS REPLY MAIL
       FIRST CLASS MAIL PERMIT NO. 57 GREENVILLE, SC

               Postage will be paid by addressee

       Carolina First Bank
       Trust Department
       Post Office Box 1029
       Greenville, South Carolina 29602-9777

Duplicate Mailing/Change of Address Notification

If you would like to eliminate duplicate mailings or change the address at which you receive shareholder mailings, please check the appropriate item below and complete the following information.

               [ ] Eliminate duplicate mailings
               [ ] Address change

Name
Company Name
(If Applicable)
Address
City                                   State         Zip Code
Signature
(Please sign this card if you are changing your address)


Dividend Reinvestment Plan

You may elect to have all or a portion of your cash dividends automatically reinvested in Carolina First Corporation common stock at a five percent discount. In addition, you may also invest additional cash for purchase of common stock at market value. Participants in the plan incur no brokerage commissions, service charges or fees. Participation is completely voluntary, and you may withdraw at any time.

This information is not an offer to sell or the solicitation of an offer to buy. The offering is made only by means of the Prospectus, which will be mailed upon receipt of this card.

Name
Company Name
(If Applicable)
Address
City                                   State         Zip Code
Type of stock owned:
[ ] Common     [ ] Series 1994 Preferred      [ ] Series 1993 Preferred

SHAREHOLDER INFORMATION

Common Stock

The common stock of Carolina First Corporation is traded in the NASDAQ National Market System under the symbol, CAFC. At December 31, 1994, there were
1,849 common shareholders of record.

Series 1994 Preferred Stock

The Series 1994 preferred stock of Carolina First
Corporation is traded over-the-counter under the symbol, CAFCN. At December 31, 1994, there were
145 Series 1994 preferred shareholders of record.

Series 1993 Preferred Stock

The Series 1993 preferred stock of Carolina First
Corporation is traded over-the-counter under the symbol, CAFCO. At December 31, 1994, there were 199
Series 1993 preferred shareholders of record.

Dividend Reinvestment Service

Carolina First Corporation has a dividend reinvestment plan which allows shareholders to purchase additional shares of common stock at a five percent discount by reinvesting their cash dividends. Participants in the plan may also invest additional cash, up to a maximum of $10,000 per quarter, for purchase of common stock at market value. Participants in the plan incur no brokerage commissions, service charges or fees.

For information concerning Carolina First Corporation's
Dividend Reinvestment Plan, please fill out the card in the back of this report or call our investor relations department at (803) 255-4919.

Registrar And Transfer Agent

Carolina First Bank
Trust Division
P.O. Box 1029
Greenville, SC 29602

Annual Meeting

The Annual Meeting of Shareholders of Carolina First
Corporation will be held at 10:30 a.m., April 20, 1995, in the Roe Coach Factory, Peace Center for the Performing
Arts, Greenville, South Carolina.

Information Contact

For further information about Carolina First Corporation or its subsidiaries, or to obtain a copy of the Carolina
First Corporation Annual Report to the Securities and
Exchange Commission on Form 10-K (available without charge to shareholders), please contact:

William S. Hummers III
Executive Vice President
Carolina First Corporation
P.O. Box 1029
Greenville, SC 29602
(803) 255-7913

Market Makers

J.C. Bradford & Co.
Fox-Pitt, Kelton Inc.
Interstate/Johnson Lane
Morgan Keegan & Company, Inc.
The Robinson-Humphrey Company, Inc.
Sterne, Agee & Leach
Wheat First Securities, Inc.


Quarterly Common Stock Summary


                                                  1994                                                      1993
                              4Q            3Q            2Q            1Q            4Q             3Q             2Q           1Q
Stock price ranges:
  High                    $14.00        $15.75        $15.00        $12.86        $14.05         $13.10         $12.38       $11.79
  Low                      13.25         14.00         12.50         11.43         11.67          11.43          10.48        10.43
  Close                    14.00         15.25         15.00         11.43         12.38          13.10          11.90        10.88
Dividend                    0.05          0.05          0.05          0.05             -              -              -            -
Volume Traded            595,643       481,530       377,904       238,843       410,768        332,516        155,615      194,334
Shares Outstanding     4,581,247     4,524,361     4,515,912     4,294,630     4,279,724      3,189,144      3,152,595    3,003,941
