Form 10-K, Exhibit 13
period 1995-12-31
CAROLINA FIRST CORP
filed 1996-03-29
CIK 797871

Corporate Profile
          Carolina First Corporation (Nasdaq/NM - CAFC), headquartered in Greenville, South Carolina, is the largest independent bank holding Company in South Carolina with assets of $1.4 billion and 55 banking offices throughout the state. Since its inception in 1986, Carolina First has experienced exceptional growth coupled with outstanding credit quality. Carolina First is a high growth franchise based on the "Super Community Bank" strategy serving individuals and small-to medium-sized businesses. We intend to be South Carolina's bank.
          Carolina First Corporation's three subsidiaries are Carolina First Bank (CFB), a state-chartered commercial bank, Carolina First Mortgage Company (CFMC), a mortgage banking operation, and Blue Ridge Finance Company, an automobile finance Company. CFB is the largest South Carolina-based commercial bank, and CFMC is the fourth largest mortgage loan servicer in South Carolina. Through its subsidiaries, Carolina First provides a full range of banking services, including mortgage, trust and investment services, designed to meet substantially all of the financial needs of its customers.


Table of Contents

Financial Highlights.........................  1
Letter to Shareholders.......................  2
Business Strategy............................  6
1995 Business Highlights.....................  8
Five-Year Financial Summary..................  9
Management's Discussion and Analysis......... 10
Report of Independent Auditors............... 20
Report of Management......................... 20
Consolidated Financial Statements............ 21
Notes to Consolidated Financial Statements... 25
Directory.................................... 42
Shareholder Information...................... 44

FINANCIAL HIGHLIGHTS

Net Income
($ in millions)

(A bar graph appears here with the following plot points:)

1991    1992    1993    1994     1995
1.9    $2.5    $5.4    $7.7*    $9.4

Five-Year Compound Growth Rate 4.51%

*Excludes fourth quarter 1994 restructuring charges of $9.415 (after-tax).

Year End Assets
($ in millions)

(A bar graph appears here with the following plot points:)

1991    1992    1993    1994     1995
$528    $616    $904    $1,204   $1,415

5-Year Compound Growth Rate 28.0%


CAROLINA FIRST CORPORATION AND SUBSIDIARIES
($ in thousands, except share data)



                                        1995              1994         % Change
INCOME STATEMENT DATA
    Net income (loss) (1).....          $9,414       $    (1,740)         n/m
    Net income (loss) per
    common share:(2)
    Primary...................           $1.04       $     (0.71)         n/m
    Fully diluted.............            1.02             (0.71)         n/m
    Cash dividends declared per
    common share (2)..........            0.25              0.20         19.0%
BALANCE SHEET DATA (YEAR END)
    Total assets..............      $1,414,922       $ 1,204,350         17.5%
    Loans - net of unearned
    income....................       1,062,660           923,068         15.1
    Deposits..................       1,095,491         1,001,748          9.4
    Shareholders' equity......          94,967            86,482          9.8
    Book value per share(2)...           $9.14       $      7.93         15.3%
FINANCIAL RATIOS
    Return on average assets..            0.74%            (0.16)%        n/m
    Return on average equity..           10.43             (1.99)         n/m
ASSET QUALITY RATIOS
    Nonperforming assets as a
    % of loans and foreclosed
    property..................           0.46%              0.51%        (9.8)%
    Net loan charge-offs as a % of
    average loans.............           0.51               0.38         34.2
    Allowance for loan losses times
    nonperforming loans.......           3.67X              2.20x        66.7
OPERATIONS DATA
    Banking offices...........             55                 51          7.8%
    Full-time equivalent
    employees.................            589                551          6.9
STOCK PRICE INFORMATION
    (YEAR END)
    Closing market price(2)...         $17.50         $    13.33         31.3%
    Annual shares traded......      3,781,700          1,693,900        123.3
    Price/book ratio..........           1.91X              1.68x        13.9
    Market capitalization
    (includes preferred stock)       $160,227         $  121,168         32.2


n/m Not meaningful.
(1)  After fourth quarter 1994 restructuring charges of $9,415 (after-tax).
(2)  Per share data have been restated to reflect 5% stock dividends.

TO OUR SHAREHOLDERS
          As Carolina First approaches its 10-year anniversary, we look back with pride on how much we have accomplished and the leadership position we have attained in South Carolina. Looking backward, however, is not the way that Carolina First arrived where it is today. The 21st century is ahead, and our vision is firmly fixed on the opportunities and challenges that we will face during our second decade and beyond.

RECORD PERFORMANCE
          We move into the future on firm financial footing. In 1995, we reported record earnings, continuing our trend of increasing profitability. Net income of $9.4 million, or $1.02 per fully diluted share, increased 23% over 1994 earnings excluding restructuring charges. Earnings per share have grown at compounded rates of 36% and 25% for the latest three- and five- year periods, respectively. This earnings performance is particularly encouraging as Carolina First continues to be one of the fastest-growing banks in the Southeast.
          Our commitment to South Carolina communities continues to be strong with net loans increasing 15% during 1995 to $1.1 billion at year end. This loan growth is net of approximately $84 million of credit card receivables which we securitized, or packaged and sold, off-balance-sheet. Securitization is part of our overall funding strategy, because it efficiently funds our loan growth by moving loan balances off-balance-sheet while keeping the related income stream and continuing to service our customers. We expect to complete a securitization of approximately $100 million of commercial real estate loans in the first quarter of 1996.
          Our loan growth has not come at the expense of loan quality. As of December 31, 1995, our credit quality remained outstanding with nonperforming assets making up only 0.46% of loans and foreclosed property. Maintaining outstanding credit quality is, and has always been, the cornerstone of Carolina First's success.



(Photo of Mack I. Whittle, Jr. appears here with the following caption.) "We consider Carolina First to be an innovator for better, more flexible ways of delivering finnacial products and services."

MACK I. WHITTLE, JR.
President and Chief Executive Officer

". . . A $1,000 INVESTMENT AT OUR FOUNDING IN 1986 WAS WORTH $2,521 AT
YEAR END."

          We also are pleased with the advances made by our mortgage Company. In July 1995, our servicing portfolio reached a new high of 15,000 loans, totaling over $1.3 billion in loan balances being serviced. During the year, we bought and sold mortgage servicing rights at attractive rates. These transactions enabled us to build a solid servicing portfolio and recognize gains from the value of our servicing rights sold.

SHAREHOLDER VALUE
          Our strong performance resulted in real value to our shareholders. We have increased our cash dividends every year since the initiation of cash dividends, and have distributed a 5% common stock dividend for the seventh consecutive year. Our quarterly cash dividend to common shareholders increased 17% to $0.07 per share, or an indicated annual rate of $0.28 per share. The market price of Carolina First's common stock rose 31% during 1995, and our market capitalization now tops $160 million. This increase in our common stock price, which continued in January 1996, enabled us to redeem our Series 1993 and Series 1994 Preferred Stock. Substantially all of our preferred shareholders converted their shares into common stock. This redemption will benefit shareholders by saving approximately $1.9 million in annual dividend payments, improving book value per share, and increasing the number of common shares outstanding.
          We are pleased to report that 1995 was not the first year our shareholders have been rewarded. If you had invested $1,000 at our founding in 1986, your investment would have grown in value to $2,521 at December 31, 1995, after taking into account our seven 5% stock dividends and quarterly cash dividends.





                          VALUE OF INVESTMENT
       IF YOU HAD INVESTED $1,000 IN CAROLINA FIRST COMMON STOCK

                                                                       COMPOUND
                                TOTAL VALUE          % CHANGE           ANNUAL
                                  12/31/95           IN VALUE         GROWTH RATE
Three Years Ago                      $1,549                55%             16%
Five Years Ago                       $2,472                147%            20%
At Our Founding in 1986              $2,521                152%            11%

ASSUMES REINVESTMENT OF CASH DIVIDENDS AND 5% STOCK DIVIDENDS.

BUILDING FOR THE 21ST CENTURY
          To make Carolina First the best bank, we will continue to build on our core strengths -- outstanding credit quality, "personal touch" community banking, aggressive growth, a spirit of innovation and recognition of the importance of technology. Customers confirm that our super community bank strategy works. Quite simply, our definition of super community banking is combining big bank services with a small town touch. We never will forget that we are a people business. New customers continue to tell us that the reason they switched to Carolina First is because they enjoy the "personal touch Carolina First gives." At the same time, we frequently hear from customers a pleasantly surprised "I thought only big banks could do that" when they learn of the banking products and services we provide.
          This strategy will become more central to our success in the coming years. Customers' needs will continue to evolve, becoming more sophisticated and diverse as new technologies arrive on the scene. At the same time, customers will continue to seek prompt service, good value and the hometown touch that can only come from a banker who knows you. We believe that the challenge for the super community bank will be--at a time when many banks are using technology to distance themselves from customers--to find ways to harness the technologies of the future in order to serve these time-honored goals.
          We are already proving our ability to meet the changing needs of our customers. We are introducing innovative new products and services, and new ways to deliver those products and services, that maintain our focus on the individual customer. In 1995, we focused on customer convenience and choice by opening, or acquiring, six traditional branch offices, three branches within grocery stores, four automated teller machines and seven automated loan machines. We are providing our customers with the products they want, when they want them.

". . . COMBINING BIG BANK SERVICES WITH A SMALL TOWN TOUCH . . . "

          We will continue that focus in 1996, by ensuring that each branch in our network is reaching its potential, both in terms of profitability and customer service. And we will work to ensure that our existing customers are aware of all of our products and services, thus strengthening and extending our relationships with our customers. Carolina First is also guaranteeing no fee increases in 1996 for our customers; our campaign "We've put the freeze on fees!" has been enthusiastically received.
          We also are broadening our vision by introducing services that will use technology the way it should be used--to serve our customers. We are introducing a home banking product, joining forces with other banks on an Internet banking project, and concentrating on developing alternate delivery systems. We consider Carolina First to be an innovator for better, more flexible ways of delivering financial products and services. Carolina First will meet the challenges of the next century by using, and offering, some of the most innovative products on the market, but never letting the technology become more important than our customers.
          With gratitude for the commitment and support of our shareholders, customers, employees and directors, we look forward to 1996 and the years beyond.

(Signature of Mack I. Whittle, Jr. appears here)
Mack I. Whittle, Jr.
PRESIDENT AND CHIEF EXECUTIVE OFFICER

"WE ARE PROVIDING OUR CUSTOMERS WITH THE PRODUCTS THEY WANT, WHEN THEY WANT
THEM."

THE CAROLINA FIRST BUSINESS STRATEGY

          STRATEGIC FOCUS WORKS. FROM OUR 1986 INCEPTION ONWARD, CAROLINA FIRST HAS KEPT ITS FOCUS ON BECOMING SOUTH CAROLINA'S PREMIER BANK.
          WE STRIVE TOWARD CLEAR GOALS: PROVIDING THE BEST CUSTOMER SERVICE, EMPLOYEE SATISFACTION AND SHAREHOLDER RETURN. WE SERVE A WELL-DEFINED MARKET:
 INDIVIDUALS AND SMALL- TO MEDIUM-SIZED BUSINESSES WITHIN THE STATE. AND WE PURSUE A TIMELY STRATEGY OF COMBINING THE MOST ATTRACTIVE FEATURES OF SMALL COMMUNITY BANKS WITH THOSE OF LARGE REGIONAL BANKS.
          OUR "SUPER COMMUNITY BANK" STRATEGY OF DELIVERING BIG BANK SERVICES WITH A SMALL TOWN TOUCH WORKS. LIKE SMALL COMMUNITY BANKS, CAROLINA FIRST OFFERS PERSONALIZED SERVICE, LOCAL MARKET KNOWLEDGE AND DECENTRALIZED DECISION-MAKING. AT THE SAME TIME, WE FEATURE PRODUCT BREADTH AND BACK-OFFICE EFFICIENCIES TO RIVAL LARGER REGIONAL BANKS. THIS STRATEGY LETS US REALLY KNOW OUR CUSTOMERS AND PROVIDE CUSTOMIZED FINANCIAL SERVICES TO QUICKLY MEET THEIR NEEDS.
          IT'S A WINNING STRATEGY FOR THE BANK, OUR CUSTOMERS AND OUR SHAREHOLDERS. IN JUST NINE YEARS, WE HAVE GROWN TO $1.4 BILLION IN ASSETS, BECOMING SOUTH CAROLINA'S LARGEST INDEPENDENT COMMERCIAL BANK. AND WHILE CUSTOMER SERVICE AND EMPLOYEE SATISFACTION ARE NOT AS NEATLY MEASURABLE AS OUR FINANCIAL PERFORMANCE, OURS ARE EASILY APPRECIATED BY SIMPLY VISITING ANY OF OUR BRANCHES.
          CAROLINA FIRST'S "SUPER COMMUNITY BANK" STRATEGY FEATURES FOUR KEY
COMPONENTS:
          [ ] CUSTOMER RELATIONSHIP FOCUS.
          [ ] COMPREHENSIVE BANKING PRODUCTS AND SERVICES.
          [ ] MULTICHANNEL DELIVERY SYSTEM.
          [ ] ATTRACTIVE BANKING MARKETS.

CUSTOMER RELATIONSHIPS

          [ ] Carolina First's brand of banking -- personable, flexible and responsive -- is distinctive and attractive to the businesses and individuals we serve.
          [ ] Our bankers are committed to knowing our customers unusually well. So well that we don't just react to customer needs -- we anticipate them.
          [ ] Founded in and focused on South Carolina, Carolina First offers an advantage over larger banks with out-of-state headquarters. We stress local decision-making and prompt, appropriate answers. Our policy is not to be hamstrung by policy.

COMPREHENSIVE PRODUCTS

          [ ] Carolina First provides a full range of banking services designed to meet substantially all the financial needs of our customers.
          [ ] Our service groups include: commercial banking, retail banking, mortgage services, investments and trust management, financial services and consumer finance. Our products include commercial loans, consumer loans, credit cards, deposits, indirect automobile financing, investments, mortgages and trust services.
          [ ] We smoothly overlap and blend products, people and processes to build customer relationships. We are committed to bringing together the full resources of Carolina First to meet the needs of our customers.

          [ ] Carolina First uses technology the way it should be used-- to serve our customers. After all, service is the most important product we offer.
MULTICHANNEL DELIVERY SYSTEM
          [ ] Carolina First's delivery system emphasizes customer choice and convenience. We strive to provide our customers with the products they want, when they want them. Equally important, we ensure that banking with us is customer-friendly and easy.
          [ ] Delivery channels include traditional branch offices, branches within grocery stores, automated teller machines (ATMs), automated loan machines (ALMs), and a 24-hour customer voice response system. The following chart illustrates the expansion of our cus tomers' service options.

                                    1995     1994       1993
Number of:
Traditional branches                 46        40       32
Grocery store branches                6         3        3
ATMs                                 18        14       12
ALMs                                  7         -        -

           [ ] In 1996, we will further increase our accessibility by enabling customers to bank from the convenience of their homes and offices, 24 hours a day, by personal computer or by telephone.

ATTRACTIVE MARKETS
            [ ] Carolina First now serves 34 communities in 15 South Carolina counties. These communities include the four largest Metropolitan Statistical Areas in the state.

   (Map of South Carolina depicting the counties currently served by
                      Carolina First appears here.)

            [ ] South Carolina is a great place to do business. Our strengths include low unemployment, a strong manufacturing base, superior market access, a high level of foreign investments and the geographical advantages of the coastal areas and the mountains.
             [ ] South Carolina is not just our home; it's an attractive banking environment. With over 75% of South Carolina's banking assets controlled by out-of-state financial institutions, the state presents a remarkable opportunity for an independent bank like Caro lina First. We have seized this opportunity to become South Carolina's premier independent commercial bank.

1995 BUSINESS HIGHLIGHTS

CAROLINA FIRST
EXPANDED INTO NEW
SOUTH CAROLINA MARKETS . . .

             [ ] Completed acquisitions of Aiken County National Bank of Aiken with $39 million in assets and Midlands National Bank of Prosperity with $44 million in assets.
              [ ] Opened our main office in Charleston, at 1 Broad St.,
                  a highly visible and historic location, and new offices in two Charleston grocery stores. Carolina First now operates four branches in Charleston, with a fifth branch opening in 1996.
              [ ] Initiated plans for our first branch in Hilton Head,
                  opening in the second half of 1996.

INTRODUCED INNOVATIVE
NEW PRODUCTS . . .

              [ ] Developed a home banking product so customers can bank from the convenience of their homes or offices, 24 hours a day, by personal computer or telephone.
              [ ] Installed seven automated loan machines, adding
                  efficient and cost-effective lending vehicles to our retail branch network.
              [ ] Launched a life-cycle investment product, "Carolina
                  Compass Portfolios", for our personal and institutional trust customers.
              [ ] Enhanced indirect automobile lending through our new
                  subsidiary, Blue Ridge Finance Company, which was acquired in December.

FUNDED OUR GROWTH . . .

              [ ] Initiated a profitable program of credit card
                  securitization providing over $84 million in off-balance-sheet financing. In 1995, credit card trust income topped $2.7 million, exceeding our forecasts.
              [ ] Raised $26.5 million in new capital through the public offering of our subordinated notes.
              [ ] Invested in Affinity Technology Group, Inc., a
                   developer of a new generation of automated loan machines.

ALL OF WHICH REWARDED
OUR SHAREHOLDERS.

              [ ] Increased quarterly cash dividend 17% to $0.07 per share, or
                  $0.28 per share on an annualized basis, our third consecutive increase.
              [ ] Distributed 5% common stock dividends for the seventh
                  consecutive year.
              [ ] Common stock price advanced 31% during the year to
                  $17.50.
              [ ] More than doubled the common stock trading volume to
                  3.8 million shares, dramatically improving the stock's marketability.

FIVE-YEAR FINANCIAL SUMMARY

CAROLINA FIRST CORPORATION AND SUBSIDIARIES
($ in thousands, except share data)



                                                                                  Years Ended December 31,
                                                                                                                           FIVE-YEAR
                                                                                                                           COMPOUND
                                                     1995          1994             1993           1992         1991     GROWTH RATE

INCOME STATEMENT DATA
    Net interest income                       $    50,772    $    43,260     $    29,358    $    20,749    $    15,351       32.5%
    Provision for loan losses                       6,846          1,197           1,106          2,318          1,890       49.2
    Noninterest income, excluding
    securities transactions                        16,557          8,151           6,085          3,483          2,010       61.5
    Securities transactions                           769             75             680            633            733       N/M
    Noninterest expenses                           46,882         51,839          27,294         18,897         13,875       33.8
    Net income (loss) (1)                           9,414         (1,740)          5,418          2,466          1,871       45.1
PER COMMON SHARE DATA (2)
    Net income (loss) per common share:
    Primary                                   $      1.04    $     (0.71)    $      0.76    $      0.41    $      0.41       25.8%
    Fully diluted                                    1.02          (0.71)           0.76           0.41           0.41       25.3
    Book value (December 31)                         9.14           7.93            9.24           8.72           8.59        2.1
    Closing market price (December 31)              17.50          13.33           11.79          11.01           6.99       19.3
    Cash dividends declared                          0.25           0.20            0.05           --             --           --
BALANCE SHEET DATA (YEAR END)
    Total assets                              $ 1,414,922    $ 1,204,350     $   904,474    $   616,288    $   528,472       28.0%
    Loans - net of unearned income              1,062,660        923,068         623,646        455,650        395,136       27.2
    Allowance for loan losses                       8,661          6,002           6,679          5,276          4,519       23.9
    Nonperforming assets                            4,868          4,722           5,366          5,631          3,350       17.4
    Total earning assets                        1,242,026      1,059,455         814,579        555,871        482,130       26.9
    Deposits                                    1,095,491      1,001,748         804,549        555,624        480,058       25.1
    Shareholders' equity                           94,967         86,482          70,415         51,288         38,989       20.6
BALANCE SHEET DATA (AVERAGES)
    Total assets                              $ 1,269,757    $ 1,056,954     $   782,551    $   562,369    $   459,900       27.1%
    Loans - net of unearned income                965,632        781,503         548,619        432,282        355,944       27.0
    Total earning assets                        1,130,245        941,155         711,138        520,125        426,518       25.8
    Deposits                                    1,023,029        925,615         635,582        476,291        384,791       26.9
    Shareholders' equity                           90,242         87,377          65,518         47,206         38,279       20.0
FINANCIAL RATIOS
    Return on average assets                         0.74%         (0.16)%         0.69%          0.44%           0.41%
    Return on average equity                        10.43          (1.99)          8.27           5.22            4.89
    Net interest margin                              4.54           4.65           4.16           4.01            3.62
ASSET QUALITY RATIOS
    Nonperforming assets as a % of
    loans and foreclosed property                    0.46%          0.51%          0.86%          1.23%           0.84%
    Net loan charge-offs as a % of
    average loans                                    0.51           0.38           0.28           0.42            0.22
    Allowance for loan losses times
    nonperforming loans                              3.67X          2.20x          2.69x          1.87x           2.40x
OPERATIONS DATA
    Banking offices                                    55             51             42             21              20
    Full-time equivalent employees                    589            551            477            275             250

(1) After fourth quarter 1994 restructuring charges of $9,415 (after-tax).
(2) Per share data have been restated to reflect 5% stock dividends.

MANAGEMENT'S DISCUSSION AND ANALYSIS

          THE FOLLOWING DISCUSSION IS PRESENTED TO ASSIST IN UNDERSTANDING THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CAROLINA FIRST CORPORATION (THE "COMPANY") AND ITS SUBSIDIARIES, CAROLINA FIRST BANK, CAROLINA FIRST MORTGAGE COMPANY ("CF MORTGAGE") AND BLUE RIDGE FINANCE COMPANY ("BLUE RIDGE"). THIS DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS AND ACCOMPANYING NOTES PRESENTED ELSEWHERE IN THIS REPORT.

OVERVIEW
        The Company, which commenced banking operations in December
1986, currently conducts business through 55 locations in South
Carolina. Through its subsidiaries, the Company provides a full range of banking services, including mortgage, trust and investment services, designed to meet substantially all of the financial needs of its customers. At December 31, 1995, the Company had approximately $1.415 billion in assets, $1.063 billion in loans, $1.095 billion in deposits and $95.0 million in shareholders' equity.
         In January 1995, Carolina First Bank contributed approximately $97 million of its credit card receivables to a master trust (the "Trust") in connection with a securitization of such credit card receivables (the "Securitization"). In connection with the Securitization, certain interests in the Trust were sold to an institutional investor, while Carolina First Bank retained certain interests in the Trust assets and potential income. In connection with the sale of such interests, Carolina First Bank received cash proceeds of approximately $66 million. Additional credit card receivables, totaling approximately $14 million, have been added to the Trust during 1995.
          In February 1995, the Company completed the merger of Carolina First Savings Bank, its savings bank subsidiary, into Carolina First Bank. The Company has experienced economic and managerial benefits from this combination including the elimination of duplicative administration, the consolidation of regulators, the reduction of regulatory burdens and increased management focus.
          On May 18, 1995, the Company completed a $26.5 million public offering of its 9.0% Subordinated Notes due 2005 (the "Notes"). A substantial portion of the proceeds was contributed to Carolina First Bank to provide additional capital to support internal growth and acquisitions and for working capital purposes.
          At its June 1995 meeting, the Board of Directors of the Company declared the issuance of a 5% common stock dividend on August 15, 1995 to common shareholders of record as of August 1, 1995. This dividend resulted in the issuance of 291,603 shares of the Company's $1.00 par value common stock ("Common Stock"). This is the seventh consecutive year that the Company has issued a 5% common stock dividend. Per share data of prior periods have been restated to reflect these dividends. At its December 1995 meeting, the Board of Directors increased the quarterly cash dividend to $0.07 per share from $0.06 per share. This is the third consecutive year that the Company has increased its quarterly cash dividend.
          During 1995, the Company sold and purchased mortgage servicing rights. On March 31, 1995, the Company sold mortgage servicing rights for approximately $435 million in mortgage loans which resulted in a gain of approximately $2 million. On August 31, 1995, the Company completed the purchase of mortgage servicing rights for loans with an aggregate principal balance of approximately $933 million. On December 29, 1995, a sale of mortgage servicing rights for approximately $324 million in mortgage loans was completed which resulted in a gain of approximately $790,000. At December 31, 1995, CF Mortgage was servicing or subservicing 14,979 loans having an aggregate principal balance of approximately $1.279 billion.

Increasing Returns
(in percentages)

(Line graph appears here with the following plot points.)

                              1991    1992     1993     1994     1995
Return on average equity      4.89%   5.22%    8.27%    8.78%*   10.43%
Return on average assets      0.41%   0.44%    0.69%    0.73%*    0.74

*Excluding restructuring charges

          These servicing balances included the $324 million in mortgage servicing rights sold at year end which CF Mortgage is subservicing until June 1996.
          At December 31, 1995, the Company owned 7,500 shares of common stock of Affinity Technology Group, Inc. ("Affinity") and Warrants to purchase 55,390 shares of Affinity's common stock at a purchase price of $0.01 per share. As of December 31, 1995, there was no market for this investment which was recorded at its book value of $75. On January 24, 1996, the Board awarded 6,289 shares of Affinity stock to certain officers of the Company deemed most responsible for the Company's investment.
          In February 1996, the Company redeemed its 7.50% Noncumulative Convertible Preferred Stock Series 1993 ("Series 1993 Preferred Stock") and its 7.32% Noncumulative Convertible Preferred Stock Series 1994 ("Series 1994 Preferred Stock"). In connection with the redemptions, the Company expects that substantially all of the outstanding preferred stock will be converted into Common Stock.
         In February 1996, the Atlanta Internet Bank, F.S.B. (the "Atlanta Internet Bank"), a de novo banking operation scheduled to open in the Atlanta marketplace in 1996, announced the participation of Carolina First Bank as a lead investor. The Atlanta Internet Bank plans to provide banking services to customers on the Internet.


RECENT ACQUISITIONS
          On April 10, 1995, the Company completed its acquisition of Aiken County National Bank ("ACNB"), a national bank headquartered in Aiken, South Carolina. ACNB operated through two locations and had approximately $39 million in assets. The Company issued 475,291 shares of its Common Stock for all the issued and outstanding shares of ACNB.
          On June 30, 1995, the Company completed its acquisition of Midlands National Bank ("MNB"), a national bank headquartered in Prosperity, South Carolina. MNB operated through three locations and had approximately $44 million in assets. The Company issued 614,216 shares of its Common Stock for all the issued and outstanding shares of MNB.
          Each of these acquisitions has been accounted for using the pooling-of-interests method of accounting. Accordingly, financial statements for all periods have been restated to reflect the results of operations of the combined companies from the earliest period presented, except for dividends per share.
          On December 29, 1995, the Company completed its acquisition of Blue Ridge, an automobile finance Company headquartered in Greenville, South Carolina. Blue Ridge operates from one location and, at December 31, 1995, had approximately $4 million in total assets. The Company issued 154,141 shares of Common Stock for all the issued and outstanding shares of Blue Ridge. This acquisition was accounted for as a pooling-of-interests, except financial statements for periods prior to the acquisition were not restated since the effect was not material.

INCOME STATEMENT REVIEW
          The Company reported record earnings in 1995. Net income for 1995 increased 23% to $9.414 million, compared with 1994 net operating earnings before restructuring charges of $7.675 million and 1993 net income of $5.418 million. Net income per fully diluted share was $1.02 in 1995, up 12% over 1994 net income per share before restructuring charges of $0.91 and 1993 net income per share of $0.76. In the fourth quarter of 1994, the Company incurred one-time restructuring charges of $9.415 million (net of tax), related to the initiation of a program of credit card securitization and the merger of two subsidiaries. Including these restructuring charges, the net loss for 1994 was $1.740 million, or $0.71 per common share.
          The largest component of the Company's net income is Carolina First Bank's net interest income. Net interest income is the difference between the interest earned on assets and the interest paid for the liabilities to support such assets. The Company has experienced an upward trend in net interest income, which increased 17% in 1995 compared with 1994 and 47% in 1994 compared with 1993. The increases in net interest income were primarily attributable to loan growth. Average loans increased 24% in 1995 and 42% in 1994.
          The net interest margin, defined as net interest income divided by average earning assets, decreased slightly to 4.54% in 1995 from 4.65% in 1994. The 1993 net interest margin was 4.16%. The decline in the 1995 net interest margin was primarily due to a reduction in the prime interest rate and an especially competitive deposit rate environment. In July, the prime interest rate was reduced from 9% to 8.75%. Approximately 65% of the loan portfolio has variable rates, indexed to the prime interest rate, and were immediately repriced downward resulting in lower interest income. While deposit rates were lowered somewhat, the full impact of the reduction in the general level of interest rates was not realized in interest expense savings. During 1995, many financial institutions continued to offer deposit promotions above the market rates, creating upward pressure on the Company's cost

INCOME STATEMENT REVIEW -- SUMMARY OF CHANGES
($ in thousands)


                                                                         For the years ended December 31,
                                                             CHANGE 1995 VS. 1994                     Change 1994 vs. 1993
                                                     1995         $            %         1994          $            %           1993

Net interest income                             $ 50,772     $  7,512         17.4%   $ 43,260      $ 13,902        47.4%   $ 29,358
Provision for loan losses                          6,846        5,649        471.9       1,197            91         8.2       1,106
Net interest income after
    provision for loan losses                     43,926        1,863          4.4      42,063        13,811        48.9      28,252
Noninterest income, excluding
    securities  transactions and
    sale of mortgage servicing
    rights                                        13,614        5,463         67.0       8,151         2,066        34.0       6,085
Gain on sale of securities                           769          694         N/M           75          (605)        n/m         680
Gain on sale of mortgage
    servicing rights                               2,943        2,943         N/M           --            --         n/m         --
Noninterest expenses                              46,882        7,257        18.3       39,625        12,331        45.2      27,294
Credit card restructuring
    charges                                         --        (12,214)        N/M       12,214        12,214         n/m         --
Income (loss) before
    income taxes                                  14,370       15,920         N/M       (1,550)       (9,273)        n/m       7,723
Income taxes                                       4,956        4,766         N/M          190        (2,115)        n/m       2,305
    Net income (loss)                           $  9,414     $ 11,154         N/M     $ (1,740)     $ (7,158)        n/m    $  5,418

of funds. During the first half of 1995, the Company offered a 5-month certificate of deposit promotion at a rate above the prevailing market rate. The Company also offered money market promotions in new markets, such as Charleston, to develop new customer relationships. The Company has instituted deposit promotions and kept its deposit rates competitive in an effort to increase its liquidity levels, as recommended by the Federal
Deposit Insurance Corporation ("FDIC"). The Company expects the competitive deposit rate environment to continue.
          The provision for loan losses was $6.846 million in 1995, up significantly from $1.197 million in 1994 and $1.106 million in 1993. The
1995 provision for loan losses was increased principally as a result of the growth in commercial and commercial real estate loans. Also, management believed that the provision was appropriate in view of the composition of the commercial loan portfolio. Commercial and commercial real estate loans constitute approximately 51% of the Company's total loans, including loans hel d for sale. The Company had loans to 62 borrowers having principal amounts ranging from $2 million to $5 million, which accounted for $185.7 million, or 17% of the Company's loan portfolio in the fourth quarter of 1995. The
Company had loans to five borrowers having principal amounts in excess of $5 million, which accounted for $31.1 million, or 3%, of the Company's loan portfolio in the fourth quarter of 1995.
          Another consideration for increasing the Company's 1995 provision for loan losses was the Company's credit card activities. The Company continued to solicit new credit card receivables during 1995 and ended the year with credit card receivables of $86.9 million, or 8% of the Company's loan portfolio. In prior years, the Company had escrow balances established by the seller of credit card accounts against which to offset credit card losses. These escrow balances have fully expired, resulting in an increase in credit card charge-offs to $2.536 million in 1995 from $1.641 million in 1994 and $488,000 in 1993. Management also felt that an increased provision was Warranted because of overall economic signals and reports that consumer credit quality is deteriorating. While the Company has not recognized such signs of deteriorating credit quality in its portfolio, management decided that such a provision was appropriate in view of a potential deterioration.
          Management currently anticipates that loan growth will continue in 1996. New market areas are expected to contribute to 1996 portfolio growth. Certain forecasts for 1996 indicate a potential slowing of the economy. Management intends to closely monitor economic trends and the potential effect on Carolina First Bank's loan portfolio. These factors could result in an increase in the 1996 provision for loan losses.
          Noninterest income, excluding the gain on sale of mortgage servicing rights and securities transactions, increased $5.463 million, or 67%, to $13.614 million in 1995, up from $8.151 million in 1994 and $6.085 million in 1993. This increase resulted principally from service charges on deposit accounts, credit card trust income and mortgage banking income. The Company had $2.943 million in gains on sale of mortgage servicing rights in 1995 and no gains in 1994 or 1993. The Company recognized gains on the sale of securities of $769,000, $75,000 and $680,000 in 1995, 1994 and 1993,
respectively.
          Service charges on deposit accounts, the largest contributor to noninterest income, rose $1.435 million, or 35%, to $5.524 million in 1995, an increase from $4.089 million in 1994 and $2.916 million in 1993. Average deposits increased 11% in 1995 and 46% in 1994. The increase in service charges was attributable to attracting new transaction accounts, increased fee charges and improved collection results. In addition, effective March 1, 1995, Carolina First Bank implemented new service charges, including a charge for foreign automated teller machine transactions.
          Mortgage banking income includes origination fees, gains from the sale of loans and servicing fees (which are net of the related amortization for the mortgage servicing rights and subservicing payments). Mortgage banking income in 1995 was $2.162 million, compared with $1.638 million in 1994 and $1.788 million in 1993. The increase is primarily attributable to gains on the sale of mortgage loans and the adoption of Statement of Financial Accounting Standards ("SFAS") 122, "Accounting for Mortgage Servicing Rights". Income from originations and sales of mortgage loans totaled
$1.785 million in 1995, compared with $1.066 million in 1994 and $1.560 million in 1993. Mortgage loans totaling approximately $116 million, $55 million and $80 million were sold in 1995, 1994 and 1993, respectively. CF Mortgage's mortgage servicing operations consist of servicing loans that are owned by Carolina First Bank and subservicing loans, to which the right to service is owned by Carolina First Bank and other non-affiliated financial institutions. At December 31, 1995, CF Mortgage was servicing or subservicing 14,979 loans having an aggregate principal balance of approximately $1.279 billion.
          During 1995, the Company adopted SFAS 122, which was applied retroactively to the beginning of 1995, and recorded an asset to reflect the value of the servicing for its originated mortgage loans. In connection with the Company's adoption of SFAS 122, the Company recognized a gain of $281,000 which is included in mortgage banking income.
          Fees for trust services in 1995 increased to $1.042 million, up 13% from the $919,000 earned in 1994. Fees for trust services in 1993 were $542,000. At December 31, 1995, Carolina First Bank's trust department had assets under management of approximately $343 million. Trust department assets under management were $214 million at year end 1994 and $129 million at year end 1993. Fees for trust services increased as a result of the generation of new trust business and



AVERAGE YIELDS AND RATES
(on a fully tax-equivalent basis)
                                                  1995         1994       1993        1992     1991
EARNING ASSETS
    Loans........................................  9.60%       8.76%       8.44%     9.20%     10.36%
    Securities...................................  5.83        5.04        5.15      6.41       7.95
    Short-term  investments......................  6.35        3.84        3.10      3.82       5.53
    Total earning assets.........................  9.05%       8.11%       7.62%     8.64%      9.90%

INTEREST-BEARING LIABILITIES
    Interest-bearing deposits....................  4.62%       3.73%       3.80%     5.00%      6.79%
    Short-term borrowings........................  6.00        3.96        3.05      5.57       5.82
    Long-term debt...............................  9.50        9.25        8.66      7.54       6.93
    Total interest-bearing liabilities...........  4.87%       3.75%       3.79%     5.02%      6.77%

NET INTEREST MARGIN..............................  4.54%       4.65%       4.16%     4.01%      3.62%
PRIME INTEREST RATE..............................  8.83%       7.14%       6.00%     6.26%      8.48%

additional assets under management, but were less than expected because of delays in the introduction of new products and the recognition of income from new business booked.
          Sundry income was $606,000 higher in 1995 than in 1994, primarily because of higher customer service fees, insurance commissions and appraisal fee income. These increases are primarily related to increased lending and deposit activities.
          Noninterest expenses were $46.882 million in 1995, $51.839 million in 1994 and $27.294 million in 1993. Included in 1994 noninterest expenses was a $12.214 million one-time restructuring charge associated with the credit card securitization and the write-down of other intangible assets. Excluding the 1994 restructuring charges, 1995 noninterest expenses increased 18% over 1994, while 1994 was 45% higher than 1993.
          Salaries and wages and benefits increased 14% to $22.108 million in 1995 from $19.398 million in 1994. This increase follows an increase of 48% from $13.140 million in 1993. Full-time equivalent employees rose to 589 at the end of 1995 from 551 and 477 at the end of 1994 and 1993, respectively. Staff increases were attributable to the addition of 4 banking offices, entry into the Charleston market and higher loan and deposit activity resulting from internal growth and acquisitions.
          The 1995 occupancy and furniture and equipment expenses increased 17% to $7.391 million in 1995 from $6.305 million in 1994 and $4.234 million in 1993. This increase resulted principally from the addition of new banking offices. Thirteen new offices, including the Lexington, Myrtle Beach and Charleston main offices, have been added since the beginning of 1994.
          Sundry expense items increased $4.097 million, or 36%, to $15.609 million in 1995 from $11.512 million in 1994 and $9.045 million in 1993. The largest items of sundry noninterest expense were telephone, postage, supplies, loan servicing expense and professional fees. The amortization of solicitation fees associated with direct mail credit card originations increased approximately $1.910 million. Advertising expenses increased approximately $468,000 over the prior year due to new advertising campaigns to raise deposit balances and promotions in new markets. The remaining increase in sundry noninterest expense was principally attributable to the overhead and operating expenses associated with higher lending and deposit activities.
          In August 1995, the FDIC approved a reduction in the insurance assessments for Bank Insurance Fund ("BIF") deposits. This reduction decreased Carolina First Bank's insurance assessment for BIF deposits from 0.26% to 0.04% of the average assessment base. This decrease was retroactive to June 1, 1995. FDIC insurance premiums for 1995 were $1.983 million, approximately $131,000 lower than 1994's charges. Effective January 1, 1996, the insurance assessment for Carolina First Bank's BIF deposits was set at zer
o (although banks pay a $2,000 annual fee). The FDIC insurance assessment reduction applies only to BIF-insured deposits and does not include deposits insured by the Savings Association Insurance Fund ("SAIF"). In connection with the merger of Carolina First Savings Bank into Carolina First Bank and Carolina First Bank's assumption of other SAIF-insured deposits in connection with various acquisitions, approximately $223 million of Carolina First
Bank's total deposits (as of March 31, 1995, the proposed assessment date) are subject to SAIF insurance assessments imposed by the FDIC. The SAIF is underfunded and various proposals, including a one-time charge assessed on all SAIF-insured deposits, are being considered by regulators and lawmakers to recapitalize the SAIF. The proposed amount of the special assessment has been as high as $0.85 per $100 of SAIF deposits. Assuming that the special assessment were applied at the $0.85 rate, the Company would incur additional deposit insurance premium expense of approximately $1.9 million which would be charged against current period income. The timing and amount of such an assessment cannot be accurately predicted at this time. Carolina First Bank's SAIF-insured deposits are currently assessed at 0.23% of the average assessment base.
          The provision for income taxes in 1995 was $4.956 million, $190,000 in 1994 and $2.305 million in 1993. Income taxes for 1994 include a one-time reduction of $2.799 million from restructuring charges, partially offset by $1.005 million of income tax expense in connection with the merger of Carolina First Savings Bank into Carolina First Bank.

BALANCE SHEET REVIEW
          Total assets at December 31, 1995 were $1.415 billion, an increase of $210.6 million, or 17%, from $1.204 billion at the end of 1994. Loans increased $139.6 million, or 15%, to $1.063 billion at December 31, 1995 compared with $923.1 million at December 31, 1994. Deposits at year end 1995 were $1.095 billion, up 9% from $1.002 billion at year end 1994. Total shareholders' equity increased 10% to $95.0 million at December 31, 1995 from $86.5 million at the end of 1994. Significant components of balance sheet growth include increases from internal loan growth, new branch openings and the proceeds from the public offering of the Notes.
          Average total assets in 1995 were $1.270 billion, a 20% increase over the 1994 average of $1.057 billion. Average earning assets were $1.130 billion in 1995, a 20% increase over the 1994 level of $941.2 million. For 1993, average total assets and average earning assets were $782.6 million and $711.1 million, respectively.
          The Company's loan portfolio consists of commercial mortgage loans, commercial loans, consumer loans and one-to-four family residential mortgage loans. A substantial portion of these borrowers are located in South Carolina and are concentrated in the Company's market areas. The Company has no foreign loans or loans for highly leveraged transactions. The loan portfolio does not contain any industry concentrations of credit risk exceeding 10% of the portfolio. At December 31, 1995, the Company had total loans outstanding of $1.063 billion which equaled approximately 97% of the Company's total deposits and approximately 75% of the Company's total assets. The composition of the Company's loan portfolio, including loans held for sale, at December 31, 1995 was as follows: commercial and commercial real estate 51%, residential mortgage 20%, consumer 14%, credit card 8%, lease financing receivables 4% and construction 3%.
          The Company's loans increased $139.6 million, or 15%, to approximately $1.063 billion at December 31, 1995 from $923.1 million at December 31, 1994. This increase resulted primarily from internal growth. This increase was net of approximately $116.1 million of mortgage loans sold and $84 million of credit card receivables sold. In August 1995, the Company purchased approximately $32.9 million, net of related unearned income, in lease receivables from an unrelated third party.

Year End Loans
($ in millions)

(A bar graph appears here with the following plot points.)

1991     1992     1993     1994     1995
$395     $456     $624     $923     $1,063

5-Year Compound Growth Rate 27.2%

          For 1995, the Company's loans averaged $965.6 million with a yield of 9.60%, compared with $781.5 million and a yield of 8.76% for the same period of 1994. The interest rates charged on loans vary with the degree of risk and the maturity and amount of the loan. Competitive pressures, money market rates, availability of funds and government regulations also influence interest rates. The increase in loan yield was offset by the upward repricing of interest-bearing deposits.
          In June 1995, Carolina First Bank received an "outstanding" rating, the highest level attainable, for its Community Reinvestment Act ("CRA") performance from the FDIC. The CRA examination was conducted in December
1994.
          Securitization and packaging and selling loans are part of the Company's funding strategy. The Company engages in these transactions because they fund loan growth by moving loans off-balance-sheet while allowing the Company to retain the related income stream and servicing relationships.
During 1995, approximately $97 million in credit card receivables were transferred to the Trust. Loans held for sale at December 31, 1995 were approximately $125 million and primarily consisted of commercial and industrial loans secured by real estate. The Company expects to complete a securitization of approximately $100 million of commercial real estate loans in the first quarter of 1996.
          Management maintains an allowance for loan losses which it believes is adequate to cover possible losses in the loan portfolio. However, management's judgment is based upon a number of assumptions about future events which are believed to be reasonable, but which may or may not prove valid. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required.
          The allowance for loan losses is established through charges in the form of a provision for loan losses. Loan losses and recoveries are charged or credited directly to the allowance. The amount charged to the provision for loan losses by the Company is based on management's judgment as to the amount required to maintain an allowance adequate to provide for potential losses in the Company's loan portfolio. The level of this allowance is dependent upon the total amount of past due loans, general economic conditions and management's assessment of potential losses.
          At December 31, 1995, the Company had $1.275 million in non-accruing loans, $1.085 million in restructured loans and $2.748 million in loans greater than ninety days past due on which interest was still being accrued. This compares with $2.051 million in non-accruing loans, $675,000 in restructured loans and $1.285 million in loans greater than ninety days past due on which interest was still being accrued at December 31, 1994. Nonperforming assets as a percentage of loans and other real estate owned were
 0.46% and 0.51% at December 31, 1995 and 1994, respectively. Charge-offs as a percentage of average loans, excluding credit cards, during 1995 were 0.24%, compared with 0.17% in 1994. The allowance for loan losses as a percentage of nonperforming loans was 367% and 220% as of December 31, 1995 and 1994, respectively.
          At December 31, 1995, the total investment portfolio had a book value of $172.5 million and a fair value of $172.9 million for an unrealized gain of $472,000. The investment portfolio had a weighted average maturity of approximately 2 years. Securities (i.e., investment securities, securities available for sale and trading securities) averaged $157.8 million in 1995, 11% above the 1994 average of $142.5 million. The average portfolio yield increased to 5.83% in 1995 from 5.04% in 1994. The portfolio yield increased due to upward repricing during the first half of the year when interest rates were rising. At December 31, 1995, securities totaled $178.4 million, up
$46.4 million from the $132.0 million invested at the end of 1994.
          At December 31, 1995, other assets included other real estate owned of $2.508 million and intangible assets of $18.382 million. The intangible assets balance is attributable to goodwill of $8.168 million, core deposit balance premiums of $9.938 million and purchased credit card premiums of $276,000.
          During 1995, interest-bearing liabilities averaged $1.046 billion, compared with $867.1 million for 1994. The average interest rates were 4.87% and 3.75% for 1995 and 1994, respectively. At December 31, 1995, interest-bearing deposits comprised approximately 85% of total deposits and 81% of interest-bearing liabilities. Starting in 1994, the Company modified its funding strategy to rely more on advances from the Federal Home Loan Bank ("FHLB") because management determined that, due to increased competition for deposits, the marginal cost of borrowing from the FHLB is lower that the marginal cost of raising deposits. At December 31, 1995, FHLB advances totaled $90.0 million, compared with $72.0 million at December 31, 1994.
          Carolina First Bank's primary source of funds for loans and investments is deposits which are gathered through Carolina First Bank's branch network. Deposits grew 9.4% to $1.095 billion at December 31, 1995 from $1.002 billion at December 31, 1994. Internal growth generated the $93.0 million in new deposits. During 1995, total interest-bearing deposits averaged $892.3 million with a rate of 4.62%, compared with $824.4 million with a rate of 3.73% in 1994. As the level of interest rates continued to rise in 1994, the Company repriced deposits more slowly than the increase in the yields on earning assets. During 1995, however, deposit pricing was very competitive in Carolina First Bank's market areas, resulting in upward pressure on deposit interest rates. The Company does not believe that it has any brokered deposits.
          Average noninterest-bearing deposits, which increased 29% during the year, increased to 12.8% of average total deposits in 1995 from 10.9% in 1994. This increase was attributable to new accounts from commercial loan customers and escrow balances related to mortgage servicing operations.
          The Company's core deposit base consists of consumer time deposits, savings, NOW accounts, money market accounts and checking accounts. Although such core deposits are becoming increasingly interest sensitive for both the Company and the

Year End Deposits
($ in millions)

(A bar graph appears here with the following plot points.)

1991     1992     1993     1994     1995
$480     $556     $804     $1,002   $1,095

5-Year Compound Growth Rate 25.1%

Shareholders' Equity vs. Market Capitalization
($ in millions)

(A bar grap appears here with the following plot points.)

                       1991     1992     1993     1994     1995
Shareholders' Equity   $39      $51      $70      $ 86     $ 95
Market Capitalization  $34      $65      $89      $121     $160



industry as a whole, such core deposits continue to provide the Company with a large and stable source of funds. Core deposits as a percentage of average total deposits averaged approximately 86% in 1995. The Company closely monitors its reliance on certificates of deposit greater than $100,000, which are generally considered less stable and less reliable than core deposits.
          Total shareholders' equity amounted to $95.0 million, or 6.71% of total assets, at December 31, 1995, compared with $86.5 million, or 7.18% of total assets, at December 31, 1994. The $8.5 million increase in total shareholders' equity resulted principally from retention of earnings less cash dividends paid. In addition, the year end 1995 shareholders' equity was increased by the $1.152 million change from an unrealized loss to an unrealized gain on securities available for sale.
          The Company's capital needs have been met principally through public offerings of common stock, preferred stock and subordinated notes and through the retention of earnings. In addition, the Company issued capital stock in connection with the acquisitions of Carolina First Savings Bank, CF Mortgage, ACNB, MNB and Blue Ridge.
          On May 18, 1995, the Company completed a $26.5 million public offering of its Notes. The Notes, which are due on September 1, 2005, pay interest quarterly at an annual rate of 9.00%. The Notes qualify as Tier 2 capital.
          In February 1996, the Company redeemed its Series 1993 Preferred Stock and its Series 1994 Preferred Stock. In connection with the redemption of the Series 1993 Preferred Stock, substantially all of the outstanding shares were converted into 871,021 shares of Common Stock. The redemption date for the Series 1994 Preferred Stock is February 29, 1996. Holders may elect to convert their shares into Common Stock (at a rate of 1.8828 shares for each share of Series 1994 Preferred Stock) or redeem their shares for $26.50. The Company expects that substantially all of the shares of Series 1994 Preferred Stock will be converted into Common Stock.
          Book value per share at December 31, 1995 and 1994 was $9.14 and $7.93, respectively. Tangible book value per share at December 31, 1995 and 1994 was $6.36 and $4.49, respectively. Tangible book value was significantly below book value as a result of the purchase premiums associated with branch acquisitions and the purchase of CF Mortgage. The conversions of the Series
1993 Preferred Stock and Series 1994 Preferred Stock described above are expected to increase the Company's book value per share and tangible book value per share.
          At December 31, 1995, the Company and Carolina First Bank were in compliance with each of the applicable regulatory capital requirements and exceeded the "well capitalized" regulatory guidelines. The following table sets forth various capital ratios for the Company and Carolina First Bank.

                                       AS OF           Well Capitalized
CAPITAL RATIOS                         12/31/95           Requirement
THE COMPANY
    Total risk-based
    capital............                  10.22%               10.0%
    Tier 1 risk-based
    capital............                  7.09                  6.0
    Leverage ratio.....                  5.40                  5.0
CAROLINA FIRST BANK
    Total risk-based
    capital............                  10.15                 10.0
    Tier 1 risk-based
    capital............                  9.35                  6.0
    Leverage ratio.....                  7.23                  5.0

LIQUIDITY AND INTEREST RATE SENSITIVITY
          Asset/liability management is the process by which the Company monitors and controls the mix and maturities of its assets and liabilities. The essential purposes of asset/liability management are to ensure adequate liquidity and to maintain an appropriate balance between interest sensitive assets and liabilities. Liquidity management involves meeting the cash flow requirements of the Company. These cash flow requirements primarily involve withdrawals of deposits, extensions of credit, payment of operating expenses and repayment of purchased funds.
The Company's principal sources of funds for liquidity purposes are customer deposits, principal and interest payments on loans, maturities and sales of debt securities, temporary investments and earnings.
Temporary investments averaged 0.52% and 1.68% of earning assets in 1995 and 1994, respectively. Management believes that the Company maintains an adequate level of liquidity by retaining liquid assets and other assets that can easily be converted into cash and by maintaining access to alternate sources of funds, including federal funds purchased from correspondent banks and borrowing from the FHLB. The Company is pursuing the securitization of approximately $100 million in commercial real estate loans, which would move these loans off the balance sheet and significantly improve liquidity. The Company expects to complete the commercial loan securitization in the first quarter of 1996.
          The liquidity ratio is an indication of a Company's ability to meet its short-term funding obligations. FDIC examiners suggest that a commercial bank maintain a liquidity ratio of between 20% and 25%. At December 31, 1995, Carolina First Bank's liquidity ratio was approximately 10%. At December 31, 1995, Carolina First Bank had unused short-term lines of credit totaling approximately $12.8 million (which are withdrawable at the lender's option). In addition, Carolina First Bank has access to borrowing from the FHLB. At December 31, 1995, unused borrowing capacity from the FHLB totaled approximately $45 million. Management believes that these sources are adequate to meet its liquidity needs. Following its third quarter of 1995 examination, the FDIC recommended that Carolina First Bank increase its liquidity ratio. Carolina First Bank has adopted a plan which is designed to improve its liquidity ratio.
          In 1994, the Company modified its funding strategy to rely more on advances from the FHLB because management determined that, due to increased competition for deposits, the marginal cost of borrowing from the FHLB is lower than the marginal cost of raising deposits. At December 31, 1995, FHLB advances totaled $90.0 million, compared with $72.0 million at December 31, 1994.
          The Company has certain cash needs, including general operating expenses and the payment of dividends and interest on borrowings. The Company generates cash to meet these needs primarily through management fees and dividends paid to it by its subsidiaries and secondarily from existing cash reserves, sales of securities available for sale, interest income on its investment assets and certain other vehicles.
          The interest sensitivity gap is the difference between total interest sensitive assets and liabilities in a given time period. The objective of interest sensitivity management is to maintain reasonably stable growth in net interest income despite changes in market interest rates by maintaining the proper mix of interest sensitive assets and liabilities. Over the past several years, the environment in which financial institutions operate has been characterized by volatile interest rates and greater

NonPerforming Assets as a % of
Loans and Foreclosed Property
(in percentages)

(A bar graph appears here with the following plot points.)

                               1991     1992     1993     1994     1995
Carolina First                 0.84%    1.23%    0.86%    0.51%    0.46%
Federal Reserve Bank Holding
   Company Peer Group**        3.32%    2.78%    2.20%    1.25%    1.13%*

 *As of September 30, 1995
**Source: Federal Reserve Bank Holding Company Performance Report reliance on market-sensitive deposits, increasing both the importance and the difficulty of interest sensitivity management. Management seeks to maintain a general equilibrium between interest sensitive assets and liabilities in order to insulate net interest income from significant adverse changes in market rates.
          The Company's Asset/Liability Management Committee uses an asset/liability simulation model which quantifies balance sheet and earnings variations under different interest rate environments to measure and manage interest rate risk.

ASSET QUALITY
          Prudent risk management involves assessing risk and managing it effectively. Certain credit risks are inherent in making loans, particularly commercial, real estate and consumer loans. The Company attempts to manage credit risks by adhering to internal credit policies and procedures. These policies and procedures include a multi-layered loan approval process, officer and customer limits, periodic documentation examination and follow-up procedures for any exceptions to credit policies. Loans are assigned a grade and those that are determined to involve more than normal credit risk are placed in a special review status. Loans that are placed in special review status are required to have a plan under which they will be either repaid or restructured in a way that reduces credit risk. Loans in this special review status are reviewed monthly by the loan committee of the Board of Directors.
          As demonstrated by the following analytical measures of asset quality, management believes the Company has effectively managed its credit risk. Net loan charge-offs, including credit card receivables, totaled $4.948 million in 1995 and $2.951 million in 1994, or 0.51% and 0.38%, respectively, as a percentage of average loans. Nonperforming assets as a percentage of loans and other real estate owned were 0.46% and 0.51% as of December 31, 1995 and 1994, respectively.

ASSET QUALITY
($ in thousands)

                                                                                              December 31,
                                                                      1995         1994       1993      1992        1991

Nonaccural loans                                                     $1,275      $2,051     $2,487     $2,474      $1,879
Restructured loans                                                    1,085         675       --         --          --
    Total nonperforming loans                                         2,360       2,726      2,487      2,474       1,879
Other real estate                                                     2,508       1,996      2,879      2,804       1,471
    Total nonperforming assets                                       $4,868      $4,722     $5,366     $5,278      $3,350

Nonperforming assets as a % of loans and
    foreclosed property                                                0.46%       0.51%      0.86%      1.23%       0.84%

Accruing loans past due 90 days                                      $2,748      $1,285     $2,060     $2,127      $1,784

Allowance for loan losses times nonperforming loans                   3.67X        2.20x      2.69x      1.87x       2.40x

REPORT OF INDEPENDENT AUDITORS

THE BOARD OF DIRECTORS OF CAROLINA FIRST CORPORATION
         We have audited the acCompanying consolidated balance sheet of Carolina First Corporation and subsidiaries as of December 31, 1995, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The acCompanying consolidated financial statements of Carolina First Corporation and subsidiaries as of December 31, 1994, and for each of the years in the two-year period ended December 31, 1994, were audited by other auditors whose report thereon dated February 3, 1995, expressed an unqualified opinion on those statements.
          We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
          In our opinion, the 1995 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Carolina First Corporation and subsidiaries as of December 31, 1995, and the results of their operations and cash flows for the year then ended in conformity with generally accepted accounting principles.

                                        (Signature of KPMG Peat Marwick LLP)
                                        KPMG PEAT MARWICK LLP

Greenville, SC
January 26, 1996


REPORT OF MANAGEMENT

          Management of Carolina First Corporation (the "Company") is committed to quality customer service, enhanced shareholder value, financial stability and integrity in all dealings. Management has prepared the acCompanying consolidated financial statements in conformity with generally accepted accounting principles. The statements include amounts that are based on management's best estimates and judgments. Other financial information contained in this report is presented on a basis consistent with the financial statements.
          To ensure the integrity, objectivity and fairness of data in these statements, management of the Company has established and maintains an internal control structure that is supplemented by a program of internal audits. The internal control structure is designed to provide reasonable assurance that assets are safeguarded and transactions are executed, recorded and reported in accordance with management's intentions and authorizations.
          The financial statements have been audited by KPMG Peat Marwick
LLP, independent auditors, in accordance with generally accepted auditing standards. KPMG Peat Marwick LLP reviews the results of its audit with both management and the Audit Committee of the Board of Directors of the Company. The Audit Committee, composed entirely of outside directors, meets periodically with management, internal auditors and KPMG Peat Marwick LLP (separately and jointly) to determine that each is fulfilling its responsibili ties and to consider recommendations for enhancing internal controls. The financial statements have not been reviewed, or confirmed for accuracy or relevance, by the Federal Deposit Insurance Corporation.

(Signature of Mack I. Whittle, Jr.)    (Signature of William S. Hummers, III)
Mack I. Whittle, Jr.                   William S. Hummers, III
President and                          Executive Vice President and
Chief Executive Officer                Chief Financial Officer

CONSOLIDATED BALANCE SHEETS
CAROLINA FIRST CORPORATION AND SUBSIDIARIES
($ in thousands, except share data)

                                                                                         December 31,
                                                                            1995                             1994
ASSETS
  Cash and due from banks....................................           $      84,433                    $      59,750
  Federal funds sold and resale agreements...................                       -                            4,420
  Securities
    Trading..................................................                   5,805                            1,155
    Available for sale.......................................                 146,272                           60,548
    Held for investment (market value $26,670 in 1995 and
      $66,820 in 1994).......................................                  26,289                           70,264
      Total securities.......................................                 178,366                          131,967
  Loans held for sale........................................                 125,000                           71,695
  Loans......................................................                 944,716                          852,246
    Less unearned income.....................................                   7,056                              873
    Less allowance for loan losses...........................                   8,661                            6,002
      Net loans..............................................               1,053,999                          917,066
  Premises and equipment.....................................                  40,320                           39,823
  Accrued interest receivable................................                  10,829                            7,674
  Other assets...............................................                  46,975                           43,650
                                                                        $   1,414,922                    $   1,204,350
LIABILITIES AND SHAREHOLDERS' EQUITY
  Liabilities
    Deposits
      Noninterest-bearing....................................           $     160,394                    $     126,974
      Interest-bearing.......................................                 935,097                          874,774
      Total deposits.........................................               1,095,491                        1,001,748
    Federal funds purchased and repurchase agreements........                  91,532                           33,986
    Other short-term borrowings..............................                  95,257                           72,088
    Long-term debt...........................................                  26,347                            1,162
    Accrued interest payable.................................                   6,737                            4,141
    Other liabilities........................................                   4,591                            4,743
      Total liabilities......................................               1,319,955                        1,117,868
  Commitments and Contingent Liabilities
  Shareholders' Equity
    Preferred stock - no par value; authorized 10,000,000
      shares; issued and outstanding 917,200 shares (Series
      1994), 456,521 shares (Series 1993) and 53,575 shares
      (Series 1993B) in 1995 and 920,000 shares (Series
      1994), 621,000 shares (Series 1993) and 60,000 shares
      (Series 1993B) in 1994; liquidation preference $25 per
      share (Series 1994 and 1993) and $20 per share (Series
      1993B).................................................                  32,909                           37,014
    Common stock - par value $1 per share; authorized
      20,000,000 shares; issued and outstanding 6,517,366
      shares in 1995 and 5,618,941 shares in 1994............                   6,517                            5,619
    Surplus..................................................                  54,432                           45,543
    Retained earnings........................................                   1,778                              515
    Nonvested restricted stock...............................                    (745)                          (1,083)
    Guarantee of ESOP debt...................................                     (76)                            (126)
    Unrealized gain (loss) on securities available for sale,
      net of tax.............................................                     152                           (1,000)
      Total shareholders' equity.............................                  94,967                           86,482
                                                                        $   1,414,922                    $   1,204,350

See Notes to Consolidated Financial Statements which are an integral part of these statements.
                                       21

CONSOLIDATED STATEMENTS OF INCOME
CAROLINA FIRST CORPORATION AND SUBSIDIARIES
($ in thousands, except share data)

                                                                                For The Years Ended December 31,
                                                                       1995                   1994                   1993
INTEREST INCOME
  Interest and fees on loans.................................      $      92,731          $      68,474          $      46,312
  Interest on securities
    Taxable..................................................              7,500                  5,623                  6,483
    Exempt from Federal income taxes.........................              1,088                  1,020                    475
      Total interest on securities...........................              8,588                  6,643                  6,958
  Interest on federal funds sold and resale agreements.......                431                    652                    695
      Total interest income..................................            101,750                 75,769                 53,965
INTEREST EXPENSE
  Interest on deposits.......................................             41,179                 30,750                 24,055
  Interest on short-term borrowings..........................              8,196                  1,638                    427
  Interest on long-term debt.................................              1,603                    121                    125
      Total interest expense.................................             50,978                 32,509                 24,607
      Net interest income....................................             50,772                 43,260                 29,358
PROVISION FOR LOAN LOSSES....................................              6,846                  1,197                  1,106
      Net interest income after provision for loan losses....             43,926                 42,063                 28,252
NONINTEREST INCOME
  Service charges on deposit accounts........................              5,524                  4,089                  2,916
  Credit card trust income...................................              2,775                      -                      -
  Mortgage banking income....................................              2,162                  1,638                  1,788
  Fees for trust services....................................              1,042                    919                    542
  Gain on sale of securities.................................                769                     75                    680
  Gain on sale of mortgage servicing rights..................              2,943                      -                      -
  Sundry.....................................................              2,111                  1,505                    839
      Total noninterest income...............................             17,326                  8,226                  6,765
NONINTEREST EXPENSES
  Salaries and wages.........................................             17,524                 15,023                 10,630
  Employee benefits..........................................              4,584                  4,375                  2,510
  Occupancy..................................................              4,209                  3,728                  2,301
  Furniture and equipment....................................              3,182                  2,577                  1,933
  Amortization of intangibles................................              1,774                  2,410                    875
  Sundry.....................................................             15,609                 11,512                  9,045
  Credit card restructuring charges..........................                  -                 12,214                      -
      Total noninterest expenses.............................             46,882                 51,839                 27,294
      Income (loss) before income taxes......................             14,370                 (1,550)                 7,723
  Income taxes...............................................              4,956                    190                  2,305
      Net income (loss)......................................              9,414                 (1,740)                 5,418
  Dividends on preferred stock...............................              2,752                  2,433                  1,930
      Net income (loss) applicable to common shareholders....      $       6,662          $      (4,173)         $       3,488
NET INCOME (LOSS) PER COMMON SHARE:*
      Primary................................................      $        1.04          $       (0.71)         $        0.76
      Fully diluted..........................................               1.02                  (0.71)                  0.76
AVERAGE COMMON SHARES OUTSTANDING:*
      Primary................................................          6,396,838              5,836,845              4,587,884
      Fully diluted..........................................          9,274,686              8,429,010              6,840,779
CASH DIVIDENDS DECLARED PER COMMON SHARE*....................      $        0.25          $        0.20          $        0.05

See Notes to Consolidated Financial Statements which are an integral part of these statements.
* Share data have been restated to reflect 5% stock dividends.
                                       22

CONSOLIDATED STATEMENTS OF CHANGES IN
SHAREHOLDERS' EQUITY
CAROLINA FIRST CORPORATION AND SUBSIDIARIES
($ in thousands)

                                                                Shares of                                           Retained
                                                                 Common      Preferred     Common                   Earnings
                                                                  Stock        Stock        Stock       Surplus    and Other*
BALANCE, DECEMBER 31, 1992...................................   4,036,273    $  10,319    $   4,036    $  30,476    $   6,457
  Net income.................................................           -            -            -            -        5,418
  Issuance of Series 1993 preferred stock....................           -       14,462            -            -            -
  Issuance of Series 1993B preferred stock...................           -        1,200            -            -            -
  Conversion and redemption of Series 1992 preferred stock...   1,089,674      (10,319)       1,090        9,137            -
  Common stock issued pursuant to:
    Stock dividend...........................................     147,458            -          147        1,770       (1,926)
    Restricted stock plan....................................      35,500            -           36          409         (445)
    Dividend reinvestment plan...............................       4,104            -            4           45            -
    Exercise of stock options................................       4,341            -            4           26            -
  Cash dividends paid/accrued by Carolina First:
    Preferred stock..........................................           -            -            -            -       (1,930)
    Common stock.............................................           -            -            -            -         (214)
  Vesting recognized as salary expense.......................           -            -            -            -          163
  Payment on ESOP debt.......................................           -            -            -            -           50
BALANCE, DECEMBER 31, 1993...................................   5,317,350       15,662        5,317       41,863        7,573
  Net loss...................................................           -            -            -            -       (1,740)
  Transfer of undivided profits to surplus...................           -            -            -           56          (56)
  Issuance of Series 1994 preferred stock....................           -       21,444            -            -            -
  Common stock issued pursuant to:
    Stock dividend...........................................     214,380            -          214        2,466       (2,689)
    Restricted stock plan....................................      40,768            -           41          570         (611)
    Dividend reinvestment plan...............................      44,055            -           44          559            -
    Employee stock purchase plan.............................       2,247            -            3           28            -
    Exercise of stock options................................         141            -            -            1            -
  Cash dividends paid/accrued by Carolina First:
    Preferred stock..........................................           -            -            -            -       (2,433)
    Common stock.............................................           -            -            -            -       (1,024)
  Treasury shares purchased..................................           -          (92)           -            -            -
  Vesting recognized as salary expense.......................           -            -            -            -          236
  Payment on ESOP debt.......................................           -            -            -            -           50
  Unrealized loss on securities available for sale, net of
    tax......................................................           -            -            -            -       (1,000)
BALANCE, DECEMBER 31, 1994...................................   5,618,941       37,014        5,619       45,543       (1,694)
                                                                  Total
BALANCE, DECEMBER 31, 1992...................................   $  51,288
  Net income.................................................       5,418
  Issuance of Series 1993 preferred stock....................      14,462
  Issuance of Series 1993B preferred stock...................       1,200
  Conversion and redemption of Series 1992 preferred stock...         (92)
  Common stock issued pursuant to:
    Stock dividend...........................................          (9)
    Restricted stock plan....................................           -
    Dividend reinvestment plan...............................          49
    Exercise of stock options................................          30
  Cash dividends paid/accrued by Carolina First:
    Preferred stock..........................................      (1,930)
    Common stock.............................................        (214)
  Vesting recognized as salary expense.......................         163
  Payment on ESOP debt.......................................          50
BALANCE, DECEMBER 31, 1993...................................      70,415
  Net loss...................................................      (1,740)
  Transfer of undivided profits to surplus...................           -
  Issuance of Series 1994 preferred stock....................      21,444
  Common stock issued pursuant to:
    Stock dividend...........................................          (9)
    Restricted stock plan....................................           -
    Dividend reinvestment plan...............................         603
    Employee stock purchase plan.............................          31
    Exercise of stock options................................           1
  Cash dividends paid/accrued by Carolina First:
    Preferred stock..........................................      (2,433)
    Common stock.............................................      (1,024)
  Treasury shares purchased..................................         (92)
  Vesting recognized as salary expense.......................         236
  Payment on ESOP debt.......................................          50
  Unrealized loss on securities available for sale, net of
    tax......................................................      (1,000)
BALANCE, DECEMBER 31, 1994...................................      86,482

  Net income.................................................           -            -            -            -        9,414
  Common stock issued pursuant to:
    Stock dividend...........................................     291,603            -          292        4,082       (4,393)
    Blue Ridge merger........................................     154,141            -          154          (22)         672
    Exercise of stock warrants...............................      12,598            -           13           60            -
    Dividend reinvestment plan...............................      43,322            -           43          555            -
    Employee stock purchase plan.............................       6,595            -            6           82            -
    Exercise of stock options................................      51,250            -           51          274            -
    Conversion of preferred stock............................     338,916       (4,197)         339        3,858         (113)
  Cash dividends paid/accrued by Carolina First:
    Preferred stock..........................................           -            -            -            -       (2,752)
    Common stock.............................................           -            -            -            -       (1,565)
  Treasury shares sold.......................................           -           92            -            -            -
  Vesting recognized as salary expense.......................           -            -            -            -          338
  Payment on ESOP debt.......................................           -            -            -            -           50
  Unrealized gain on securities available for sale, net of
    tax......................................................           -            -            -            -        1,152

BALANCE, DECEMBER 31, 1995...................................   6,517,366    $  32,909    $   6,517    $  54,432    $   1,109
  Net income.................................................       9,414
  Common stock issued pursuant to:
    Stock dividend...........................................         (19)
    Blue Ridge merger........................................         804
    Exercise of stock warrants...............................          73
    Dividend reinvestment plan...............................         598
    Employee stock purchase plan.............................          88
    Exercise of stock options................................         325
    Conversion of preferred stock............................        (113)
  Cash dividends paid/accrued by Carolina First:
    Preferred stock..........................................      (2,752)
    Common stock.............................................      (1,565)
  Treasury shares sold.......................................          92
  Vesting recognized as salary expense.......................         338
  Payment on ESOP debt.......................................          50
  Unrealized gain on securities available for sale, net of
    tax......................................................       1,152
BALANCE, DECEMBER 31, 1995...................................   $  94,967

See Notes to Consolidated Financial Statements which are an integral part of these statements.
*Other includes unrealized gain (loss) on securities available for sale, nonvested restricted stock and guarantee of ESOP debt.
                                       23

CONSOLIDATED STATEMENTS OF CASH FLOWS
CAROLINA FIRST CORPORATION AND SUBSIDIARIES
($ in thousands)

                                                                                For The Years Ended December 31,
                                                                       1995                   1994                   1993
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)..........................................       $     9,414            $    (1,740)           $     5,418
  Adjustments to reconcile net income (loss) to net cash
    provided by (used for) operations
    Depreciation.............................................             3,284                  2,756                  1,965
    Amortization of intangibles..............................             1,774                  2,410                    875
    Provision for loan losses................................             6,846                  1,197                  1,106
    Deferred income tax expense (benefit)....................              (967)                 1,017                    450
    Gain on sale of securities...............................              (769)                   (75)                  (680)
    Gain on sale of mortgage servicing rights................            (2,943)                     -                      -
    Unrealized gain on securities............................               (51)                     -                   (199)
    Originations of mortgage loans held for sale.............          (110,190)               (49,562)               (81,076)
    Sale of mortgage loans held for sale.....................           116,109                 55,099                 80,177
    Proceeds from sale of trading securities.................           452,666                420,378                  1,075
    Proceeds from maturity of trading securities.............            23,493                 31,176                      -
    Purchase of trading securities...........................          (480,758)              (452,459)                (1,325)
    Increase in accrued interest receivable..................            (3,155)                (2,299)                  (751)
    Increase in accrued interest payable.....................             2,596                    775                    281
    Increase in other assets.................................            (4,339)               (17,410)                    (5)
    Premiums paid on acquired credit cards...................                 -                      -                 (1,023)
    Increase (decrease) in other liabilities.................              (668)                (3,439)                 5,458
    Federal Home Loan Bank stock dividend....................                 -                   (150)                   (68)
      Net cash provided by (used for) operating activities...            12,342                (12,326)                11,678
CASH FLOWS FROM INVESTING ACTIVITIES
  Net decrease (increase) in federal funds sold and
    resale agreements........................................             4,420                 55,450                (51,934)
  Proceeds from sale of securities available for sale........            77,570                 26,429                 67,285
  Proceeds from maturity of securities available for sale....            72,160                162,709                219,720
  Proceeds from maturity of securities held for investment...            10,135                  8,110                  5,570
  Purchase of securities available for sale..................          (160,232)              (173,712)              (276,940)
  Purchase of securities held for investment.................           (39,041)               (24,777)               (52,708)
  Purchase of loans..........................................           (32,911)                     -                (16,265)
  Net increase in loans......................................          (118,663)              (264,738)              (119,208)
  Proceeds from sale of mortgage servicing rights............             5,026                      -                      -
  Proceeds from sale of premises and equipment...............                30                    424                    474
  Capital expenditures.......................................            (3,811)               (11,209)               (12,060)
  Blue Ridge merger..........................................               804                      -                      -
    Net cash used for investing activities...................          (184,513)              (221,314)              (236,066)
CASH FLOWS FROM FINANCING ACTIVITIES
  Acquired deposits (net)....................................                 -                 97,735                196,840
  Net increase in deposits...................................            93,743                 56,024                  5,674
  Net increase in federal funds purchased and
    repurchase agreements....................................            57,546                 17,261                 14,188
  Increase in short-term borrowings..........................            23,169                 71,976                   (108)
  Issuance of long-term debt.................................            25,237                      -                      -
  Payments of long-term debt.................................               (52)                   (78)                  (163)
  Issuance of preferred stock................................                 -                 21,352                 14,462
  Redemption of preferred stock..............................                 -                      -                    (92)
  Cash dividends paid........................................            (4,221)                (3,025)                (1,777)
  Other common stock activity................................             1,432                    629                     30
    Net cash provided by financing activities................           196,854                261,874                229,054
Net increase in cash and due from banks......................            24,683                 28,234                  4,666
Cash and due from banks at beginning of year.................            59,750                 31,516                 26,850
Cash and due from banks at end of year.......................       $    84,433            $    59,750            $    31,516

See Notes to Consolidated Financial Statements which are an integral part of these statements.
                                       24

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CAROLINA FIRST CORPORATION AND SUBSIDIARIES
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
    PRINCIPLES OF CONSOLIDATION -- The consolidated financial statements include the accounts of Carolina First Corporation (the "Company") and its wholly-owned subsidiaries, Carolina First Bank, Blue Ridge Finance Company ("Blue Ridge") and Carolina First Mortgage Company ("CF Mortgage"). All significant interCompany accounts and transactions have been eliminated.
    The accounting principles followed by the Company and its subsidiaries and the methods of applying these principles conform with generally accepted accounting principles and with general practices within the banking industry. Certain principles which significantly affect the determination of financial position, results of operations and cash flows are summarized below.
    Prior years' financial statements have been restated to reflect acquisitions consummated during 1995 accounted for using the pooling-of-interests method of accounting. Acquisitions during the past three years that were accounted for as purchases are reflected in the financial position and results of operations of the Company since the date of their acquisition. Certain prior year amounts have been reclassified to conform with 1995 presentations.
    SECURITIES -- Management determines the appropriate classification of securities at the time of purchase. Securities, primarily debt securities, are classified as trading securities, securities available for sale and securities held for investment, defined as follows:
    Trading securities are carried at fair value. The Company's policy is to acquire trading securities only to facilitate their sale to customers. Adjustments for unrealized gains or losses are included in noninterest income.
    Securities available for sale are carried at fair value. Such securities are used to execute asset/liability management strategy and to manage liquidity. Adjustments for unrealized gains or losses, net of the income tax effect, are made through the equity account.
    Securities held for investment are stated at cost, net of the amortization of premiums and the accretion of discounts. The Company intends to and has the ability to hold such securities until maturity.
    Gains or losses on the sale of securities are recognized on a specific identification, trade date basis.
    LOANS -- Loans receivable are stated at unpaid principal balances adjusted for unamortized premiums and unearned discounts. Carolina First Bank recognizes interest on loans using the interest method. Income on certain installment loans is recognized using the "Rule of 78's" method. The results from the use of the "Rule of 78's" method are not materially different from those obtained by using the interest method. Loans are considered to be impaired when, in management's judgment, the collection of principal or interest is not collectible in accordance with the terms of the obligation. An impaired loan is put on non-accrual status and future cash receipts are applied to principal only. The accrual of interest resumes only when the loan returns to performing status.
    The premium or discount on purchased loans is amortized over the expected life of the loans and is included in interest and fees on loans.
    LOANS HELD FOR SALE -- Loans held for sale include commercial loans secured by real estate, mortgage loans and credit card loans and are carried at the lower of aggregate cost or market value.
    LOAN SALES -- Gains or losses on sales of loans are recognized at the time of sale and are determined by the difference between net sales proceeds and the carrying value of the loans sold. When mortgage loans are sold with servicing rights retained, additional gains or losses are realized if the actual servicing fees to be received differ from the normal servicing fees. The resulting excess servicing rights, included in other assets, are amortized to operations over the remaining life of the loans. Management periodically reviews and adjusts, as necessary, its estimates of remaining loan lives.
    MORTGAGE SERVICING RIGHTS -- Effective January 1, 1995, the Company adopted Statement of Financial Accounting Standards ("SFAS") 122, "Accounting for Mortgage Servicing Rights," which amends SFAS 65, "Accounting for Certain Mortgage Banking Activities." The statement provides guidance for recognition of mortgage servicing rights as an asset when a mortgage loan is sold or securitized and servicing rights retained. Since the adoption of SFAS 122, the Company capitalizes the allocated cost of originated mortgage servicing rights, and records a corresponding increase in mortgage banking income. Prior to the
                                       25
adoption of the statement, the allocated costs of originated mortgage servicing rights were not capitalized.
    The rights to service mortgage loans for others ("mortgage servicing rights" or "MSRs") are included in other assets. Purchased mortgage servicing rights are recorded at lower of cost or market. Originated mortgage servicing rights are capitalized based on the allocated cost which is determined when the underlying loans are sold or securitized. MSRs are amortized in proportion to and over the period of estimated net servicing income using a method that is designed to approximate a level-yield method, taking into consideration the estimated prepayment of the underlying loans. For purposes of measuring impairment, MSRs are periodically reviewed for impairment based upon quarterly external valuations. Such valuations are projected using a discounted cash flow method that includes assumptions regarding prepayments, servicing costs and other factors. Impairment is measured on a disaggregated basis for each pool of rights.
    ALLOWANCE FOR LOAN LOSSES -- The allowance for loan losses is based on management's ongoing evaluation of the loan portfolio and reflects an amount that, in management's opinion, is adequate to absorb losses in the existing portfolio. In evaluating the portfolio, management takes into consideration numerous factors, including current economic conditions, prior loan loss experience, the composition of the loan portfolio and management's estimate of anticipated credit losses. Loans are charged against the allowance at such time as they are determined to be losses. Subsequent recoveries are credited to the allowance. Management considers the year end allowance appropriate and adequate to cover possible losses in the loan portfolio; however, management's judgment is based upon a number of assumptions about future events, which are believed to be reasonable, but which may or may not prove valid. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required. In addition, various regulatory agencies periodically review the Company's allowance for loan losses as part of their examination process and could require the Company to adjust its allowance for loan losses.
    CONCENTRATIONS OF CREDIT RISK -- The Company makes loans to individuals and small businesses for various personal and commercial purposes primarily throughout South Carolina. The Company has a diversified loan portfolio, and the borrowers' ability to repay their loans is not dependent upon any specific economic segment.
    PREMISES AND EQUIPMENT -- Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed over the estimated useful lives of the assets primarily using the straight-line method. Leasehold improvements are amortized on a straight-line basis over the lesser of the estimated useful life of the improvement or the terms of the respective lease.
    Additions to premises and equipment and major replacements or improvements are capitalized at cost. Maintenance, repairs and minor replacements are expensed when incurred.
    INTANGIBLE ASSETS -- Intangible assets, included in other assets, consist primarily of goodwill and core deposit premiums resulting from the Company's branch acquisitions. On an ongoing basis, the Company evaluates the carrying value of these intangible assets and charges to expense any difference between the carrying value and the estimated fair market value.
    During 1994, the Company reevaluated the estimated economic lives and amortization methods for its intangible assets. As a result of this reevaluation, core deposit intangibles are being amortized over 10 years (previously 15 years) using the sum-of-the-years' digits method (previously straight-line method). Goodwill is being amortized over 25 years (previously 15 years) using the straight-line method. The effect of this change is not significant.
    OTHER REAL ESTATE OWNED -- Other real estate owned, included in other assets, is comprised of real estate properties acquired in partial or total satisfaction of problem loans. The properties are recorded at the lower of cost or fair market value at the date acquired. Losses arising at the time of acquisition of such properties are charged against the allowance for loan losses. Subsequent write-downs that may be required to the carrying value of these properties are charged to noninterest expenses. Gains and losses realized from the sale of other real estate owned are included in noninterest income.
    LOAN ORIGINATION FEES -- Origination fees received and direct costs incurred are amortized to interest income over the contractual lives of the loans, adjusted for repayments, using the level yield method. Loan commitment fees received to originate or purchase loans are offset against the direct costs incurred to make such commitments. The net amount is deferred and upon exercise is recognized over the life of the related loan as a yield
                                       26
adjustment. If the commitment expires unexercised, the net deferred amount is recognized.
    INCOME TAXES -- The Company computes its income taxes in accordance with the provisions of SFAS 109, "Accounting for Income Taxes." Under SFAS 109, deferred tax liabilities are recognized on all taxable temporary differences (reversing differences where tax deductions initially exceed financial statement expense, or income is reported for financial statement purposes prior to being reported for tax purposes). In addition, deferred tax assets are recognized on all deductible temporary differences (reversing differences where financial statement expense initially exceeds tax deductions, or income is reported for tax purposes prior to being reported for financial statement purposes) and operating loss and tax credit carryforwards. Valuation allowances are established to reduce deferred tax assets if it is determined to be "more likely than not" that all or some portion of the potential deferred tax assets will not be realized. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
    PER SHARE DATA -- Primary earnings per share are computed by dividing net income (loss) applicable to common shareholders by the weighted average number of shares of common stock and common stock equivalents outstanding during the period. Fully diluted earnings per share are computed by dividing net income
(loss) by the weighted average number of shares of common stock and common stock equivalents outstanding during the period, with common stock equivalents calculated based on the ending market price, if higher than the average market price. Common stock equivalents consist of convertible preferred stock, stock warrants and options and are computed using the treasury stock method. The weighted average number of shares outstanding during the period for primary and fully diluted earnings per share was adjusted retroactively for the pooling-of-interests acquisitions by merger of Aiken County National Bank ("ACNB") and Midlands National Bank ("MNB").
    RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS -- In October 1995, the Financial Accounting Standards Board ("FASB") issued SFAS 123, "Accounting for Stock-Based Compensation." SFAS 123 establishes a new method of accounting for stock-based arrangements by measuring the value of a stock compensation award by the fair value method versus the intrinsic method as currently is used under the provisions of Opinion 25. If entities do not adopt SFAS 123, they will be required to disclose in the footnotes pro forma net income and earnings per share information as if the fair value based method had been adopted. The disclosure requirements of SFAS 123 are effective for financial statements with fiscal years beginning after December 15, 1995. SFAS 123 will have minimal impact on the Company.
2. STATEMENT OF CASH FLOWS
    For purposes of reporting cash flows, cash includes currency and coin, cash items in process of collection, interest bearing time deposits with other banks and due from banks.
    The following summarizes supplemental cash flow data for the years ended

December 31:

($ in thousands)                1995         1994         1993
Interest paid..............   $  53,574    $  31,734    $  24,326
Income taxes paid..........       6,194        2,868        2,059
Significant non-cash
  transactions are
  summarized as follows:
Transfer of securities from
  available for sale to
  held for investment in
  relation to
  pooling-of-interests
  merger...................       2,618            -            -
One time reclass of
  securities from held for
  investment to available
  for sale.................      75,499            -            -
Loans transferred to other
  real estate owned........       1,876          647        2,355
Change in unrealized gain
  (loss) on securities
  available for sale, net
  of tax...................       1,152       (1,000)           -
Blue Ridge merger..........         804            -            -
Transfer from undivided
  profits to capital
  surplus..................           -           56            -

3. SUBSEQUENT EVENTS
    On January 4, 1996, the Company announced the redemption of the 7.50% Noncumulative Convertible Preferred Stock Series 1993 ("Series 1993 Preferred Stock"). The redemption date was February 5, 1996. Of the 435,121 shares of Series 1993 Preferred Stock outstanding on January 4, 1996, holders of 432,655 shares elected to convert into common stock. Consequently, the Company issued 871,021 shares of $1.00 par value common stock.
    On January 25, 1996, the Company announced the redemption of the 7.32% Noncumulative Convertible Preferred Stock Series 1994 ("Series 1994 Preferred Stock"). The redemption date is February 29, 1996.
                                       27

4. BUSINESS COMBINATIONS
    On February 3, 1995, Carolina First Savings Bank was merged into Carolina First Bank.
    On April 10, 1995, Aiken County National Bank ("ACNB"), a national bank headquartered in Aiken, South Carolina, was merged into Carolina First Bank. Carolina First Bank acquired all the outstanding common shares of ACNB in exchange for 475,291 shares (adjusted for 5% stock dividend) of the Company's common stock. At the merger date, ACNB had approximately $39 million in total assets, year-to-date net interest income of approximately $569,000 and year-to-date net income of approximately $117,000.
    On June 30, 1995, Midlands National Bank ("MNB"), a national bank headquartered in Prosperity, South Carolina, was merged into Carolina First Bank. Carolina First Bank acquired all the outstanding common shares of MNB in exchange for 614,216 shares (adjusted for 5% stock dividend) of the Company's common stock. At the merger date, MNB had approximately $44 million in total assets, year-to-date net interest income of approximately $926,000 and year-to-date net income of approximately $12,000.
    The consolidated financial statements of the Company give effect to these two mergers, each of which has been accounted for as a pooling-of-interests. Accordingly, financial statements for all periods have been restated to reflect the results of operations of the companies on a combined basis from the earliest period presented, except for dividends per share.
    The Company's consolidated financial data for the years ended December 31, 1994 and 1993 have been restated as follows:

                                   As
                               Previously                              Currently
($ in thousands)                Reported       ACNB          MNB       Reported
YEAR ENDED DECEMBER 31, 1994
Net interest income..........   $  39,423    $   1,844    $   1,993    $  43,260
Provision for loan losses....         950          140          107        1,197
Net income (loss)............      (1,869)        (306)         435       (1,740)
YEAR ENDED DECEMBER 31, 1993
Net interest income..........   $  25,942    $   1,630    $   1,786    $  29,358
Provision for loan losses....         909           52          145        1,106
Net income...................       4,935          113          370        5,418

    On December 29, 1995, the Company acquired all the outstanding shares of Blue Ridge Finance Company, an automobile finance Company based in Greenville, South Carolina, in exchange for 154,141 shares of the Company's common stock. At the merger date, Blue Ridge had approximately $4 million in total assets. The transaction was accounted for as a pooling-of-interests; however, due to the immateriality of the transaction in relation to the Company's consolidated financial position and operating results, prior period financial statements have not been restated. Prior to the merger, Blue Ridge's fiscal year ended August
31. In recording the pooling-of-interests combination, Blue Ridge's financial statements for the twelve months ended December 31, 1995 were combined with the Company's financial statements for the same period.
    On April 29, 1994, Carolina First Bank purchased the insured deposits of Citadel Federal Savings and Loan Association ("Citadel Federal") from the Resolution Trust Corporation, as receiver for Citadel Federal. This acquisition resulted in the acquisition of one branch office in Charleston, South Carolina, with deposits of approximately $5.8 million, on which a premium of approximately $533,000 was paid.
    On May 2, 1994, Carolina First Bank and Carolina First Savings Bank acquired six branches from Republic National Bank. The acquired branches are located in Columbia, Edgefield, Johnston, Bennettsville, Lake City and McColl. In addition, Carolina First Bank acquired only the deposits and select loans from Republic National Bank's main office branch in Columbia. With this transaction, Carolina First Bank and Carolina First Savings Bank acquired loans of approximately
$37.5 million and deposits of about $135.3 million on which a premium of approximately $5.4 million was paid.
    In March 1993, Carolina First Bank acquired certain assets and assumed certain liabilities of 13 South Carolina branches of Republic National Bank. Carolina First Bank acquired $31.2 million in loans, $6.4 million in premises and equipment, and $204.9 million in deposit liabilities. The total premium paid for the acquisitions was approximately $6.9 million.
    On September 30, 1993, the Company acquired, for 60,000 shares of Convertible Preferred Stock Series 1993B ("Series 1993B Preferred Stock"), all of the outstanding stock of First Sun Mortgage Corporation, a South Carolina corporation which engaged in mortgage banking activities. The Company changed the name of First Sun Mortgage Corporation to Carolina First Mortgage Company. The value of the Series 1993B Preferred Stock on the date of acquisition was determined to be $1.2 million. Total cost of the acquisition in excess of the fair value of net assets acquired aggregated approximately $3.7 million.
                                       28

    On December 31, 1993, Carolina First Bank acquired certain assets and assumed certain liabilities of three Columbia, South Carolina branches of Bay Savings Bank, F.S.B. (formerly Omni Savings Bank, F.S.B.). Carolina First Bank assumed deposit liabilities of $38.5 million and acquired $143,000 in loans. The total premium paid for the acquisition was approximately $1.1 million.
    The acquisitions in 1994 and 1993 were accounted for under the purchase method of accounting. The results of operations of the above acquisitions have been included in the consolidated financial statements since the acquisition date.
5. RESTRICTIONS ON CASH AND DUE FROM BANKS
    Carolina First Bank is required to maintain average reserve balances with the Federal Reserve Bank based upon a percentage of deposits. The average amounts of these reserve balances for the years ended December 31, 1995 and 1994, were approximately $16,067,000 and $6,927,000, respectively.
6. SECURITIES
    Effective January 1, 1994, the Company adopted SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities." SFAS 115 provides for the classification of investment securities into three categories - trading, available for sale and held for investment. Trading and available for sale securities are reported at fair value in the balance sheet with unrealized gains and losses to be reported in income for trading securities or shareholders' equity for available for sale securities. Held for investment securities are reported at amortized cost.
    In November 1995, the FASB issued a Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities," which allowed entities a one-time reclassification of their investment securities without tainting their investment portfolio. This was to be done before December 31, 1995. In accordance with this Special Report, the Company reclassed $75,499,000 of its held for investment portfolio to its available for sale portfolio.
    The aggregate book and fair values of securities at December 31 were as follows:


                                                1995
                          BOOK            GROSS UNREALIZED           FAIR
($ in thousands)          VALUE         GAINS         LOSSES         VALUE
SECURITIES AVAILABLE
  FOR SALE
U.S. treasury
  securities.........   $  97,118     $      71      $      49     $  97,140
Obligations of U.S.
  government agencies
  and corporations...      36,741            63             98        36,706
Other securities.....      12,322           115             11        12,426
                        $ 146,181     $     249      $     158     $ 146,272
SECURITIES HELD FOR
  INVESTMENT
Obligations of states
  and political
  subdivisions.......   $  25,937     $     381      $       -     $  26,318
Other securities.....         352             -              -           352
                        $  26,289     $     381      $       -     $  26,670

                                               1994
                                         Gross Unrealized          Fair
($ in thousands)       Book Value       Gains        Losses        Value

SECURITIES AVAILABLE
  FOR SALE
U.S. treasury
  securities.........   $  27,213     $       -     $     679    $  26,534
Obligations of U.S.
  government agencies
  and corporations...      27,512             -           633       26,879
Other securities.....       7,303             -           168        7,135
                        $  62,028     $       -     $   1,480    $  60,548
SECURITIES HELD FOR
  INVESTMENT
U.S. treasury
  securities.........   $   6,189     $       -     $     537    $   5,652
Obligations of U.S.
  government agencies
  and corporations...      42,936             -         1,852       41,084
Obligations of states
  and political
  subdivisions.......      21,086            19         1,074       20,031
Other securities.....          53             -             -           53
                        $  70,264     $      19     $   3,463    $  66,820

    The book value and estimated fair value of debt securities at December 31, 1995, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Fair value of securities was determined using quoted market prices.

                                            1995
                                   BOOK              FAIR
($ in thousands)                  VALUE             VALUE
SECURITIES AVAILABLE
  FOR SALE
Due in one year or less....     $   97,118        $   98,536
Due after one year through
  five years...............         35,341            35,310
No contractual maturity....         13,722            12,426
                                $  146,181        $  146,272
SECURITIES HELD FOR
  INVESTMENT
Due in one year or less....     $    2,668        $    2,675
Due after one year through
  five years...............          9,831             9,950
Due after five years
  through ten years........         10,253            10,456
Due after ten years........          3,537             3,589
                                $   26,289        $   26,670

    Gross realized gains and losses on sales of securities for the years ended December 31 were:

($ in thousands)                 1995           1994           1993

Gross realized gains.......    $   1,156      $     252      $     973
Gross realized losses......         (387)          (177)          (293)
Net gain on sale of
  securities...............    $     769      $      75      $     680

    The change from a net unrealized loss to a net unrealized gain on securities available for sale, as recorded in shareholders' equity, for the year ended December 31, 1995 was $1,152,000. Securities with an approximate book value of $120,851,000 and $92,427,000 at December 31, 1995 and 1994, respectively, were pledged to secure public deposits and for other purposes. Estimated market values of securities pledged were $121,213,000 and $88,438,000 at December 31, 1995 and 1994, respectively.
    At December 31, 1995, the Company owned 7,500 shares of common stock of Affinity Technology Group, Inc. ("Affinity"). This investment, included in securities available for sale, was recorded at its book value of $75. As of December 31, 1995, there was no market for this investment so the fair value could not be determined. At December 31, 1995, the Company owned warrants to purchase 55,390 shares of Affinity's common stock at a purchase price of $0.01 per share.
7. LOANS AND ALLOWANCE FOR LOAN LOSSES
    The following is a summary of loans outstanding by category at December 31:


($ in thousands)                   1995              1994
Real estate - mortgage.....    $    217,899       $  206,980
Real estate -
  construction.............          31,552           24,039
Commercial and
  industrial...............         188,255          179,876
Commercial and industrial
  secured by real estate...         234,153          275,083
Consumer...................         149,216          129,106
Credit cards...............          86,901           36,954
Lease financing
  receivables..............          36,740              208
Loans held for sale........         125,000           71,695
Gross loans................       1,069,716          923,941
Less unearned income.......           7,056              873
Less allowance for loan
  losses...................           8,661            6,002
Net loans..................    $  1,053,999       $  917,066

    On January 1, 1995, the Company adopted SFAS 114, "Accounting by Creditors for Impairment of a Loan." SFAS 114 requires that impaired loans and certain restructured loans be measured at the present value of expected future cash flows, discounted at the loan's effective interest rate, at the loan's observable market price, or at the fair value of the collateral if the loan is collateral dependent. A specific reserve is set up for each impaired loan.
    Also on January 1, 1995, the Company adopted SFAS 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." SFAS 118 amends SFAS 114 in the areas of disclosure requirements and methods for recognizing interest income on an impaired loan.
    At December 31, 1995, the recorded investment in loans that were considered to be impaired under SFAS 114 was $1,275,000. The average recorded investment in impaired loans in 1995 was $1,261,000. The related allowance for these impaired loans was $669,000. At December 31, 1994, there were $2,051,000 of loans which were not accruing interest. Foregone interest income was approximately $269,000 in 1995, $220,000 in 1994 and $561,000 in 1993. Interest income recognized on these loans during 1995, 1994 and 1993 was approximately $373,000, $49,000 and $46,000, respectively.
    Foreclosure loans included in other real estate owned amounted to $2,348,000 and $869,000 at December 31, 1995 and 1994, respectively. At December 31, 1995 and 1994, loans included $1,085,000 and $675,000 in restructured loans.
                                       30

    Changes in the allowance for loan losses were:


($ in thousands)                1995         1994         1993
Balance at beginning
  of year..................   $   6,002    $   6,679    $   5,276
Blue Ridge merger..........         128            -            -
Valuation allowance for
  loans purchased..........         633        1,077        1,811
Provision for loan
  losses...................       6,846        1,197        1,106
Recoveries on loans
  previously charged off...         311          140           65
Loans charged off..........      (5,259)      (3,091)      (1,579)
Balance at end of year.....   $   8,661    $   6,002    $   6,679

    On January 24, 1995, Carolina First Bank securitized approximately $97,000,000 of credit card receivables. This transaction was recorded as a sale in accordance with SFAS 77, "Reporting by Transferor of Receivables with Recourse." During 1995, credit card receivables totaling approximately $14 million were securitized. Excess servicing fees related to the securitization are recorded during the life of the transaction. The excess servicing fee is based upon the difference between finance charges received from the cardholder less the yield paid to investors, credit losses and a nominal subservicing fee.
    Directors, executive officers and associates of such persons were customers of and had transactions with the Company in the ordinary course of business. Included in such transactions are outstanding loans and commitments, all of which were made under normal credit terms and did not involve more than normal risk of collection. The aggregate dollar amount of these loans was approximately $13,405,000 and $17,295,000 at December 31, 1995 and 1994, respectively. During
1995, new loans of approximately $6,923,000 were made, and payments totaled approximately $10,813,000.
8. PREMISES AND EQUIPMENT

    Premises and equipment at December 31 are summarized as follows:

($ in thousands)                   1995              1994
Land.......................     $    6,948         $   5,699
Buildings..................         20,176            20,599
Furniture, fixtures and
  equipment................         17,784            16,910
Leasehold improvements.....          7,479             6,469
Construction in progress...             74               420
                                    52,461            50,097
Less accumulated
  depreciation and
  amortization.............         12,141            10,274
                                $   40,320         $  39,823

    Depreciation and amortization charged to operations totaled $3,284,000, $2,756,000 and $1,965,000 in 1995, 1994 and 1993, respectively.
    At December 31, 1995, approximately $2,074,000 of land and buildings was pledged as collateral for long-term debt obligations (Note 15).
9. INTANGIBLE ASSETS
    Intangible assets, net of accumulated amortization, at December 31 are included in other assets and summarized as follows:

($ in thousands)                   1995              1994
Goodwill...................     $    8,168         $   9,123
Core deposit premium.......          9,938            11,125
Credit card premium........            276               345
                                $   18,382         $  20,593

10. MORTGAGE OPERATIONS
    Effective January 1, 1995, the Company adopted SFAS 122, "Accounting for Mortgage Servicing Rights," which amends SFAS 65, "Accounting for Certain Mortgage Banking Activities." The statement provides guidance for recognition of mortgage servicing rights as an asset when a mortgage loan is sold or securitized and servicing rights retained. Since the adoption of SFAS 122, the Company capitalized $281,000, representing the allocated cost of originated mortgage servicing rights, and recorded a corresponding increase in mortgage banking income. Prior to the adoption of the statement, the allocated costs of originated mortgage servicing rights were not capitalized.
    Mortgage servicing rights which are included in other assets at December 31 are summarized as follows:

($ in thousands)                   1995               1994
Servicing rights...........      $   9,932          $   8,655
Excess servicing rights....             27                 34

    The Company paid $13,401,000 for mortgage servicing rights to approximately $1,009,227,000 of loans in 1995. The amortization of servicing rights and excess servicing rights included in loan servicing fees amounted to $1,447,000, $908,000, and $636,000 in 1995, 1994 and 1993, respectively. Mortgage servicing rights in 1995 were reduced by approximately $10,965,000 related to the sales of mortgage servicing rights.
    The fair value of mortgage servicing rights at December 31, 1995 was approximately $10,511,000. No valuation allowance for capitalized servicing rights or excess servicing rights was required during the year ended December 31, 1995.
                                       31

    Mortgage banking income includes income from originations and sales of mortgages loans of $1,785,000, $1,066,000 and $1,560,000 in 1995, 1994 and 1993,
respectively.
11. DEPOSITS
    Certificates of deposit in excess of $100,000 totaled $153,907,000 and $135,865,000 at December 31, 1995 and 1994, respectively.
12. INCOME TAXES
    Income tax expense for the years ended December 31 consists of the following:

($ in thousands)                1995          1994           1993
CURRENTLY PAYABLE
  (REFUNDABLE)
  Federal..................   $   5,664     $    (827)     $   1,555
  State....................         259             -            300
                                  5,923          (827)         1,855
DEFERRED
  Federal..................        (999)          804            436
  State....................          32           213             14
                                   (967)        1,017            450
  Total income taxes.......   $   4,956     $     190      $   2,305

    Income taxes are different than tax expense computed by applying the statutory federal income tax rate of 35% for 1995, and 34% for 1994 and 1993, to income before income taxes. The reason for these differences are as follows:

($ in thousands)                1995          1994           1993

Tax expense (benefit) at
  statutory rate...........   $   5,030     $    (527)     $   2,626
Differences resulting from:
  Rehabilitation tax
    credit.................         (30)         (150)           (60)
  Effect of Carolina First
    Savings Bank merger....           -         1,005              -
  Change in valuation
    allowance for deferred
    tax assets.............          85            36             10
  State tax net of federal
    benefit................         189           141            207
  Nontaxable interest......        (329)         (227)          (176)
  Other, net...............          11           (88)          (302)
                              $   4,956     $     190      $   2,305

    The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities at December 31 are presented below:

($ in thousands)                   1995               1994

DEFERRED TAX ASSETS
  Loan loss allowance
    deferred for tax
    purposes...............      $   2,385          $     714
  Excess basis of
    intangible assets for
    financial reporting
    purposes over tax
    basis..................          1,540              1,062
  Unrealized loss on
    securities available
    for sale...............              -                483
  Net operating loss
    carryforwards..........            354                386
  Compensation expense
    deferred for tax
    reporting purposes.....            289                166
  Other....................            114                311
                                     4,682              3,122
    Less valuation
      allowance............            217                132
                                     4,465              2,990
DEFERRED TAX LIABILITIES
  Accretion and FHLB
    dividends..............              -                118
  Net loan fees deferred
    for tax purposes.......            390                378
  Tax depreciation in
    excess of book
    depreciation...........          1,205                917
  Unrealized gain on
    securities available
    for sale...............             47                  -
  Tax bad debt reserve
    recapture adjustment...          1,695                991
  Other....................            119                 14
                                     3,456              2,418
    Net deferred tax
      assets...............      $   1,009          $     572

    A portion of the change in net deferred tax assets relates to unrealized gains and losses on securities available for sale. The related current period deferred taxes of $530,000 have been recorded directly to shareholders' equity. The balance of the change in net deferred tax assets results from the current period deferred tax benefit of $967,000. The net deferred tax asset is included in other assets in the acCompanying consolidated balance sheets.
                                       32

    The valuation allowance against the potential total deferred tax assets as of December 31, 1995 and 1994 relates to deductible temporary differences for state tax purposes. It is management's conclusion that the realization of the net deferred tax asset recorded is more likely than not. This conclusion is based upon taxable income in carryback years and conservative projections of taxable income in future years.
    The Company's income tax returns for 1992 and subsequent years are subject to review by the taxing authorities. There are no significant pending assessments from taxing authorities regarding taxation issues at the Company or its subsidiaries.
13. BORROWED FUNDS
    Short-term borrowings and their related weighted average interest rates at December 31 were:

                                       1995                       1994
($ in thousands)               AMOUNT         RATE        Amount         Rate
Federal funds purchased....   $  31,000         6.01%    $  16,000         5.58%
Repurchase agreements......      60,532         5.30        17,986         5.23
FHLB advances..............      90,000         5.75        72,000         6.03
Commercial paper...........       2,405         6.76             -            -
Other......................       2,852         9.00            88         9.00
                              $ 186,789         5.71%    $ 106,074         5.84%

    Total loans pledged to the Federal Home Loan Bank ("FHLB") for advances at December 31, 1995 were $126,754,000.
    Federal funds purchased represent unsecured overnight borrowings from other financial institutions by Carolina First Bank. Repurchase agreements represent short-term borrowings by Carolina First Bank with maturities ranging from 1 to 182 days collateralized by securities of the United States government or its agencies. FHLB advances represent borrowings from the FHLB of Atlanta by Carolina First Bank pursuant to lines of credit collateralized by a blanket lien on qualifying loans secured by first mortgages on 1-4 family residences. These advances have an initial maturity of one year or less with interest payable monthly. Commercial paper is issued by the Company with maturities less than 270 days. Other short-term borrowings represents primarily debt acquired through the Blue Ridge merger.
    The maximum short-term borrowings outstanding at any month end were:

($ in thousands)                   1995               1994
Federal funds purchased
  and repurchase
  agreements...............     $   107,717        $    33,986
Advances from
  the FHLB.................          90,000             72,000
Commercial paper and
  other short-term
  borrowings...............           5,205                 88
Aggregate short-term
  borrowings...............         202,922            106,074

    Average short-term borrowings during 1995 and 1994 were $136,799,000 and $41,362,000, respectively. The average interest rate on short-term borrowings during 1995 and 1994 were 6.00% and 3.96%, respectively.
14. UNUSED LINES OF CREDIT
    At December 31, 1995, Carolina First Bank had unused short-term lines of credit to purchase federal funds from unrelated banks totaling $12,750,000. These lines of credit are available on a one-to-ten day basis for general corporate purposes of Carolina First Bank. All of the lenders have reserved the right to withdraw these lines at their option. At December 31, 1995, Carolina First Bank had an unused line of credit with the FHLB of Atlanta totaling $45,000,000.
15. LONG-TERM DEBT
    Long-term debt at December 31 consisted of the following:

($ in thousands)                   1995                1994
9.00% Subordinated Notes;
  due September 1, 2005;
  interest payable
  quarterly................      $  25,237           $       -
Mortgage note payable;
  interest at 11% due
  December 31, 2012, with
  current annual payments
  of approximately
  $125,000.................          1,084               1,086
Employee Stock Ownership
  Plan (ESOP) note payable
  to Wachovia Bank; due
  December 14, 1997;
  interest at 90% of the
  prime rate, payable
  annually.................             26                  76
                                 $  26,347           $   1,162

    On May 18, 1995, the Company completed its public offering of the 9.00% Subordinated Notes. The Subordinated Notes are redeemable at the option of the Company, in whole or in part, at any time on or after September 1, 2000, at 100% of the principal amount plus accrued interest to the date of redemption.
    The principal maturities of long-term debt for the next five years subsequent to December 31, 1995 are $52,000 in 1996, $29,000 in 1997, $24,000 in
1998, $27,000 in 1999 and $17,000 in 2000.
16. COMMITMENTS AND CONTINGENT LIABILITIES
    The Company has, from time to time, various lawsuits and claims arising from the conduct of its business. Such items are not expected to have any material adverse effect on the financial position or results of operations of the Company.
    On October 31, 1994, JW Charles Clearing Corporation filed a lawsuit against Carolina First Bank in the Court of Common Pleas in Lexington County, South Carolina. Such action, in general, claims that Carolina First Bank improperly paid approximately $600,000 in checks to Harold McCarley and/or McCarley and Associates, Inc. The complaint seeks actual and punitive damages in an amount to be determined by a jury, plus interest on the damages and other costs. Carolina First Bank has answered the complaint and plans to vigorously defend such complaint. Carolina First Bank believes that there are valid defenses available to it. In connection with the litigation, Carolina First Bank also expects to make a claim under insurance policies for any losses it may suffer which, if determined to cover the loss, could pay for substantially all of the actual damages, if any, determined to be appropriate by a jury. However, no assurance can be given at this time regarding whether it will be determined that any losses suffered in this litigation will be covered by the insurance policy. Furthermore, the Company is not in a position at this time to assess the likely outcome of the litigation or any damages for which it may become liable.
    On September 26, 1995, David W. Bowers and E. Monte Bowers filed a lawsuit against the Company and Carolina First Bank in the Court of Common Pleas in Newberry County, South Carolina. The complaint alleges breach of contract, breach of contract accompanied by a fraudulent act and fraud in the inducement. The allegations arise from Carolina First Bank's alleged breach of written employment agreements with David Bowers and Monte Bowers. The Bowers demand judgment against Carolina First Bank in the amount of $912,000 plus punitive damages, attorneys' fees and costs. It is the Company's position that it has not breached the relevant employment contracts and is vigorously defending this lawsuit. However, the Company is not in a position to assess the likelihood or amount of liability.
    During 1995, Congress considered various proposals for a one-time special assessment to be charged on all Savings Association Insurance Fund ("SAIF") deposits to fully capitalize the SAIF immediately. The proposed amount of the special assessment has been as high as $0.85 per $100 of SAIF deposits. Assuming that the special assessment were applied at the $0.85 rate, the Company would incur additional deposit insurance premium expense of approximately $1.9 million which would be charged against current period income. The timing and amount of such an assessment cannot be accurately predicted at this time.
17. LEASE COMMITMENTS
    Approximate minimum rental payments under noncancelable operating leases at December 31, 1995 are as follows:

($ in thousands)
1996.......................             $    1,744
1997.......................                  1,670
1998.......................                  1,545
1999.......................                  1,507
2000.......................                  1,297
Thereafter.................                  8,580
                                        $   16,343

    Leases on premises and equipment have options for extensions under substantially the same terms as in the original lease period with certain rate escalations. Lease payments charged to expense totaled $1,484,000, $1,138,000 and $714,000 in 1995, 1994 and 1993, respectively. The leases typically provide that the lessee pay property taxes, insurance and maintenance cost.
18. PREFERRED STOCK
    On January 4, 1996, the Company announced the redemption of the Series 1993 Preferred Stock. The redemption date was February 5, 1996. Of the 435,121 shares of Series 1993 Preferred Stock outstanding, holders of 432,655 shares elected to convert into common stock. Consequently, the Company issued 871,021 shares of $1.00 par value common stock. Dividends paid or declared on the Series 1993 Preferred Stock during 1995 were $1,006,000.
                                       34

    On January 25, 1996, the Company announced the redemption of the Series 1994 Preferred Stock. The redemption date is February 29, 1996. Holders may elect to convert their shares into common stock or redeem their shares for $26.50. Each share of Series 1994 Preferred Stock is convertible into 1.8828 shares of common stock. Dividends paid or declared on the Series 1994 Preferred Stock during 1995 were $1,679,000.
    On November 1, 1993, the Company announced the redemption of the 8.32% Cumulative Convertible Preferred Stock Series 1992 ("Series 1992 Preferred Stock"). The redemption date was December 31, 1993. Of the 460,000 shares of Series 1992 Preferred Stock outstanding, holders of 456,634 shares elected to convert into common stock. Consequently, the Company issued 1,089,674 shares of $1.00 par value common stock.
    On September 30, 1993, the Company issued 60,000 shares of Series 1993B Preferred Stock in exchange for all the outstanding common stock of CF Mortgage, formerly First Sun Mortgage Corporation. Each share of Series 1993B Preferred Stock is convertible into 1.8375 shares of common stock. There is currently no market for the Series 1993B Preferred Stock, and it is not expected that any market for such class of stock will develop. Dividends paid or declared on the Series 1993B Preferred Stock during 1995 were $67,000.
19. PER SHARE INFORMATION
    The Company's Board of Directors declared a five percent common stock dividend issued on August 15, 1995, to common shareholders of record on August 1, 1995. Per share data have been restated to reflect this dividend.
    The following is a summary of the earnings per share calculation for the years ended December 31:

($ in thousands, except
  share data)                 1995          1994          1993
PRIMARY
Average common shares
  outstanding...........    6,263,850     5,836,845     4,587,884
Dilutive common stock
  options and
  warrants..............      132,988             -             -
Average primary shares
  outstanding...........    6,396,838     5,836,845     4,587,884
Net income (loss).......       $9,414       $(1,740 )      $5,418
Less dividends on
  preferred stock.......        2,752         2,433         1,930
Net income (loss)
  applicable to common
  shareholders..........       $6,662       $(4,173 )      $3,488
Per share amount........       $ 1.04       $ (0.71 )      $ 0.76
FULLY DILUTED
Average common shares
  outstanding...........    6,263,850     5,836,845     4,587,884
Convertible preferred
  stock assumed
  converted.............    2,869,823     2,592,165     2,252,895
Dilutive common stock
  options and
  warrants..............      141,013             -             -
Average fully diluted
  shares outstanding....    9,274,686     8,429,010     6,840,779
Net income (loss).......       $9,414       $(1,740 )      $5,418
Per share amount, if
  lower than primary per
  share amount..........       $ 1.02           n/a           n/a

20. RESTRICTION OF DIVIDENDS
    The ability of the Company to pay cash dividends over the long term is dependent upon receiving cash in the form of dividends from its subsidiaries. South Carolina's banking regulations restrict the amount of dividends that Carolina First Bank can pay. All dividends paid from Carolina First Bank are subject to the prior approval of the Commissioner of Banking and payable only from the retained earnings of Carolina First Bank. At December 31, 1995, Carolina First Bank's retained earnings were $24,102,000.
                                       35

21. STOCK OPTION AND RESTRICTED STOCK PLANS
    The Company maintains an Incentive Stock Option Plan and a Restricted Stock Awards Plan. Under these plans, shares of the Company's common stock are granted to key employees.
    At the 1994 Annual Meeting, the number of shares available for grants was increased to 551,250. Under the terms of the plan, the option price must not be less than the fair market value of the stock at the date of grant. Options are exercisable ratably (on a cumulative basis), twenty percent twelve months after the date of grant, and twenty percent at the end of each twelve month period thereafter. All options granted under the plan must be exercised within a period not to exceed ten years from the date of grant.
    The following is a summary of the activity under the Company's Incentive Stock Option Plan for the years 1995 and 1994. The information has been adjusted for the 5% stock dividends.

                                 1995                       1994
                                       OPTION                     Option
                                       PRICE                      Price
                         SHARES      PER SHARE      Shares      Per Share
Outstanding,
  January 1..........     137,700   $ 5.77/14.77     109,550    $5.77/10.91
Granted..............      57,775    12.74/15.25      28,298         14.17
Cancelled............      (4,022)    8.43/15.25           -             -
Exercised............     (49,691)    5.77/14.17        (148)   8.96/11.46
Outstanding, December
  31.................     141,762   $ 5.77/15.25     137,700    $5.77/14.17
Exercisable, December
  31.................      49,548   $ 5.77/14.17      41,645    $5.77/11.46
Available for grant,
  December 31........     299,285                    353,038

    All shares granted under the Restricted Stock Plan are subject to restrictions as to continuous employment for a specified time period following the date of grant. During this period the holder is entitled to full voting rights and dividends. At December 31, 1995, there were 72,746 shares of restricted stock outstanding. Deferred compensation representing the fair market value of the stock at the date of grant is being amortized over a five-year vesting period, with $338,000 charged to expense in 1995, $236,000 in 1994 and $163,000 in 1993.
    In connection with the Directors' Stock Option Plan, established at the 1994 Annual Meeting, grants were issued for 19,950 shares at an option price of $12.86 per share on May 1, 1995 and 16,800 shares at an option price of $11.79 per share on May 2, 1994.
    Each of MNB's organizers received one nontransferable warrant to purchase one share of MNB's common stock for each share they had committed to purchase in the 1988 initial offering. The exercise price of the warrants is $5.77 per share, and the warrants are exercisable at any time until their expiration on December 7, 1998. The total number of shares that can be purchased with these warrants was 160,256 at the end of 1994. At December 31, 1995 there were 147,658 warrants outstanding; 12,598 were exercised in 1995.
22. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK
    In the normal course of business, to meet the financing needs of its customers, the Company is a party to financial instruments with off-balance-sheet risk. These financial instruments include commitments to extend credit, standby letters of credit, repurchase agreements and documentary letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statements of financial position.
    The Company's exposure to credit loss in the event of non-performance by the other party to the financial instrument is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.
    Commitments to extend credit are agreements to lend as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation.
    At December 31, 1995, the Company had executed simultaneous repurchase/reverse repurchase transactions with customers with total principal amounts of approximately $345,054,000 which are not reflected in the acCompanying statement of financial position.
    The total portfolio of loans serviced or sub-serviced for non-affiliated parties at December 31, 1995, was $1,196,425,000.
                                       36

23. RELATED PARTY TRANSACTIONS
    The Company has entered into a series of transactions with entities whose Chief Executive Officer is now a director of the Company. These transactions include the purchase of branches from Republic National Bank, the purchase of the credit card receivables from Republic National Bank, the purchase of mortgage servicing rights from Resource Bancshares Mortgage Group, Inc. and the purchase of lease financing receivables from Republic Leasing Company, Inc. Carolina First Bank has also entered into servicing and solicitation agreements with Republic National Bank pursuant to its credit card accounts.
    During the years ended December 31, 1995, 1994 and 1993, lease payments aggregating approximately $167,000, $163,000 and $163,000, respectively, were made to affiliates of directors or companies in which certain directors have an interest.
    These transactions, agreements and lease payments were made in the ordinary course of business and were on terms comparable to those which would have been obtained between unrelated parties.
24. EMPLOYEE BENEFIT PLANS
    The Company maintains the Carolina First Salary Reduction Plan and Trust ("the Plan") for all eligible employees of Carolina First Bank, CF Mortgage and Blue Ridge. Upon ongoing approval of the Board of Directors, the Company matches employee contributions equal to four percent of compensation subject to certain adjustments and limitations. Effective January 1, 1996, the Company's matching percentage was increased to five percent. Contributions of $496,000, $458,000 and $301,000 were charged to operations in 1995, 1994 and 1993, respectively.
    The Company maintains the Carolina First Employee Stock Ownership Plan ("ESOP") for all eligible employees. Contributions are at the discretion of, and determined annually by, the Board of Directors, and may not exceed the maximum amount deductible under the applicable section of the Internal Revenue Code. For the years ended December 31, 1995, 1994 and 1993, contributions of $901,000, $813,000 and $401,000, respectively, were charged to operations.
    The ESOP has a loan used to acquire shares of stock of the Company. Such stock is pledged as collateral for the loan. In accordance with the requirements of the American Institute of Certified Public Accountants Statements of Position 76-3 and 93-6, the Company presents the outstanding loan amount as other borrowed money and as a reduction of shareholders' equity in the acCompanying consolidated balance sheets (Note 15). Company contributions to the ESOP are the primary source of funds used to service the debt.
25. NONINTEREST EXPENSES
    The significant components of sundry noninterest expenses for the years ended December 31 are presented below:

($ in thousands)                1995         1994          1993
Federal deposit insurance
  premiums.................   $   1,983    $   2,114     $   1,605
Credit card solicitation
  charges..................       1,910            -             -
Advertising................       1,427          959           434
Postage....................       1,127          861           564
Telephone..................       1,066          940           586
Stationery, supplies and
  printing.................       1,037        1,223           904
Other......................       7,059        5,415         4,952
                              $  15,609    $  11,512     $   9,045

26. RESTRUCTURING CHARGES
    During the fourth quarter of 1994, the Company announced a restructuring that initiated a program of credit card securitization, wrote down related intangible assets and merged the wholly-owned subsidiary, Carolina First Savings Bank, into Carolina First Bank. Restructuring and nonrecurring charges related to this plan amounted to $12,214,000 pre-tax ($9,415,000 after-tax).
    The Company incurred credit card restructuring charges of $12,214,000 pre-tax ($8,410,000 after-tax) primarily from the write-down of intangible assets and charges associated with the origination of credit card accounts. As part of the merger of Carolina First Savings Bank into Carolina First Bank, the Company incurred income taxes of $1,005,000 due to the different tax treatment accorded the allowance for loan losses at Carolina First Savings Bank.
                                       37

27. PARENT COMPANY FINANCIAL INFORMATION
    The following is condensed financial information of Carolina First Corporation (Parent Company only):

                                                 CONDENSED BALANCE SHEETS
                                                                                       December 31,
($ in thousands)                                                           1995                           1994
ASSETS
Cash.........................................................           $     1,733                     $     298
Investment in subsidiaries:
  Bank subsidiary............................................               116,158                        78,083
  Nonbank subsidiaries.......................................                   897                         1,640
Total investment in subsidiaries.............................               117,055                        79,723
Receivable from subsidiaries.................................                     -                            76
Premises and equipment.......................................                   137                           363
Other investments............................................                 2,014                         1,470
Other assets.................................................                 2,937                         5,279
                                                                        $   123,876                     $  87,209
LIABILITIES AND SHAREHOLDERS' EQUITY
Accrued expenses and other liabilities.......................           $     1,191                     $     601
Borrowed funds...............................................                27,718                           126
Shareholders' equity.........................................                94,967                        86,482
                                                                        $   123,876                     $  87,209

                                                  CONDENSED STATEMENTS OF INCOME
                                                                                For the Years Ended December 31,
($ in thousands)                                                       1995                   1994                   1993
INCOME
Dividend income..............................................        $      13              $     500              $   1,400
Interest income from subsidiaries............................               71                     98                     73
Sundry.......................................................              894                    181                    217
                                                                           978                    779                  1,690
EXPENSE
Interest on borrowed funds...................................            1,503                     10                      -
Deferred compensation........................................              338                    236                    163
Shareholder communications...................................              255                    287                    203
Sundry.......................................................            1,850                  1,020                    417
                                                                         3,946                  1,553                    783
Income (loss) before taxes and equity in undistributed net
  income (loss) of subsidiaries..............................           (2,968)                  (774)                   907
Income tax benefits..........................................            1,110                    680                    173
Equity in undistributed net income (loss) of subsidiaries....           11,272                 (1,646)                 4,338
Net income (loss)............................................        $   9,414              $  (1,740)             $   5,418

                                                CONDENSED STATEMENTS OF CASH FLOW
                                                                                For the Years Ended December 31,
($ in thousands)                                                       1995                   1994                   1993
OPERATING ACTIVITIES
Net income (loss)............................................       $     9,414            $    (1,740)           $     5,418
Adjustments to reconcile net income (loss) to net cash
  provided by (used for) operations
Equity in undistributed net income (loss) of subsidiaries....           (11,272)                 1,646                 (4,338)
Depreciation.................................................                16                     18                     15
Increase (decrease) in other liabilities.....................               583                    143                   (190)
Decrease (increase) in other assets..........................             2,342                 (4,919)                   (45)
Net cash provided by (used for) operating activities.........             1,083                 (4,852)                   860
INVESTING ACTIVITIES
Investment in bank subsidiary................................           (25,100)               (14,000)               (15,000)
Investment in nonbank subsidiaries...........................                 -                      -                   (350)
Net decrease (increase) in loans to subsidiaries.............                76                      -                   (212)
Increase in other
  investments................................................              (441)                  (480)                  (348)
Decrease (increase) in fixed assets, net.....................               210                   (381)                   230
Blue Ridge merger............................................               804                      -                      -
Net cash used for investing activities.......................           (24,451)               (14,861)               (15,680)
FINANCING ACTIVITIES
Increase in borrowings, net..................................             2,355                      -                      -
Exercise of stock options....................................                 -                      -                     30
Issuance of Subordinated Notes...............................            25,237                      -                      -
Net proceeds from sale of preferred stock....................                 -                 21,444                 14,462
Redemption of preferred stock................................                 -                      -                    (92)
Cash dividends paid..........................................            (4,221)                (3,025)                (1,777)
Other........................................................             1,432                    764                      -
Net cash provided by financing activities....................            24,803                 19,183                 12,623
Net change in cash and due from banks........................             1,435                   (530)                (2,197)
Cash at beginning of year....................................               298                    828                  3,025
Cash at end of year..........................................       $     1,733            $       298            $       828

28. QUARTERLY OPERATING RESULTS (UNAUDITED)
    The following is a summary of the unaudited consolidated quarterly results of the Company and its subsidiaries for the years ended December 31:

                                                                                                                      Fourth
($ in thousands, except         First Quarter                 Second Quarter                Third Quarter             Quarter
  share data)                1995           1994           1995           1994           1995           1994           1995
Interest income........       $22,913        $14,308        $24,001        $18,131        $26,351        $20,337        $28,485
Interest expense.......        10,506          6,630         12,143          7,394         13,746          8,820         14,583
Net interest income....        12,407          7,678         11,858         10,737         12,605         11,517         13,902
Provision for loan
  losses...............         3,400             38            990            204          1,000            275          1,456
Net interest income
  after provision for
  loan losses..........         9,007          7,640         10,868         10,533         11,605         11,242         12,446
Noninterest income.....         5,153          2,096          3,643          2,109          3,893          2,399          4,637
Noninterest expenses...        10,825          7,620         11,119          9,831         11,824         10,417         13,114
Income before taxes....         3,335          2,116          3,392          2,811          3,674          3,224          3,969
Income taxes...........         1,134            540          1,163            880          1,203          1,020          1,456
Net income (loss)......         2,201          1,576          2,229          1,931          2,471          2,204          2,513
Dividends on preferred
  stock................           727            310            685            661            687            731            653
Net income (loss)
  applicable to common
  shareholders.........       $ 1,474        $ 1,266        $ 1,544        $ 1,270        $ 1,784        $ 1,473        $ 1,860
Net income (loss) per
  common share:*
  Primary..............       $  0.24        $  0.22        $  0.24        $  0.22        $  0.28        $  0.25        $  0.28
  Fully diluted........          0.24           0.22           0.24           0.22           0.27           0.25           0.27
Average common shares
  outstanding:*
  Primary..............     6,211,368      5,813,352      6,385,478      5,829,209      6,436,619      5,834,968      6,555,895
  Fully diluted........     9,291,330      7,173,615      9,315,021      8,652,326      9,340,304      8,927,528      9,356,861

                             FOURTH
($ in thousands, except     QUARTER
  share data)                1994
Interest income........       $22,993
Interest expense.......         9,665
Net interest income....        13,328
Provision for loan
  losses...............           680
Net interest income
  after provision for
  loan losses..........        12,648
Noninterest income.....         1,622
Noninterest expenses...        23,971
Income before taxes....        (9,701)
Income taxes...........        (2,250)
Net income (loss)......        (7,451)
Dividends on preferred
  stock................           731
Net income (loss)
  applicable to common
  shareholders.........      $ (8,182)
Net income (loss) per
  common share:*
  Primary..............      $  (1.40)
  Fully diluted........         (1.40)
Average common shares
  outstanding:*
  Primary..............     5,869,591
  Fully diluted........     8,625,154

*Per share data have been restated to reflect the 5% stock dividends.
                                       40

29. FAIR VALUE OF FINANCIAL INSTRUMENTS
    SFAS 107, "Disclosures about Fair Value of Financial Instruments" requires disclosure of fair value information, whether or not recognized in the statement of financial position, when it is practicable to estimate the fair value. SFAS 107 defines a financial instrument as cash, evidence of an ownership interest in an entity or contractual obligations which require the exchange of cash of other financial instruments. Certain items are specifically excluded from the disclosure requirements, including the Company's common and preferred stock, premises and equipment, accrued interest receivable and payable and other assets and liabilities.
    Fair value approximates book value for the following financial instruments due to the short-term nature of the instrument: cash and due from banks, federal funds sold and resale agreements, federal funds purchased and repurchase agreements and other short-term borrowings.
    Fair value for variable rate loans that reprice frequently is based on the carrying value. Fair value for mortgage loans, consumer loans and all other loans (primarily commercial and industrial loans) is based on the discounted present value of the estimated future cash flows. Discount rates used in these computations approximate the rates currently offered for similar loans of comparable terms and credit quality.
    Fair value for demand deposit accounts and interest-bearing accounts with no fixed maturity date is equal to the carrying value. Certificate of deposit accounts are estimated by discounting cash flows from expected maturities using current interest rates on similar instruments.
    Fair value for long-term debt is based on discounted cash flows using the Company's current incremental borrowing rate. Investment securities are valued using quoted market prices.
    At December 31, 1995 and 1994, Carolina First Bank had outstanding standby letters of credit, documentary letters of credit and commitments to extend credit. These off-balance sheet financial instruments are based on fees currently charged for similar instruments or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. At December 31, 1995 and 1994 the carrying amounts and fair values of these off-balance sheet financial instruments were immaterial.
    The Company has used management's best estimate of fair value based on the above assumptions. Thus, the fair values presented may not be the amounts which could be realized in an immediate sale or settlement of the instrument. In addition, any income taxes or other expenses which would be incurred in an actual sale or settlement are not taken into consideration in the fair values presented.
    The estimated fair values of the Company's financial instruments at December 31 were as follows:

                                                                              1995                       1994
                                                                                       FAIR
($ in thousands)                                               CARRYING AMOUNT        VALUE        Carrying Amount
FINANCIAL ASSETS
Cash and due from banks......................................    $     84,433      $     84,433      $     59,750
Federal funds sold and resale agreements.....................               -                 -             4,420
Trading securities...........................................           5,805             5,805             1,155
Securities available for sale................................         146,272           146,272            60,548
Securities held to maturity..................................          26,289            26,670            70,264
Loans receivable.............................................       1,062,660         1,064,354           923,068
FINANCIAL LIABILITIES
Deposit liabilities..........................................       1,095,491         1,096,892         1,001,748
Federal funds purchased and repurchase agreements............          91,532            91,532            33,986
Short-term borrowings........................................          95,257            95,257            72,088
Long-term debt...............................................          26,347            27,314             1,162

                                                                     1994
                                                                     Fair
($ in thousands)                                                    Value
FINANCIAL ASSETS
Cash and due from banks......................................    $     59,750
Federal funds sold and resale agreements.....................           4,420
Trading securities...........................................           1,155
Securities available for sale................................          60,548
Securities held to maturity..................................          66,820
Loans receivable.............................................         901,060
FINANCIAL LIABILITIES
Deposit liabilities..........................................       1,000,973
Federal funds purchased and repurchase agreements............          33,986
Short-term borrowings........................................          72,088
Long-term debt...............................................           1,315

                                       41


DIRECTORY


BOARDS OF DIRECTORS

DAVID BAKER (Bullet)
Real Estate Developer

R. COBB BELL (Bullet)
Certified Public Accountant

CLAUDE M. EPPS, JR. (Bullet)
President
Bellamy, Rutenberg, Copeland,
Epps, Gravely & Bowers, P.A.

JUDD B. FARR +(Bullet)
President
Greenco Beverage Co., Inc.

C. CLAYMON GRIMES, JR. (Bullet)
Attorney

M. DEXTER HAGY +(Bullet)
President
Vaxa Corporation

ROBERT E. HAMBY, JR. +(Bullet)
Certified Public Accountant

R. GLENN HILLIARD+
Chairman, President and Chief Executive Officer
ING North America
Insurance Corporation

KEITH C. HINSON (Bullet)
President
Waccamaw Land and Timber

MICHAEL R. HOGAN +(Bullet)
President
Puckett, Scheetz & Hogan

WILLIAM S. HUMMERS, III +(Bullet)
Executive Vice President
and Chief Financial Officer
Carolina First Corporation
Executive Vice President
Carolina First Bank

RICHARD E. INGRAM +(Bullet)
Chairman of the Board
Builder Marts of America, Inc. (BMA)

JAMES J. JOHNSON (Bullet)
President and Treasurer
Dargan Construction Company, Inc.

DAVID L. MORROW (Bullet)
Executive Vice President
Carolina First Bank

WALTER J. ROBERTS, JR., M.D. (Bullet)
Internist
Medical Director SCMA-PCN

H. EARLE RUSSELL, JR., M.D. (Bullet)
Surgeon
Greenville Surgical Associates

JASPER SALMOND (Bullet)
Senior Marketing Coordinator
Wilbur Smith Associates

CHARLES B. SCHOOLER, O.D. +(Bullet)
Optometrist

EDWARD J. SEBASTIAN+
Chairman and Chief Executive Officer
Resource Bancshares Corporation
Chairman and Chief Executive Officer
Resource Bancshares Mortgage
Group, Inc.

ELIZABETH P. STALL +(Bullet)
Investments

JAMES W. TERRY, JR. (Bullet)
President
Carolina First Bank

WILLIAM R. TIMMONS, JR. +(Bullet)
Chairman
Carolina First Corporation
Chairman
Canal Insurance Company

WILLIAM M. WEBSTER, III +(Bullet)
Partner
Carabo Capital

MACK I. WHITTLE, JR. +(Bullet)
President and Chief Executive Officer
Carolina First Corporation
Chairman and Chief Executive Officer
Carolina First Bank

THOMAS C. "NAP" VANDIVER (Bullet)
Chairman Emeritus
Carolina First Bank


ADVISORY BOARD MEMBERS

ANDERSON
Richard C. Ballenger
James W. Braswell, Jr.
A. Reese Fant
Daniel J. Fleming, M.D.
William W. Jones
John F. Rainey, M.D.
D. Gray Suggs

BARNWELL
H. Pat Chappell
Ken R. Cooke, Jr.
F. H. Dicks, III
Miles Loadholt

BLACKVILLE
J. David Bodiford, Jr.
Martin O. Laird
H. A. Moskow, M.D.
J. Terry Poole
Riley T. Shelton, Sr.

GEORGETOWN COUNTY
Alan S. Altman
T. M. Andrews
James H. Call
William F. Fairey, M.D.
Douglas G. Mahon, III
Robert B. Plowden, Jr.
Julian A. Reynolds, Jr.
R. Frank Swinnie, Jr.

GREENVILLE
Alfred N. Bell, Jr.
Steven R. Brandt
Nesbitt Q. Cline, Sr.
R. Jack Dill, Sr.
R. Montague Laffitte, Jr., M.D.
A. Foster McKissick, III
Mary Louise Mims
James B. Orders, III
E. Hays Reynolds, III
Porter B. Rose
James Tate
Morris E. Williams, M.D.

HARDEEVILLE
Edith Brown
Richard Crosby
Ronald Harvey
J. Willock Horton
David A. Lassiter
Gertrude Harvey Leonard

HORRY COUNTY
W. Scott Brandon
H. Eugene Butler, III, DMD
Donald M. Carriker
Edward C. Cribb, Jr.
Roger E. Grigg
Luther O. McCutchen, III
Daniel W. R. Moore, Sr.
Edward L. Proctor, Jr., M.D.

LAKE CITY
Marlene T. Askins
Joe F. Boswell
Matthew C. Brown
Daniel W. Guy, M.D.
Roger K. Kirby
Laura Landrum
James C. Lynch, Sr.
E. Leroy Nettles, Jr.
L. L. Propst, Jr.
William J. Sebnick

MIDLANDS
Earl H. Bergen, Jr.
Rodney S. Griffin
Dan H. Hamm, Jr.
Terry L. Koon
Heyward D. Shealy
C. Gurnie Stuck

PIEDMONT
Max W. Kennedy
Al McAbee, Jr.
John McCoy

RIDGELAND
G. Dwaine Malphrus, Jr.
F. A. Nimmer
R. Bailey Preacher
H. Klugh Purdy
Harold H. Wall

SWANSEA
Paul E. Argoe
J. E. Hendrix
Roy Lucas
Mary Lewis Smith
Lawrence Kit Spires

WILLISTON
Ted W. Craig
A. D. Gantt, M.D.
Lonnie McAlister
Leonard Mills
Russell Nix
Tom P. Scott

Legend
+Carolina First Corporation  (Bullet)Carolina First Bank


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

DAVID L. MORROW
Executive Vice President
Carolina First Bank

JOSEPH C. REYNOLDS
President
Carolina First Mortgage Company

JAMES W. TERRY, JR.
President
Carolina First Bank

MACK I. WHITTLE, JR.
President and Chief Executive Officer
Carolina First Corporation
Chairman and Chief Executive Officer
Carolina First Bank

                                   42


BANKING OFFICES
AIKEN
Main Office
142 Chesterfield Street, S.E.
803-649-9991

2286 Whiskey Road
803-642-0300

ANDERSON
Main Office
1722 North Main Street
864-231-5960

110 West Shockley Ferry Road
864-231-5971

ANDREWS
201 South Morgan Avenue
803-264-3571

BARNWELL
Dunbarton &Jackson Streets
803-259-3536

BENNETTSVILLE
405 East Main Street
803-479-1121

BLACKVILLE
227 Main Street
803-284-2258

CHAPIN
260 Columbia Avenue
803-345-1066

CHARLESTON
Main Office
1 Broad Street
803-769-2929

556 E. Bay Street (Drive up)
(Opening in 1996)

Bi-Lo at Mt. Pleasant
923 Houston Northcutt Boulevard
803-769-2965

852 Orleans Road
803-763-0072

Bi-Lo at Savannah Highway
1621 Savannah Highway
803-769-2942

COLUMBIA
Main Office
1225 Lady Street
803-540-2700

1940 Blossom Street
803-771-8919

Columbia Mall
7171 Two Notch Road
803-253-7873

Kroger at Decker Boulevard
2500 Decker Boulevard
803-929-5397

1420 Lady Street
803-929-5372

380 St. Andrews Road
803-929-5376

7389 Sumter Highway
803-253-8894

Trenholm Plaza
4840 Forest Drive
803-253-8890

10000 Two Notch Road
803-253-8888

EDGEFIELD
309 Main Street
803-637-3147

GEORGETOWN
Main Office
1031 Front Street
803-546-4163

706 North Fraser Street
803-546-6100

GREENVILLE
Main Office
102 South Main Street
864-255-7900

101 Cleveland Street
864-255-7904

200 East Camperdown Way
864-255-4763

917 Haywood Road
864-255-7917

1295 South Pleasantburg Drive
864-239-6432

1450 Wade Hampton Boulevard
864-255-4900

1216 Woodruff Road
864-239-4650

Blue Ridge Finance Company
355 Woodruff Road, Suite 210
864-458-7134

HARDEEVILLE
114 North Coastal Highway
803-784-2216

IRMO
1265 Lake Murray Boulevard
803-748-7008

JOHNSTON
406 Lee Street
803-275-4467

LAKE CITY
133 West Main Street
803-394-8563

LEXINGTON
575 Columbia Avenue
803-356-8500

LITCHFIELD
1 Wall Street
803-237-9111

MAULDIN
305 Neely Ferry Road
864-234-3180

MCCOLL
114 Main Street
803-523-5381

MYRTLE BEACH
Main Office
2003 Oak Street
803-448-9458

Kroger at Galleria
9608 Highway 17 North
803-449-6544

NEWBERRY
2633 Winnsboro Road
803-321-0433

NORTH MYRTLE BEACH
Kroger at North Myrtle Beach
781 Main Street
803-249-3781

PAWLEYS ISLAND
Highway 17 South
803-237-4294

PIEDMONT
15 Main Street
864-845-7563

PROSPERITY
305 Main Street
803-364-7300

RIDGELAND
114 North Green Street
803-726-5518

SALLEY
125 Railroad Avenue North
803-258-3201

SPRINGFIELD
7222 Festival Trail Road
803-258-3211

SURFSIDE
Kroger at Surfside
5900 Highway 17 South
803-238-0301

SWANSEA
200 South Brecon Avenue
803-568-2133

TAYLORS
3406 Wade Hampton Boulevard
864-239-4680

WILLISTON
11 West Main Street
803-266-7474

SHAREHOLDER INFORMATION

STOCK LISTING

     The common stock of Carolina First Corporation is traded on The
Nasdaq Stock Market's National Market under the symbol, CAFC. At December 31, 1995, there were 2,926 common shareholders of record, 157 Series 1994 preferred shareholders of record (formerly traded under the symbol, CAFCN), and 181 Series 1993 preferred shareholders of record (formerly traded under the symbol, CAFCO).

MARKET MAKERS

J. C. Bradford &Co.
Fox-Pitt, Kelton Inc.
Interstate/Johnson Lane
Morgan Keegan & Company, Inc.
The Robinson-Humphrey Company, Inc.
Sterne, Agee & Leach
Wheat First Securities, Inc.

DIVIDEND CALENDAR

   Dividends, if approved by the Board of Directors, are customarily paid to shareholders of record as follows.

          Record Dates:
                  January 15, April 15, July 15 and October 15

          Dividend Dates:
                  February 1, May 1, August 1 and November 1

REGISTRAR AND TRANSFER AGENT

Carolina First Bank, Trust Division
P. O. Box 1029, Greenville, SC 29602

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

     For information concerning Carolina First Corporation's Dividend Reinvestment Plan, please fill out the card in the back of this report or call our investor relations department at (864) 255-4919.

ANNUAL MEETING

     The Annual Meeting of Shareholders of Carolina First Corporation will be held at 10:30 a.m., April 18, 1996, at the Peace Center for the Performing Arts, Greenville, South Carolina.

INFORMATION CONTACT

     For further information about Carolina First Corporation or its subsidiaries, or to obtain a copy of the Carolina First Corporation Annual Report to the Securities and Exchange Commission on Form 10-K (available without charge to shareholders), please contact:


William S. Hummers III
Executive Vice President
Carolina First Corporation
P. O. Box 1029, Greenville, SC 29602
(864) 255-7913

QUARTERLY COMMON STOCK SUMMARY


                                      1995                                   1994
                        4Q         3Q       2Q        1Q           4Q         3Q       2Q        1Q

STOCK PRICE RANGES:
High                  $19.38     $16.75    $14.52     $14.52     $13.33     $15.00    $14.29    $12.25
Low                    13.50      14.05     12.14      12.86      12.62      13.33     10.89     10.89
Close                  17.50      16.25     14.29      13.45      13.33      14.52     14.29     10.89
DIVIDEND                0.07       0.06      0.06       0.06       0.05       0.05      0.05      0.05
VOLUME TRADED      1,792,590    778,306   742,581    468,246    595,643    481,530   377,904   238,843
SHARES OUTSTANDING 6,517,366  6,131,722 5,831,724  5,673,860  5,618,941  5,561,987 5,553,538 5,332,324

TO HELP US
MAIL MORE EFFICIENTLY,
AND TO HELP YOU
INVEST MORE EFFICIENTLY,
PLEASE FILL OUT AND RETURN
THE ATTACHED CARDS.
THANK YOU.



(Mailing Code                    NO POSTAGE
appears here)                    NECESSARY
                                 IF MAILED
                                 IN THE
                                 UNITED STATES




BUSINESS REPLY MAIL
FIRST CLASS MAIL      PERMIT NO. 57     GREENVILLE, SC

Postage will be paid by addressee

Carolina First Corporation
Shareholder Relations Department
Post Office Box 1029
Greenville, South Carolina 29602-9777

(Bar Code appears here)

(Mailing Code                    NO POSTAGE
appears here)                    NECESSARY
                                 IF MAILED
                                 IN THE
                                 UNITED STATES




BUSINESS REPLY MAIL
FIRST CLASS MAIL      PERMIT NO. 57     GREENVILLE, SC

Postage will be paid by addressee

Carolina First Bank
Trust Department
Post Office Box 1029
Greenville, South Carolina 29602-9777

(Bar Code appears here)

Duplicate Mailing/Change of Address Notification

If you would like to eliminate duplicate mailings, or change the address at which you receive shareholders mailings, please check the appropriate item below and complete the following information.

   [ ]  Eliminate duplicate mailings
   [ ]  Address change
Name

Company Name
(If Applicable)

Address

City                                                     State         Zip Code

Signature
(Please sign this card if you are changing your address.)

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