Form 10-K, Exhibit 13
period 1995-12-31
CAROLINA FIRST CORP
filed 1996-03-29
CIK 797871

EXHIBIT 13.2

     (Logo of Elliott, Davis & Company appears here)
            ELLIOTT, DAVIS & COMPANY, L.L.P.
             Certified Public Accountants

                                                        MEMBERS OF THE
                                                        AMERICAN INSTITUTE
                                                        OF CERTIFIED PUBLIC
                                                        ACCOUNTANTS

                                                        GREENVILLE, S.C.
                                                        GREENWOOD, S.C.
                                                        ANDERSON, S.C.
                                                        AIKEN, S.C.
                                                        COLUMBIA, S.C.


         REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors and Shareholders
Carolina First Corporation
Greenville, South Carolina

  We have audited the acCompanying consolidated balance sheets of Carolina First Corporation and subsidiaries as of December 31, 1994 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the two years in the period ended December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Carolina First Corporation and subsidiaries as of December 31, 1994 and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

                              (Signature of Elliott, Davis & Company, L.L.P
                               appears here)

Elliott, Davis & Company, L.L.P.
Greenville, South Carolina
February 3, 1995

             Internationally - Moore Stephens Elliott Davis, L.L.C.

870 S. PLEASANTBURG DRIVE    POST OFFICE BOX 6286    GREENVILLE, SOUTH CAROLINA 29606-6286

              TELEPHONE (803) 242-3370     TELEFAX (803) 232-7161