Form 10-K, Exhibit 13
period 1996-12-31
CAROLINA FIRST CORP
filed 1997-03-31
CIK 797871

(Carolina First logo)
                           Carolina First Corporation
                               1996 Annual Report

                               Corporate Profile

     Carolina First Corporation, headquartered in Greenville, South Carolina, is the largest independent bank holding company in South Carolina with assets of $1.6 billion and 55 banking offices throughout the state. Since its inception in 1986, the Company has experienced exceptional growth and consistently excellent credit quality. Carolina First is a high-growth franchise based on the "super community bank" strategy serving individuals and small-to medium-sized businesses.

     Through its subsidiaries, Carolina First provides a full range of banking services, including mortgage, trust and investment services, designed to meet substantially all of the financial needs of its customers. The subsidiaries are Carolina First Bank (CFB), a state-chartered commercial bank; Carolina First Mortgage Company (CFMC), a mortgage banking operation; Blue Ridge Finance Company, an automobile finance company; and CF Investments, a venture capital investment company. CFB is the largest South Carolina-based commercial bank, and CFMC is the second largest mortgage loan servicer in South Carolina.

     Carolina First also owns approximately 17% of Affinity Technology Group, Inc.'s outstanding common stock, principally in the form of stock warrants. Affinity develops and markets technologies, including automated lending machines, that enable financial institutions and other businesses to provide consumer financial services electronically.


Contents


Financial Highlights .....................................          1
Letter to Shareholders ...................................          2
Carolina First ...........................................          6
Ten-Year Financial Summary ...............................         12
Management's Discussion and Analysis .....................         14
Report of Independent Auditors ...........................         25
Report of Management .....................................         25
Consolidated Financial Statements ........................         26
Notes to Consolidated Financial Statements ...............         30
Directory ................................................         50
Shareholder Information...................................         52




                 NET INCOME
              ($ in millions)

(Net Income chart appears here. Plot points appear below.)


'92      '93     '94     '95    '96

$2.5    $5.4    $7.7 a  $9.4    $11.2 b

5-Year Compound Growth Rate 43.1%

a Excludes fourth quarter 1994 restructuring charges of $9.4 (after-tax). b Excludes third quarter 1996 SAIF assessment of $0.7 (after-tax).



               YEAR END ASSETS
               ($ in millions)

(Year End Assets chart appears here. Plot points are below.)

'92      '93       '94       '95      '96
$616     $904     $1,204    $1,415   $1,574

5-Year Compound Growth Rate 24.4%

                       (Carolina First Corporation logo)
                              Financial Highlights
                    ($ in thousands, except per share data)





                                                                    1996           1995          % Change

For the Year
Net income .................................................   $    10,474    $     9,414               11.3%
Operating net income (1) ...................................        11,220          9,414               19.2
Per common share: (2)
  Net income - primary .....................................          0.96           0.87               10.3
  Net income - fully diluted ...............................          0.92           0.85                8.2
  Operating net income - fully diluted (1) .................          0.99           0.85               16.5
  Cash dividends declared ..................................          0.25           0.21               19.0

At Year End
Total assets ...............................................   $ 1,574,204    $ 1,414,922               11.3%
Loans - net of unearned income .............................     1,124,775      1,062,660                5.8
Deposits ...................................................     1,281,050      1,095,491               16.9
Shareholders' equity .......................................       104,964         94,967               10.5
Book value per share (2) ...................................          9.26           7.61               21.7

Financial Ratios
Return on average assets (3) ...............................          0.71%          0.74%
Return on average equity (3) ...............................         10.56          10.43

Asset Quality Ratios
Nonperforming assets as a % of loans and foreclosed property          0.52%          0.46%
Allowance for loan losses times nonperforming loans ........          3.94x          3.67x

Operations Data
Banking offices ............................................            55             55
Number of ATMs .............................................            30             18
Full-time equivalent employees .............................           609            589

Stock Price Information (Year End)
Closing market price (2) ...................................   $     16.15    $     14.58               10.8%
Annual shares traded .......................................    16,101,659      3,781,700              325.8
Price/book ratio (2) .......................................          1.74x          1.91x              (8.9)
Market capitalization (includes preferred stock) ...........   $   182,244    $   160,227               13.7


(1) Reflects recurring net income. Excludes third quarter 1996 nonrecurring Savings Association Insurance Fund (SAIF) assessment of $746 (after-tax).
(2) Share data have been restated to reflect the stock dividends and the six-for-five stock split declared 12/18/96.
(3) After third quarter 1996 nonrecurring SAIF assessment. Excluding this charge, the return on average assets was 0.76%, and the return on average equity was 11.3%.

                                       1
                               1996 Annual Report

                       (Carolina First Corporation logo)

                              To Our Shareholders


     Ten years is a short time in the life of a bank, or in the life of a community. Yet in the short 10 years since Carolina First opened for business in Greenville, our bank has brought a dramatically new face to banking in South Carolina. During the last decade, we have built the largest independent commercial bank and the second largest mortgage loan servicing operation in South Carolina. In the process, we have created more than 600 jobs and established 55 banking offices throughout the State. By combining competitive products with unmatched personal service, Carolina First has set a new standard for banking in our great state.

     Carolina First was founded on the principle that the customer comes first. We have prospered by keeping our eye firmly fixed on that goal. And we firmly believe that we will continue to thrive for as long (and only as long) as we remember that guiding principle. That is why the theme of this anniversary report is "Carolina First ... Customers First." That's who we were 10 years ago, and that's who we are today.

     Although it sounds simple, putting customers first is not always easy, and what it means to "put customers first" has changed a great deal during our first decade, as dynamic forces have changed the business of banking forever. Personalized customer service used to mean a smile and a handshake; while those are still important, customers now demand 24-hour-a-day banking by phone or computer, and a host of other services designed to help customers meet their own evolving needs. Being committed to our customers means being committed to changing with them. It is the core of our culture to remain flexible and nimble, so that we can explore and embrace change, rather than being overcome by it.

     It is easy enough to talk about missions and visions, but where that talk becomes meaningful is in the concrete performance of the company. The numbers reflecting the earnings and value of a company are some of the best indicators - certainly among those that matter most to investors - of whether the company is fulfilling its mission. We are pleased to begin our second decade of operations by answering that question with a resounding "Yes!" Net income for 1996 set a new record for Carolina First. Excluding a one-time special assessment to recapitalize the Savings Association Insurance Fund (SAIF), net income increased 19% to $11.2 million, or $0.99 per fully diluted share. During the third quarter of 1996, a one-time special assessment to recapitalize the SAIF was levied by the federal government on all thrift institutions or non-thrift institutions, such as Carolina First, which have acquired deposits from

                                       2
                           CAROLINA FIRST CORPORATION

                       (Carolina First Corporation logo)

(Picture of Mack I. Whittle, Jr. appears here)
MACK I. WHITTLE, JR.
PRESIDENT AND CHIEF EXECUTIVE OFFICER



thrift institutions over past years. Including the SAIF assessment, net income was $10.5 million, or $0.92 per fully diluted share.

     We are equally proud of the longer term trend; with the exception of our 1994 restructuring, Carolina First's earnings have increased each of the last seven years. Earnings per share (excluding the SAIF assessment) have grown at annualized rates of 16% and 24% for the latest three- and five-year periods, respectively. We view this consistent growth as strong evidence that we are on the right track.

     There is still work to do for our shareholders. Carolina First's returns on assets and equity have improved, but they are not where we want them to be. We will continue to focus on increasing these short-term returns, without sacrificing the innovative projects and focus that make Carolina First special.

     Market value is another critical measure of our progress. In 1996, Carolina First's market value grew by more than $22 million, for an increase of 14%. If you had invested $1,000 at our founding in 1986, your investment would have grown in value to $2,824 at December 31, 1996, after taking into account our eight stock dividends and quarterly cash dividends. We have increased our cash dividends every year since their initiation for a four-year annual compound increase in excess of 22%. In January 1997, we distributed a 20% common stock dividend, marking our eighth consecutive annual stock dividend.

     Of course, these solid financial measurements have to be backed by tough, smart decisions in the real world of banking. During 1996, we strengthened our balance sheet, leaving ourselves with greater ability to take advantage of future good times, as well as more strength to weather downturns that may come. Among our major initiatives were a focus on building deposit relationships, completion of our first commercial loan securitization, and the conversion of the remainder of our preferred stock into common stock. Our asset quality, always one of the cornerstones of our success, continues to be excellent. At year end, non-performing assets made up just 0.52% of loans and foreclosed property.

     In 1996, we focused heavily on expanding our retail banking business and deepening our customer relationships. We took a hard look at the profitability and potential of each of our branches and made the decision to sell five branches. At the same time, we have entered into an agreement to acquire Lowcountry Savings Bank which will add five offices in the Charleston area. We believe that these are desirable locations in an outstanding market that will add strength to Carolina First.

                                       3
                               1996 Annual Report

                       (Carolina First Corporation logo)

     We have introduced a new WorkPlace banking product which brings our banking services to customers throughout the state where they work. We also have added 12 new automated lending machines and continued to serve customers through our grocery store branches. The result of this emphasis on retail banking was a 17% increase in deposits in 1996 - an increase well above the average growth rate for all commercial banks in South Carolina, and one achieved solely through internal growth, without any acquisitions.

     Carolina First's first commercial loan securitization - involving approximately $100 million in commercial real estate loans - was completed in 1996. This is another example of our flexibility and ability to embrace change. As the deposit market becomes more competitive, loan securitizations such as this one will help to ensure that Carolina First will have adequate sources of funding for continued loan growth.

     Carolina First is also stepping into its second decade, and the next millennium, by embracing and improving the technologies that are reshaping the face of banking. Both as a user of technology and as an investor, we are working to ensure that our customers and shareholders are served by computers and new technologies, not becoming slaves to them. Carolina First's technology initiatives include ownership of approximately 17% of the common stock of Affinity Technology Group, Inc., a developer and marketer of financial service technologies. We also are participating in the development of Atlanta Internet Bank, one of the first on-line, real-time Internet banks in the world. Atlanta Internet Bank, which opened its "doors" in October 1996, is presently offered as a service of Carolina First Bank. Ultimately, Atlanta Internet Bank is expected to be a stand-alone entity in which Carolina First will be a lead investor, owning approximately 40% of the bank.

     Carolina First Customers First. The simple things are not always easy, and they are sometimes forgotten. As we embark on our second decade, we have not lost sight of our founding principles. Fulfilling our goals depends on the dedication and commitment of our employees and directors, for which we are grateful. We also want to recognize and thank our shareholders and customers for their loyal and enthusiastic support. We've come a long way in ten years and look forward to 1997 and the years to come.



/s/ Mack I. Whittle, Jr.


Mack I. Whittle, Jr.
President and Chief Executive Officer



                                       4
                           CAROLINA FIRST CORPORATION

One Mission  Ten Years

     Carolina First was created in 1986 with one simple yet bold mission: to become South Carolina's premier bank by putting customers first. As Carolina First celebrates its tenth anniversary, that is still our guiding principle.

     Carolina First is progressive and innovative while remaining focused on the personable, flexible and responsive brand of banking that has always been our hallmark. We are committed to our customers, to knowing them unusually well and developing the right mix of services to meet their individual needs.


                             (Carolina First logo)

                             (Carolina First logo)

                      Carolina First . . . Customers First

Traditional Banking

Founded in and focused on South
Carolina, Carolina First offers an
advantage over larger banks with
out-of-state headquarters. We stress
local decision-making and prompt,
appropriate answers.


     During Carolina First's first decade, the face of banking has changed dramatically. The megabanks seem to consolidate or expand constantly. Computers, telephones, and machines take the place of tellers and loan officers. And non-bank competitors, such as mutual funds, are selling products that once were the exclusive province of banks. Carolina First has evolved a simple yet powerful formula for meeting these changes: We do whatever it takes to keep our customers first.

     This "Customers First" commitment has brought us extraordinary success during our first 10 years. We are confident that this guiding principle will keep us on the right path in our second decade. Putting Customers First means bringing banking to our customers, on their terms, not ours. We are dedicated to listening to our customers, understanding their needs, and responding to those needs.

     It's a winning strategy for Carolina First, our customers, and our shareholders.


(Picture of three people looking of documents.)

Banking
Face-to-Face

     At Carolina First, you won't find cookie-cutter or bureaucratic banking. What you will find are dedicated employees who deal directly and intimately with our customers. Treating customers like individuals - that's Carolina First's brand of banking.

     We offer a full range of "big city" banking services, without sacrificing the personalized, "small town" service that our customers have come to expect from

                                       6
                           CAROLINA FIRST CORPORATION

                       (Carolina First Corporation logo)

us. We call this "super community banking", combining the best of the traditional local bank with the best of the technologically sophisticated larger banks.

(Picture a person making a bank deposit.)

     Like small community banks, Carolina First offers personalized service, local market knowledge, and decentralized decision-making. At the same time, we feature product breadth and back-office efficiencies to rival larger regional banks.

     We use technology the way it should be used - to serve our customers. At Carolina First, new technologies are not the means for avoiding interaction with our customers; instead, they are an opportunity to build on the time-tested "face-to-face" banking that our customers value.

     One smile and handshake at a time, Carolina First has entered 28 communities in 14 South Carolina counties. In 1996, we opened our first branch in the attractive Hilton Head Island market. With over 600 employees at our 55 banking locations, we are prepared to offer our experience to meet our customers' financial needs.

     Knowing our customers is also the key to the way we develop new products and services. We identify a need, and we fill it. In 1996, when the large regional banks moved their international banking departments out-of-state, Carolina First moved in. We created a full service international banking department to serve the international banking needs of South Carolina businesses and individuals. The Greenville/Spartanburg market, for instance, has the highest level of foreign investment per capita in the United States. It makes sense for our customers - and for Carolina First - to meet those needs at the source.


Drive-up Banking

Drive-up banking is just one of
the many options we offer our
customers to make their banking
transactions a little easier.
Our drive-up windows offer
convenience and flexibility for
our customers.

        In 1996, Carolina First focused heavily on expanding our retail banking


                                       7
                               1996 Annual Report

                       (Carolina First Corporation logo)

business and deepening our customer relationships. The result of this emphasis was a 17% increase in deposits in 1996, well above the average growth rate for commercial banks in South Carolina. We welcome each new depositor, large or small. Our goal is to become the primary provider of financial services for each of our customers, thereby increasing our share of the total financial services provided.

Banking Smart

     Carolina First emphasizes customer choice and convenience. We strive to provide our customers with the products they want, when and where they want them. Whether at home or at work or at the grocery store, Carolina First is there, making sure that banking with Carolina First is customer-friendly and easy. That's banking smart.


Banking at Home

Nothing can be easier than calling
up your account from the privacy
of your home, on your schedule.
Banking at home is just one more
way we offer our customers "Banking
Smart" convenience.


     AT HOME. Customers looking for ways to make their lives easier find banking at home a winner. Carolina First customers can access their accounts 24 hours a day, seven days a week. In 1997, we are introducing new alternatives to computer-based home banking and enhancing our telephone customer service lines to meet the ever-changing needs of our customers.


(Picuture of a person on the phone.)

     This year, we introduced an Internet banking product, Atlanta Internet Bank. Customers do their banking anytime, anywhere, using a personal computer with Internet access. Unlike traditional home banking, the Atlanta Internet Bank product allows customers to conduct their banking activities on a real-time basis. The Atlanta Internet Bank product also enables customers to pay bills with ease from their personal computers.

                                       8
                           CAROLINA FIRST CORPORATION

                       (Carolina First Corporation logo)

(Picture of a Moovies employee putting movies on the shelf.)


     AT WORK. In 1996, Carolina First introduced WorkPlace Banking bringing to employees of selected companies the convenience of features such as direct deposit of payroll checks and banking services provided by Carolina First representatives on-site at the companies' offices. WorkPlace Banking has already been enthusiastically received; it is in place at companies with more than 1,000 employees, and at much smaller companies.

WorkPlace Banking

Moovies, Inc. is just one of the
companies that have taken advantage
of our WorkPlace Banking, a new service
begun in 1996 that features direct deposit of payroll checks and on-site banking services.

Grocery Store Banking

Carolina First operates full-service
retail bank branches in six grocery
stores to provide customers with the
convenience of one-stop shopping and
banking on Saturdays and evenings.

     AT THE GROCERY STORE. Our grocery store branches give customers the convenience of banking where they shop. Our six grocery store locations (with a seventh scheduled to open in 1997) are full-service retail branches, open in the evenings and on Saturdays. Loans, checking accounts, and certificates of deposit are suddenly as accessible as a gallon of milk or a loaf of bread. Some of our grocery store branches even feature automated loan machines which make loans available seven days a week, whenever the grocery store is open. These machines let qualified customers get bank loans, after hours, without visiting a lending officer.

(Picture of two people at a BiLo grocery store.)

                                       9
                               1996 Annual Report

                       (Carolina First Corporation logo)

Banking Solutions

     Carolina First is an innovator, constantly seeking better, more flexible ways to meet our customers' banking needs. We aren't so much a single, big, billion-dollar institution, but a team of related entities, each nimble and independent enough to react quickly to market signals. We are a commercial bank, a retail bank, and a mortgage bank, with ownership interests in other lines of business related to banking. We look for and invest in banking solutions that serve our customers and benefit our shareholders.

(Picture of a person at an ATM machine.)

     Carolina First is affiliated with Affinity Technology Group, Inc., both as an investor and as the first bank to offer its products. Carolina First owns approximately 17% of Affinity's common shares, principally in the form of warrants. Affinity develops and markets technologies to provide consumer financial services electronically. Carolina First served as the test site for Affinity's first product, an automated loan machine, and now has 18 of these loan machines. The Affinity loan machines permit customers to obtain a loan, with the proceeds deposited into their bank account, in less than 10 minutes. Carolina First is currently assisting Affinity with the development of other state-of-the-art electronic lending services, such as auto loans, mortgages, and lending via the Internet.


ALM Banking

Getting a loan is now as easy as making
a cash withdrawal from an ATM. Using an
automated lending machine, Carolina First customers can apply for an unsecured loan in 10 minutes. When approved, the money is automatically deposited into their checking account.

     Carolina First also has participated in the development of Atlanta Internet Bank, one of the first on-line, real-time Internet banks in the world. Atlanta Internet Bank is presently offered as a product line of Carolina First Bank. Ultimately, Atlanta Internet Bank is expected to be a stand-alone entity in which Carolina First will initially own 40%. Atlanta Internet Bank offers deposit products and bill-paying services


                                       10
                           CAROLINA FIRST CORPORATION

                       (Carolina First Corporation logo)

to customers who have personal computers with access to the Internet. Since its introduction in October 1996, accounts have been opened nationwide and beyond, including England. In 1997, Atlanta Internet Bank plans to add over 10 new products and services, including credit and debit cards, mortgage originations, and loan products. Atlanta Internet Bank is the first financial institution to be featured on AT&T WorldNet Service and has immediate access to the hundreds of thousands of current WorldNet subscribers through banner advertising on both the "at home" and the "at work" pages.

Internet Banking

With the explosion of the
Internet, it was a natural choice to
introduce Atlanta Internet Bank,
one of the first on-line, real-time
banks. Internet services include
deposit products and bill-paying
services with expanded products to be
introduced in 1997.


     Carolina First has formed a new subsidiary, CF Investments, to seek opportunities to support new technologies related to financial services and to make venture capital investments. We have recently launched a site for Carolina First on the World Wide Web. Our site provides information for investors and information on our products, services, and locations. Our address is http://www.carolinafirst.com. Come visit us.

(Picture of a person standing by a computer.)

     Carolina First ... Customers First. It sounds so simple. But it is not an easy task to stay abreast of the latest technology, ensuring that our customers have every advantage that their busy lives and flourishing businesses demand, while at the same time maintaining the small-town banker's touch that truly sets us apart. So every day we dedicate ourselves anew to putting our customers first, in large ways and small. It is the only path we know to our goal - to be South Carolina's premier bank.

 ..............................................................................
As a tribute to the dedication and commitment of all our employees, we have featured employees in the photography. Featured employees, in order of appearance, are: Keith Dreher, Facilities; Elaine Bowers, Investments; Mike Strickland, Loan Review; Suzan Shaprio, Accounting; Diane Glaser, Branch Administration; Joan Fried, Citadel Mall Branch; J. Huggins, Myrtle Beach Branch; Jim Wilson, Operations; Sonya Scott, Cleveland Street Branch; Heidi Humphries, Mortgage; and Richard Byrd, Lexington Branch.



                                       11
                               1996 Annual Report

                      (Carolina First Corporation logo)

                           TEN-YEAR FINANCIAL SUMMARY

                      ($ IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                                        FIVE-YEAR
                                                                           YEARS ENDED DECEMBER 31,                     COMPOUND
                                                             1996         1995         1994        1993       1992     GROWTH RATE
INCOME STATEMENT DATA
Net interest income.....................................  $   57,070   $   50,772   $   43,260   $ 29,358   $ 20,749       30.0%
Provision for loan losses...............................      10,263        6,846        1,197      1,106      2,318       40.3
Noninterest income......................................      21,341       17,326        8,226      6,765      4,116       50.7
Noninterest expenses (1)................................      51,675       46,882       51,839     27,294     18,897       30.1
Net income (loss) (1)...................................      10,474        9,414       (1,740)     5,418      2,466       41.1

PER COMMON SHARE DATA (2)
Net income (loss) - primary (1).........................  $     0.96   $     0.87   $    (0.59)  $   0.63   $   0.34       23.1%
Net income (loss) - fully diluted (1)...................        0.92         0.85        (0.59)      0.63       0.34       22.0
Book value (December 31)................................        9.26         7.61         6.61       7.70       7.27        5.3
Closing market price (December 31)......................       16.15        14.58        11.11       9.83       9.18       22.6
Cash dividends declared.................................        0.25         0.21         0.17       0.04         --         --
Stock dividend declared.................................          20%           5%           5%         5%         5%        --

BALANCE SHEET DATA (YEAR END)
Total assets............................................  $1,574,204   $1,414,922   $1,204,350   $904,474   $616,288       24.4%
Loans - net of unearned income..........................   1,124,775    1,062,660      923,068    623,646    455,650       23.3
Allowance for loan losses...............................      11,290        8,661        6,002      6,679      5,276       20.1
Nonperforming assets....................................       5,880        4,868        4,722      5,366      5,631       11.9
Total earning assets....................................   1,396,171    1,249,689    1,059,455    814,579    555,871       23.7
Deposits................................................   1,281,050    1,095,491    1,001,748    804,549    555,624       21.7
Long-term debt..........................................      26,442       26,347        1,162      1,274      1,492       72.1
Shareholders' equity....................................     104,964       94,967       86,482     70,415     51,288       21.9
Market capitalization (December 31).....................     182,244      160,227      121,168     87,949     66,057       40.9

BALANCE SHEET DATA (AVERAGES)
Total assets............................................  $1,480,694   $1,269,757   $1,056,954   $782,551   $562,369       26.3%
Loans - net of unearned income..........................   1,085,680      965,632      781,503    548,619    432,282       25.0
Total earning assets....................................   1,320,658    1,130,245      941,155    711,138    520,125       25.4
Deposits................................................   1,180,751    1,023,029      925,615    635,582    476,291       25.1
Shareholders' equity....................................      99,186       90,242       87,377     65,518     47,206       21.0

FINANCIAL RATIOS
Return on average assets................................        0.71%        0.74%       (0.16)%     0.69%      0.44%
Return on average equity................................       10.56        10.43        (1.99)      8.27       5.22
Net interest margin.....................................        4.35         4.54         4.65       4.16       4.01

ASSET QUALITY RATIOS
Nonperforming assets as a % of loans and foreclosed
  property..............................................        0.52%        0.46%        0.51%      0.86%      1.23%
Allowance for loan losses times nonperforming loans.....        3.94X        3.67x        2.20x      2.69x      1.87x

OPERATIONS DATA
Banking offices.........................................          55           55           51         42         21
Full-time equivalent employees..........................         609          589          551        477        275

(1) Includes third quarter 1996 nonrecurring Savings Association Insurance Fund
    (SAIF) assessment of $1,184 (pre-tax) and fourth quarter 1994 restructuring charges of $12,214 (pre-tax).
(2) Share data have been restated to reflect the stock dividends and the six-for-five stock split declared 12/18/96.

                           CAROLINA FIRST CORPORATION

                       (Carolina First Corporation logo)

                           TEN-YEAR FINANCIAL SUMMARY

                      ($ IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                        YEARS ENDED DECEMBER 31,
                                                                          1991        1990        1989        1988        1987
INCOME STATEMENT DATA
Net interest income..................................................   $ 15,351    $ 12,413    $  9,445    $  7,080    $  5,420
Provision for loan losses............................................      1,890         926       1,319         687         810
Noninterest income...................................................      2,743       1,504       1,194         729         566
Noninterest expenses.................................................     13,875      10,945       8,322       5,281       3,765
Net income...........................................................      1,871       1,464         483         996         886

PER COMMON SHARE DATA (1)
Net income - primary.................................................   $   0.34    $   0.28    $   0.09    $   0.18    $   0.18
Net income - fully diluted...........................................       0.34        0.28        0.09        0.18        0.18
Book value (December 31).............................................       7.16        6.87        6.36        6.28        6.38
Closing market price (December 31)...................................       5.83        6.04        9.64        7.11        7.70
Cash dividends declared..............................................         --          --          --          --          --
Stock dividend declared..............................................          5%          5%          5%         --          --

BALANCE SHEET DATA (YEAR END)
Total assets.........................................................   $528,472    $411,308    $371,111    $281,595    $208,254
Loans - net of unearned income.......................................    395,136     318,880     262,886     199,743     155,799
Allowance for loan losses............................................      4,519       2,961       2,425       1,580       1,006
Nonperforming assets.................................................      3,350       2,183       2,886       2,347       1,238
Total earning assets.................................................    482,130     377,491     347,021     255,140     197,026
Deposits.............................................................    480,058     357,388     323,381     231,024     167,320
Long-term debt.......................................................      1,753         791       4,052       5,458       5,889
Shareholders' equity.................................................     38,989      37,157      35,339      34,830      30,707
Market capitalization (December 31)..................................     32,800      33,818      53,542      39,434      37,045

BALANCE SHEET DATA (AVERAGES)
Total assets.........................................................   $459,900    $382,995    $314,449    $228,813    $162,925
Loans - net of unearned income.......................................    355,944     291,880     230,071     174,837     118,717
Total earning assets.................................................    426,518     358,128     294,448     216,223     154,535
Deposits.............................................................    384,791     310,667     249,905     178,825     131,891
Shareholders' equity.................................................     38,279      36,217      35,261      31,495      22,102

FINANCIAL RATIOS
Return on average assets.............................................       0.41%       0.38%       0.15%       0.44%       0.54%
Return on average equity.............................................       4.89        4.04        1.37        3.16        4.01
Net interest margin..................................................       3.62        3.50        3.22        3.28        3.51

ASSET QUALITY RATIOS
Nonperforming assets as a % of loans and foreclosed
  property...........................................................       0.84%       0.68%       1.10%       1.17%       0.79%
Allowance for loan losses times nonperforming loans..................       2.40x       2.00x       0.89x       0.83x       0.86x

OPERATIONS DATA
Banking offices......................................................         20          13          12          11           6
Full-time equivalent employees.......................................        250         174         158         133          83

(1) Share data have been restated to reflect the stock dividends and the six-for-five stock split declared 12/18/96.
                                       13

                               1996 ANNUAL REPORT

                       (Carolina First Corporation logo)

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations

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




Overview

     The Company, which commenced banking operations in December 1986, currently conducts business through 55 locations in South Carolina. Through its subsidiaries, the Company provides a full range of banking services, including mortgage, trust and investment services, designed to meet substantially all of the financial needs of its customers. At December 31, 1996, the Company had approximately $1.574 billion in assets, $1.125 billion in loans, $1.281 billion in deposits and $105.0 million in shareholders' equity.


     At its December 18, 1996 meeting, the Board of Directors declared a six-for-five stock split effected in the form of a 20% common stock dividend which was issued on January 30, 1997 to shareholders of record as of January 15, 1997. Share and per share data for all periods presented have been retroactively restated to reflect the additional shares outstanding resulting from the stock dividend.

     On January 29, 1997, the Company announced the signing of a non-binding letter of intent to acquire Lowcountry Savings Bank, Inc. ("Lowcountry"). The Company plans to merge Lowcountry into Carolina First Bank, a wholly-owned subsidiary of the Company. This transaction is valued at approximately $13.3 million, with 60% payable with the Company's Common Stock and 40% payable in cash. Lowcountry has five offices in the greater Charleston area and had approximately $76 million in assets and $62 million in deposits at December 31, 1996. This transaction, which is subject to the execution of a definitive agreement and the receipt of regulatory and Lowcountry shareholder approval, is expected to be completed in the third quarter of 1997. The Company will record the acquisition using the purchase method of accounting.

     In October 1996, the Company announced the Atlanta Internet Bank's introduction of "anytime-anywhere" banking in cyberspace. Atlanta Internet Bank, which is a product of Carolina First Bank, opened its electronic doors on AT&T's WorldNet Service and offers banking products primarily by means of a secured Internet web site. The Company has an agreement with certain persons, which provides for the transfer of the Company's Atlanta Internet Bank operation to a thrift institution, upon compliance with certain conditions. After such transfer, Atlanta Internet Bank will be a stand-alone entity in which the Company is expected to be a lead investor, owning an estimated 40% of its stock.

     In September 1996, the Company announced the divestiture of five branches located in Barnwell, Blackville, Salley, Springfield and Williston with approximately $50 million in deposits. The branches are being sold to the Bank of Barnwell County (in organization), expected to be a wholly-owned subsidiary of Community Capital Corporation, a South Carolina corporation headquartered in Greenwood, South Carolina. This transaction is scheduled to be completed in the first quarter of 1997 and is subject to regulatory approval among other conditions.

Investment in Affinity
Technology Group

     At December 31, 1995, the Company owned 7,500 shares of common stock of Affinity Technology Group, Inc. ("Affinity") and a warrant to purchase 55,390 shares of Affinity's common stock at a purchase price of $0.01 per share
("Affinity Warrant"). The Affinity common shares and Affinity Warrant were acquired in connection with lending arrangements between the Company and Affinity and services performed by the Company on behalf of Affinity. As of December 31, 1995, there was no market for this investment, which was recorded at its book value of $75.

     On January 24, 1996, the Board awarded 6,289 shares of Affinity stock to certain officers of the Company deemed most responsible for the Company's investment. The Company has recorded compensation expense for the estimated fair value of the Affinity stock at the time it was award-

                                       14
                           CAROLINA FIRST CORPORATION

                       (Carolina First Corporation logo)

ed to Company officers. In addition, since the Company had a negligible basis in its Affinity investment, a gain on disposition of securities was recorded at the same calculated fair value. For tax and accounting purposes, fair value was measured as of the date of grant, January 24, 1996, by an independent third party appraisal. Fair value of the Affinity stock award, as determined by the independent third party appraisal based on information known at that time, was $0.88 per share (after a 106-for-1 stock split) and, accordingly, approximately $587,000 was recorded as compensation expense and gain on disposition of equity investments. The impact on compensation expense offset the gain on disposition of equity investments, resulting in no impact on the Company's net income.

     On April 15, 1996, the Company transferred its Affinity common stock and Affinity Warrant to Blue Ridge, a wholly-owned subsidiary of the Company.

     On April 25, 1996, Affinity completed an initial public offering of its common stock. Immediately prior to the consummation of Affinity's initial public offering, a 106-for-1 common stock split in the form of a stock dividend was completed. Following the completion of Affinity's public offering and stock split, the Company's investment in Affinity (through its subsidiary, Blue Ridge) consisted of 128,366 shares of common stock and a warrant to purchase an additional 5,871,340 shares (for an adjusted purchase price of approximately $0.0001 per share), or approximately 17% of Affinity's outstanding common stock. As of December 31, 1996, the investment in Affinity's common stock, included in securities available for sale, was recorded at its book value of $12. The Affinity Warrant was not reported on the Company's balance sheet as of December 31, 1996.

     The Company's shares in Affinity are, and the shares issuable upon the exercise of the Affinity Warrant will be, "restricted" securities as that term is defined in federal securities laws.

     The Affinity Warrant may be exercised in whole or in part at any time prior to December 31, 2015, subject to certain restrictions. Unless prior written approval of the Board of Governors of the Federal Reserve Board (the "Federal Reserve Board") is received, the Affinity Warrant may not be exercised in whole or in part if, after such exercise, the holder of the Affinity Warrant will beneficially own 5% or more of Affinity's common stock. The Affinity Warrant may not be transferred without the approval of the Federal Reserve Board. The Affinity Warrant has been filed as an exhibit in the Company's periodic filings with the Securities and Exchange Commission.

     The Company has reviewed its options with respect to its investment in Affinity and currently has no plans to distribute or sell at the current price. The Company's Board of Directors will continue to periodically review the investment in Affinity and may decide to sell shares as market conditions change.

Income Statement Review

     The Company reported record earnings in 1996. Net income totaled $10.5 million, or $0.92 per fully diluted share, in 1996 compared with $9.4 million, or $0.85 per fully diluted share, in 1995 and $7.7 million before restructuring charges, or $0.76 per fully diluted share, in 1994. Earnings, excluding the impact of a one-time special Savings


                            Income Statement Review


                               Summary of Changes



                                                                          For the Years Ended December 31,
($ in thousands)                                              Change 1996 vs. 1995             Change 1995 vs. 1994
                                                         1996         $           %     1995           $        %       1994

Net interest income                                    $57,070     $6,298       12.4% $50,772      $ 7,512    17.4%     $ 43,260
Provision for loan losses                               10,263      3,417       49.9    6,846        5,649   471.9         1,197
Net interest income after provision for loan leases     46,807      2,881        6.6   43,926        1,863     4.4        42,063
Noninterest income, excluding certain gains             15,968      2,354       17.3   13,614        5,463    67.0         8,151
Gains from sales of certain items                        5,373      1,661       44.7    3,712        3,637     n/m            75
Noninterest expenses, excluding nonrecurring items      49,904      3,515        7.6   46,389        6,764    17.1        39,625
Nonrecurring noninterest expenses                        1,771      1,278      259.2      493      (11,721)    n/m        12,214
Income (loss) before income taxes                       16,473      2,103       14.6   14,370       15,920     n/m        (1,550)
Income taxes                                             5,999      1,043       21.0    4,956        4,766     n/m           190
    Net income (loss)                                  $10,474     $1,060       11.3% $ 9,414     $ 11,154     n/m      ($ 1,740)



                                       15
                               1996 Annual Report

                       (Carolina First Corporation logo)

Association Insurance Fund ("SAIF") assessment, rose 19% in 1996 to $11.2 million, or $0.99 per fully diluted share. On September 30, 1996, the President signed into law legislation requiring a special assessment to recapitalize the SAIF. In the third quarter of 1996, net income included an after-tax charge of $746,000 to cover a special SAIF assessment. Thrift institutions or non-thrift institutions, such as Carolina First Bank, which have acquired deposits through acquisitions from thrift institutions over past years were levied this one-time charge. Net income in 1994 included a one-time restructuring charge of $9.4 million (net of tax) related to the initiation of a program of credit card securitization and the merger of two subsidiaries. Including this restructuring charge, the net loss for 1994 was $1.7 million, or $0.59 per common share.

     The largest component of the Company's net income is Carolina First Bank's net interest income. Net interest income is the difference between the interest earned on assets and the interest paid for the liabilities used to support such assets. Fully tax-equivalent net interest income adjusts the yield for assets earning tax-exempt income to a comparable yield on a taxable basis. Fully tax-equivalent net interest income increased $6.0 million, or 12%, to $57.4 million in 1996 from $51.4 million in 1995 and increased $7.6 million, or 17%, in 1995 from $43.8 million in 1994. The increases in net interest income were primarily attributable to loan growth. Average loans increased 12% in 1996 and 24% in 1995.

     The net interest margin, defined as net interest income divided by average earning assets, decreased to 4.35% in 1996 compared with 4.54% in 1995 and 4.65% in 1994. The decline in the net interest margin is primarily due to a decrease in the prime interest rate without the realization of a comparable decrease in deposit pricing and an especially competitive deposit rate environment. The prime interest rate was decreased from 9.00% to 8.75% in July 1995 and decreased further to 8.50% in December 1995. In February 1996, the prime rate was lowered to 8.25%. Approximately half of the loan portfolio has variable rates and immediately repriced downward following each of the decreases in the prime rate. While deposit rates were lowered somewhat, the full impact of the reduction in the prime interest rate was not realized in interest expense savings. During 1996, many financial institutions offered deposit promotions above the market rates, creating upward pressure on the Company's cost of funds. Also, the Company has instituted deposit promotions and kept its deposit rates competitive in an effort to increase its liquidity levels. The Company expects the competitive deposit rate environment to continue.

     The provision for loan losses was $10.3 million in 1996, $6.8 million in 1995, and $1.2 million in 1994. The Company increased the 1996 provision as a result of its credit card activities, increased charge-offs and consumer credit concerns. The 1996 provision for loan losses also included $1.3 million for fraudulent loans acquired in the merger with Midlands National Bank. The 1995 provision for loan losses was increased principally as a result of the growth in commercial and commercial real estate loans and an increase in credit card activities. Escrow balances for credit card losses which related to purchased credit cards also were fully expired starting in



                            Average Yields and Rates


                       (on a fully tax-equivalent basis)


                                              1996    1995    1994    1993    1992

Earning Assets:
    Loans                                     9.49%   9.60%   8.76%   8.44%   9.20%
    Securities                                5.99    5.83    5.04    5.15    6.41
    Short-term investments                    6.36    6.35    3.84    3.10    3.82
      Total earning assets                    8.87%   9.05%   8.11%   7.62%   8.64%

Interest-bearing Liabilities:
    Interest-bearing deposits                 4.74%   4.62%   3.73%   3.80%   5.00%
    Short-term borrowings                     5.47    6.00    3.96    3.05    5.57
    Long-term debt                            9.47    9.50    9.25    8.66    7.54
      Total interest-bearing liabilities      4.94%   4.87%   3.75%   3.79%   5.02%

Net Interest Margin                           4.35%   4.54%   4.65%   4.16%   4.01%
Prime Interest Rate                           8.27%   8.83%   7.14%   6.00%   6.26%




                                       16
                           CAROLINA FIRST CORPORATION

                          (Carolina First Corporation)

1995. In the second half of 1996, the Company had loans to 72 borrowers having principal amounts ranging from $2 million to $5 million, which accounted for $219 million, or 21%, of the Company's loan portfolio. The Company had loans to 7 borrowers having principal amounts in excess of $5 million, which accounted for $45 million, or 4%, of the Company's loan portfolio in the second half of 1996. Any material deterioration in the quality of any of these larger loans could have a significant impact on the Company's earnings. Management currently anticipates that loan growth will continue in 1997.

     Noninterest income increased $4.0 million, or 23%, to $21.3 million in 1996 from $17.3 million in 1995 and $8.2 million in 1994. Noninterest income in 1996 and 1995 included gains from asset sales and nonrecurring items which are described below. A gain of $4.3 million from the sale of approximately $55 million in credit cards was recorded during the third quarter of 1996. The Company sold mortgage servicing rights for a gain of $107,000 in 1996 and $2.9 million in 1995. There were no such sales in 1994. The large gain in 1995 resulted from sales of servicing rights related to approximately $760 million in loans. The Company recognized gains on the sale of securities of $386,000, $769,000 and $75,000 in 1996, 1995 and 1994, respectively. A $587,000 gain on the disposition of equity investments (offset by $587,000 recorded as compensation expense) for the first quarter of 1996, included in sundry noninterest income, related to the transfer of Affinity stock to certain officers of the Company. Excluding the items discussed above, noninterest income increased $2.4 million, or 17%, to $16.0 million in 1996 compared with $13.6 million in 1995 and $8.2 million in 1994. This increase resulted primarily from increases in service charges on deposit accounts, mortgage banking income, fees for trust services and servicing fee income for commercial real estate loans.

     Service charges on deposit accounts, the largest contributor to noninterest income, rose 17% to $6.5 million in 1996 from $5.5 million in 1995 and $4.1 million in 1994. Average deposits increased 15% in 1996 and 11% in 1995. The increase in service charges was attributable to new deposit accounts, improved collection results and new service charges for automated teller machine transactions.

     During 1996, the Company received loan securitization income of $2.9 million from its interests in the credit card and commercial real estate loan trusts, which was an increase over the $2.8 million received in 1995 and none received in 1994. Loan securitization income is net of charge-offs associated with the loans in the trusts. On March 14, 1996, the Company completed the securitization of approximately $116 million in commercial real estate loans to a trust in connection with a securitization of such loans (the "Commercial Loan Securitization"). During 1996, loan securitization income was negatively impacted by higher credit card charge-offs associated with the credit card trust.

     Mortgage banking income includes origination fees, gains from the sale of loans and servicing fees (which are net of the related amortization of the mortgage servicing rights and subservicing payments). Mortgage banking income increased 29% to $2.8 million compared with $2.2 million in 1995 and $1.6 million in 1994. The increase was attributable to higher loan originations and increased average loan servicing volume during 1996 partially offset by lower gains on mortgage loans sold. Mortgage loans totaling approximately $172 million, $116 million and $55 million were sold in 1996, 1995 and 1994, respectively. Gains on mortgage loans sold were lower in 1996 despite a higher volume of sales due to a stable interest rate environment in 1996. On January 1, 1995, the Company adopted Statement of Financial Accounting Standards 122, "Accounting for Mortgage Servicing Rights" ("SFAS 122"), and began recording assets to reflect the value of servicing for its originated and sold mortgage loans. In connection with SFAS 122, the Company recorded gains of $532,000 and $281,000 in 1996 and 1995, respectively, which were included in mortgage banking income.

     CF Mortgage's mortgage servicing operations consist of servicing loans that are owned by Carolina First Bank and subservicing loans, to which the right to service is owned by Carolina First Bank and other non-affiliated financial institutions. At December 31, 1996, CF Mortgage was servicing or subservicing 13,679 loans having an aggregate principal balance of approximately $1.209 billion compared with $1.279 billion at December 31, 1995 and $800 million at December 31, 1994. During 1996, the Company purchased mortgage servicing rights to service mortgage loans with balances totaling approximately $687 million and sold mortgage servicing rights with loan balances totaling approximately $761 million. Mortgage banking income does not include the benefit of interest-free escrow balances related to mortgage loan servicing activities.

     Fees for trust services in 1996 of $1.3 million were 30% above the $1.0 million earned in 1995. Fees for trust services in 1994 were $919,000. At December 31, 1996, the trust department had assets under management of approximately


                                       17
                               1996 Annual Report

                       (Carolina First Corporation logo)

$450 million compared with $343 million at year end 1995 and $214 million at year end 1994. Fees for trust services increased as a result of the generation of new trust business and additional assets under management.

     Sundry income, excluding the gain on the disposition of equity investments, was $430,000 higher in 1996 than in 1995. Sundry income in 1995 included approximately $300,000 in nonrecurring income from programming services provided for an outside company. The increase in 1996 sundry income was primarily attributable to higher customer service fees and servicing fee income for servicing commercial real estate loans for the Commercial Loan Securitization.

     Noninterest expenses totaled $51.7 million in 1996, $46.9 million in 1995 and $51.8 million in 1994. Noninterest expenses in 1996 included a one-time charge of $1.2 million for a special SAIF assessment. In the first quarter of 1996, approximately $587,000 was recorded as compensation expense related to a nonrecurring award of Affinity's stock to certain officers of the Company. The 1995 noninterest expenses included $493,000 in nonrecurring acquisition costs related to the acquisitions of Aiken County National Bank and Midlands National Bank, both of which closed during the second quarter of 1995. Included in 1994 noninterest expense was a $12.2 million one-time restructuring charge associated with the credit card securitization and the write-down of other intangible assets. Excluding the nonrecurring items described above, noninterest expenses increased $3.5 million, or 8%, to $49.9 million in 1996 from $46.4 million in 1995 and $39.6 million in 1994. The increased expenditures primarily reflected the costs of additional personnel hired to support the Company's current and anticipated growth, professional fees and the write-off in 1996 of a property held as other real estate owned.

     Salaries, wages and employee benefits totaled $25.2 million in 1996, $22.1 million in 1995 and $19.4 million in 1994. Salaries and wages and employee benefits, excluding $587,000 in non-recurring compensation expense, increased $2.5 million, or 11%, to $24.6 million in 1996. Full-time equivalent employees rose to 609 as of the end of 1996 from 589 at the end of 1995 and 551 at the end of 1994. The staffing cost increases were principally attributable to the opening of the Charleston main office and the Hilton Head office, the opening of three grocery store branches, the acquisition of Blue Ridge and the additional personnel hired to support the internal growth in loans and deposits.

     Occupancy and furniture and equipment expenses increased $566,000, or 8%, to $8.0 million in 1996 from $7.4 million in 1995 and $6.3 million in 1994. The increase in 1996 resulted principally from the addition of five new banking offices. Five new offices, including a main office in Charleston, have been added since the third quarter of 1995. Twelve new automated teller machines have also been added since the end of 1995.

     Sundry noninterest expenses decreased $186,000 to $15.4 million in 1996 from $15.6 million in 1995 and increased $4.1 million in 1995 from $11.5 million in 1994. The overall decrease in sundry noninterest expenses was principally attributable to a $1.5 million reduction in the Federal Deposit Insurance Corporation ("FDIC") assessment discussed below and a $1.5 million reduction in the amortization of solicitation fees associated with direct mail credit card solicitations. This decrease was partially offset by increases in professional fees (including legal fees related to certain pending litigation), the $586,000 write-off in 1996 of a property held as other real estate owned and costs associated with higher lending and deposit activities. The largest items of sundry noninterest expense were other real estate owned expenses, stationery, supplies, printing, telephone, postage, professional fees and advertising.

     FDIC insurance premiums, excluding a one-time special SAIF assessment explained below, were $469,000 in 1996, approximately $1.5 million lower than in 1995. At its August 1995 meeting, the FDIC approved a reduction in the insurance assessments for Bank Insurance Fund ("BIF") deposits. This reduction decreased Carolina First Bank's insurance assessment for BIF deposits from 0.26% to 0.04% of the average assessment base. This decrease was retroactive to June 1, 1995. Effective January 1, 1996, the insurance assessment for Carolina First Bank's BIF deposits was set at zero (although banks pay a $2,000 annual fee). The FDIC insurance assessment reduction applied only to BIF-insured deposits and did not include deposits insured by the SAIF. In connection with the merger of Carolina First Savings Bank into Carolina First Bank and Carolina First Bank's assumption of other SAIF-insured deposits in connection with various acquisitions, approximately 22% of Carolina First Bank's total deposits are subject to SAIF insurance assessments imposed by the FDIC. Through September 30, 1996, Carolina First Bank's SAIF-insured deposits were assessed at 0.23% of the average assessment base, excluding the special assessment discussed below.

     On September 30, 1996, the President signed into law legislation requiring a special assessment to recapitalize the

                                       18
                           CAROLINA FIRST CORPORATION

                       (Carolina First Corporation logo)

SAIF. This assessment was applied at a rate of 0.657% of SAIF-insured deposits as of March 31, 1995. Banks that have acquired "Oakar" deposits before March 31, 1995 were allowed a 20% reduction to the assessment base. The result for Carolina First Bank was a charge of $1.2 million pre-tax ($746,000 after-tax) based on approximately $223 million of SAIF deposits. The legislation also changed future annual assessment rates for both BIF-insured deposits and SAIF-insured deposits. For 1997 through 1999, the annual assessment rates will be 0.0129% for BIF-insured deposits and 0.0644% for SAIF-insured deposits.

Balance Sheet Review

     The Company's loan portfolio consists of commercial mortgage loans, commercial loans, consumer loans and one-to-four family residential mortgage loans. A substantial portion of these borrowers are located in South Carolina and are concentrated in the Company's market areas. The Company has no foreign loans or loans for highly leveraged transactions. The loan portfolio does not contain any industry concentrations of credit risk exceeding 10% of the portfolio. At December 31, 1996, the Company had total loans outstanding of $1.125 billion which equaled approximately 88% of the Company's total deposits and approximately 71% of the Company's total assets. The composition of the Company's loan portfolio at December 31, 1996 follows: commercial and commercial mortgage 52%, residential mortgage 21%, consumer 13%, lease receivables 7%, credit cards 4% and construction 3%.

     The Company's loans increased $62.1 million, or 6%, to $1.125 billion at December 31, 1996 from $1.063 billion at December 31, 1995. This increase was net of loan sales of approximately $331 million and loan purchases of approximately $66 million completed during 1996. Adjusting for the 1996 loan sales and purchases, internal loan growth was approximately $328 million, or 31%, during the past year.

     In June 1996 and December 1996, the Company purchased approximately $66 million, net of related unearned income, in lease receivables from a related third party. The leases are primarily for general office equipment. The portfolio is diversified by type of business, geographic location of leases and broker. The Company purchased the leases to earn an attractive yield (after adjusting for credit risk) and to diversify its existing portfolio.

     In August 1996, Carolina First Bank sold approximately $55 million in credit card loans to an unrelated commercial bank. As a result of this transaction, Carolina First Bank recorded a gain on the sale of credit cards of $4.3 million. The remaining available-for-sale credit card portfolio was written down to the lower of cost or market.

     For 1996, the Company's loans averaged $1.086 billion with a yield of 9.49% compared with $965.6 million and a yield of 9.60% in 1995.The interest rates charged on loans vary with the degree of risk and the maturity and amount of the loan. Competitive pressures, money market rates, availability of funds and government regulations also influence interest rates. The decrease in the loan yield reflects the lowering of the prime interest rate during 1995 and 1996. Approximately half of the loan portfolio has variable rates and immediately repriced downward with the decline in the prime interest rate.

     Securitization and packaging and selling loans are part of the Company's funding strategy. The Company engages in these transactions because they fund loan growth by moving loans off-balance sheet while allowing the Company to retain the related income stream and servicing relationships. In March 1996, Carolina First Bank sold approximately $116 million in the Commercial Loan Securitization. In connection with the Commercial Loan Securitization, certain interests in the trust were sold to institutional investors, while

YEAR END LOANS
($ in millions)


(Year end loans chart appears here. Plot points are below.)

                         '92        '93       '94      '95      '96
Net Loans               $456       $624       $923    $1,063    $1,125
Loans Securitized                                        $80       $95
Credit Cards Sold                                                  $55

                                       19
                               1996 Annual Report

                       (Carolina First Corporation logo)

Carolina First Bank retained certificates representing certain subordinated and residual interests in trust assets. In connection with the sale of such loans, Carolina First Bank received cash proceeds of approximately $95 million. Since the securitization of certain of the Company's credit cards in January 1995, the Company has received cash proceeds totaling approximately $80 million in connection with the sale of certain credit card receivables into the trust created in connection with the securitization.

     Management maintains an allowance for loan losses which it believes is adequate to cover inherent losses in the loan portfolio. However, management's judgment is based upon a number of assumptions about future events which are believed to be reasonable, but which may or may not prove valid. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required.

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

     The allowance for loan losses totaled $11.3 million, or 1.00% of loans less unearned income, at the end of 1996, compared with $8.7 million, or 0.82% of loans less unearned income, at the end of 1995. Net charge-offs in 1996 totaled $8.9 million, or 0.82% of average loans. Excluding $1.3 million in charge-offs related to fraudulent loans acquired in the merger with Midlands National Bank, net charge-offs as a percentage of average loans in 1996 were 0.70% compared with 0.51% in 1995. Credit card charge-offs account for a significant portion of the charge-offs. Excluding credit card charge-offs and fraudulent acquired loans, net charge-offs as a percentage of average loans were 0.36% and 0.24% in 1996 and 1995, respectively. Non-performing assets as a percentage of loans and foreclosed property remained low at 0.52% as of December 31, 1996 and 0.46% as of December 31, 1995. The allowance for loan losses as a percentage of non-performing loans was 394% and 367% as of the end of 1996 and 1995, respectively.

     At December 31, 1996, the Company's total investment portfolio had a book value of $243.7 million and a market value of $245.8 million for an unrealized net gain of $2.1 million.The investment portfolio has a weighted average maturity of approximately 1.7 years. Securities averaged $214.4 million in 1996, 36% above the 1995 average of $157.8 million. The securities balance increased due to the investment of a portion of the funds from the Commercial Loan Securitization in the securities portfolio to increase liquidity. The average portfolio yield increased to 5.99% in 1996 from 5.83% in 1995. The portfolio yield increased due to maturities of lower yielding government securities which were reinvested at higher rates. At December 31, 1996, securities totaled $245.4 million, up $67.0 million from the $178.4 million invested as of year end 1995.

     At December 31, 1996, the Company owned 128,366 shares of common stock of Affinity and the Affinity Warrant to purchase an additional 5,871,340 shares of Affinity's common stock at a purchase price of $0.0001 per share. As of December 31, 1996, the investment in Affinity's common stock, included in securities available for sale, was recorded at its book value of $12. The Affinity Warrant was not included in securities at December 31, 1996.

YEAR END DEPOSITS
($ in millions)

(Year end deposits chart appears here. Plot points are below.)

'92       '93     '94         '95      '96
$556     $804    $1,002     $1,095    $1,281






                                       20
                           CAROLINA FIRST CORPORATION

                       (Carolina First Corporation logo)

     During 1996, interest-bearing liabilities averaged $1.211 billion, compared with $1.046 billion for 1995. This increase resulted principally from account promotions and entrance into new markets. The average interest rates were 4.94% and 4.87% for 1996 and 1995, respectively. At December 31, 1996, interest-bearing deposits comprised approximately 85% of total deposits and 86% of interest-bearing liabilities. During 1996, the Company decreased Federal Home Loan Bank ("FHLB") advances to $40.0 million at December 31, 1996 from $90.0 million at December 31, 1995. While FHLB advances remain a source of funding, Carolina First Bank has increased its emphasis on retail banking and raised deposits through market promotions and sales efforts, thereby decreasing FHLB advances. The Company believes that potential benefits of cross-selling these customers other products and services would offset any increase in the cost of funds. For 1996, average borrowed funds, which include FHLB advances, securities sold under repurchase agreements and other short-term borrowings, totaled $184.6 million compared with $153.7 million for 1995.

     Carolina First Bank's primary source of funds for loans and investments is its deposits which are gathered through Carolina First Bank's branch network. Deposits grew 17% to $1.281 billion at December 31, 1996 from $1.095 billion at December 31, 1995. Internal growth, particularly from account promotions and new markets, generated the new deposits. During 1996, total interest-bearing deposits averaged $1.026 billion with a rate of 4.74%, compared with $892.3 million with a rate of 4.62% in 1995. During 1996, deposit pricing was very competitive in Carolina First Bank's market areas, resulting in upward pressure on deposit interest rates. In particular, the interest rates paid on certificates of deposits rose significantly as a result of customers' rate sensitivity from deposit promotions. Carolina First Bank has also been running a checking account promotion to attract new deposit relationships. The Company does not believe that it has any brokered deposits.

     Average noninterest-bearing deposits, which increased 18% during the year, increased to 13.1% of average total deposits in 1996 from 12.8% in 1995. This increase was attributable to new accounts from commercial loan customers and escrow balances related to mortgage servicing operations.

     The Company's core deposit base consists of consumer time deposits, savings, NOW accounts, money market accounts and checking accounts. Although such core deposits are becoming increasingly interest sensitive for both the Company and the industry as a whole, such core deposits continue to provide the Company with a large and stable source of funds. Core deposits as a percentage of average total deposits averaged approximately 86% in 1996. The Company closely monitors its reliance on certificates of deposit greater than $100,000, which are generally considered less stable and less reliable than core deposits.



Capital Resources and Dividends

     Total shareholders' equity amounted to $105.0 million, or 6.67% of total assets, at December 31, 1996 compared with $95.0 million, or 6.71% of total assets, at December 31, 1995. The $10.0 million increase in total shareholders' equity resulted principally from retention of earnings less cash dividends paid.

     The Company's capital needs have been met principally through public offerings of common stock, preferred stock and subordinated notes and through the retention of earnings.

SHAREHOLDERS' EQUITY VS.
MARKET CAPITALIZATION
  ($ in millions)

(Shareholders' equity vs. market capitalization chart appears here. Plot points are below.)
                         '92       '93      '94        '95        '96
Market Capitalization    $66       $88      $121       $160      $182
Shareholders' Equity     $51       $70      $86        $95       $105



                                       21
                               1996 Annual Report

                       (Carolina First Corporation logo)

In  addition,   the  Company  issued  capital  stock  in  connection   with  the
acquisitions of CF Savings Bank, CF Mortgage, Aiken County National Bank, Midlands National Bank and Blue Ridge.

     On May 18, 1995, the Company completed a $26.5 million public offering of its 9.00% Subordinated Notes due 2005 (the "Notes"). The Notes, which are due on September 1, 2005, pay interest quarterly at an annual rate of 9.00%. The Notes qualify as Tier 2 capital.

     At December 31, 1996, the Company and Carolina First Bank were in compliance with each of the applicable regulatory capital requirements and met or exceeded the "well capitalized" regulatory standards. The following table sets forth various capital ratios for the Company and Carolina First Bank.

     In February 1996, the Company redeemed its 7.50% Noncumulative Convertible Preferred Stock Series 1993 ("Series 1993 Preferred Stock") and its 7.32% Noncumulative Convertible Preferred Stock Series 1994 ("Series 1994 Preferred Stock"). In connection with the redemptions, substantially all of the outstanding shares of preferred stock were converted into common stock resulting in the issuance of approximately 2.6 million shares of the Company's $1.00 par value common stock ("Common Stock"). As a result of the redemptions of the preferred stock, dividends on preferred stock declined substantially to $63,000 in 1996 from $2.8 million in 1995.

     Book value per share at December 31, 1996 and 1995 was $9.26 and $7.61, respectively. Tangible book value per share at December 31, 1996 and 1995 was $7.80 and $5.30, respectively. A significant portion of the increase in book value and tangible book value since 1995 was attributable to the conversions of the Series 1993 Preferred Stock and the Series 1994 Preferred Stock into Common Stock. Tangible book value was below book value as a result of the purchase premiums associated with branch acquisitions and the purchase of CF Mortgage.


     The Company and its subsidiaries are subject to certain regulatory restrictions on the amount of dividends they are permitted to pay. In November 1993, the Board of Directors initiated a regular quarterly cash dividend payable on the Common Stock, the first of which was paid on February 1, 1994. Cash dividends have been paid on a quarterly basis since the initiation of the cash dividend. The Company presently intends to continue to pay this quarterly cash dividend on the Common Stock; however, future dividends will depend upon the Company's financial performance and capital requirements.


     In each year from 1989 through 1995, the Company issued 5% common stock dividends to common shareholders. At the December 18, 1996 meeting, the Board of Directors declared a six-for-five stock split effected in the form of a 20% common stock dividend which was issued on January 30, 1997 to shareholders of record as of January 15, 1997. At the December 1996 meeting, the Board of Directors also approved a $0.07 per share cash dividend on the common stock, which represents an effective increase of 20%. The Company has increased the cash dividend every year since the initiation of cash dividends resulting in a four-year annual compound increase in excess of 22%.

Interest Rate Sensitivity
     Achieving consistent growth in net interest income is the primary goal of the Company's asset/liability function. The Company attempts to control the mix and maturities of assets and liabilities to achieve consistent growth in net interest income despite changes in market interest rates. The Company seeks to accomplish this goal while maintaining adequate liquidity and capital. The Company's asset/liability mix is sufficiently balanced so that the effect of interest rates moving in either direction is not expected to be significant over time.

     The Company's Asset/Liability Committee uses a simulation model to assist in achieving consistent growth in net interest income while managing interest rate risk. The model takes into account interest rate changes as well as changes in


                    Capital Ratios

                               As of   Well Capitalized
                             12/31/96    Requirement

The Company
Total risk-based capital       10.39%      10.0%
Tier 1 risk-based capital       7.34        6.0
Leverage ratio                  5.64        5.0

Carolina First Bank
Total risk-based capital       10.06%      10.0%
Tier 1 risk-based capital       9.11        6.0
Leverage ratio                  6.98        5.0

                           CAROLINA FIRST CORPORATION

                       (Carolina First Corporation logo)

the mix and volume of assets and liabilities. The model simulates the Company's balance sheet and income statement under several different rate scenarios. The model's inputs (such as interest rates and levels of loans and deposits) are updated on a monthly basis in order to obtain the most accurate forecast possible. The forecast presents information over a twelve month period. It reports a base case in which interest rates remain flat and reports variations that occur when rates increase and decrease 200 basis points. According to the model, the Company is presently positioned so that net interest income will increase slightly if interest rates rise in the near term and will decrease slightly if interest rates decline in the near term.


     The static interest sensitivity gap position, while not a complete measure of interest sensitivity, is also reviewed periodically to provide insights related to the static repricing structure of assets and liabilities. At December 31, 1996, on a cumulative basis through twelve months, rate-sensitive liabilities exceeded rate-sensitive assets, resulting in a liability sensitive position at the end of 1996 of $288,445,000.

Liquidity
     Liquidity management involves meeting the cash flow requirements of the Company both at the holding company level as well as at the subsidiary level. The holding company and non-banking subsidiaries of the Company require cash for various operating needs including general operating expenses, payment of dividends to shareholders, interest on borrowing, extensions of credit at Blue Ridge, business combinations and capital infusions into subsidiaries. Sources of liquidity for the Company's holding company and non-banking subsidiaries include dividends from Carolina First Bank and non-banking subsidiaries to the holding company, sale of the Company's commercial paper, existing cash reserves and earnings.

     Carolina First Bank's cash flow requirements involve withdrawals of deposits, extensions of credit and payment of operating expenses. Carolina First Bank's principal sources of funds for liquidity purposes are customer deposits, principal and interest payments on loans, loan sales or securitizations, securities available for sale, maturities of securities, temporary investments and earnings. Carolina First Bank's liquidity is also enhanced by the ability to acquire new deposits through its established branch network of 52 branches in South Carolina. Carolina First Bank's liquidity needs are a factor in developing its deposit pricing structure; deposit pricing may be altered to retain or grow deposits if deemed necessary. Carolina First Bank has access to borrowing from FHLB and maintains unused short-term lines of credit from unrelated banks.


     The liquidity ratio is an indication of a company's ability to meet its short-term funding obligations. FDIC examiners suggest that a commercial bank maintain a liquidity ratio of between 20% and 25%. At December 31, 1996, Carolina First Bank's liquidity ratio was approximately 12%. At December 31, 1996, Carolina First Bank had unused short-term lines of credit totaling approximately $33 million (which are withdrawable at the lender's option). In addition, Carolina First Bank has unused borrowing capacity from the FHLB totaling approximately $93 million with an outstanding balance of $40 million. Management believes that these sources are adequate to meet its liquidity needs.


     The Company has signed contracts to purchase mortgage servicing rights for approximately $50 million in mortgage loans for a purchase price of approximately $1 million. These purchases of mortgage servicing rights are expected to close during the first quarter of 1997. In connection with the proposed acquisition of Lowcountry, 40% of the purchase price, or approximately $5 million, is payable in cash. The acquisition of Lowcountry, which is subject to receipt of shareholder and regulatory approval, is expected to close in the third quarter of 1997.


     Blue Ridge is currently being funded principally using the proceeds from the sale of the Company's commercial paper in the retail market. The Company is actively exploring alternative methods to fund Blue Ridge as the Federal Reserve Board considers the funding of Blue Ridge to be an inappropriate use of commercial paper proceeds. The Company expects alternate funding for Blue Ridge would be at a higher cost.

Asset Quality

     Prudent risk management involves assessing risk and managing it effectively. Certain credit risks are inherent in making loans, particularly commercial, real estate and consumer loans. The Company attempts to manage credit risks by adhering to internal credit policies and procedures. These policies and procedures include a multi-layered loan approval process, officer and customer limits, periodic documentation examination and follow-up procedures for any exceptions to credit policies. Loans are assigned a grade and those that are determined to involve more than normal credit risk are






                                       23
                               1996 Annual Report

                       (Carolina First Corporation logo)


NONPERFORMING ASSETS AS A % OF
LOAN AND FORECLOSED PROPERTY

      (in percentages)


(Nonperforming Assets chart appears here. Plot points are below.)



                                                     '92     '93     '94       '95      '96

Federal Reserve Bank Holding Company Peer Group **   2.78%   2.33%   1.35%    1.21%    1.15%*
Carolina First                                       1.23%   0.86%   0.51%    0.46%    0.52%


 * As of September 30, 1996
** Source: Federal Reserve Bank Holding Company Performance Report


placed in a special review status. Loans that are placed in special review status are required to have a plan under which they will be either repaid or restructured in a way that reduces credit risk. Loans in this special review status are reviewed monthly by the loan committee of the Board of Directors.


     As demonstrated by the following analytical measures of asset quality, management believes the Company has effectively managed its credit risk. Net loan charge-offs totaled $8.9 million in 1996. Excluding fraudulent loans acquired in the merger with Midlands National Bank, net loan charge-offs totaled $7.6 million in 1996 and $4.9 million in 1995, or 0.70% and 0.51%, respectively, as a percentage of average loans. Nonperforming assets as a percentage of loans and foreclosed property were 0.52% and 0.46% as of December 31, 1996 and 1995, respectively.

Forward-looking Statements
     From time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of the Company's business include, but are not limited to, the following: risks from changes in economic and industry conditions; changes in interest rates; risks inherent in making loans including repayment risks and value of collateral; and recently-enacted or proposed legislation.



                                 Asset Quality


                                ($ in thousands)


                                                                               December 31,
                                                                1996       1995      1994      1993     1992


Nonaccrual loans                                               $  960    $1,275    $2,051    $2,487    $2,474
Restructured loans                                              1,909     1,085       675      --        --
    Total nonperforming loans                                   2,869     2,360     2,726     2,487     2,474
Other real estate                                               3,011     2,508     1,996     2,879     2,804
    Total nonperforming assets                                 $5,880    $4,868    $4,722    $5,366    $5,278
Nonperforming assets as a % of loans and foreclosed property     0.52%     0.46%     0.51%     0.86%     1.23%

Accruing loans past due 90 days                                $2,371    $2,748    $1,285    $2,060    $2,127

Allowance for loans losses to nonperforming loans               3.94x     3.67x     2.20x     2.69x     1.87x


                                       24
                           CAROLINA FIRST CORPORATION

                       (Carolina First Corporation logo)

                         Report of Independent Auditors

The Board of Directors of Carolina First Corporation

     We have audited the consolidated balance sheets of Carolina First Corporation and subsidiaries (the "Company") as of December 31, 1996 and 1995,
and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The accompanying consolidated statements of income, changes in shareholders' equity and cash flows of Carolina First Corporation and subsidiaries for the year ended December 31, 1994 were audited by other auditors whose report thereon dated February 3, 1995 expressed an unqualified opinion on those statements.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Carolina First Corporation and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and cash flows for the years then ended, in conformity with generally accepted accounting principles.


/s/ KPMG Peat Marwick LLP

KPMG Peat Marwick LLP
Greenville, South Carolina
January 21, 1997



Report of Management

     Management of Carolina First Corporation (the "Company") is committed to quality customer service, enhanced shareholder value, financial stability and integrity in all dealings. Management has prepared the accompanying consolidated financial statements in conformity with generally accepted accounting principles. The statements include amounts that are based on management's best estimates and judgements. Other financial information contained in this report is presented on a basis consistent with the financial statements.

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

     The financial statements have been audited by KPMG Peat Marwick LLP, independent auditors, in accordance with generally accepted auditing standards. KPMG Peat Marwick LLP reviews the results of its audit with both management and the Audit Committee of the Board of Directors of the Company. The Audit Committee, composed entirely of outside directors, meets periodically with management, internal auditors and KPMG Peat Marwick LLP (separately and jointly) to determine that each is fulfilling its responsibilities and to consider recommendations for enhancing internal controls. The financial statements have not been reviewed, or confirmed for accuracy or relevance, by the Federal Deposit Insurance Corporation.



/s/ Mack I. Whittle, Jr.               /s/ William S. Hummers III

Mack I. Whittle, Jr.                  William S. Hummers III
President and                         Executive Vice President
Chief Executive Officer               and Chief Financial Officer


                                       25
                               1996 Annual Report

                       (Carolina First Corporation logo)

                          CONSOLIDATED BALANCE SHEETS
                      ($ IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                          DECEMBER 31,
                                                                                                      1996             1995
ASSETS
  Cash and due from banks......................................................................    $   86,322       $   75,770
  Interest-earning deposits with banks.........................................................        26,037            8,663
  Securities
     Trading...................................................................................         2,005            5,805
     Available for sale........................................................................       213,889          146,272
     Held for investment (market value $29,861 in 1996 and $26,670 in 1995)....................        29,465           26,289
       Total securities........................................................................       245,359          178,366
  Loans held for sale..........................................................................        10,449          125,000
  Loans........................................................................................     1,128,537          944,716
     Less unearned income......................................................................        14,211            7,056
     Less allowance for loan losses............................................................        11,290            8,661
       Net loans...............................................................................     1,113,485        1,053,999
  Premises and equipment.......................................................................        32,418           40,320
  Accrued interest receivable..................................................................        11,913           10,829
  Other assets.................................................................................        58,670           46,975
                                                                                                   $1,574,204       $1,414,922
LIABILITIES AND SHAREHOLDERS' EQUITY
  Liabilities
     Deposits
       Noninterest-bearing.....................................................................    $  194,067       $  160,394
       Interest-bearing........................................................................     1,086,983          935,097
       Total deposits..........................................................................     1,281,050        1,095,491
     Federal funds purchased and repurchase agreements.........................................        87,144           91,532
     Other short-term borrowings...............................................................        58,045           95,257
     Long-term debt............................................................................        26,442           26,347
     Accrued interest payable..................................................................         9,672            6,737
     Other liabilities.........................................................................         6,887            4,591
       Total liabilities.......................................................................     1,469,240        1,319,955
  Commitments and Contingent Liabilities
  Shareholders' Equity
     Preferred stock - no par value; authorized 10,000,000 shares; issued and outstanding
      49,141 shares (Series 1993B) in 1996 and 917,200 shares (Series 1994), 456,521 shares
      (Series 1993) and 53,575 shares (Series 1993B) in 1995; liquidation preference $20 per
      share (Series 1993B) and $25 per share (Series 1994 and 1993)............................           943           32,909
     Common stock - par value $1 per share; authorized 20,000,000 shares; issued and
      outstanding 11,225,568 shares* in 1996 and 6,517,366 shares in 1995......................        11,226            6,517
     Surplus...................................................................................        83,598           54,432
     Retained earnings.........................................................................         9,546            1,778
     Guarantee of Employee Stock Ownership Plan debt and nonvested restricted stock............          (832)            (821)
     Unrealized gain on securities available for sale, net of tax..............................           483              152
       Total shareholders' equity..............................................................       104,964           94,967
                                                                                                   $1,574,204       $1,414,922

See Notes to Consolidated Financial Statements which are an integral part of these statements.
* Restated to reflect the six-for-five stock split declared 12/18/96.
                                       26
                           CAROLINA FIRST CORPORATION

                       (Carolina First Corporation logo)

                       CONSOLIDATED STATEMENTS OF INCOME
                      ($ IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                   FOR THE YEARS ENDED DECEMBER 31,
                                                                               1996              1995              1994
INTEREST INCOME
  Interest and fees on loans.............................................   $   103,163       $    92,731       $    68,474
  Interest and dividends on securities
     Taxable.............................................................        10,953             7,500             5,623
     Exempt from Federal income taxes....................................         1,228             1,088             1,020
       Total interest on securities......................................        12,181             8,588             6,643
  Interest on short-term investments.....................................         1,528               431               652
       Total interest income.............................................       116,872           101,750            75,769
INTEREST EXPENSE
  Interest on deposits...................................................        48,649            41,179            30,750
  Interest on short-term borrowings......................................         8,657             8,196             1,638
  Interest on long-term debt.............................................         2,496             1,603               121
       Total interest expense............................................        59,802            50,978            32,509
       Net interest income...............................................        57,070            50,772            43,260
PROVISION FOR LOAN LOSSES................................................        10,263             6,846             1,197
       Net interest income after provision for loan losses...............        46,807            43,926            42,063
NONINTEREST INCOME
  Service charges on deposit accounts....................................         6,490             5,524             4,089
  Loan securitization income.............................................         2,865             2,775                --
  Mortgage banking income................................................         2,786             2,162             1,638
  Fees for trust services................................................         1,286             1,042               919
  Gain on sale of credit cards...........................................         4,293                --                --
  Gain on sale of securities.............................................           386               769                75
  Gain on sale of mortgage servicing rights..............................           107             2,943                --
  Sundry.................................................................         3,128             2,111             1,505
       Total noninterest income..........................................        21,341            17,326             8,226
NONINTEREST EXPENSES
  Salaries and wages.....................................................        20,573            17,524            15,023
  Employee benefits......................................................         4,649             4,584             4,375
  Occupancy..............................................................         4,336             4,209             3,728
  Furniture and equipment................................................         3,621             3,182             2,577
  Amortization of intangibles............................................         1,889             1,774             2,410
  Savings Association Insurance Fund assessment..........................         1,184                --                --
  Credit card restructuring charges......................................            --                --            12,214
  Sundry.................................................................        15,423            15,609            11,512
       Total noninterest expenses........................................        51,675            46,882            51,839
       Income (loss) before income taxes.................................        16,473            14,370            (1,550)
  Income taxes...........................................................         5,999             4,956               190
       Net income (loss).................................................        10,474             9,414            (1,740)
  Dividends on preferred stock...........................................            63             2,752             2,433
       Net income (loss) applicable to common shareholders...............   $    10,411       $     6,662       $    (4,173)
NET INCOME (LOSS) PER COMMON SHARE:*
       Primary...........................................................   $      0.96       $      0.87       $     (0.59)
       Fully diluted.....................................................          0.92              0.85             (0.59)
AVERAGE COMMON SHARES OUTSTANDING:*
       Primary...........................................................    10,839,708         7,676,206         7,004,214
       Fully diluted.....................................................    11,371,547        11,129,623        10,114,812
CASH DIVIDENDS DECLARED PER COMMON SHARE*................................   $      0.25       $      0.21       $      0.17

See Notes to Consolidated Financial Statements which are an integral part of these statements.
* Share data have been restated to reflect the stock dividends and the six-for-five stock split declared 12/18/96.
                                       27
                               1996 ANNUAL REPORT

                       (Carolina First Corporation logo)

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                                ($ IN THOUSANDS)

                                                                                                                RETAINED
                                                                    SHARES OF                                   EARNINGS
                                                                      COMMON     PREFERRED  COMMON                AND
                                                                      STOCK       STOCK      STOCK    SURPLUS    OTHER*     TOTAL
BALANCE, DECEMBER 31, 1993........................................   5,317,350   $ 15,662   $5,317    $41,863   $ 7,573    $ 70,415
  Net loss........................................................          --         --       --         --    (1,740 )    (1,740)
  Transfer of undivided profits to surplus........................          --         --       --         56       (56 )        --
  Issuance of Series 1994 preferred stock.........................          --     21,444       --         --        --      21,444
  Common stock issued pursuant to:
    Stock dividend................................................     214,380         --      214      2,466    (2,689 )        (9)
    Restricted stock plan.........................................      40,768         --       41        570      (611 )        --
    Dividend reinvestment plan....................................      44,055         --       44        559        --         603
    Employee stock purchase plan..................................       2,247         --        3         28        --          31
    Exercise of stock options.....................................         141         --       --          1        --           1
  Cash dividends paid/accrued by Carolina First:
    Preferred stock...............................................          --         --       --         --    (2,433 )    (2,433)
    Common stock..................................................          --         --       --         --    (1,024 )    (1,024)
  Treasury shares purchased.......................................          --        (92)      --         --        --         (92)
  Vesting recognized as salary expense............................          --         --       --         --       236         236
  Payment on Employee Stock Ownership Plan debt...................          --         --       --         --        50          50
  Unrealized loss on securities available for sale, net of tax....          --         --       --         --    (1,000 )    (1,000)
BALANCE, DECEMBER 31, 1994........................................   5,618,941     37,014    5,619     45,543    (1,694 )    86,482
  Net income......................................................          --         --       --         --     9,414       9,414
  Common stock issued pursuant to:
    Stock dividend................................................     291,603         --      292      4,082    (4,393 )       (19)
    Blue Ridge merger.............................................     154,141         --      154        (22)      672         804
    Exercise of stock warrants....................................      12,598         --       13         60        --          73
    Dividend reinvestment plan....................................      43,322         --       43        555        --         598
    Employee stock purchase plan..................................       6,595         --        6         82        --          88
    Exercise of stock options.....................................      51,250         --       51        274        --         325
    Conversion of preferred stock.................................     338,916     (4,197)     339      3,858      (113 )      (113)
  Cash dividends paid/accrued by Carolina First:
    Preferred stock...............................................          --         --       --         --    (2,752 )    (2,752)
    Common stock..................................................          --         --       --         --    (1,565 )    (1,565)
  Treasury shares sold............................................          --         92       --         --        --          92
  Vesting recognized as salary expense............................          --         --       --         --       338         338
  Payment on Employee Stock Ownership Plan debt...................          --         --       --         --        50          50
  Unrealized gain on securities available for sale, net of tax....          --         --       --         --     1,152       1,152
BALANCE, DECEMBER 31, 1995........................................   6,517,366     32,909    6,517     54,432     1,109      94,967
  Net income....................................................          --         --       --         --    10,474      10,474
  Common stock issued pursuant to:
    Exercise of stock warrants..................................      38,982         --       39        186        --         225
    Long-term incentive compensation plan.......................      27,938         --       28        461      (489 )        --
    Dividend reinvestment plan..................................      55,304         --       56        628        --         684
    Employee stock purchase plan................................      10,524         --       11        167        --         178
    Exercise of stock options...................................      57,993         --       58        335        --         393
    Conversion and redemption of preferred stock................   2,647,331    (31,966)   2,647     29,259        --         (60)
    Stock split.................................................   1,870,130         --    1,870     (1,870)      (17 )       (17)
  Cash dividends paid/accrued by Carolina First:
    Preferred stock.............................................          --         --       --         --       (63 )       (63)
    Common stock................................................          --         --       --         --    (2,626 )    (2,626)
  Vesting recognized as salary expense..........................          --         --       --         --       428         428
  Payment on Employee Stock Ownership Plan debt.................          --         --       --         --        50          50
  Unrealized gain on securities available for sale, net of
    tax.........................................................          --         --       --         --       331         331
BALANCE, DECEMBER 31, 1996......................................  11,225,568   $    943   $11,226   $83,598   $ 9,197    $104,964

See Notes to Consolidated Financial Statements which are an integral part of these statements.
*Other includes unrealized gain (loss) on securities available for sale, guarantee of Employee Stock Ownership Plan debt and nonvested restricted stock.
                                       28
                           CAROLINA FIRST CORPORATION

                       (Carolina First Corporation logo)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                ($ IN THOUSANDS)

                                                                                            FOR THE YEARS ENDED DECEMBER 31,
                                                                                         1996             1995             1994
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)................................................................    $  10,474        $   9,414        $  (1,740)
  Adjustments to reconcile net income (loss) to net cash provided by (used for)
    operations
    Depreciation...................................................................        3,257            3,284            2,756
    Amortization of intangibles....................................................        1,889            1,774            2,410
    Provision for loan losses......................................................       10,263            6,846            1,197
    Deferred income tax expense (benefit)..........................................          472             (967)           1,017
    Gain on sale of credit cards...................................................       (4,293)              --               --
    Gain on sale of securities.....................................................         (386)            (769)             (75)
    Gain on sale of mortgage servicing rights......................................         (107)          (2,943)              --
    Unrealized loss (gain) on trading securities...................................           44              (51)              --
    Originations of mortgage loans held for sale...................................     (167,510)        (110,190)         (49,562)
    Sale of mortgage loans held for sale...........................................      171,619          116,109           55,099
    Proceeds from sale of trading securities.......................................      543,144          452,666          420,378
    Proceeds from maturity of trading securities...................................       63,008           23,493           31,176
    Purchase of trading securities.................................................     (602,144)        (480,758)        (452,459)
    Increase in accrued interest receivable........................................       (1,769)          (3,155)          (2,299)
    Increase in accrued interest payable...........................................        2,935            2,596              775
    Increase in other assets.......................................................      (11,212)          (4,339)         (17,410)
    Increase (decrease) in other liabilities.......................................          634             (668)          (3,439)
    Federal Home Loan Bank stock dividend..........................................           --               --             (150)
      Net cash provided by (used for) operating activities.........................       20,318           12,342          (12,326)
CASH FLOWS FROM INVESTING ACTIVITIES
  Net increase in interest-earning deposits with banks.............................      (17,374)          (7,959)            (454)
  Net decrease in federal funds sold and resale agreements.........................           --            4,420           55,450
  Proceeds from sale of securities available for sale..............................       30,906           77,570           26,429
  Proceeds from maturity of securities available for sale..........................      169,938           72,160          162,709
  Proceeds from maturity of securities held for investment.........................        2,798           10,135            8,110
  Purchase of securities available for sale........................................     (268,177)        (160,232)        (173,712)
  Purchase of securities held for investment.......................................       (5,974)         (39,041)         (24,777)
  Purchase of loans................................................................      (65,924)         (32,911)              --
  Net increase in loans............................................................     (163,153)        (118,663)        (264,738)
  Securitization and sale of commercial loans......................................       95,182               --               --
  Proceeds from sale of mortgage servicing rights..................................          900            5,026               --
  Proceeds from sale of credit cards...............................................       64,219               --               --
  Proceeds from sale of premises and equipment.....................................        8,430               30              424
  Capital expenditures.............................................................       (3,785)          (3,811)         (11,209)
  Blue Ridge merger................................................................           --              804               --
    Net cash used for investing activities.........................................     (152,014)        (192,472)        (221,768)
CASH FLOWS FROM FINANCING ACTIVITIES
  Acquired deposits (net)..........................................................           --               --           97,735
  Net increase in deposits.........................................................      185,559           93,743           56,024
  Net (decrease) increase in federal funds purchased and repurchase agreements.....       (4,388)          57,546           17,261
  (Decrease) increase in short-term borrowings.....................................      (37,212)          23,169           71,976
  Issuance of long-term debt.......................................................           --           25,237               --
  Payments of long-term debt.......................................................          (34)             (52)             (78)
  Issuance of preferred stock......................................................           --               --           21,352
  Redemption of preferred stock....................................................          (60)              --               --
  Cash dividends paid..............................................................       (3,130)          (4,221)          (3,025)
  Other common stock activity......................................................        1,513            1,432              629
    Net cash provided by financing activities......................................      142,248          196,854          261,874
Net increase in cash and due from banks............................................       10,552           16,724           27,780
Cash and due from banks at beginning of year.......................................       75,770           59,046           31,266
Cash and due from banks at end of year.............................................    $  86,322        $  75,770        $  59,046

See Notes to Consolidated Financial Statements which are an integral part of these statements.
                                       29
                               1996 ANNUAL REPORT

                       (Carolina First Corporation logo)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1 SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES
PRINCIPLES OF CONSOLIDATION
         The consolidated financial statements include the accounts of Carolina First Corporation (the "Company") and its wholly-owned subsidiaries, Carolina First Bank, Blue Ridge Finance Company ("Blue Ridge") and Carolina First Mortgage Company ("CF Mortgage"). All significant intercompany accounts and transactions have been eliminated.
         The accounting principles followed by the Company and its subsidiaries and the methods of applying these principles conform with generally accepted accounting principles and with general practices within the banking industry. Certain principles which significantly affect the determination of financial position, results of operations and cash flows are summarized below.
         The 1994 financial statements have been restated to reflect acquisitions consummated during 1995 accounted for using the pooling-of-interests method of accounting. Acquisitions during 1995 and 1994 that were accounted for as purchases are reflected in the financial position and results of operations of the Company since the date of their acquisition. Certain prior year amounts have been reclassified to conform with 1996 presentations.
         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
SECURITIES
         Management determines the appropriate classification of securities at the time of purchase. Securities, primarily debt securities, are classified as trading securities, securities available for sale and securities held for investment, defined as follows:
         Trading securities are carried at fair value. The Company's policy is to acquire trading securities only to facilitate their sale to customers. Adjustments for unrealized gains or losses are included in noninterest income.
         Securities available for sale are carried at fair value. Such securities are used to execute asset/liability management strategy and to manage liquidity. Adjustments for unrealized gains or losses, net of the income tax effect, are made through shareholders' equity.
         Securities held for investment are stated at cost, net of the amortization of premiums and the accretion of discounts. The Company intends to and has the ability to hold such securities until maturity.
         Gains or losses on the sale of securities are recognized on a specific identification, trade date basis.
LOANS
         Loans receivable are stated at unpaid principal balances adjusted for unamortized premiums and unearned discounts. Carolina First Bank recognizes interest on loans using the interest method. Income on certain installment loans is recognized using the "Rule of 78's" method. The results from the use of the "Rule of 78's" method are not materially different from those obtained by using the interest method. Loans are considered to be impaired when, in management's judgment, the collection of principal or interest is not collectible in accordance with the terms of the obligation. An impaired loan is put on non-accrual status and future cash receipts are applied to principal only. The accrual of interest resumes only when the loan returns to performing status.
         The premium or discount on purchased loans is amortized over the expected life of the loans and is included in interest and fees on loans.
LOANS HELD FOR SALE
         Loans held for sale include certain mortgage loans, credit card loans and commercial loans secured by real estate and are carried at the lower of aggregate cost or market value.
LOAN SALES
         Gains or losses on sales of loans are recognized at the time of sale and are determined by the difference between net sales proceeds and the carrying value of the loans sold. When mortgage loans are sold with servicing rights retained, additional gains or losses are realized if the actual servicing fees to be received differ from the normal servicing fees. The resulting excess servicing rights, included in other assets, are amortized to operations over the remaining life of the loans. Management periodically reviews and adjusts the amortization as necessary.
MORTGAGE SERVICING RIGHTS
         Effective January 1, 1995, the Company adopted Statement of Financial Accounting Standards ("SFAS") 122,
                                       30
                           CAROLINA FIRST CORPORATION

                       (Carolina First Corporation logo)

"Accounting for Mortgage Servicing Rights." The statement eliminates the distinction between originated and purchased mortgage servicing rights. Since the adoption of SFAS 122, the Company capitalizes the allocated cost of originated mortgage servicing rights and records a corresponding increase in mortgage banking income.
         The rights to service mortgage loans for others ("mortgage servicing rights" or "MSRs") are included in other assets. Purchased mortgage servicing rights are recorded at lower of cost or market. Originated mortgage servicing rights are capitalized based on the allocated cost which is determined when the underlying loans are sold or securitized. MSRs are amortized in proportion to and over the period of estimated net servicing income using a method that is designed to approximate a level-yield method, taking into consideration the estimated prepayment of the underlying loans. For purposes of measuring impairment, MSRs are periodically reviewed for impairment based upon quarterly external valuations. Such valuations are based on projections using a discounted cash flow method that includes assumptions regarding prepayments, servicing costs and other factors. Impairment is measured on a disaggregated basis for each pool of rights.
ALLOWANCE FOR LOAN LOSSES
         The allowance for loan losses is based on management's ongoing evaluation of the loan portfolio and reflects an amount that, in management's opinion, is adequate to absorb inherent losses in the existing portfolio. In evaluating the portfolio, management takes into consideration numerous factors, including current economic conditions, prior loan loss experience, the composition of the loan portfolio and management's estimate of anticipated credit losses. Loans are charged against the allowance at such time as they are determined to be losses. Subsequent recoveries are credited to the allowance. Management considers the year-end allowance appropriate and adequate to cover inherent losses in the loan portfolio; however, management's judgment is based upon a number of assumptions about future events, which are believed to be reasonable, but which may or may not prove valid. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required. In addition, various regulatory agencies periodically review the Company's allowance for loan losses as part of their examination process and could require the Company to adjust its allowance for loan losses based on information available to them at the time of their examination.
CONCENTRATIONS OF CREDIT RISK
         The Company makes loans to individuals and small businesses for various personal and commercial purposes primarily throughout South Carolina. The Company has a diversified loan portfolio, and the borrowers' ability to repay their loans is not dependent upon any specific economic segment.
PREMISES AND EQUIPMENT
         Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed over the estimated useful lives of the assets primarily using the straight-line method. Leasehold improvements are amortized on a straight-line basis over the lesser of the estimated useful life of the improvement or the terms of the respective lease.
         Additions to premises and equipment and major replacements or improvements are capitalized at cost. Maintenance, repairs and minor replacements are expensed when incurred.
INTANGIBLE ASSETS
         Intangible assets, included in other assets, consist primarily of goodwill and core deposit premiums resulting from the Company's branch acquisitions. On an ongoing basis, the Company evaluates the carrying value of these intangible assets and charges to expense any difference between the carrying value and the estimated fair market value.
         During 1994, the Company reevaluated the estimated economic lives and amortization methods for its intangible assets. As a result of this reevaluation, core deposit intangibles are being amortized over 10 years (previously 15 years) using the sum-of-the-years' digits method (previously straight-line method). Goodwill is being amortized over 25 years (previously 15 years) using the straight-line method. The effect of this change is not significant.
OTHER REAL ESTATE OWNED
         Other real estate owned, included in other assets, is comprised of real estate properties acquired in partial or total satisfaction of problem loans. The properties are recorded at the lower of cost or fair market value at the date acquired. Losses arising at the time of acquisition of such properties are
                                       31
                               1996 ANNUAL REPORT

                       (Carolina First Corporation logo)

charged against the allowance for loan losses. Subsequent write-downs that may be required to the carrying value of these properties are charged to noninterest expenses. Gains and losses realized from the sale of other real estate owned are included in noninterest income.
LOAN ORIGINATION FEES
         Origination fees received and direct costs incurred are amortized to interest income over the contractual lives of the loans, adjusted for repayments, using the level yield method. Loan commitment fees received to originate or purchase loans are offset against the direct costs incurred to make such commitments. The net amount is deferred and upon exercise is recognized over the life of the related loan as a yield adjustment. If the commitment expires unexercised, the net deferred amount is recognized.
STOCK-BASED COMPENSATION
         SFAS 123, "Accounting for Stock-Based Compensation," issued in October 1995, allows a company to either adopt the fair value method of valuation or continue using the intrinsic valuation method presented under Accounting Principles Board ("APB") Opinion 25 to account for stock-based compensation. The fair value method recommended in SFAS 123 requires a company to recognize compensation expense based on the fair value of the option on the grant date. The intrinsic value method measures compensation expense as the difference between the quoted market price of the stock and the exercise price of the option on the date of grant. The Company has elected to continue using APB Opinion 25 and has disclosed in the footnotes pro forma net income and earnings per share information as if the fair value method had been applied.
INCOME TAXES
         The Company computes its income taxes in accordance with the provisions of SFAS 109, "Accounting for Income Taxes." Under SFAS 109, deferred tax liabilities are recognized on all taxable temporary differences (reversing differences where tax deductions initially exceed financial statement expense, or income is reported for financial statement purposes prior to being reported for tax purposes). In addition, deferred tax assets are recognized on all deductible temporary differences (reversing differences where financial statement expense initially exceeds tax deductions, or income is reported for tax purposes prior to being reported for financial statement purposes) and operating loss and tax credit carryforwards. Valuation allowances are established to reduce deferred tax assets if it is determined to be "more likely than not" that all or some portion of the potential deferred tax assets will not be realized. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
PER SHARE DATA
         Primary earnings per share are computed by dividing net income (loss) applicable to common shareholders by the weighted average number of shares of common stock and common stock equivalents outstanding during the period. Fully diluted earnings per share are computed by dividing net income (loss) by the weighted average number of shares of common stock and common stock equivalents outstanding during the period, with common stock equivalents calculated based on the ending market price, if higher than the average market price. Common stock equivalents consist of convertible preferred stock, stock warrants and options and are computed using the treasury stock method. The weighted average number of shares outstanding during prior periods for primary and fully diluted earnings per share was adjusted retroactively for pooling-of-interests acquisitions. Share and per share data have been restated to reflect the December 1996 six-for-five stock split, which was effective January 30, 1997, and 5% stock dividends issued in August 1995 and April 1994.
RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
         The Financial Accounting Standards Board ("FASB") has issued SFAS 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" which provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. Those standards are based on consistent application of the financial components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished. This statement is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996 and is to be applied prospectively. In December 1996, the FASB issued SFAS 127,
                                       32
                           CAROLINA FIRST CORPORATION

                       (Carolina First Corporation logo)

"Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125," which defers for one year the applications of certain requirements under SFAS 125. The Company does not expect SFAS 125 to have a significant impact on its financial condition or results of operations.
          2  STATEMENT OF CASH FLOWS
         For purposes of reporting cash flows, cash includes currency and coin, cash items in process of collection and due from banks.
         The following summarizes supplemental cash flow data for the years ended December 31:

($ IN THOUSANDS)                        1996       1995       1994
Interest paid.......................   $56,867    $53,574    $31,734
Income taxes paid...................     4,504      6,194      2,868
Significant non-cash transactions
  are summarized as follows:
Conversion of preferred stock into
  common stock......................    31,966      4,197         --
Loans transferred to other real
  estate owned......................     2,800      1,876        647
Change in unrealized gain (loss) on
  securities available for sale, net
  of tax............................       331      1,152     (1,000)
One time reclassification of
  securities from held for
  investment to available for
  sale..............................        --     75,499         --
Transfer of securities from
  available for sale to held for
  investment in relation to
  pooling-of-interests merger.......        --      2,618         --
Blue Ridge merger...................        --        804         --

          3  BUSINESS COMBINATIONS
         On February 3, 1995, Carolina First Savings Bank was merged into Carolina First Bank.
         On April 10, 1995, Aiken County National Bank ("ACNB"), a national bank headquartered in Aiken, South Carolina, was merged into Carolina First Bank. Carolina First Bank acquired all the outstanding common shares of ACNB in exchange for 570,349 shares (adjusted for stock dividends and split) of the Company's common stock. At the merger date, ACNB had approximately $39 million in total assets, year-to-date net interest income of approximately $569,000 and year-to-date net income of approximately $117,000.
         On June 30, 1995, Midlands National Bank ("MNB"), a national bank headquartered in Prosperity, South Carolina, was merged into Carolina First Bank. Carolina First Bank acquired all the outstanding common shares of MNB in exchange for 737,059 shares (adjusted for stock dividends and split) of the Company's common stock. At the merger date, MNB had approximately $44 million in total assets, year-to-date net interest income of approximately $926,000 and year-to-date net income of approximately $12,000.
         The consolidated financial statements of the Company for all prior periods give effect to these two mergers, each of which has been accounted for as a pooling-of-interests. Accordingly, financial statements for all prior periods have been restated to reflect the results of operations of the companies on a combined basis from the earliest period presented, except for dividends per share.
         The Company's consolidated financial data for the year ended December 31, 1994 has been restated as follows:

                                     AS
                                 PREVIOUSLY                     CURRENTLY
($ IN THOUSANDS)                  REPORTED     ACNB     MNB     REPORTED
YEAR ENDED DECEMBER 31, 1994
Net interest income............   $ 39,423    $1,844   $1,993    $43,260
Provision for loan losses......        950      140       107      1,197
Net income (loss)..............     (1,869)    (306 )     435     (1,740)

         On December 29, 1995, the Company acquired all the outstanding shares of Blue Ridge Finance Company, an automobile finance company based in Greenville, South Carolina, in exchange for 184,969 (adjusted for stock dividends and split) shares of the Company's common stock. At the merger date, Blue Ridge had approximately $4 million in total assets. The transaction was accounted for as a pooling-of-interests; however, due to the immateriality of the transaction in relation to the Company's consolidated financial position and operating results, prior period financial statements have not been restated.
         On April 29, 1994, Carolina First Bank purchased the insured deposits of Citadel Federal Savings and Loan Association ("Citadel Federal") from the Resolution Trust Corporation, as receiver for Citadel Federal. This acquisition resulted in the acquisition of one branch office in Charleston, South Carolina, with deposits of approximately $5.8 million, on which a premium of approximately $533,000 was paid.
         On May 2, 1994, Carolina First Bank and Carolina First Savings Bank acquired six branches from Republic National Bank. The acquired branches are located in Columbia, Edgefield, Johnston, Bennettsville, Lake City and McColl. In addition, Carolina First Bank acquired only the deposits and select loans from Republic National Bank's main office branch
                                       33
                               1996 ANNUAL REPORT

                       (Carolina First Corporation logo)

in Columbia. With this transaction, Carolina First Bank and
Carolina First Savings Bank acquired loans of approximately $37.5 million and deposits of about $135.3 million, on which a premium of approximately $5.4 million was paid.
         The acquisitions in 1994 were accounted for under the purchase method of accounting. The results of operations of the above acquisitions have been included in the consolidated financial statements since the acquisition date.
         On January 29, 1997, the Company announced the signing of a non-binding letter of intent to acquire Lowcountry Savings Bank, Inc. ("Lowcountry"). The Company plans to merge Lowcountry into Carolina First Bank, a wholly-owned subsidiary of the Company. This transaction is valued at approximately $13.3 million with 60% payable with the Company's $1 par value common stock ("Common Stock") and 40% payable in cash. Lowcountry has five offices in the greater Charleston area and had approximately $76 million in assets and $62 million in deposits at December 31, 1996. This transaction, which is subject to the execution of a definitive agreement and the receipt of regulatory and Lowcountry shareholder approval, is expected to be completed in the third quarter of 1997. The Company will record the acquisition using the purchase method of accounting.
         In September 1996, the Company announced the divestiture of five branches located in Barnwell, Blackville, Salley, Springfield and Williston. The branches are being sold to the Bank of Barnwell County (in organization), expected to be a wholly-owned subsidiary of Community Capital Corporation, a South Carolina corporation headquartered in Greenwood, South Carolina. This transaction is scheduled to be completed in the first quarter of 1997 and is subject to regulatory approval among other conditions.
          4  RESTRICTIONS ON CASH AND DUE FROM BANKS
         Carolina First Bank is required to maintain average reserve balances with the Federal Reserve Bank based upon a percentage of deposits. The average amounts of these reserve balances for the years ended December 31, 1996 and 1995 were approximately $20,454,230 and $16,067,000, respectively.
          5  SECURITIES
         The aggregate amortized cost and fair values of securities at December 31 were as follows:

                                                1996
                              AMORTIZED    GROSS UNREALIZED      FAIR
($ IN THOUSANDS)                COST       GAINS     LOSSES     VALUE
SECURITIES AVAILABLE FOR
  SALE
U.S. treasury securities....  $ 166,923    $  512     $  5     $167,430
Obligations of U.S.
  government agencies and
  corporations..............     39,494        --      260       39,234
Other securities............      6,740       979      494        7,225
                              $ 213,157    $1,491     $759     $213,889
SECURITIES HELD FOR
  INVESTMENT
Obligations of states and
  political subdivisions....  $  29,113    $  396     $ --     $ 29,509
Other securities............        352        --       --          352
                              $  29,465    $  396     $ --     $ 29,861

                                                  1995
                                                  GROSS
                                AMORTIZED      UNREALIZED         FAIR
($ IN THOUSANDS)                  COST       GAINS    LOSSES     VALUE
SECURITIES AVAILABLE
  FOR SALE
U.S. treasury securities......  $  97,118    $ 71      $ 49     $ 97,140
Obligations of U.S. government
  agencies and corporations...     36,741      63        98       36,706
Other securities..............     12,322     115        11       12,426
                                $ 146,181    $249      $158     $146,272
SECURITIES HELD FOR INVESTMENT
Obligations of states and
  political subdivisions......  $  25,937    $381      $ --     $ 26,318
Other securities..............        352      --        --          352
                                $  26,289    $381      $ --     $ 26,670

         In November 1995, the FASB issued a Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities," which allowed entities a one-time reclassification of their investment securities without tainting their investment portfolio. This was to be done before December 31, 1995. In December 1995, the Company reclassified $75,499,000 of its held for investment portfolio to its available for sale portfolio in accordance with this Special Report.
         The amortized cost and estimated fair value of debt securities at December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual
                                       34
                           CAROLINA FIRST CORPORATION

                       (Carolina First Corporation logo)

maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Fair value of securities was determined using quoted market prices.

                                                     1996
                                             AMORTIZED      FAIR
($ IN THOUSANDS)                               COST        VALUE
SECURITIES AVAILABLE FOR SALE
Due in one year or less....................  $  54,324    $ 54,352
Due after one year through five years......    152,093     152,312
No contractual maturity....................      6,740       7,225
                                             $ 213,157    $213,889
SECURITIES HELD FOR INVESTMENT
Due in one year or less....................  $   1,464    $  1,467
Due after one year through five years......     16,786      16,962
Due after five years through ten years.....      9,786       9,984
Due after ten years........................      1,429       1,448
                                             $  29,465    $ 29,861

         Gross realized gains and losses on sales of securities for the years ended December 31 were:

($ IN THOUSANDS)                           1996     1995     1994
Gross realized gains.....................  $449    $1,156    $ 252
Gross realized losses....................  (63 )     (387)    (177)
Net gain on sale of securities...........  $386    $  769    $  75

         The change in the unrealized gain on securities available for sale, as recorded in shareholders' equity, for the year ended December 31, 1996 was $331,000. Securities with an approximate book value of $122,627,000 and $120,851,000 at December 31, 1996 and 1995, respectively, were pledged to secure public deposits and for other purposes. Estimated market values of securities pledged were $122,943,000 and $121,213,000 at December 31, 1996 and 1995,
respectively.
          6  EQUITY INVESTMENTS
         At December 31, 1996, the Company owned 128,366 shares of common stock of Affinity Technology Group, Inc. ("Affinity") and a warrant to purchase an additional 5,871,340 shares for a purchase price of approximately $0.0001 per share. At December 31, 1996, the investment in Affinity's common stock, included in securities available for sale, was recorded at its book value of $12. The warrant to purchase Affinity shares was not reported on the Company's balance sheet as of December 31, 1996. The Company's shares in Affinity are, and the shares issuable upon the exercise of the warrant to purchase Affinity shares will be, "restricted" securities as that term is defined in federal securities laws. On April 15, 1996, the Company transferred its Affinity common stock and the warrant to purchase Affinity stock to Blue Ridge.
         The Company is participating in the development of Atlanta Internet Bank, an on-line, real-time Internet bank. Atlanta Internet Bank commenced operations in October 1996 as a service of Carolina First Bank. The organizers of Atlanta Internet Bank are planning an initial public offering for completion in 1997. Upon completion of the public offering and receipt of regulatory approvals, Carolina First Bank will transfer the assets and liabilities related to the operation of Atlanta Internet Bank to the newly-formed entity, in which the Company is expected to own approximately 40%. Related to the development of Atlanta Internet Bank, Carolina First Bank has funded approximately $1,058,000 in start-up costs which are included in other assets and are expected to be reimbursed following the completion of the initial public offering for Atlanta Internet Bank.
     7  LOANS AND ALLOWANCE FOR LOAN LOSSES
         The following is a summary of loans outstanding by category at December 31:

($ IN THOUSANDS)                             1996          1995
Real estate -- mortgage.................  $  245,096    $  217,899
Real estate -- construction.............      36,757        31,552
Commercial and industrial...............     196,206       188,255
Commercial and industrial secured by
  real estate...........................     378,471       234,153
Consumer................................     140,206       149,216
Credit cards............................      40,480        86,901
Lease financing receivables.............      91,321        36,740
Loans held for sale.....................      10,449       125,000
Gross loans.............................   1,138,986     1,069,716
Less unearned income....................      14,211         7,056
Less allowance for loan losses..........      11,290         8,661
Net loans...............................  $1,113,485    $1,053,999

         On January 1, 1995, the Company adopted SFAS 114, "Accounting by Creditors for Impairment of a Loan." SFAS 114 requires that impaired loans and certain restructured loans be measured at the present value of expected future cash flows discounted at the loan's effective interest rate, at the loan's observable market price or at the fair value of the collateral if the loan is collateral dependent. A specific reserve is set up for each impaired loan.
                                       35
                               1996 ANNUAL REPORT

                       (Carolina First Corporation logo)

         Also on January 1, 1995, the Company adopted SFAS 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." SFAS 118 amends SFAS 114 in the areas of disclosure requirements and methods for recognizing interest income on an impaired loan.
         At December 31, 1996 and 1995, nonaccrual loans were $960,000 and $1,275,000, respectively. Foregone interest income was approximately $180,000 in 1996, $269,000 in 1995 and $220,000 in 1994. Interest income recognized on these loans during 1996, 1995 and 1994 was approximately $317,000, $373,000 and $49,000, respectively. The nonaccrual loans were considered to be impaired loans under SFAS 114. The average recorded investment in impaired loans in 1996 and 1995 was $1,664,000 and $1,261,000, respectively. The related allowances for these impaired loans were $680,000 and $669,000, respectively.
         Foreclosed loans included in other real estate owned amounted to $3,097,000 and $2,348,000 at December 31, 1996 and 1995, respectively. At
December 31, 1996 and 1995, loans included $1,909,000 and $1,085,000 in restructured loans.
         Changes in the allowance for loan losses were:

($ IN THOUSANDS)                        1996       1995       1994
Balance at beginning of year.........  $ 8,661    $ 6,002    $ 6,679
Blue Ridge merger....................       --        128         --
Valuation allowance for loans
  purchased..........................    1,261        633      1,077
Provision for loan losses............   10,263      6,846      1,197
Recoveries on loans previously
  charged off........................      565        311        140
Charge-offs:
  Credit cards.......................   (4,072)    (2,536)    (1,641)
  Acquired fraudulent loans..........   (1,303)        --         --
  Other..............................   (4,085)    (2,723)    (1,450)
Balance at end of year...............  $11,290    $ 8,661    $ 6,002

         Carolina First Bank securitized approximately $116 million in commercial real estate loans on March 14, 1996 and approximately $97 million of credit card receivables on January 24, 1995. These transaction were recorded as sales in accordance with SFAS 77, "Reporting by Transferor of Receivables with Recourse." During 1995, additional credit card receivables totaling approximately $14 million were securitized. Excess servicing fees related to the securitizations are recorded during the life of the transaction. The excess servicing fee is based upon the difference between interest income received from the borrower less the yield paid to investors, credit losses and normal servicing fees.
         In August 1996, Carolina First Bank sold approximately $55 million in credit card loans. As a result of this transaction, Carolina First Bank recorded a gain on the sale of credit cards of $4,293,000. The remaining available-for-sale credit card portfolio was written down to the lower of cost or market.
         During 1996, the Company purchased approximately $66 million, net of related unearned income, in lease receivables from a related third party.
         Directors, executive officers and associates of such persons were customers of and had transactions with the Company in the ordinary course of business. Included in such transactions are outstanding loans and commitments, all of which were made under normal credit terms and did not involve more than normal risk of collection. The aggregate dollar amount of these loans was approximately $14,796,000 and $15,478,000 (which included $2,973,000 relating to former directors) at December 31, 1996 and 1995, respectively. During 1996, new loans of approximately $14,955,000 were made, and payments totaled approximately $12,664,000.
          8  PREMISES AND EQUIPMENT
         Premises and equipment at December 31 are summarized as follows:

($ IN THOUSANDS)                                1996       1995
Land.........................................  $ 4,194    $ 6,948
Buildings....................................   14,196     20,176
Furniture, fixtures and equipment............   19,983     17,784
Leasehold improvements.......................    7,754      7,479
Construction in progress.....................       62         74
                                                46,189     52,461
Less accumulated depreciation
  and amortization...........................   13,771     12,141
                                               $32,418    $40,320

         Depreciation and amortization charged to operations totaled $3,257,000, $3,284,000 and $2,756,000 in 1996, 1995 and 1994, respectively.
         During 1996, the Company sold and leased back seven operating locations for an aggregate sales price of approximately $8.3 million.
         At December 31, 1996, approximately $1,998,000 of land and buildings was pledged as collateral for long-term debt obligations (Note 15).
                                       36
                           CAROLINA FIRST CORPORATION

                       (Carolina First Corporation logo)


          9  INTANGIBLE ASSETS
         Intangible assets, net of accumulated amortization, at December 31 are included in other assets and summarized as follows:

($ IN THOUSANDS)                                1996       1995
Goodwill.....................................  $ 7,601    $ 8,168
Core deposit premium.........................    8,813      9,938
Credit card premium..........................      207        276
                                               $16,621    $18,382

          10  MORTGAGE OPERATIONS
         Mortgage servicing rights which are included in other assets at December 31 are summarized as follows:

($ IN THOUSANDS)                                 1996       1995
Servicing rights..............................  $17,595    $9,932
Excess servicing rights.......................       19        27

         The Company paid $14,236,000 for mortgage servicing rights to approximately $884,878,000 of loans in 1996. The amortization of servicing rights and excess servicing rights included in loan servicing fees amounted to $2,574,000, $1,447,000 and $908,000 in 1996, 1995 and 1994, respectively.
Mortgage servicing rights in 1996 were reduced by approximately $4,628,000 related to the sales of mortgage servicing rights.
         The fair value of mortgage servicing rights at December 31, 1996 was approximately $20,413,000. No valuation allowance for capitalized servicing rights or excess servicing rights was required during the year ended December 31, 1996.
         Mortgage banking income includes income from originations and sales of mortgage loans of $1,392,000, $1,785,000 and $1,066,000 in 1996, 1995 and 1994,
respectively.
         In accordance with SFAS 122, the Company capitalized $532,000 and $281,000 in 1996 and 1995, respectively, representing the allocated cost of originated mortgage servicing rights, and recorded a corresponding increase in mortgage banking income. Prior to the adoption of the statement, the allocated costs of originated mortgage servicing rights were not capitalized.
          11  DEPOSITS
         Deposits at December 31 are summarized as follows:

($ IN THOUSANDS)                             1996          1995
Noninterest-bearing demand deposits.....  $  194,067    $  160,394
Interest-bearing demand deposits........     184,450       132,063
Money market accounts...................     177,665       178,662
Savings accounts........................      57,977        66,552
Time deposits...........................     666,891       557,820
                                          $1,281,050    $1,095,491

         Time deposits in excess of $100,000 totaled $192,338,000 and $153,907,000 at December 31, 1996 and 1995, respectively.
          12
     INCOME TAXES
         Income tax expense for the years ended December 31 consisted of the following:

($ IN THOUSANDS)                          1996      1995      1994
CURRENTLY PAYABLE (REFUNDABLE)
  Federal..............................  $5,009    $5,664    $ (827)
  State................................     518       259        --
                                          5,527     5,923      (827)
DEFERRED
  Federal..............................     432      (999)      804
  State................................      40        32       213
                                            472      (967)    1,017
  Total income taxes...................  $5,999    $4,956    $  190

         Income taxes are different than tax expense computed by applying the statutory federal income tax rate of 35% for 1996 and 1995, and 34% for 1994, to income before income taxes. The reasons for these differences are as follows:

($ IN THOUSANDS)                          1996      1995      1994
Tax expense (benefit) at statutory
  rate.................................  $5,766    $5,030    $ (527)
Differences resulting from:
  Rehabilitation tax credit............    (100)      (30)     (150)
  Effect of Carolina First Savings Bank
    merger.............................      --        --     1,005
  Change in valuation allowance for
    deferred tax assets................      23        85        36
  State tax net of federal benefit.....     363       189       141
  Nontaxable interest..................    (402)     (329)     (227)
  Other, net...........................     349        11       (88)
                                         $5,999    $4,956    $  190

                                       37
                               1996 ANNUAL REPORT

                       (Carolina First Corporation logo)

         The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities at December 31 are presented below:

($ IN THOUSANDS)                                  1996      1995
DEFERRED TAX ASSETS
  Loan loss allowance deferred for tax
    purposes...................................  $3,302    $2,385
  Excess basis of intangible assets for
    financial reporting purposes over tax
    basis......................................     727     1,540
  Net operating loss carryforwards.............     382       354
  Compensation expense deferred for tax
    reporting purposes.........................      --       289
  Other........................................     338       114
                                                  4,749     4,682
    Less valuation allowance...................     240       217
                                                  4,509     4,465
DEFERRED TAX LIABILITIES
  Net loan fees deferred for tax purposes......   1,094       390
  Tax depreciation in excess of book
    depreciation...............................   1,561     1,205
  Unrealized gain on securities available for
    sale.......................................     249        47
  Tax bad debt reserve recapture adjustment....   1,183     1,695
  Other........................................      87       119
                                                  4,174     3,456
    Net deferred tax assets....................  $  335    $1,009

         A portion of the change in net deferred tax assets relates to unrealized gains and losses on securities available for sale. The related current period deferred taxes of $202,000 have been recorded directly to shareholders' equity. The balance of the change in net deferred tax assets results from the current period deferred tax expense of $472,000. The net deferred tax asset is included in other assets in the accompanying consolidated balance sheets.
         The valuation allowance against the potential total deferred tax assets as of December 31, 1996 and 1995 relates to deductible temporary differences for state tax purposes. It is management's conclusion that the realization of the net deferred tax asset recorded is more likely than not. This conclusion is based upon taxable income in carryback years and conservative projections of taxable income in future years.
         The Company's income tax returns for 1993 and subsequent years are subject to review by the taxing authorities. There are no significant pending assessments from taxing authorities regarding taxation issues at the Company or its subsidiaries.
          13  BORROWED FUNDS
         Short-term borrowings and their related weighted average interest rates at December 31 were:

                                      1996               1995
($ IN THOUSANDS)                 AMOUNT    RATE     AMOUNT    RATE
Federal funds purchased........ $ 15,000   6.88 %  $ 31,000   6.01 %
Repurchase agreements..........   72,144   4.99      60,532   5.30
FHLB advances..................   40,000   6.95      90,000   5.75
Commercial paper...............   18,016   6.40       2,405   6.76
Other..........................       29   7.72       2,852   9.00
                                $145,189   5.90 %  $186,789   5.71 %

         Total loans pledged to the Federal Home Loan Bank ("FHLB") for advances at December 31, 1996 were $114,053,000.
         Federal funds purchased represent unsecured overnight borrowings from other financial institutions by Carolina First Bank. Repurchase agreements represent short-term borrowings by Carolina First Bank with maturities ranging from 1 to 182 days collateralized by securities of the United States government or its agencies which are held by third-party safekeepers. FHLB advances represent borrowings from the FHLB of Atlanta by Carolina First Bank pursuant to lines of credit collateralized by a blanket lien on qualifying loans secured by first mortgages on 1-4 family residences. These advances have an initial maturity of one year or less with interest payable monthly. Commercial paper is issued by the Company with maturities less than 270 days. Other short-term borrowings represents the current portion of long-term debt.
         The maximum short-term borrowings outstanding at any month end were:

($ IN THOUSANDS)                               1996        1995
Federal funds purchased and repurchase
  agreements...............................  $ 95,013    $107,717
Advances from the FHLB.....................   115,000      90,000
Commercial paper and other short-term
  borrowings...............................    18,587       5,205
Aggregate short-term borrowings............   228,600     202,922

         Average short-term borrowings during 1996, 1995 and 1994 were $158,294,000, $136,799,000 and $41,362,000, respectively. The average interest rate on short-term borrowings during 1996, 1995 and 1994 were 5.47%, 6.00% and 3.96%, respectively.
                                       38
                           CAROLINA FIRST CORPORATION

                       (Carolina First Corporation logo)

         Interest expense on short-term borrowings for the years ended December 31 related to the following:

($ IN THOUSANDS)                            1996     1995     1994
Federal funds purchased and repurchase
  agreements.............................  $4,247   $3,613   $  851
Advances from the FHLB...................   3,563    4,310      278
Other short-term borrowings..............     847      273      509
                                           $8,657   $8,196   $1,638

          14  UNUSED LINES OF CREDIT
         At December 31, 1996, Carolina First Bank had unused short-term lines of credit to purchase federal funds from unrelated banks totaling $33,000,000. These lines of credit are available on a one-to-ten day basis for general corporate purposes of Carolina First Bank. All of the lenders have reserved the right to withdraw these lines at their option. At December 31, 1996, Carolina First Bank had an unused line of credit with the FHLB of Atlanta totaling $93,000,000.
          15  LONG-TERM DEBT
         Long-term debt at December 31 consisted of the following:

($ IN THOUSANDS)                                1996       1995
9.00% Subordinated Notes; due September 1,
  2005; interest payable quarterly...........  $25,361    $25,237
Mortgage note payable; interest at 11.25% due
  December 31, 2012, with current annual
  payments of approximately $125,000.........    1,081      1,084
Employee Stock Ownership Plan note payable to
  Wachovia Bank; due December 14, 1997;
  interest at 90% of the prime rate, payable
  annually...................................       --         26
                                               $26,442    $26,347

         On May 18, 1995, the Company completed its public offering of the 9.00% Subordinated Notes. The Subordinated Notes are redeemable at the option of the Company, in whole or in part, at any time on or after September 1, 2000, at 100% of the principal amount plus accrued interest to the date of redemption.
         The principal maturities of long-term debt for the next five years subsequent to December 31, 1996 are $29,000 in 1997, $24,000 in 1998, $27,000 in
1999, $17,000 in 2000 and $19,000 in 2001.
          16
     COMMITMENTS AND CONTINGENT LIABILITIES
         The Company is subject to various legal proceedings and claims which arise in the ordinary course of its business. Any litigation is vigorously defended by the Company and, in the opinion of management based on consultation with external legal counsel, any outcome of such litigation would not materially affect the Company's consolidated financial position or results of operations.
         On September 26, 1995, David W. Bowers and E. Monte Bowers filed a lawsuit against the Company and Carolina First Bank in the Court of Common Pleas in Newberry County, South Carolina. The complaint alleges breach of contract, breach of contract accompanied by a fraudulent act and fraud in the inducement. The allegations arise from Carolina First Bank's alleged breach of written employment agreements with David Bowers and Monte Bowers. The Bowers demand judgment against Carolina First Bank in the amount of $912,000 plus punitive damages, attorneys' fees and costs. It is the Company's position that it has not breached the relevant employment contracts, and it is vigorously defending this lawsuit. The Company has filed a related action in federal court in Greenwood, South Carolina which alleges, among other things, securities law violations. This case is now in discovery. Both parties are taking depositions and otherwise seeking information in accordance with court rules. The Company believes that its position with respect to both of these actions is meritorious.
                                       39
                               1996 ANNUAL REPORT

                       (Carolina First Corporation logo)

         On November 4, 1996, a derivative shareholder action was filed in Greenville County Court of Common Pleas against the Company, Mack I. Whittle, Jr., William S. Hummers III, Steve Powell and Edward J. Sebastian. The complaint was subsequently amended by a First Amended Complaint, dated November 13, 1996, Carolina First Corp., et al. v. Whittle, et al., Case No. 96-CP-23-3123 (Greenville County, South Carolina). The named plaintiffs in the amended complaint are Carolina First Corporation, pursuant to Section 33-7-400 of the SC Code of Laws, by and through its shareholders, Emory Lester, Beatrice Hutchinson and John Wesley Purdie, Jr. Plaintiffs allege as causes of action the following: conversion of corporate opportunity; fraud and constructive fraud (against Defendants Whittle and Hummers); breach of fiduciary duty and constructive fiduciary fraud; and negligent management. The factual basis upon which these claims are made generally involves the payment to Messrs. Whittle, Hummers and Powell of a bonus in stock held by the Company in Affinity (as reward for their efforts in connection with the Affinity investment), statements to former Midlands shareholders in connection with the acquisition of Midlands, alleged misstatements in the Company's public filings, transactions between the Company and entities affiliated with Mr. Sebastian, alleged mismanagement by Messrs. Whittle, Hummers and Sebastian involving financial matters and employee matters. The complaint seeks damages for the benefit of the Company as follows: for the first cause of action, an amount that the Defendants have realized from the sale of Affinity stock, director's fees from Mr. Sebastian, certain undetermined amounts arising from conflicts of interest and excessive compensation (summarized as $32 million and the costs of this action). With respect to the second cause of action (for the benefit of certain former Midlands shareholders only): damages as much as $3.6 million actual and punitive damages. With respect to the third cause of action: damages as much as $9.0 million actual and punitive damages. With respect to the fourth cause of action: damages as much as $10.0 million actual and punitive damages. The Company believes that this lawsuit is without merit and expects to defend it vigorously. A motion to dismiss this action is pending. Since the filing of this motion, plaintiffs have proposed further amendments to their complaint under which, among other things, the claims of the second cause of action for the benefit of former Midlands shareholders would be eliminated. Allegations with respect to these claims appear in the class action referred to in the following paragraph.
         In an action instituted by the same attorneys bringing the foregoing derivative action, on December 31, 1996, Dan Beckman, Onida Beckman and Dale Epting filed a class action lawsuit against Carolina First Corporation, Carolina First Bank and a number of their officers and the majority of the directors of Carolina First Corporation and Carolina First Bank. In this action, plaintiffs allege that they are former shareholders of Midlands National Bank and seek to represent a class of all Midlands shareholders involved in the merger of Midlands into Carolina First Bank, asserting that the defendants committed fraud, constructive fraud and breach of fiduciary duty against the defendants by overstating earnings and thereby adversely affecting the consideration received by the Midlands shareholders in connection with the merger of Midlands National Bank into Carolina First Bank. The complaint seeks compensatory damages of approximately $1.8 million and punitive damages in an amount to be determined by a jury, attorneys' fees and other costs, Carolina First and the other named defendants have filed a motion to dismiss all claims asserted in the lawsuit and believe that there are a number of valid defenses available to them. Both this case and the case discussed in the preceding paragraph have been designated as complex litigation and have been assigned to a single judge for handling.
          17  LEASE COMMITMENTS
         Minimum rental payments under noncancelable operating leases at December 31, 1996 are as follows:

($ IN THOUSANDS)
1997.................................................   $ 2,478
1998.................................................     2,385
1999.................................................     2,340
2000.................................................     2,072
2001.................................................     1,982
Thereafter...........................................    16,839
                                                        $28,096

         Leases on premises and equipment have options for extensions under substantially the same terms as in the original lease period with certain rate escalations. Lease payments charged to expense totaled $1,830,000, $1,484,000 and $1,138,000 in 1996, 1995 and 1994, respectively. The leases typically provide that the lessee pay property taxes, insurance and maintenance cost.
                                       40
                           CAROLINA FIRST CORPORATION

                       (Carolina First Corporation logo)

          18
     PREFERRED STOCK
         On January 4, 1996, the Company announced the redemption of the 7.50% Noncumulative Convertible Preferred Stock Series 1993 ("Series 1993 Preferred Stock"). The redemption date was February 5, 1996. Of the 435,121 shares of Series 1993 Preferred Stock outstanding, holders of 432,915 shares elected to convert into Common Stock. Consequently, the Company issued 871,425 shares of Common Stock.
         On January 25, 1996, the Company announced the redemption of the 7.32% Noncumulative Convertible Preferred Stock Series 1994 ("Series 1994 Preferred Stock"). The redemption date was February 29, 1996. Of the 909,750 shares of Series 1994 Preferred Stock outstanding, holders of 903,299 shares elected to convert into Common Stock. Consequently, the Company issued 1,700,670 shares of Common Stock.
         On February 1, 1997, all outstanding shares of the Series 1993B Cumulative Convertible Preferred Stock ("Series 1993B Preferred Stock") were converted into the Company's Common Stock. Consequently, the Company issued 108,341 shares of its Common Stock. Dividends declared on the Series 1993B Preferred Stock during 1996 were $63,000.
          19  PER SHARE INFORMATION
         On December 18, 1996, the Company's Board of Directors declared a six-for-five stock split effected in the form of a 20% common stock dividend. This stock was issued on January 30, 1997, to common shareholders of record on January 15, 1997. A total of 1,870,130 shares of Common Stock were issued in connection with the six-for-five stock split. The stated par value of each share was not changed from $1. Share and per share data have been restated to reflect this stock split.
         The following is a summary of the earnings per share calculation for the years ended December 31:

($ IN THOUSANDS, EXCEPT
  SHARE DATA)                    1996          1995          1994
PRIMARY
Average common shares
  outstanding...............  10,705,107     7,516,620     7,004,214
Dilutive common stock
  options and warrants......     134,601       159,586            --
Average primary shares
  outstanding...............  10,839,708     7,676,206     7,004,214
Net income (loss)...........     $10,474        $9,414       $(1,740)
Less dividends on preferred
  stock.....................          63         2,752         2,433
Net income (loss) applicable
  to common shareholders....     $10,411        $6,662       $(4,173)
Per share amount............     $  0.96        $ 0.87       $ (0.59)
FULLY DILUTED
Average common shares
  outstanding...............  10,705,107     7,516,620     7,004,214
Convertible preferred stock
  assumed converted.........     527,745     3,443,787     3,110,598
Dilutive common stock
  options and warrants......     138,695       169,216            --
Average fully diluted shares
  outstanding...............  11,371,547    11,129,623    10,114,812
Net income (loss)...........     $10,474        $9,414       $(1,740)
Per share amount............     $  0.92        $ 0.85       $ (0.59)

          20  RESTRICTION OF DIVIDENDS
         The ability of the Company to pay cash dividends over the long term is dependent upon receiving cash in the form of dividends from its subsidiaries. South Carolina's banking regulations restrict the amount of dividends that Carolina First Bank can pay. All dividends paid from Carolina First Bank are subject to the prior approval of the Commissioner of Banking and payable only from the retained earnings of Carolina First Bank. At December 31, 1996, Carolina First Bank's retained earnings were $29,665,000.
                                       41
                               1996 ANNUAL REPORT

                       (Carolina First Corporation logo)

          21  REGULATORY CAPITAL REQUIREMENTS
         The Company and Carolina First Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's and Carolina First Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Carolina First Bank must meet specific capital guidelines that involve quantitative measures of the Company's and Carolina First Bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's and Carolina First Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.
         Quantitative measures established by regulation to ensure capital adequacy require the Company and Carolina First Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulation) to risk-weighted assets (as defined) and to average assets (as defined). Management believes, as of December 31, 1996, that the Company and Carolina First Bank met all capital adequacy requirements.
         As of the most recent regulatory examination, the Company and Carolina First Bank were deemed well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Company and Carolina First Bank must maintain minimum total risk-based, Tier 1 based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events, since that examination that management believes have changed the institution's category.
         Following are the required and actual capital amounts and ratios for the Company and Carolina First Bank as of December 31, 1996 and 1995:

                                                             TO BE WELL
                                                             CAPITALIZED
                                                            UNDER PROMPT
                                          FOR CAPITAL        CORRECTIVE
                                           ADEQUACY            ACTION
                         ACTUAL            PURPOSES:         PROVISIONS:
($ IN THOUSANDS)      AMOUNT   RATIO    AMOUNT    RATIO     AMOUNT   RATIO
As of December 31,
 1996
The Company
Total capital to
 risk weighted
 assets............. $124,444  10.39%   $95,792   8.00 %   $119,740  10.00%
Tier 1 capital to
 risk weighted
 assets.............   87,874   7.34     47,896   4.00       71,844   6.00
Tier 1 capital to
 average assets.....   87,874   5.64     62,312   4.00       77,889   5.00
Carolina First Bank
Total capital to
 risk weighted
 assets.............  118,523  10.06     94,257   8.00      117,821  10.00
Tier 1 capital to
 risk weighted
 assets.............  107,377   9.11     47,128   4.00       70,692   6.00
Tier 1 capital to
 average assets.....  107,377   6.98     61,538   4.00       76,922   5.00

As of December 31,
 1995
The Company
Total capital to
 risk weighted
 assets............. $110,607  10.22%   $86,591   8.00 %   $108,239  10.00%
Tier 1 capital to
 risk weighted
 assets.............   76,709   7.09     43,296   4.00       64,943   6.00
Tier 1 capital to
 average assets.....   76,709   5.49     55,930   4.00       69,913   5.00
Carolina First Bank
Total capital to
 risk weighted
 assets.............  109,195  10.15     86,088   8.00      107,610  10.00
Tier 1 capital to
 risk weighted
 assets.............  100,660   9.35     43,044   4.00       64,566   6.00
Tier 1 capital to
 average assets.....  100,660   7.23     55,678   4.00       69,598   5.00

                                       42
                           CAROLINA FIRST CORPORATION

                       (Carolina First Corporation logo)

          22  FINANCIAL INSTRUMENTS WITH
OFF-BALANCE-SHEET RISK
         In the normal course of business, to meet the financing needs of its customers, the Company is a party to financial instruments with off-balance-sheet risk. These financial instruments include commitments to extend credit, standby letters of credit, repurchase agreements and documentary letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets.
         The Company's exposure to credit loss in the event of non-performance by the other party to the financial instrument is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.
         Commitments to extend credit are agreements to lend as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation.
         Loan commitments and letters of credit at December 31, 1996 include the following:

($ IN THOUSANDS)
Unused credit card lines.............................  $183,588
Other loan commitments...............................   138,950
Standby letters of credit............................     9,794
Documentary letters of credit........................       308

         At December 31, 1996, the Company had executed simultaneous repurchase/reverse repurchase transactions with customers with total principal amounts of approximately $233,950,000 which are not reflected in the accompanying balance sheets.
         The total portfolios of loans serviced or sub-serviced for non-affiliated parties at December 31, 1996 and 1995 were $1,141,111,000 and $1,196,425,000, respectively.
          23  RELATED PARTY TRANSACTIONS
         The Company has entered into a series of transactions with entities whose Chief Executive Officer was a director of the Company until 1996. These transactions include the purchase of branches from Republic National Bank, the purchase of the credit card receivables from Republic National Bank, the purchase of mortgage servicing rights from Resource Bancshares Mortgage Group, Inc. and the purchase of lease financing receivables from Republic Leasing Company, Inc. Carolina First Bank has also entered into servicing and solicitation agreements with Republic National Bank pursuant to its credit card accounts.
         During the years ended December 31, 1996, 1995 and 1994, lease payments aggregating approximately $27,000, $167,000 and $163,000, respectively, were made to affiliates of directors or companies in which certain directors have an interest.
         These transactions, agreements and lease payments were made in the ordinary course of business and were on terms comparable to those which would have been obtained between unrelated parties.
          24  STOCK COMPENSATION PLANS
         The Company has a Restricted Stock Plan for awards to certain key employees. Under the Restricted Stock Plan, the Company may grant Common Stock to its employees for up to 330,750 shares. All shares granted under the Restricted Stock Plan are subject to restrictions as to continuous employment for a specified time period following the date of grant. During this period the holder is entitled to full voting rights and dividends. At December 31, 1996, there were 65,962 shares (adjusted for stock dividends and split) of restricted stock outstanding. Deferred compensation representing the fair market value of the stock at the date of grant is being amortized over a five-year vesting period, with $428,000 charged to expense in 1996, $338,000 in 1995 and $236,000 in 1994.
         The Company has a Stock Option Plan, warrants to MNB organizers and a Directors' Stock Option Plan (collectively referred to as stock-based option plans). Under the Stock Option Plan, the Company may grant options to its employees for up to 661,500 shares of Common Stock. The exercise price of each option equals the fair market value of the Company's stock on the date of grant, and an option's maximum term is
                                       43
                               1996 ANNUAL REPORT

                       (Carolina First Corporation logo)

ten years. Options are exercisable as specified in the agreement, typically on a cumulative basis over a three to five-year period. Each of MNB's organizers received one nontransferable warrant to purchase one share of MNB's common stock for each share they had committed to purchase in the 1988 initial offering. The exercise price of the warrants is $4.81 per share, and the warrants are exercisable at any time until their expiration on December 7, 1998. Under the Directors' Stock Option Plan, non-employee directors of the Company and subsidiaries receive an option to acquire 1,000 shares of Common Stock on May 1 of each year. The exercise price of each directors' option equals the fair market value of the Company's stock on the date of grant. Directors' options are exercisable at any time during the period of time beginning ten months from the grant date and ending on the tenth anniversary of the grant date.
         The Company applies APB Opinion 25 in accounting for the stock-based option plans which are described in the preceding paragraph. Accordingly, no compensation expense has been recognized for the stock-based option plans. Had compensation cost been recognized for the stock-based option plans applying the fair-value-based method as prescribed by SFAS 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

($ IN THOUSANDS, EXCEPT SHARE DATA)              1996       1995
Net income
  As reported.................................  $10,474    $9,414
  Pro forma...................................   10,039     9,321
Primary earnings per share
  As reported.................................     0.96      0.87
  Pro forma...................................     0.92      0.86
Fully diluted earnings per share
  As reported.................................     0.92      0.85
  Pro forma...................................     0.88      0.84

         The effects of applying SFAS 123 may not be representative of the effects on reported net income in future years.
         The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1996 and 1995: dividend yield of 3.25% for both years; expected volatility of 38% for both years; risk-free interest rate of 6.59% and 6.57%, respectively; and expected lives of 7.5 years for all plans in both years.
         The following is a summary of the activity under the stock-based option plans for the years 1996, 1995 and 1994. The information has been adjusted for all stock dividends and the six-for-five stock split.

                             1996                 1995                1994
                                WEIGHTED            WEIGHTED            WEIGHTED
                                 AVERAGE             AVERAGE             AVERAGE
                                EXERCISE            EXERCISE            EXERCISE
                       SHARES     PRICE    SHARES     PRICE    SHARES     PRICE
Outstanding, January
 1...................  390,376   $  7.74   377,709   $  6.43   323,769   $  5.66
Granted..............  147,950     15.35    93,270     11.54    54,118     11.07
Cancelled............  (36,222)    12.02    (3,925)    10.42        --        --
Exercised............ (117,460)     5.27   (76,678)     5.78      (178)     9.09
Outstanding, December
 31..................  384,644   $ 10.95   390,376   $  7.74   377,709   $  6.43
Exercisable, December
 31..................  234,045   $  9.05   254,352   $  5.86   242,283   $  5.29
Weighted-average fair
 value of options
 granted during the
 year................   $15.35              $11.54              $11.07

         The following table summarizes information about stock options outstanding under the stock-based option plans at December 31, 1996:

                                     OPTIONS OUTSTANDING
                                                WEIGHTED-                          OPTIONS EXERCISABLE
                                                 AVERAGE       WEIGHTED-                            WEIGHTED-
                                                REMAINING       AVERAGE                              AVERAGE
    RANGE OF         NUMBER OUTSTANDING AS     CONTRACTUAL     EXERCISE      NUMBER EXERCISABLE     EXERCISE
 EXERCISE PRICES          OF 12/31/96             LIFE           PRICE         AS OF 12/31/96         PRICE
   $4.81 to $4.81            71,160             2.0 years       $  4.81             71,160           $  4.81
   $6.35 to $7.47            44,185             3.3                6.81             42,642              6.78
  $9.09 to $10.87            75,955             7.6               10.23             52,096             10.16
 $11.26 to $12.71            56,139             8.3               12.17             14,582             12.09
 $14.58 to $15.73           112,605             9.3               14.81             53,565             14.58
 $16.20 to $19.58            24,600             9.3               17.87                 --                --
  $4.81 to $19.58           384,644             6.8 years       $ 10.95            234,045           $  9.05

          25  EMPLOYEE BENEFITS
         The Company maintains the Carolina First Salary Reduction Plan and Trust ("the Plan") for all eligible employees of Carolina First Bank, CF Mortgage and Blue Ridge. Upon ongoing approval of the Board of Directors, the Company matches employee contributions equal to five percent of compensation subject to certain adjustments and limitations. Contributions of $777,000, $496,000 and $458,000 were charged to operations in 1996, 1995 and 1994, respectively.
         The Company maintains the Carolina First Employee Stock Ownership Plan ("ESOP") for all eligible employees. Contributions are at the discretion of, and determined annually by the Board of Directors, and may not exceed the maximum amount deductible under the applicable section of the Internal Revenue Code. For the years ended December 31, 1996, 1995

                                       44
                           CAROLINA FIRST CORPORATION

                       (Carolina First Corporation logo)

and 1994, contributions of $306,000, $901,000 and $813,000, respectively, were charged to operations.
         The ESOP has a loan used to acquire shares of stock of the Company. Such stock is pledged as collateral for the loan. In accordance with the requirements of the American Institute of Certified Public Accountants Statements of Position 76-3 and 93-6, the Company presents the outstanding loan amount as other borrowed money and as a reduction of shareholders' equity in the accompanying consolidated balance sheets (Note 15). Company contributions to the ESOP are the primary source of funds used to service the debt.
         On January 24, 1996, the Company's Board of Directors awarded 6,289 shares (before a 106-for-1 stock split) of Affinity common stock to certain officers of the Company deemed most responsible for the Company's investment in Affinity. Fair value of the Affinity stock award as determined by an independent third party appraisal was $587,000 which was recorded as compensation expense and gain on disposition of equity investments.
          26  NONINTEREST EXPENSES
         The significant components of sundry noninterest expenses for the years ended December 31 are presented below:

($ IN THOUSANDS)                1996          1995           1994
Other real estate owned &
  other losses.............   $   2,120     $     364      $     593
Stationery, supplies, and
  printing.................       1,183         1,037          1,223
Telephone..................       1,144         1,066            940
Postage....................       1,105         1,127            861
Legal fees, other than
  loan-related.............       1,048           486            188
Professional fees..........         917           783            972
Advertising................         821         1,427            959
Federal deposit insurance
  premiums.................         469         1,983          2,114
Credit card solicitation
  charges..................         383         1,910             --
Other......................       6,233         5,426          3,662
                              $  15,423     $  15,609      $  11,512

          27  SAVINGS ASSOCIATION INSURANCE FUND
              ASSESSMENT
         On September 30, 1996, the President signed into law legislation under which the Bank Insurance Fund ("BIF"), which is the primary deposit insurance fund for commercial banks, would be merged with the Savings Association Insurance Fund ("SAIF"), which is the primary deposit insurance fund for thrifts and savings banks. In connection with this merger, all members of the SAIF fund, including non-thrift institutions such as Carolina First Bank which have acquired deposits from thrift institutions over past years, were required to pay a one-time assessment of 0.657% of SAIF-insured deposit balances as of March 31, 1995, which was paid on November 30, 1996. Banks that have acquired "Oakar" deposits before March 31, 1995, such as Carolina First Bank, were allowed a 20% reduction to the assessment base. In exchange for the one-time assessment, qualifying members of the SAIF will receive a reduction in their annual assessment in future years starting in 1997 to 0.0644% for SAIF-insured deposits. Based on Carolina First Bank's SAIF-insured deposit balances as of March 31, 1995, the one-time assessment was $1,184,000 in 1996.
          28  RESTRUCTURING CHARGES
         During the fourth quarter of 1994, the Company announced a restructuring that initiated a program of credit card securitization, wrote down related intangible assets and merged the wholly-owned subsidiary, Carolina First Savings Bank, into Carolina First Bank. Restructuring and nonrecurring charges related to this plan amounted to $12,214,000 pre-tax ($9,415,000 after-tax).
         The Company incurred credit card restructuring charges of $12,214,000 pre-tax ($8,410,000 after-tax) primarily from the write-down of intangible assets and charges associated with the origination of credit card accounts. As part of the merger of Carolina First Savings Bank into Carolina First Bank, the Company incurred income taxes of $1,005,000 due to the different tax treatment accorded the allowance for loan losses at Carolina First Savings Bank.
                                       45
                               1996 ANNUAL REPORT

                       (Carolina First Corporation logo)

      29  PARENT COMPANY FINANCIAL INFORMATION
       The following is condensed financial information of Carolina First Corporation (Parent Company only):

                                                   CONDENSED BALANCE SHEETS
                                                                                                           DECEMBER 31,
($ IN THOUSANDS)                                                                                       1996             1995
ASSETS
Cash.............................................................................................    $  5,987         $  1,733
Investment in subsidiaries:
  Bank subsidiary................................................................................     121,722          116,158
  Nonbank subsidiaries...........................................................................       3,351              897
Total investment in subsidiaries.................................................................     125,073          117,055
Receivable from subsidiaries.....................................................................      14,392              152
Premises and equipment...........................................................................         169              137
Other investments................................................................................         120            2,014
Other assets.....................................................................................       3,598            2,785
                                                                                                     $149,339         $123,876
LIABILITIES AND SHAREHOLDERS' EQUITY
Accrued expenses and other liabilities...........................................................    $    972         $  1,191
Borrowed funds...................................................................................      43,403           27,718
Shareholders' equity.............................................................................     104,964           94,967
                                                                                                     $149,339         $123,876

                                                CONDENSED STATEMENTS OF INCOME
                                                                                          FOR THE YEARS ENDED DECEMBER 31,
($ IN THOUSANDS)                                                                        1996            1995            1994
INCOME
Equity in undistributed net income (loss) of subsidiaries..........................    $ 6,360         $11,272         $(1,646)
Interest income from subsidiaries..................................................        787              71              98
Dividend income from subsidiaries..................................................      6,500              --             500
Sundry.............................................................................      1,810             907             181
                                                                                        15,457          12,250            (867)
EXPENSES
Interest on borrowed funds.........................................................      3,199           1,503              10
Deferred compensation..............................................................      1,015             338             236
Shareholder communications.........................................................        276             255             287
Sundry.............................................................................      2,049           1,850           1,020
                                                                                         6,539           3,946           1,553
Income (loss) before taxes.........................................................      8,918           8,304          (2,420)
Income tax benefits................................................................      1,556           1,110             680
Net income (loss)..................................................................    $10,474         $ 9,414         $(1,740)

                                       46
                           CAROLINA FIRST CORPORATION

                       (Carolina First Corporation logo)

                                               CONDENSED STATEMENTS OF CASH FLOW
                                                                                          FOR THE YEARS ENDED DECEMBER 31,
($ IN THOUSANDS)                                                                       1996             1995             1994
OPERATING ACTIVITIES
Net income (loss)................................................................    $ 10,474         $  9,414         $ (1,740)
Adjustments to reconcile net income (loss) to net cash provided by (used for)
  operations
Equity in undistributed net income (loss) of subsidiaries........................      (6,360)         (11,272)           1,646
Depreciation.....................................................................          18               16               18
Increase in other liabilities....................................................         214              583              143
Decrease (increase) in other assets..............................................         101            2,342           (4,919)
Net cash provided by (used for) operating activities.............................       4,447            1,083           (4,852)
INVESTING ACTIVITIES
Investment in bank subsidiary....................................................          --          (25,100)         (14,000)
Investment in nonbank subsidiaries...............................................      (1,235)              --               --
Net decrease (increase) in loans to subsidiaries.................................     (14,240)              76               --
Decrease (increase) in other investments.........................................       1,324             (441)            (480)
Decrease (increase) in fixed assets, net.........................................         (50)             210             (381)
Blue Ridge merger................................................................          --              804               --
Net cash used for investing activities...........................................     (14,201)         (24,451)         (14,861)
FINANCING ACTIVITIES
Increase in borrowings, net......................................................      15,685            2,355               --
Issuance of Subordinated Notes...................................................          --           25,237               --
Net proceeds from sale of preferred stock........................................          --               --           21,444
Redemption of preferred stock....................................................         (60)              --               --
Cash dividends paid..............................................................      (3,130)          (4,221)          (3,025)
Other............................................................................       1,513            1,432              764
Net cash provided by financing activities........................................      14,008           24,803           19,183
Net change in cash and due from banks............................................       4,254            1,435             (530)
Cash at beginning of year........................................................       1,733              298              828
Cash at end of year..............................................................    $  5,987         $  1,733         $    298

                                       47
                               1996 ANNUAL REPORT

                       (Carolina First Corporation logo)

          30  FAIR VALUE OF FINANCIAL INSTRUMENTS
         SFAS 107, "Disclosures about Fair Value of Financial Instruments", requires disclosure of fair value information, whether or not recognized in the statement of financial position, when it is practicable to estimate the fair value. SFAS 107 defines a financial instrument as cash, evidence of an ownership interest in an entity or contractual obligations which require the exchange of cash of other financial instruments. Certain items are specifically excluded from the disclosure requirements, including the Company's common and preferred stock, premises and equipment, accrued interest receivable and payable and other assets and liabilities.
         Fair value approximates book value for the following financial instruments due to the short-term nature of the instrument: cash and due from banks, interest-earning deposits with banks, federal funds purchased and repurchase agreements and other short-term borrowings.
         Fair value for variable rate loans that reprice frequently is based on the carrying value. Fair value for mortgage loans, consumer loans and all other loans (primarily commercial and industrial loans) with fixed rates of interest is based on the discounted present value of the estimated future cash flows less the allowance for loan losses. Discount rates used in these computations approximate the rates currently offered for similar loans of comparable terms and credit quality.
         The carrying amount for loan commitments and letters of credit, which are off-balance sheet financial instruments, approximates the fair value since the obligations are typically based on current market rates.
         Fair value for demand deposit accounts and interest-bearing accounts with no fixed maturity date is equal to the carrying value. Certificate of deposit accounts are estimated by discounting cash flows from expected maturities using current interest rates on similar instruments.
         Fair value for long-term debt is based on discounted cash flows using the Company's current incremental borrowing rate. Investment securities are valued using quoted market prices.
         The Company has used management's best estimate of fair value based on the above assumptions. Thus, the fair values presented may not be the amounts which could be realized in an immediate sale or settlement of the instrument. In addition, any income taxes or other expenses which would be incurred in an actual sale or settlement are not taken into consideration in the fair values presented.
       The estimated fair values of the Company's financial instruments at December 31 were as follows:

                                                          CARRYING   1996      FAIR             CARRYING   1995      FAIR
($ IN THOUSANDS)                                           AMOUNT             VALUE              AMOUNT             VALUE
FINANCIAL ASSETS
Cash and due from banks..............................    $   86,322         $   86,322         $   75,770         $   75,770
Interest-earning deposits with banks.................        26,037             26,037              8,663              8,663
Trading securities...................................         2,005              2,005              5,805              5,805
Securities available for sale........................       213,889            213,889            146,272            146,272
Securities held to maturity..........................        29,465             29,861             26,289             26,670
Loans receivable.....................................     1,113,485          1,191,583          1,053,999          1,055,693
FINANCIAL LIABILITIES
Deposit liabilities..................................     1,281,050          1,303,304          1,095,491          1,096,892
Federal funds purchased and repurchase
  agreements.........................................        87,144             87,144             91,532             91,532
Short-term borrowings................................        58,045             58,045             95,257             95,257
Long-term debt.......................................        26,442             27,594             26,347             27,314

                                       48
                           CAROLINA FIRST CORPORATION

                       (Carolina First Corporation logo)


      31  QUARTERLY OPERATING RESULTS (UNAUDITED)
       The following is a summary of the unaudited consolidated quarterly results of the Company and its subsidiaries for the years ended December 31:

($ IN THOUSANDS, EXCEPT        FIRST QUARTER            SECOND QUARTER             THIRD QUARTER            FOURTH QUARTER
  SHARE DATA)                1996         1995         1996         1995         1996         1995         1996         1995
Interest income.........     $28,097      $22,913      $28,530      $24,001      $30,013      $26,351      $30,232      $28,485
Interest expense........      14,670       10,506       14,617       12,143       15,278       13,746       15,237       14,583
Net interest income.....      13,427       12,407       13,913       11,858       14,735       12,605       14,995       13,902
Provision for loan
  losses................       1,500        3,400        1,775          990        4,896        1,000        2,092        1,456
Net interest income
  after provision for
  loan losses...........      11,927        9,007       12,138       10,868        9,839       11,605       12,903       12,446
Noninterest income......       4,290        5,153        3,623        3,643        8,662        3,893        4,766        4,637
Noninterest expenses....      12,679       10,825       11,677       11,119       14,792       11,824       12,527       13,114
Income before taxes.....       3,538        3,335        4,084        3,392        3,709        3,674        5,142        3,969
Income taxes............       1,310        1,134        1,412        1,163        1,374        1,203        1,903        1,456
Net income..............       2,228        2,201        2,672        2,229        2,335        2,471        3,239        2,513
Dividends on preferred
  stock.................          16          727           16          685           16          687           15          653
Net income applicable to
  common
  shareholders..........     $ 2,212      $ 1,474      $ 2,656      $ 1,544      $ 2,319      $ 1,784      $ 3,224      $ 1,860
Net income per
  common share:*
  Primary...............     $  0.23      $  0.20      $  0.24      $  0.20      $  0.21      $  0.23      $  0.28      $  0.24
  Fully diluted.........        0.20         0.20         0.24         0.20         0.20         0.22         0.28         0.23
Average common shares
  outstanding:*
  Primary...............   9,540,718    7,453,642   11,234,497    7,662,574   11,254,182    7,723,943   11,316,826    7,867,074
  Fully diluted.........  11,323,128   11,149,596   11,347,200   11,178,025   11,373,221   11,208,365   11,429,197   11,228,233

*Per share data have been restated to reflect the stock dividends and the six-for-five stock split declared 12/18/96.
                                       49
                               1996 ANNUAL REPORT

                       (Carolina First Corporation logo)

                                   Directory

Boards of Directors
R. Cobb Bell *
Certified Public Accountant

Claude M. Epps, Jr. *
President and Managing Shareholder
Bellamy, Rutenberg, Copeland,
Epps, Gravely & Bowers, P.A.

Judd B. Farr +*
President
Greenco Beverage Co., Inc.

C. Claymon Grimes, Jr. +*
Attorney

M. Dexter Hagy +*
Principal, Vaxa Capital Management
Chairman, BPM Technology, Inc.

Keith C. Hinson *
President
Waccamaw Land and Timber

Michael R. Hogan *
President
Puckett, Scheetz & Hogan

William S. Hummers III +*
Executive Vice President
and Chief Financial Officer
Carolina First Corporation
Executive Vice President
Carolina First Bank

James J. Johnson *
President and Treasurer
Dargan Construction
Company, Inc.

David L. Morrow *
Executive Vice President
Carolina First Bank

John M. Palms, Ph.D. *
President
University of South Carolina

Walter J. Roberts, Jr., M.D. *
Internist
Medical Director SCMA-PCN

H. Earle Russell, Jr., M.D. +*
Surgeon
Greenville Surgical Associates

Jasper Salmond *
Senior Marketing Coordinator
Wilbur Smith Associates

Charles B. Schooler, O.D. +*
Optometrist

Elizabeth P. Stall +*
Investments

Eugene E. Stone, IV +*
Chief Executive Officer
Stone Manufacturing Company

James W. Terry, Jr. *
President
Carolina First Bank

William R. Timmons, Jr. +*
Chairman
Carolina First Corporation
Chairman
Canal Insurance Company

Mack I. Whittle, Jr. +*
President and Chief
Executive Officer
Carolina First Corporation
Chairman and Chief
Executive Officer
Carolina First Bank

Thomas C. "Nap" Vandiver +*
Chairman Emeritus
Carolina First Bank


Legend:
+ Carolina First Corporation
* Carolina First Bank






Advisory Board Members

Anderson
James W. Braswell, Jr.
A. Reese Fant
Daniel J. Fleming, M.D.
William W. Jones
D. Gray Suggs

Columbia/Midlands
Thomas N. Bagnal, Jr.
T. Moffatt Burriss
John Ducate, Jr.
S. Stanley Juk, Jr., M.D.,
  FACC
Jerry Kline
Robert C. Pulliam
James T. Tharp
Grace G. Young

Georgetown County
Alan S. Altman
T.M. Andrews
James H. Call
William F. Fairey, M.D.
Douglas G. Mahon, III
Robert B. Plowden, Jr.
Julian A. Reynolds, Jr.
R. Frank Swinnie, Jr.

Greenville
Alfred N. Bell, Jr.
Steven R. Brandt
Nesbit Q. Cline, Sr.
R. Jack Dill, Sr.
R. Montague Laffitte, Jr., M.D.
A. Foster McKissick, III
Mary Louise Mims
James B. Orders, III
E. Hays Reynolds, III
Porter B. Rose
Jimmie Tate
Morris E. Williams, M.D.

Hardeeville
Edith Brown
Richard Crosby
Ronald Harvey
J. Willock Horton
David A. Lassiter
Gertrude Harvey Leonard

Horry County
W. Scott Brandon
H. Eugene Butler, III, DMD
Donald M. Carriker
Edward C. Cribb, Jr.
Roger E. Grigg
Debby Leonard
Luther O. McCutchen, III
Daniel W. R. Moore, Sr.
Edward L. Proctor, Jr. M.D.
Jonathan Smith

Lake City
Marlene T. Askins
Joe F. Boswell
Matthew C. Brown
Roger K. Kirby
Laura Landrum
James C. Lynch, Sr.
E. Leroy Nettles, Jr.
L. L. Propst, Jr.
William J. Sebnick

Newberry
Dan H. Hamm, Jr.
Terry L. Koon
Heyward D. Shealy
C. Gurnie Stuck

Piedmont
Max W. Kennedy
Al McAbee, Jr.
John McCoy

Ridgeland
G. Dwaine Malphrus, Jr.
F. A. Nimmer
R. Bailey Preacher
H. Klugh Purdy
Harold H. Wall

Swansea
Paul E. Argoe
J. E. Hendrix
Roy Lucas
Mary Lewis Smith
Lawrence Kit Spires

                                       50
                           CAROLINA FIRST CORPORATION

                        (Carolina First Corporation logo)

Principal Officers

Charles D. Chamberlain
Executive Vice President
Carolina First Bank

C. Daniel Dobson, Jr.
Executive Vice President
Carolina First
Mortgage Company

William S. Hummers III
Executive Vice President
and Chief Financial Officer
Carolina First Corporation
Executive Vice President
Carolina First Bank

David L. Morrow
Executive Vice President
Carolina First Bank

Joseph C. Reynolds
President
Carolina First
Mortgage Company

Wade H. Shugart
Executive Vice President
Carolina First Bank

H. Byrce Solomon, Jr.
President
Blue Ridge Finance Company

James W. Terry, Jr.
President
Carolina First Bank

Alan H. Verch
Executive Vice President
Carolina First
Mortgage Company

Mack I. Whittle, Jr.
President and Chief
Executive Officer
Carolina First Corporation
Chairman and Chief
Executive Officer
Carolina First Bank


Banking Offices

Aiken
Main Office
142 Chesterfield Street, S.E.
803-649-9991

2286 Whiskey Road
803-642-0300

Anderson
Main Office
1722 North Main Street
864-224-9520

110 West Shockley
Ferry Road
864-231-5971

Andrews
201 South Morgan Avenue
803-264-3571

Bennettsville
405 East Main Street
803-479-1121

Chapin
260 Columbia Avenue
803-345-1066

Charleston
Main Office
1 Broad Street
803-769-2929

556 E. Bay Street (Drive up)
(Opening in 1997)

Bi-Lo at Mt. Pleasant
923 Houston Northcutt Boulevard
803-769-2945

852 Orleans Road
803-763-0072

Bi-Lo at Savannah Highway
1621 Savannah Highway
803-769-2943

Columbia
Main Office
1225 Lady Street
803-540-2700

1940 Blossom Street
803-771-8919



Columbia Mall
7171 Two Notch Road
803-253-7873

Kroger at Decker Boulevard
2500 Decker Boulevard
803-929-5397

1420 Lady Street
803-929-5372

380 St. Andrews Road
803-929-5376

7389 Sumter Highway
803-253-8893

Trenholm Plaza
4840 Forest Drive
803-253-8890

10000 Two Notch Road
803-253-8888

Edgefield
309 Main Street
803-637-3147

Garden City
Kroger at Garden City
2939 Highway 17
(Opening in 1997)

Georgetown
Main Office
1031 Front Street
803-546-4163

706 North Fraser Street
803-546-6100

Greenville
Main Office
102 South Main Street
864-255-7900

101 Cleveland Street
864-255-7904

200 East Camperdown Way
864-255-4763

917 Haywood Road
864-255-7917

1295 South Pleasantburg Drive
864-239-6432



1450 Wade Hampton Boulevard
864-255-4900

1216 Woodruff Road
864-239-4650

Blue Ridge
Finance Company
355 Woodruff Road
Suite 210
864-458-7134

Hardeeville
114 North Coastal Highway
803-784-2216

Hilton Head
401 William Hilton Parkway
803-689-2707

Irmo
1265 Lake Murray Boulevard
803-748-7008

Johnston
406 Lee Street
803-275-4467

Lake City
133 West Main Street
803-394-8563

Lexington
575 Columbia Avenue
803-356-8500

Litchfield
1 Wall Street
803-237-9111

Mauldin
305 Neely Ferry Road
864-234-3180

McColl
114 Main Street
803-523-5381

Myrtle Beach
Main Office
2003 Oak Street
803-448-9458

Kroger at Galleria
9608 Highway 17 North
803-497-2567

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

Ridgeland
114 North Green Street
803-726-5518

Surfside
Kroger at Surfside
5900 Highway 17 South
803-238-0301

Swansea
200 South Brecon Avenue
803-568-2133

Taylors
3406 Wade Hampton Boulevard
864-239-4680

                                       51
                               1996 Annual Report

                        (Carolina First Corporation logo)


Shareholder Information

Stock Listing
Carolina First  Corporation  common
stock is traded on The Nasdaq Stock
Market's National Market under the
symbol,  CAFC. At December 31, 1996,
there were 2,918 common shareholders
of record.

Market Makers
J.C. Bradford & Co.
Fox-Pitt, Kelton Inc.
Friedman, Billings, Ramsey & Co. Inc.
Interstate/Johnson Lane
Keefe, Bruyette & Woods, Inc.
Morgan Keegan & Company, Inc.
The Robinson-Humphrey Company, Inc.
Sterne, Agee & Leach
Wheat First Securities, Inc.

Dividend Calendar
Dividends, if approved by the Board of
Directors, are customarily paid to share-holders of record as follows:

Record Dates: January 15, April 15, July 15
and October 15

Payment Dates: February 1, May 1,
August 1 and November 1.



Annual Meeting
The Annual Meeting of Shareholders of
Carolina First Corporation will be held at 10:30 a.m., May 8, 1997, at the Gunter
Theatre, Peace Center for the Performing
Arts, Greenville, South Carolina.

Dividend
Reinvestment Plan
Carolina First Corporation has a
Dividend Reinvestment Plan which allows
shareholders to purchase additional
shares of common stock at a 5% discount
by reinvesting their cash dividends.
Participants in the Plan may also invest additional cash, up to a maximum of $10,000 per month, for purchase of com-mon stock at market value. For more information, please fill out the card in the back of this report or call Investor
Relations at (864) 255-4919.

Direct Deposit
of Dividends
Carolina First Corporation offers share-holders the convenience of direct deposit of dividend checks. Shareholders may elect to have their dividend payments automatically deposited into personal bank accounts on the same day dividends are paid. For more information, please fill out the card in the back of this report or call the Transfer Agent at 1-800-241-5568.

Shareholder Services
Shareholders seeking information regard-ing stock transfer, lost certificates, divi-dends and address changes should contact the Transfer Agent by calling 1-800-241-
5568 or by writing:  Reliance Trust
Company, P.O. Box 48449, Atlanta, GA
30340-4099.

Investor Relations
Analysts, investors and others seeking
financial information should contact:

Mary M. Gentry, Treasurer
Carolina First Corporation
P.O. Box 1029, Greenville, SC  29602
(864) 255-4919

Information about Carolina First
Corporation is now available on the
Internet at: http://www.carolinafirst.com

A copy of the Carolina First Corporation
Annual Report to the Securities and
Exchange Commission on Form 10-K is
available at no charge to shareholders by contacting Investor Relations.



                         Quarterly Common Stock Summary



                                                        1996                                              1995
                                   4Q            3Q           2Q            1Q          4Q           3Q           2Q            1Q

Stock price ranges: (1)
  High                       $      16.67  $     17.08   $    19.58  $     20.52 $     16.15 $     13.96  $      12.10  $     12.10
  Low                               14.38        12.92        13.96        13.54       11.25       11.71         10.12        10.91
  Close                             16.15        15.52        14.58        17.92       14.58       13.54         11.90        11.21
Dividend declared (1)                0.07         0.06         0.06         0.06        0.06        0.05          0.05         0.05
Volume traded                   2,608,122    2,989,958    5,341,541    5,162,038   1,792,590     778,306       742,581      468,223
Shares outstanding             11,225,568    9,331,598    9,264,199    9,224,149   6,517,366   6,131,722     5,831,724    5,673,860

(1) Share data have been restated to reflect stock dividends and the six-for-five stock split declared 12/18/96.



                                       52
                           CAROLINA FIRST CORPORATION

To help us mail more efficiently,
and to help you invest more efficiently, please fill out and return the attached cards.

Thank you,



DUPLICATE MAILING/CHANGE OF ADDRESS NOTIFICATION

If you would like to eliminate duplicate mailings, or change the address at which you receive shareholders mailings, please check the appropriate item below and complete the following information.


[ ] Eliminate duplicate mailings     [ ] Address change


NAME______________________________________

COMPANY NAME______________________________

ADDRESS___________________________________

CITY_____________________ STATE__________ ZIP________________

SIGNATURE_________________________________

(Please sign this card if you are changing your address.)




SHAREHOLDER SERVICES -- DIVIDEND PLANS

Carolina First Corporation offers shareholders convenient plans to automatically reinvest dividend payments or to automatically deposit payments into personal bank accounts. For more information on these plans, please check the appropriate item below and complete for following information.

[ ] Dividend Reinvestment Plan (This information is not an offer to sell or solicitation of an offer to buy. The offering is made by means of the Prospectus, which will be mailed upon receipt of this card.)

[ ] Direct Deposit of Dividends


NAME______________________________________

COMPANY NAME______________________________

ADDRESS___________________________________

CITY_____________________ STATE__________ ZIP________________

                             (Carolina First logo)
                                 CAROLINA FIRST
                    The bank that puts South Carolina first.