Form 10-K, Exhibit 13
period 1999-12-31
CAROLINA FIRST CORP
filed 2000-03-09
CIK 797871

THE SOUTH/FINANCIAL GROUP

                                      1999
                                     Annual
                                     Report








WE CAN SEE THE FUTURE OF BANKING FROM HERE.
[GRAPHIC]

CORPORATE PROFILE
Carolina First Corporation, renamed The South Financial Group in 2000, is a financial services holding company headquartered in Greenville, South Carolina, with assets of $3.6 billion at year end 1999. Through its principal banking subsidiaries, Carolina First Bank and Citrus Bank, The South Financial Group operates 75 branches in South Carolina and Florida. Carolina First Bank is the largest South Carolina-based commercial bank. The South Financial Group, through its subsidiary Carolina First Bank, F.S.B., also created and operates Bank CaroLine, an Internet on-line bank with customers in all 50 states. Other subsidiaries include a mortgage banking subsidiary (the second largest mortgage loan servicer in South Carolina), a full service brokerage company, and a small business investment company that concentrates principally on bank technology companies. The common stock is traded on the Nasdaq National Market, under the symbol CAFC, which will be changed to TSFG with the new corporate name.

A word about our new corporate name... while we will still operate Carolina First Bank in South Carolina, our change to The South Financial Group accurately reflects our new, regional focus across the fastest growing area of the country. As a result, we have expanded our super community banking concept into new, profitable markets within the South. Our new name also emphasizes

ABOUT OUR NEW NAME...

a broad and evolving array of financial services, a "group" designed to meet the many needs of our customers. The South Financial Group. It means being more than simply a bank. It means customer options, customer choice, and customer service, all with a more regional, more far-sighted vision.


                             [GRAPHIC]

[GRAPHIC]
THE SOUTH/FINANCIAL GROUP

[GRAPHIC]

[GRAPHIC]
The rather unique spectacles on our cover belong to CaroLine, our Internet banking representative. CaroLine, who made her debut in 1999, is emblematic of our ability to provide customers with financial services designed with an eye toward the future. And while she may be an Internet dweller, CaroLine is modeled after our very best customer service representatives, the kind of people who keep customers coming back. In other words, whether our customers prefer a computer terminal or a teller counter, customer service is still the top priority.

TABLE OF CONTENTS
Corporate Profile.......................INSIDE FRONT COVER
Financial Highlights.................................... 2
Letter to Shareholders.................................. 3
The Future of Banking................................... 6
Five-Year Summary.......................................12
Quarterly Financial Data................................13
Financial Review........................................14
Condensed Consolidated Balance Sheets...................20
Condensed Consolidated Income Statements................21
Independent Auditors' Report............................22
Statement of Financial Responsibility...................22
Directors and Executive Management......................23
Advisory Board Members..................................24
Locations...............................................25
Shareholder Information.................................26
Company Information......................INSIDE BACK COVER


The Future
Of Banking

Our Vision                 6
----------------------------

Super
Community
Banking                    7
----------------------------

Expanding
Markets                    8
----------------------------

Internet
Strategies                10
----------------------------

Customer's
Choice                    11
----------------------------

[GRAPHIC]

                                                                       FINANCIAL
                                                                      HIGHLIGHTS


[BAR CHART APPEARS HERE]
ASSET GROWTH
($ in millions)

Compound Growth Rate:
 5-year 24%
10-year 25%

 89       90       91       92       93       94       95       96       97       98       99
$374     $417     $537     $628     $919    $1,220   $1,461   $1,651   $2,302   $2,953   $3,562

[BAR CHART APPEARS HERE]
NET INCOME
($ in millions)

Compound Growth Rate:
 5-year 28%
10-year 50%
 89       90       91       92       93       94       95        96       97       98       99
$0.5     $1.5     $1.9     $2.5     $5.5     $7.8*    $9.3     $11.0    $14.0    $24.4    $27.2

*Excludes fourth quarter 1994 restructing charges of $9.4 (after-tax).
($ in thousands, except per share data)
                                                             December 31,                Percent
                                                       1999               1998            Change
------------------------------------------------------------------------------------------------
FOR THE YEAR
Net income                                       $    27,151        $    24,445            11.1%
 .................................................
Per common share:
  Net income - diluted                                  1.06               1.13            (6.2)
 .................................................
  Cash dividends declared                               0.37               0.33            12.1
 .................................................
Net interest margin                                     4.56%              4.36%
 .................................................
Return on average assets                                0.89               0.96
 .................................................
Return on average equity                                7.13               8.64
------------------------------------------------------------------------------------------------
CASH BASIS PERFORMANCE
(Excluding intangible amortization and balances)

Net income                                       $    33,121        $    28,097            17.9%
 .................................................
Net income per common share - diluted                   1.29               1.30            (0.8)
 .................................................
Return on average tangible assets                       1.13%              1.13%
 .................................................
Return on average tangible equity                      12.81              12.52
------------------------------------------------------------------------------------------------
AT YEAR END

Total assets                                     $ 3,561,888        $ 2,953,292           20.6%
 .................................................
Loans - net of unearned income                     2,429,225          2,030,186           19.7
 .................................................
Deposits                                           2,514,994          2,334,183            7.7
 .................................................
Shareholders' equity                                 409,817            361,987           13.2
 .................................................
Book value                                             15.93              14.60            9.1
 .................................................
Common stock closing market price (Nasdaq)             18.25              25.31          (27.9)
------------------------------------------------------------------------------------------------
ASSET QUALITY RATIOS

Nonperforming assets                                    0.46%              0.28%
 .................................................
Net charge-offs                                         0.44               0.66
------------------------------------------------------------------------------------------------
OPERATIONS DATA

Branch offices                                            75                 76
 .................................................
ATMs                                                      52                 46
 .................................................
Employees (full-time equivalent)                       1,016                955
------------------------------------------------------------------------------------------------

Total assets and shareholders' equity include net unrealized securities gains. However, ROA, ROE and net interest margin exclude this gain because it is not included in net income.

                              Mack I. Whittle, Jr.
                     President and Chief Executive Officer


                                    [GRAPHIC]
                              TO OUR SHAREHOLDERS


     "We can see the future of banking from here." We don't believe, as many do, that technological advances will make banking in the future unrecognizable. Quality products and responsive service, the things that truly matter today, will continue to matter in the future. No cutting-edge technology will alter this fundamental truth. At Carolina First, we are committed to ensuring that our customers - current and potential - can access our products and benefit from our service, regardless of the technology they use.

     Our core aims will not change. We will always focus on providing convenient, flexible and reasonably priced products, delivered in a friendly and efficient manner. The guiding questions will always be, "Did the customer get what she wanted?" and "Did he like us better at the conclusion of the transaction than at the beginning?"

     Of course, we recognize the undeniable shifts in banking. Many customers will not "like us better" - indeed, may never find us at all - if they cannot complete transactions cleanly and efficiently on-line. We will embrace and develop new technology without abandoning our bedrock business principles. As we build a solid Internet presence, we do so in service of our overall business, and not for the simple thrill of saying we are there.

     This philosophy guides all of our decisions. During this past year, we have taken a number of significant steps, all directed toward serving our customers and increasing long-term shareholder value.

THE YEAR IN REVIEW

     Our Annual Report this year is focused on our strategic vision for the future. In 1999, we laid the foundation to position us to become a high performing bank.

     Net income for the year increased 11% to $27.2 million. On a diluted per share basis, earnings for 1999 totaled $1.06, compared with $1.13 a year earlier. During 1999, Carolina First engaged in a number of actions, that produced unusual gains or charges, to strengthen the Company strategically and enhance its competitive position. These actions included the entry into Florida, the introduction of our Internet bank, the sale of the credit card portfolio, the sale of four branches, and the establishment of a charitable foundation and a captive reinsurance subsidiary funded by the sale of Net.B@nk, Inc. stock.

     Our banking business fundamentals - loan growth, credit quality, and net interest margin - remained strong in 1999. Loans increased 20% during 1999 to $2.4 billion at December 31, 1999, driven by a rise in commercial loans. Asset quality remained sound with nonperforming assets at 0.46% of loans and other real estate owned as of December 31, 1999. In addition, the net interest margin rose to 4.56%, compared with 4.36% for 1998.

MARKET LEADERSHIP

Our vision for the future includes leadership in the most attractive markets in the Southeast. This regional focus is why we are asking our shareholders to approve changing our corporate name to "The South Financial Group."

     In 1999, we entered Florida, targeting the Orlando and Jacksonville markets, which are two of the most attractive markets in the most attractive banking state in the Southeast. During the second quarter, we acquired Citizens First National Bank in Crescent City and opened a de novo branch in Jacksonville. Acquiring Citrus Bank in July gave us immediate presence in the Orlando market, along with an excellent team of commercial bankers. At the same time we gained a recognized name in our targeted Florida markets.

     In January 2000, we announced a proposed merger with Anchor Financial Corporation, a Myrtle Beach-based bank with a strong presence in the fast-growing coastal markets. This merger solidified Carolina First's position as the largest independent bank in South Carolina. After the merger, we will have the fourth-largest market share in South Carolina overall, a top-five market share in the four largest South Carolina markets, and a top-three market share in the five fastest-growing counties in the state.

     We also took a strong step into the Internet market by creating CaroLine, a unique, personal on-line banker. We offer Internet services both to our traditional branch customers and our Internet only customers. Bank CaroLine, our Internet bank, has exceeded expectations, attracting customers from all 50 states in her first 90 days of operation. We expect to evolve in this market by casting ourselves as a sound and resourceful bank with a competent Internet presence and strategy.

DESIGNED FOR THE FUTURE

     Carolina First's rapid growth has taught us the importance of planning for growth. In 1999, we readied ourselves for the future by investing in management and technology.

     In 2000, we will convert our core operating system for the first time in our history. By the end of the year, we will have systems in place to support a $10 billion financial institution. We will continue to identify the technologies that ensure we don't expand at the expense of the personal touch and responsiveness our customers have come to expect. Our small business investment company, CF Investment Company, continues to play a central role in our efforts to identify and develop these technologies.

     We have also assembled a management team with the experience needed to run multi-state organizations, people who are excited by the prospect of operating within a bank that still believes its mission, on behalf of its shareholders, is to be an entrepreneur.

[GRAPHIC]
"WE'RE COMMITTED TO CUSTOMER OPTIONS, CUSTOMER CHOICE, AND CUSTOMER SERVICE, ALL WITH A MORE REGIONAL, MORE FAR-SIGHTED VISION."

GROWING WITH REVENUE

     Fee income is our engine for future revenue growth. We'll continue our focus on improving our fee business by expanding geographically, offering new services, and increasing business with our existing customers through enhanced customer information.

     Following our mergers in Florida, we began providing trust services and mortgage products. We recently added brokerage services in Florida. In December, we added insurance products to our mix of services in South Carolina. During the first half of 2000, we plan to add new insurance products and to roll out these offerings in Florida.

     Our new core operating system will provide superior customer information geared to expanding revenues. We have a tremendous opportunity to increase our profitability by providing the full gamut of banking services - trust, investments, brokerage, international banking, mortgage banking, cash management, insurance - to our existing customers.

LONG-TERM PERFORMANCE

     In retrospect, 1999 will be significant for the important steps we took to prepare for the future. We recognize that some of these steps impaired certain financial performance indicators, and we are committed to seeing those indicators improve.

     We are confident in our plans and ability to benefit our shareholders by improving our financial performance. We forecast that the proposed merger with Anchor Financial Corporation will enhance future performance beginning in 2001. Our focus will be on achieving higher returns on equity and assets, producing superior long-term earnings per share growth, and improving our efficiency ratio.

WE'VE ALWAYS SEEN THE FUTURE

     When we founded Carolina First, we set out to build an innovative, entrepreneurial bank with the ability to listen, the nerve to make decisions, and the will and stamina to follow through. We wanted to serve small and medium-sized businesses in growing communities, providing them with the right mix of sophisticated products and personal service.

     We will not alter our course. While there may be new sights and sounds, new lights and colors along the way, our destination has always been set, and has always been the same. From our founding, we have always seen the future of banking. And that is the direction we will take.

     Thank you for your continued support and confidence in our vision.

/s/ Mack I. Whittle, Jr.
------------------------

Mack I. Whittle, Jr.
President and Chief Executive Officer

[GRAPHIC]
OUR VISION

     "Our ability to uncover markets where customers desire our combination of quality, personal service and innovative, flexible delivery is the catalyst for our vision."

We can see the future of banking from here.

     To see where we're going, we must first remember where we've been.

     Thirteen years ago, Carolina First Bank was founded on a commitment to small and medium-sized businesses, offering them commercial loans, personalized service and localized decisions - the things these businesses weren't receiving from the large regional banks. As we refined our concept, we began to offer retail services to customers who had been disenfranchised by the rash of bank mergers in the late 1980's. As a result, we created the "super community" bank concept: high-tech, progressive products coupled with personal, individualized service. Our responsiveness and our face-to-face service became our hallmarks.

     Our ability to uncover markets where customers desire our combination of quality, personal service and innovative, flexible delivery is the catalyst for our vision. At The South Financial Group, we will continue to evolve and expand in the fast-growing Southeast and on the super-fast-growing Internet, as we develop new, unique ways to adapt to the needs of each of our customers. The strategy that helped make our mark in the banking world will serve us well for years to come.

     The customer is, as always, the core of our vision. The ways we "touch" customers may evolve as the years go by. But our commitment to exceed their expectations and earn their trust will never change.

     Our super community banking strategy allows us to offer highly personalized service, localized decision making and leading edge products to customers. Following that strategy, we have become a $3.6 billion financial services company in just thirteen years. However, as we continue to grow, maintaining and adapting our super community banking concept becomes more of a challenge. In short, how big can you grow without becoming bad?

[GRAPHIC]
SUPER COMMUNITY BANKING

     We believe the answer lies in technology. The infrastructure we have today can actually support more services by managing the commodity facets of our business with automated technology. This allows us to focus on adding value where it matters most to customers. In essence, technology allows growth, while permitting us to remain close to each and every customer.

     We will remain attentive to customer demands for regional bank products delivered with flexible, personal service. We realize that each customer's needs are different and will continue to customize our offerings to satisfy these requirements.

     The bottom line? Our super community bank concept is alive and well. We recognize that the world of banking is never revolutionary, yet always evolutionary. And so, as the evolution takes place, we will continue to tap the technology necessary to remain a customer-focused organization.

     "Our super community bank concept is alive and well. It still serves as our bedrock, the foundation upon which we will build The South Financial Group."

[GRAPHIC]
EXPANDING MARKETS

"Our vision for the future includes leadership in the most attractive markets in the Southeast. This regional focus is why we are asking our shareholders to approve changing our corporate name to The South Financial Group."

     Our vision for the future includes a continued emphasis on researching and identifying potential markets in fast-growing areas, the kinds of places where super community banking would thrive. For this reason, in 1999, we expanded our focus outside of South Carolina's borders to include the booming Southeastern region.

     In Florida we entered a market where mega-bank mergers created a disenfranchised customer base, longing for a return to personal banking. The result was an expansion into the Orlando and Jacksonville markets through the purchase of Citrus Bank and Citizens First National Bank and the opening of a de novo branch. Our merger with Citrus Bank gave The South Financial Group an outstanding staff of commercial bankers and a ready-made customer base in the attractive Orlando area, as well as a recognizable bank name for our Florida franchise.

     Our proposed merger with Anchor Financial will bring us significantly increased market share in South Carolina, in addition to a presence in North Carolina. Upon completion of the merger, Carolina First will own a top-five market share rank in the four leading metro areas of South Carolina, as well as the fourth-largest deposit market share in the state.

     During this market expansion, we did not, of course, ignore the needs of our established locations and our long-time customers. By offering new products and new ways to access them, we substantially grew our existing customer bases, reaching them in new, unique ways.

[GRAPHIC]

As of December 31, 1999, Carolina First Corporation served 51 communities with 75 branch offices.
[GRAPHIC]
Carolina First Bank
[GRAPHIC]
New communities served by Carolina First Bank following completion of proposed merger with Anchor Financial Corporation
[GRAPHIC]
Citrus Bank

[GRAPHIC]
INTERNET STRATEGIES

"We also took a strong step into the Internet market by creating Bank CaroLine, our branded on-line bank, featuring CaroLine, a unique, personal on-line banker."

     The sheer numbers are staggering. Each day, 11,000 new users, each a potential Internet banking customer, access the Internet. Many are worried about security. Some are concerned about the lack of personalized service on-line. When we set out to develop Internet banking, we decided to address these concerns directly.

     The result is CaroLine, our version of a personal on-line banker. She was designed to be the on-line version of our very best customer service representatives. She's personable, helpful, friendly... always smiling and always ready to assist customers who click her up.

     In South Carolina, customers are able to "Meet CaroLine" and access her on-line banking services through www.carolinafirst.com, the Carolina First Bank website. For other customers across the country, we created a separate on-line bank, Bank CaroLine, at www.bankcaroline.com.

     At Bank CaroLine, customers can receive free on-line checking, some of the highest CD rates available, free Quicken integration, insurance products, loans, helpful financial tools and even on-line assistance, live and in-person! More importantly, each Bank CaroLine or Meet CaroLine cus-tomer receivesour Internet brand of customer service, an extension of our tradition of personalized banking care.

                                                                       [GRAPHIC]

     One of the few certainties in the world of banking is this: you lose touch with the customer, and you lose. Period. That's why, in 1999, we reaffirmed our commitment to customer choice.


[GRAPHIC]
CUSTOMER'S CHOICE

     For those more comfortable with the traditional, "bricks and mortar" branch banking, we continue to be an industry leader in the super community banking approach. We expanded our product offerings within existing branches, opened new branch locations, and upped the levels of individualized attention, for both commercial and retail customers.

     For those who value convenience and round-the-clock access, we created an on-line banking strategy that is attracting customers coast-to-coast. And of course, many customers utilize both the traditional branches and the on-line accessibility. Simply, it's their choice.

     As banking evolves, the customer will continue to be the centerpoint, the focus of product development and enhancement. The customer will want more and more choices. It's our job to deliver them. It's a challenge we readily accept.

"Many customers utilize both the traditional branches and the on-line accessibility. Simply, it's their choice."

[GRAPHIC]

                                                               Five-Year Summary
                                                                       FINANCIAL
                                                                      HIGHLIGHTS

Carolina First Corporation and Subsidiaries
($ in thousands, except per share data)

                                                                       Years Ended December 31,                          Five - Year
----------------------------------------------------------------------------------------------------------------          Compound
                                                   1999           1998          1997          1996          1995         Growth Rate
------------------------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT DATA

Net interest income                          $   121,744    $    99,155   $    72,231   $    60,091   $    52,102            22.6%
 .............................................
Provision for loan losses                         15,846         12,724        12,108        10,723         7,166            66.6
 .............................................
Noninterest income                                48,386         24,389        20,400        21,779        17,607            41.8
 .............................................
Noninterest expenses                             113,821         71,978        58,587        53,816        48,340            16.7
 .............................................
Net income                                        27,151         24,445        14,040        11,015         9,310            28.3
------------------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE DATA

Net income  - basic                          $      1.08    $      1.15   $      1.00   $      0.89   $      0.75             8.2%
 .............................................
Net income  - diluted                               1.06           1.13          0.99          0.85          0.75             7.7
 .............................................
Book value (December 31)                           15.93          14.60         11.83          8.69          7.07            19.9
 .............................................
Common stock closing market price
   (December 31)                                   18.25          25.31         21.50         16.15         14.58            10.4
 .............................................
Cash dividends declared                             0.37           0.33          0.29          0.25          0.21
------------------------------------------------------------------------------------------------------------------------------------
CASH BASIS PERFORMANCE (1)

Net income                                   $    33,121    $    28,097   $    15,120   $    12,224   $    10,445            28.8%
 .............................................
Net income per common share - diluted               1.29           1.30          1.06          0.94          0.84             7.7
 .............................................
Return on average tangible assets                   1.13%          1.13%         0.86%         0.80%         0.81%
 .............................................
Return on average tangible equity                  12.81          12.52         16.02         13.74         13.81
------------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA (YEAR END)

Total assets                                 $ 3,561,888    $ 2,953,292   $ 2,302,169   $ 1,651,085   $ 1,461,094            23.9%
 .............................................
Loans - net of unearned income                 2,429,225      2,030,186     1,696,555     1,176,634     1,085,483            21.1
 .............................................
Allowance for loan losses                         23,832         20,266        17,369        12,039         8,987            31.2
 .............................................
Nonperforming assets                              10,904          5,321         3,767         5,880         4,882            17.4
 .............................................
Total earning assets                           3,128,706      2,572,714     2,058,251     1,464,907     1,287,875            23.8
 .............................................
Deposits                                       2,514,994      2,334,183     1,878,627     1,349,942     1,134,192            19.9
 .............................................
Long-term debt                                   218,154         63,081        39,119        26,442        26,347           184.9
 .............................................
Shareholders' equity                             409,817        361,987       215,213       112,855       102,315            36.0
------------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA (AVERAGES)

Total assets                                 $ 3,082,224    $ 2,552,865   $ 1,805,019   $ 1,542,221   $ 1,300,639            23.5%
 .............................................
Loans - net of unearned income                 2,199,731      1,769,313     1,354,216     1,123,021       981,657            22.7
 .............................................
Total earning assets                           2,693,873      2,293,368     1,634,801     1,374,120     1,157,026            23.0
 .............................................
Deposits                                       2,410,993      2,074,338     1,460,095     1,234,548     1,049,350            20.7
 .............................................
Shareholders' equity                             391,130        285,617       134,312       106,805        94,703            34.5
------------------------------------------------------------------------------------------------------------------------------------
FINANCIAL RATIOS

Net interest margin                                 4.56%          4.36%         4.47%         4.40%         4.55%
 .............................................
Return on average assets                            0.89           0.96          0.78          0.71          0.72
 .............................................
Return on average equity                            7.13           8.64         10.65         10.34          9.79
------------------------------------------------------------------------------------------------------------------------------------
ASSET QUALITY RATIOS

Nonperforming assets as a % of loans and
   other real estate owned                          0.46%          0.28%         0.26%         0.50%         0.51%
 .............................................
Net charge-offs to average loans                    0.44           0.66          0.81          0.79          0.51
 .............................................
Allowance for loan losses times
   nonperforming loans                              2.82x          9.41x         7.10x         4.20x         3.79x
------------------------------------------------------------------------------------------------------------------------------------
OPERATIONS DATA

Branch offices                                        75             76            68            56            54
 .............................................
Employees (full-time equivalent)                   1,016            955           772           643           613
------------------------------------------------------------------------------------------------------------------------------------

(1) Excludes the amortization of intangibles from earnings and goodwill and acquisition intangibles from assets and equity. Total assets and shareholders' equity include the net unrealized securities gain. However, earning assets and the financial ratios exclude this gain because it is not included in net income.

                                                                              13
QUARTERLY
FINANCIAL
DATA

Carolina First Corporation and Subsidiaries
($ in thousands, except per share data)
                                             Three Months Ended
----------------------------------------------------------------------------------
                           December 31,  September 30,    June 30,       March 31,
----------------------------------------------------------------------------------
1999
FOR THE QUARTER
Interest income             $    60,982   $    57,753   $    56,142   $    53,991
 .........................
Interest expense                 29,770        26,651        25,688        25,015
 .........................
   Net interest income           31,212        31,102        30,454        28,976
 .........................
Provision for loan losses         4,094         3,986         3,559         4,207
 .........................
Noninterest income                8,381         8,753         9,562        21,690
 .........................
Noninterest expense              24,898        27,146        25,473        36,304
 .........................
Income taxes                      3,455         2,993         3,744         3,120
 .........................
   Net income                     7,146         5,730         7,240         7,035
 .........................
Shares outstanding:
   Average - basic           25,566,304    25,519,678    25,285,903    24,623,715
 .........................
   Average - diluted         25,848,986    25,872,028    25,982,295    25,115,545
 .........................
   At quarter end            25,723,444    25,695,083    25,593,045    24,765,256
----------------------------------------------------------------------------------

PER COMMON SHARE
Net income - basic          $      0.28   $      0.22   $      0.29   $      0.29
 .........................
Net income - diluted               0.28          0.22          0.28          0.28
 .........................
Cash dividend declared             0.10          0.09          0.09          0.09
 .........................
Common stock price:
   High                           22.00         25.50         30.81         26.00
 .........................
   Low                            14.88         19.38         21.44         20.25
 .........................
   Close                          18.25         19.81         24.38         22.00
 .........................
Volume traded                 5,255,283     2,464,908     7,955,001     3,969,931
----------------------------------------------------------------------------------

1998
FOR THE QUARTER
Interest income             $    54,965   $    49,598   $    47,309   $    45,188
 .........................
Interest expense                 26,772        24,434        23,588        23,111
 .........................
   Net interest income           28,193        25,164        23,721        22,077
 .........................
Provision for loan losses         3,193         3,342         3,832         2,357
 .........................
Noninterest income                7,197         6,656         5,561         4,975
 .........................
Noninterest expense              21,335        18,226        15,690        16,727
 .........................
Income taxes                      4,016         3,831         3,601         2,949
 .........................
   Net income                     6,846         6,421         6,159         5,019
 .........................
Shares outstanding:
   Average - basic           24,683,695    20,816,324    20,441,711    19,202,388
 .........................
   Average - diluted         25,152,752    21,232,259    20,896,305    19,606,295
 .........................
   At quarter end            24,785,621    24,508,829    20,901,633    20,469,014
----------------------------------------------------------------------------------

PER COMMON SHARE
Net income - basic          $      0.28   $      0.31   $      0.30   $      0.26
 .........................
Net income - diluted               0.27          0.30          0.29          0.26
 .........................
Cash dividend declared             0.09          0.08          0.08          0.08
 .........................
Common stock price:
   High                           26.25         27.13         30.63         26.00
 .........................
   Low                            16.81         19.88         25.00         19.88
 .........................
   Close                          25.31         22.13         25.38         25.38
 .........................
Volume traded                 3,656,410     4,612,822     4,598,827     4,333,100
 .........................

14

1999
FINANCIAL
REVIEW

The following review is a summary of the Management's Discussion and Analysis of Financial Condition and Results of Operations from the Annual Report to the Securities and Exchange Commission on Form 10-K for the year ended December 31, 1999 ("Form 10-K") for Carolina First Corporation (the "Company"). This review provides a perspective for evaluating 1999. The reader is advised to consult the Form 10-K for the full text. This review contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Company's actual results, see the Company's Form 10-K.

MERGERS
At December 31, 1999, Carolina First Bank was the largest independent financial institution in South Carolina. During 1999, the Company expanded into Florida where banking relationships were in a state of flux due to bank mergers. This expansion included two acquisitions in Florida. The table below summarizes acquisitions completed by the Company during the last two years.

On January 10, 2000, the Company signed a definitive agreement to merge with Anchor Financial Corporation ("Anchor Financial"), a $1.2 billion institution headquartered in Myrtle Beach, South Carolina. The transaction was valued at approximately $300 million, as of the announcement date, and provides that Anchor Financial shareholders will receive 2.1750 shares of the Company's common stock for each Anchor Financial share. This transaction is subject to regulatory approvals and the shareholder approval of both companies.


                              ACQUISITION ACTIVITY


                                                             Total Assets         Shares        Method of              Intangible
                                       Date                    Acquired           Issued        Accounting              Recorded
------------------------------------------------------------------------------------------------------------------------------------
COMPLETED ACQUISITIONS
Citrus Bank                             7/99           $     285   million       3,086,478   Pooling-of-interests          n/a
Orlando, Florida

Citizens First National Bank            4/99                  59   million         505,851   Pooling-of-interests          n/a
Crescent City, Florida

Colonial Bank of South Carolina, Inc.   10/98                 61   million         651,455       Purchase           $  10.4 million
Camden, South Carolina

Poinsett Financial Corporation          9/98                  89   million         753,530       Purchase              11.7 million
Travelers Rest, South Carolina

First National Bank of Pickens County   9/98                 121   million       2,817,350       Purchase              45.4 million
Easley, South Carolina

Resource Processing Group, Inc.         6/98                  15   million         398,610       Purchase               3.4 million
Columbia, South Carolina

2000 PENDING ACQUISITION
------------------------------------------------------------------------------------------------------------------------------------
Anchor Financial Corporation        Expected 2nd       $     1.2 billion       Approximately   Pooling-of-interests        n/a
Myrtle Beach, South Carolina          Qtr 2000                                 17.6 million

                               EQUITY INVESTMENTS

As of December 31,1999
                                                                                        If Publicly Traded,
                                            Primary               Ownership                  Pre-Tax
                                            Business                  %                    Market Value
------------------------------------------------------------------------------------------------------------------
PUBLICLY TRADED COMPANIES

o Net.B@nk, Inc. (NTBK)                     Internet banking      8% or 2.415          $     45 million
                                                                 million shares

o Affinity Technology Group, Inc.           Automated lending      18% or 6                   2 million
(AFFI)                                      technologies         million shares

o 14 Community banks in the Southeast       Community banking     Less than 5%                9 million

PRIVATE COMPANIES
------------------------------------------------------------------------------------------------------------------
o ITS, Inc.                                 Electronic document       49%
                                            management

o MarkNet, Inc.                             Internet service          20%
                                            provider

o Syneractive, LLC                          Internet development      45%


EQUITY INVESTMENTS
The Company has equity investments in companies that have a bank-related technology or service the Company or its subsidiaries can use. As of December 31, 1999, these investments included two publicly traded companies and three private companies. In addition, the Company has invested in 14 community banks located in the Southeast to develop correspondent banking relationships and to promote community banking.

EARNINGS REVIEW
Net income in 1999 increased to $27.2 million from $24.4 million in 1998. On a diluted per share basis, earnings for 1999 totaled $1.06, compared with $1.13 in 1998. In 1999, net income increased 11% while the average number of shares outstanding increased 18% over the same time period resulting in a decline in earnings per diluted share compared to net income. The increase in the number of shares outstanding resulted principally from the completion of three bank mergers in the fall of 1998, which were accounted for under the purchase method of accounting. By December 31, 1999, the Company had approximately $3.6 billion in assets, $2.4 billion in loans, $2.5 billion in deposits and $409.8 million in shareholders' equity. By December 31, 1999, the Company's ratio of nonperforming assets to loans and other real estate owned was 0.46%.

16

During 1999, the Company engaged in a number of actions that produced unusual gains or charges to strengthen the Company strategically and enhance its competitive position. Unusual gains or charges, which are nonrecurring, associated with these actions are summarized below:

o During the first quarter of 1999, the Company realized a $15.5 million pre-tax gain related to selling and transferring shares of Net.B@nk, Inc. stock and the disposition of a bank technology investment. The gain from the sale of Net.B@nk, Inc. stock was largely offset by an $11.9 million charitable contribution made to fund the Carolina First Foundation. The Net.B@nk, Inc. gain also funded the capital contribution to form Carolina First Guaranty Reinsurance, Ltd., a company engaged in the reinsurance of credit insurance to customers of the Company's banking subsidiaries.

o On April 30, 1999, the Company sold its consumer credit card receivables totaling approximately $112 million to First USA Bank. The sale resulted in a pre-tax gain of approximately $3.3 million and a reduction in the allowance for loan losses of approximately $3.0 million. The credit cards sold included approximately $58 million owned by the Company's off-balance-sheet credit card trust. In connection with the sale, the Company's credit card trust was terminated effective May 17, 1999.

o In connection with mergers completed in 1999 and 1998, the Company incurred pre-tax merger-related costs of approximately $5.5 million.

o During the last half of 1999, Carolina First Bank completed the sale of four rural branch offices located in South Carolina. In connection with the sale of these branches, the Company recorded a gain of approximately $2.5 million, sold loans of approximately $13.1 million and transferred deposits of approximately $54.4 million.

Tax equivalent net interest income increased $22.9 million, or 23%, to $122.9 million in 1999 from $100.0 million in 1998. As shown in the table below, the increase resulted principally from a higher level of average earning assets and a higher net interest margin.

Noninterest income increased $24.0 million to $48.4 million in 1999 from $24.4 million in 1998. Noninterest income in 1999 included several nonrecurring items, which are shown on a pre-tax

                         SUMMARY OF NET INTEREST INCOME

($ in millions)
                                                                                              Three - Year
                                                                                                Compound
                                                    1999              1998            1997     Growth Rate
---------------------------------------------------------------------------------------------------------------
Net interest income - tax equivalent basis  $        122.9    $        100.0    $       73.0     26.7%
Average earning assets                             2,693.9           2,293.4         1,634.8     25.2
Net interest margin                                   4.56%             4.36%           4.47%
---------------------------------------------------------------------------------------------------------------

basis: a $15.5 million gain on disposition of equity investments (primarily attributable to the sale of Net.B@nk, Inc. stock), a $3.3 million gain on sale of credit cards, a $2.5 million gain on disposition of assets/liabilities (primarily associated with the sale of branches, buildings and disposition of equipment) and a $399,000 gain on sale of securities. Noninterest income, excluding the nonrecurring items listed above, was $26.7 million in 1999, a $2.9 million increase over 1998 excluding securities transactions.

Service charges on deposit accounts, the largest contributor to noninterest income, rose 22% to $11.5 million in 1999 from $9.4 million in 1998. Mortgage banking income in 1999 decreased to $3.7 million, compared with $4.8 million in 1998. The decrease in 1999 resulted from lower gains on the sale of loans, primarily due to a lower volume of sales. By December 31, 1999, CF Mortgage was servicing or subservicing 24,201 loans having an aggregate principal balance of approximately $2.1 billion. Fees for investment services in 1999 of $2.0 million were 25% above the $1.6 million earned in 1998. The increase resulted from an increase in the fees collected by Carolina First Securities, Inc., a full service brokerage subsidiary of Carolina First Bank. The remaining increase was primarily attributable to the establishment of a bank-owned life insurance program, higher debit card income, lease fee income and merchant processing fees.

Noninterest expenses increased to $113.8 million in 1999 from $72.0 million in 1998. Noninterest expenses in 1999 included several nonrecurring items, which are shown on a pre-tax basis: an $11.9 million charitable contribution in the form of Net.B@nk, Inc. common stock made to the Carolina First Foundation and $5.5 million for merger-related costs. Noninterest expenses, excluding the items listed above, totaled $96.4 million in 1999, $24.4 million higher than 1998.

Salaries and wages and employee benefits increased $7.9 million to $43.6 million in 1999 compared with $35.7 million in 1998. The staffing cost increases were primarily due to the costs of expanding in existing and new markets (including the 1998 mergers), operational support to promote growth and additional management and technical expertise. Occupancy, furniture and equipment expenses increased $4.2 million to $15.9 million in 1999 from $11.7 million in 1998. This increase resulted principally from costs associated with the branches acquired through acquisitions in 1998, costs associated with developing a common computer platform and the operating costs associated with additional ATMs. Amortization of intangibles increased to $6.7 million in 1999 from $4.5 million in 1998. The increase was due to the acquisitions completed in 1998. The remaining increase was primarily attributable to the overhead and operating expenses associated with higher lending and deposit activities. The largest items of other noninterest expense were telephone, professional fees, other outside service fees, advertising, printing, stationery, and supplies.

18

                                 YEAR END LOANS
                                ($ in millions)


            [BAR GRAPH APPEARS HERE WITH THE FOLLOWING PLOT POINTS]

                 95        96        97        98        99
              $1,085    $1,177    $1,697    $2,030    $2,429

                      5-Year Compound Growth Rate 21.1%


BALANCE SHEET REVIEW
Loans are the largest category of earning assets and produce the highest yields. The Company's loan portfolio consists principally of commercial mortgage loans, commercial loans, consumer loans and one-to-four family residential mortgage loans. The Company's loans increased $399.0 million, or 20%, to approximately $2.4 billion at December 31, 1999 from $2.0 billion at December 31, 1998. The allowance for loan losses totaled $23.8 million, or 1.00% of loans held for investment net of unearned income at December 31, 1999, compared with $20.3 million, or 1.06% at December 31, 1998.

By December 31, 1999, securities totaled $701.6 million, up $240.8 million from the $460.8 million invested at the end of 1998. A significant portion of the increase in investment securities in 1999 was attributable to the match funding in December 1999 of approximately $200 million in mortgage-backed securities with approximately $200 million in Federal Home Loan Bank borrowings. In addition, effective July 31, 1999, the Company began recording its investment in Net.B@nk, Inc. at market value, which was approximately $45 million as of December 31, 1999.

The Company's primary source of funds for loans and investments is its deposits, which are gathered through the banking subsidiaries' branch network. Deposits grew 8% to $2.5 billion at December 31, 1999 from $2.3 billion at December 31, 1998. The lower deposit growth rate reflects the Company's focus on reducing the cost of deposits. During 1999, deposit pricing was very competitive, a pricing environment which the Company expects to continue.

Total shareholders' equity amounted to $409.8 million, or 11.51% of total assets, at December 31, 1999, compared with $362.0 million, or 12.26% of total assets, at December 31, 1998. Book value per share at December 31, 1999 and 1998 was $15.93 and $14.60, respectively. Tangible book value per share at December 31, 1999 and 1998 was $11.52 and $9.34, respectively.

                             1999 LOAN COMPOSITON*

            [PIE CHART WITH THE FOLLOWING PLOT POINTS APPEARS HERE]

Construction and Commercial
Real Estate                             45%

Commercial                              17%

Leases                                   1%

Consumer                                13%

Mortgages                               24%


*Excludes loans held for sale

The Company and its subsidiary banks continue to maintain higher capital ratios than required under regulatory guidelines and exceeded the well-capitalized requirements at December 31, 1999.

In January and February 2000, the Company adopted a share repurchase program to better manage its capital position. The Board of Directors authorized the repurchase of up to 1 million shares of the Company's common stock. The Company intends to reissue the repurchased shares in connection with its proposed merger with Anchor Financial.

ASSET QUALITY
Nonperforming assets as a percentage of loans and foreclosed property totaled 0.46% and 0.28% as of December 31, 1999 and 1998, respectively. Nonperforming assets increased to $10.9 million as of December 31, 1999 from $5.3 million at December 31, 1998 primarily due to the transfer of a $4.0 million loan to nonaccrual status during the third quarter. This loan is a 3.2% participation in a shared national credit. It is not delinquent and, in management's judgment, repayment in full is possible. However, recent developments justify this change in status, and reserves sufficient to absorb potential loss have been allocated to the loan.

As demonstrated by the following analytical measures of asset quality, management believes the Company has effectively managed its credit risk. Net loan charge-offs, including credit card receivables, totaled $9.7 million and $11.6 million in 1999 and 1998, respectively, or 0.44% and 0.66%, respectively, as an annualized percentage of average loans.


                           ALLOWANCE FOR LOAN LOSSES
                            VS. NONPERFORMING LOANS

                                ($ in millions)

       [COMPARISON BAR GRAPH APPEARS HERE WITH THE FOLLOWING PLOT POINTS]


                               95        96        97        98        99
Allowance for loan losses   $ 9.0     $12.0     $17.4     $20.3     $23.8
Nonperforming loans         $ 2.4     $ 2.9     $ 2.4     $ 2.2     $ 8.5



                                NET CHARGE-OFFS
                            AS A % OF AVERAGE LOANS

             [BAR GRAPH APPEARS HERE WITH THE FOLLOWING PLOT POINTS]


                 95        96        97        98        99
              $0.51%    $0.79%    $0.81%    $0.66%    $0.44%

20

CONDENSED CONSOLIDATED
BALANCE SHEETS

Carolina First Corporation and Subsidiaries
($ in thousands, except per share data)

                                                                                  December 31,
                                                                          -------------------------
                                                                               1999          1998
---------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                   $    102,986  $   116,239
 ....................................................
Interest-bearing bank balances                                                  28,820       54,988
 ....................................................
Federal funds sold and resale agreements                                           925       28,041
 ....................................................
Securities
   Trading                                                                       4,668        3,543
 ....................................................
   Available for sale                                                          633,108      405,137
 ....................................................
   Held for investment (market value $63,320 in 1999 and $52,940 in 1998)       63,795       52,077
---------------------------------------------------------------------------------------------------
     Total securities                                                          701,571      460,757
---------------------------------------------------------------------------------------------------
 Loans
   Loans held for sale                                                          45,316      112,918
 ....................................................
   Loans held for investment                                                 2,389,436    1,925,332
 ....................................................
      Less unearned income                                                       5,527        8,064
 ....................................................
      Less allowance for loan losses                                            23,832       20,266
---------------------------------------------------------------------------------------------------
        Net loans                                                            2,405,393    2,009,920
---------------------------------------------------------------------------------------------------
Premises and equipment, net                                                     57,751       54,630
 ....................................................
Accrued interest receivable                                                     21,651       19,787
 ....................................................
Intangible assets                                                              113,431      130,415
 ....................................................
Other assets                                                                   129,360       78,515
---------------------------------------------------------------------------------------------------
                                                                            $3,561,888   $2,953,292
===================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
  Deposits
    Noninterest-bearing                                                 $      331,865  $   332,531
 ....................................................
    Interest-bearing                                                         2,183,129    2,001,652
---------------------------------------------------------------------------------------------------
      Total deposits                                                         2,514,994    2,334,183
 ....................................................
  Federal funds purchased and repurchase agreements                            137,618      154,065
 ....................................................
  Other short-term borrowings                                                  236,307        1,758
 ....................................................
  Long-term debt                                                               218,154       63,081
 ....................................................
  Accrued interest payable                                                      18,307       16,530
 ....................................................
  Other liabilities                                                             26,691       21,688
---------------------------------------------------------------------------------------------------
     Total liabilities                                                       3,152,071    2,591,305
---------------------------------------------------------------------------------------------------
Shareholders' Equity
  Preferred stock-no par value; authorized 10,000,000 shares;
    issued and outstanding none                                                   --           --
 ....................................................
  Common stock-par value $1 per share; authorized 100,000,000 shares; issued and outstanding  25,723,444 shares in 1999
    and 24,785,621 shares in 1998                                               25,723       24,786
 ....................................................
  Surplus                                                                      308,765      301,215
 ....................................................
  Retained earnings                                                             58,625       38,113
 ....................................................
  Guarantee of employee stock ownership plan debt
    and nonvested restricted stock                                              (3,532)      (2,963)
 ....................................................
   Accumulated other comprehensive income, net of tax                           20,236          836
---------------------------------------------------------------------------------------------------
     Total shareholders' equity                                                409,817      361,987
---------------------------------------------------------------------------------------------------
                                                                           $ 3,561,888  $ 2,953,292
===================================================================================================

CONDENSED CONSOLIDATED
STATEMENTS
OF INCOME

Carolina First Corporation and Subsidiaries
($ in thousands, except per share data)
                                                                 Years Ended December 31,
                                                        -------------------------------------------
                                                            1999           1998           1997
---------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans                            $    199,679   $    166,182   $    127,528
 .....................................................
Interest and dividends on securities
   Taxable                                                  23,213         21,826         13,182
 .....................................................
   Exempt from Federal income taxes                          2,185          1,662          1,446
---------------------------------------------------------------------------------------------------
      Total interest and dividends on securities            25,398         23,488         14,628
 .....................................................
   Interest on short-term investments                        3,791          7,390          2,081
---------------------------------------------------------------------------------------------------
      Total interest income                                228,868        197,060        144,237
---------------------------------------------------------------------------------------------------

INTEREST EXPENSE
Interest on deposits                                        92,849         87,599         59,926
 .....................................................
Interest on short-term borrowings                            9,049          6,488          9,488
 .....................................................
Interest on long-term debt                                   5,226          3,818          2,592
---------------------------------------------------------------------------------------------------
      Total interest expense                               107,124         97,905         72,006
---------------------------------------------------------------------------------------------------
NET INTEREST INCOME                                        121,744         99,155         72,231
 .....................................................

PROVISION FOR LOAN LOSSES                                   15,846         12,724         12,108
---------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses        105,898         86,431         60,123
---------------------------------------------------------------------------------------------------

NONINTEREST INCOME
Service charges on deposit accounts                         11,519          9,385          7,502
 .....................................................
Mortgage banking income                                      3,688          4,808          3,656
 .....................................................
Fees for investment services                                 1,984          1,570          1,407
 .....................................................
Loan securitization income                                   1,646          1,635           (545)
 .....................................................
Gain on sale of securities                                     399            580          3,011
 .....................................................
Gain on disposition of equity investments                   15,471           --             --
 .....................................................
Gain on sale of credit cards                                 3,252           --             --
 .....................................................
Gain on disposition of assets and liabilities                2,523           --            2,250
 .....................................................
Other                                                        7,904          6,411          3,119
---------------------------------------------------------------------------------------------------
      Total noninterest income                              48,386         24,389         20,400
---------------------------------------------------------------------------------------------------

NONINTEREST EXPENSES
Salaries and wages                                          34,815         29,227         23,187
 .....................................................
Employee benefits                                            8,818          6,434          5,259
 .....................................................
Occupancy                                                    8,347          6,613          5,560
 .....................................................
Furniture and equipment                                      7,580          5,124          4,137
 .....................................................
Amortization of intangibles                                  6,749          4,468          1,541
 .....................................................
Charitable contribution to foundation                       11,890           --             --
 .....................................................
Merger-related costs                                         5,504           --             --
 .....................................................
Other                                                       30,118         20,112         18,903
---------------------------------------------------------------------------------------------------
      Total noninterest expenses                           113,821         71,978         58,587
---------------------------------------------------------------------------------------------------
Income before income taxes                                  40,463         38,842         21,936
 .....................................................
Income taxes                                                13,312         14,397          7,896
---------------------------------------------------------------------------------------------------
NET INCOME                                            $     27,151   $     24,445   $     14,040
===================================================================================================

NET INCOME PER COMMON SHARE
Basic                                                 $       1.08   $       1.15   $       1.00
 .....................................................
Diluted                                                       1.06           1.13           0.99
 .....................................................

AVERAGE COMMON SHARES OUTSTANDING
Basic                                                   25,248,900     21,284,266     14,046,599
 .....................................................
Diluted                                                 25,597,573     21,684,732     14,232,643
 .....................................................

22

INDEPENDENT
AUDITORS'
REPORT

THE BOARD OF DIRECTORS AND SHAREHOLDERS
We have audited, in accordance with generally accepted auditing standards, the consolidated balance sheets of Carolina First Corporation and Subsidiaries as of December 31, 1999 and 1998, and related consolidated statements of income, changes in shareholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 1999 (not presented herein); and in our report dated January 25, 2000, we expressed an unqualified opinion on those consolidated financial statements.

In our opinion, the information set forth in the accompanying condensed consolidated balance sheets and statements of income is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.


/S/KPMG LLP
-----------
KPMG LLP
Greenville, South Carolina
January 25, 2000



STATEMENT OF
FINANCIAL
RESPONSIBILITY


Management of Carolina First Corporation (the "Company") is committed to quality customer service, enhanced shareholder value, financial stability and integrity in all dealings. Management has prepared the accompanying consolidated financial statements in conformity with generally accepted accounting principles. The statements include amounts that are based on management's best estimates and judgements. Other financial information contained in this report is presented on a basis consistent with financial statements.

To ensure the integrity, objectivity and fairness of data in these statements, management of the Company has established and maintains an internal control structure that is supplemented by a program of internal audits. The internal control structure is designed to provide reasonable assurance that assets are safeguarded and transactions are executed, recorded and reported in accordance with management intentions and authorizations. The financial statements have been audited by KPMG LLP, independent auditors, in accordance with generally accepted auditing standards. KPMG LLP reviews the results of its audit with both management and the Audit Committee of the Board of Directors of the Company. The Audit Committee, composed entirely of outside directors, meets periodically with management, internal auditors and KPMG LLP (separately and jointly) to determine that each is fulfilling its responsibilities and to consider recommendations for enhancing internal controls. The financial statements have not been reviewed, or confirmed for accuracy or relevance, by the Federal Deposit Insurance Corporation.


/s/Mack I. Whittle, Jr.
-----------------------
Mack I. Whittle, Jr.
President and
Chief Executive Officer

/s/William S. Hummers III
-------------------------
William S. Hummers III
Executive Vice President

/s/Edward R. Matthews
---------------------
Edward R. Matthews
Chief Financial Officer

BOARDS OF DIRECTORS


R. Cobb Bell
Certified Public Accountant

Mary Rainey Belser
Community Volunteer

William P. Brant
Brant, Moore, MacDonald
& Wells, P.A.
Attorney

Paul D. Causey
President
Causey Fern Inc.
U.S. Exports Inc.

William F. Crider
Retired

Thomas B. Drage, Jr.
Attorney

Claude M. Epps, Jr.
Attorney
Bellamy, Rutenberg, Copeland,
Epps, Gravely & Bowers, P.A.

Judd B. Farr +
President
Greenco Beverage Co., Inc.

Richard J. Ferdon, Jr.
Commercial Real Estate

Edward J. Gerrits II
Executive Vice President
Citrus Bank

James H. Grantham
Business Development
Carolina First Bank

C. Claymon Grimes, Jr. +
Attorney

M. Dexter Hagy +
Principal, Vaxa Capital
Management, LLC

Keith C. Hinson
President
Waccamaw Land and Timber

Michael R. Hogan
Puckett, Scheetz & Hogan
Insurance

Douglas P. Hooker
President
Regional Development Group, Inc.

William S. Hummers III +
Executive Vice President
Carolina First Corporation

James J. Johnson
President and Treasurer
Dargan Construction Company, Inc.

Vernon E. Merchant, Jr., M.D. +
Surgeon

M. Rodney Metz
Retired

Cecil D. Moore
Moore Foundry & Machine
Real Estate Investments

William R. Phillips
Retired Investment Advisor

Joe H. Pickens
Attorney
Holmes & Pickens, P.A.

Walter J. Roberts, Jr., M.D.
Internist
Medical Director SCMA-PCN

H. Earle Russell, Jr., M.D. +
Surgeon
Greenville Surgical Associates

Jasper Salmond
Senior Marketing Coordinator
Wilbur Smith Associates
Commissioner, Richland
One School Board

Charles B. Schooler, O.D. +
Optometrist

Elizabeth P. Stall +
Community Volunteer

Eugene E. Stone IV +
Chief Executive Officer
Stone Manufacturing Company

David H. Swinton, Ph.D.
President
Benedict College

William R. Timmons, Jr. +
Chairman
Carolina First Corporation
Chairman
Canal Insurance Company

William R. Timmons III
Secretary and Treasurer
Canal Insurance Company

Samuel H. Vickers +
Chairman and
Chief Executive Officer
Design Containers, Inc.

David C. Wakefield III +
President
Wakefield Enterprises, LLC

J. Mark Whitehead, Sr.
Senior Vice President
AON Construction Services Group

Mack I. Whittle, Jr. +
President and
Chief Executive Officer
Carolina First Corporation

Thomas C. "Nap" Vandiver
Chairman Emeritus
Carolina First Bank



+  Carolina First Corporation


EXECUTIVE MANAGEMENT


Andrew B. Cheney
President
Citrus Bank

John C. DuBose
Executive Vice President

William S. Hummers III
Executive Vice President

William J. Moore
Executive Vice President

Michael W. Sperry
Executive Vice President

James W. Terry, Jr.
President
Carolina First Bank

Mack I. Whittle, Jr.
President and Chief Executive Officer

24

ADVISORY
BOARD
MEMBERS

ANDERSON                                GEORGETOWN COUNTY                       HORRY COUNTY
James W. Braswell, Jr.                  Alan S. Altman                          W. Scott Brandon
A. Reese Fant                           James H. Call                           H. Eugene Butler III, D.M.D.
Daniel J. Fleming, M.D.                 John P. Grimes                          Donald M. Carriker
William W. Jones                        Douglas G. Mahon III                    Edward C. Cribb, Jr.
D. Gray Suggs                           Charles A. Moore                        William W. DesChamps
                                        Robert B. Plowden, Jr.                  Roger E. Grigg
CHARLESTON COUNTY                       Julian A. Reynolds, Jr.                 Debbie Leonard
Sam Altman                              Wright S. Skinner III, M.D.             Daniel W. R. Moore, Sr.
Martha Ballenger                        R. Frank Swinnie, Jr.                   Edward L. Proctor, Jr., M.D.
Henry Berlin                                                                    Steve Taylor
John W. Kornahrens                      GREENVILLE
Gary Lamberson                          Glenn E. Batson                         LAKE CITY
Ernest Masters                          Alfred N. Bell, Jr.                     Marlene T. Askins
Gordon McCay                            Steve Brandt                            Joe F. Boswell
John W. Molony                          Nesbit Q. Cline, Sr.                    Matthew C. Brown
Dewey Nettles, Jr.                      R. Jack Dill, Sr.                       William C. Garner, Jr.
Michael Robinson                        Henry W. Holseberg                      Roger K. Kirby
Robert Webb                             R. Montague Laffitte, Jr., M.D.         James C. Lynch, Sr.
                                        A. Foster McKissick III                 E. Leroy Nettles, Jr.
COLUMBIA/MIDLANDS                       Mary Louise Mims                        William J. Sebnick
T. Moffatt Burriss                      E. Hays Reynolds III
John Ducate, Jr.                        Porter B. Rose                          SWANSEA
D. Christian Goodall                    Jimmie Tate                             Paul E. Argoe
S. Stanley Juk, Jr., M.D., FACC         Morris E. Williams, M.D.                J. E. Hendrix
Jerry Kline                                                                     Roy Lucas
Robert C. Pulliam                                                               Lawrence Kit Spires
James T. Tharp
Grace G. Young

LOCATIONS
As of December 31, 1999. Carolina First Corporations served 51 communities with 75 branch offices.


CAROLINA FIRST BANK
--------------------------------------------------------------------------------
www.carolinafirst.com

Aiken (2)         Irmo              Piedmont (2)
Anderson (4)      Isle of Palms     Prosperity
Andrews           Lake City         Rock Hill
Bennettsville     Lexington         Summerville
Camden            Liberty           Surfside
Chapin            Litchfield        Swansea
Charleston (3)    Lugoff            Taylors
Columbia (7)      Mauldin           Travelers Rest
Easley (2)        McColl            West Columbia
Edgefield         Moncks Corner
Garden City       Mt. Pleasant
Georgetown (2)    Myrtle Beach (2)
Greenville (6)    Newberry
Greenwood         North Myrtle Beach
Greer             Pendleton
Hilton Head       Pickens


CITRUS BANK
--------------------------------------------------------------------------------
www.mycitrus.com

Crescent City     Kissimmee (2)
Crystal River     Longwood
East Palatka      Orlando (3)
Interlachen       Palatka
Jacksonville      Winter Park



BANK CAROLINE
--------------------------------------------------------------------------------
www.bankcaroline.com

26

SHAREHOLDER
INFORMATION

DIVIDEND INFORMATION

CALENDAR

Dividends, if approved by the Board of Directors, are customarily paid to shareholders of record as follows: Record Dates: January 15, April 15, July 15, and October 15 Payment Dates: February 1, May 1, August 1, and November 1

DIRECT DEPOSIT
The South Financial Group offers shareholders the convenience of automatic deposit of dividends into personal bank accounts on the same day dividends are paid. For more information, please contact the Transfer Agent by phone at (800) 368-5948 or by e-mail at invrelations@rtco.com.

DIVIDEND REINVESTMENT PLAN
Shareholders may purchase additional shares of common stock at a 5% discount by reinvesting cash dividends. Participants in the Plan may also invest additional cash, up to a maximum of $10,000 per month, for purchase of common stock at market value. For more information, please contact Investor Relations by phone at (800) 951-2699 ext. 54919 or by e-mail at mary.gentry@thesouthgroup.com.

                              DIVIDENDS PER SHARE

            [BAR GRAPH APPEARS HERE WITH THE FOLLOWING PLOT POINTS]


               95        96        97        98        99
              $.21      $.25      $.29      $.33      $.37

                      (Adjusted for stock dividends/split)


Since the first cash dividend payment on February 1, 1995 Carolina First has increased cash dividends annually.

STOCK LISTING
The Nasdaq Stock Market
Ticker Symbol:
   CAFC (before April 19, 2000)
   TSFG (after April 19, 2000)

STOCK INFORMATION

AT YEAR-END                 1999            1998          % CHANGE
--------------------------------------------------------------------
Closing stock price    $   18.25      $    25.31           (27.9)%*
--------------------------------------------------------------------
Book value per
  common share             15.93           14.60             9.1
--------------------------------------------------------------------
Shareholders
  of record                5,417           5,163             4.9
--------------------------------------------------------------------
Annual shares
  traded (000's)          19,645          17,201            14.2
--------------------------------------------------------------------
Shares outstanding
  (000's)                 25,723          24,786             3.8
--------------------------------------------------------------------
Price/earnings
  multiple                 17.22           22.40
--------------------------------------------------------------------
Price/book
  multiple                 1.15             1.73
--------------------------------------------------------------------

* During the same period, the SNL Southeast Bank Index declined 21.3%.


ANNUAL MEETING
The Annual Meeting of Shareholders will be held at 10:30 a.m., April 19, 2000 at the Gunter Theatre, Peace Center for the Performing Arts, Greenville, South Carolina.

ABOUT THE ANNUAL REPORT
The 1999 Annual Report is presented using a summary format intended to provide information in a concise, summarized manner. The audited financial statements are contained in Carolina First Corporation's Annual Report on Form 10-K for the year ended December 31, 1999.

FORM 10-K
A copy of Carolina First Corporation's Annual Report on Form 10-K as filed with the Securities and Exchange Commission is available at no charge by contacting Investor Relations at the address under contact information.

[GRAPHIC APPEARS ON PAGE]

CORPORATE
HEADQUARTERS
--------------------------------------------------------------------------------
Pending approval of shareholders at the April 2000 Annual Meeting, Carolina First Corporation will change its corporate name to The South Financial Group.

104 South Main Street
Poinsett Plaza, 10th Floor
Greenville, South Carolina 29601
(864) 255-7900
www.thesouthgroup.com

CONTACT INFORMATION
--------------------------------------------------------------------------------
Customer Service
For customers requesting assistance regarding accounts, products or services, please contact our Customer Assistance Center by phone at (800) 476-6400 or by e-mail at customerassistance@carolinafirst.com

Investor Relations
For analysts, investors and others seeking financial information, please contact:

Mary M. Gentry, Treasurer
The South Financial Group
P.O. Box 1029
Greenville, South Carolina 29602
(800) 951-2699 ext. 54919
E-mail: mary.gentry@thesouthgroup.com

Transfer Agent
Shareholders with questions regarding their accounts, change of address, dividends, lost certificates and stock transfers should contact the Transfer
Agent:

Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016-3572
(800) 368-5948
E-mail: invrelations@rtco.com
www.rtco.com

AVAILABLE INFORMATION
--------------------------------------------------------------------------------
Information on financial results, products and services, as well as press releases, can be accessed on the Internet at http://www.thesouthgroup.com. Faxed copies of current press releases are available at no charge by calling (800) 758-5804, ext. 144553.

THE SOUTH / FINANCIAL GROUP

The South Financial Group
104 South Main Street
Poinsett Plaza
Greenville, SC 29601
www.thesouthgroup.com