Form 10-K, Exhibit 13
period 2000-12-31
SOUTH FINANCIAL GROUP INC
filed 2001-03-14
CIK 797871

                           THE SOUTH|FINANCIAL GROUP

                                          2000
                                         ANNUAL
                                         REPORT





                                    WE TAKE
                                    BANKING
                                    PERSONALLY


                           THE SOUTH/FINANCIAL GROUP

CORPORATE PROFILE

Headquartered in Greenville, South Carolina, The South Financial Group is a multi-bank holding company with assets totaling more than $5 billion. With more than 90 branch offices in South Carolina, North Carolina and Florida. The South Financial Group has two member banks.

-- Carolina First Bank, the largest South Carolina-based commercial bank serving
   South Carolina and North Carolina, and

-- Citrus Bank, principally serving Jacksonville and Orlando, Florida.

In addition, The South Financial Group created and operates Bank CaroLine, an internet-based, online bank with customer accounts in all 50 states.

The South Financial Group offers a full range of financial services to small and middle market businesses and consumers. The common stock trades on The Nasdaq Stock Market under the symbol TSFG.

TABLE OF CONTENTS

Corporate Profile ...................................... INSIDE FRONT COVER

Financial Highlights ...................................................  1

Message to Our Shareholders ............................................  2

Five-Year Financial Summary ............................................  5

We Take Banking Personally .............................................  6

Financial Review ....................................................... 14

Independent Auditors' Report ........................................... 19

Condensed Consolidated Balance Sheets .................................. 20

Condensed Consolidated Income Statements ............................... 21

Directors and Executive Management ..................................... 22

Advisory Board Members ................................................. 23

Locations .............................................................. 23

Shareholder Summary .................................................... 24

Company Information ..................................... INSIDE BACK COVER

                                  THE SOUTH|FINANCIAL GROUP 2000 Annual Report 1


                                    [GRAPH]
                                  ASSET GROWTH

                                    [GRAPH]
                               EARNINGS PER SHARE
               - Excludes merger-related charges and other items.
                 For details, see Financial Highlights, Note (a).

                                    [GRAPH]
                            CASH DIVIDENDS PER SHARE

FINANCIAL HIGHLIGHTS

($ IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                         2000              1999              1998
---------------------------------------------------------------------------------------------------
EARNINGS AND DIVIDENDS
Net interest income                                  $  174,629        $  174,614        $  149,341
Provision for loan losses                                23,378            18,273            15,646
Noninterest income                                       42,986            37,921            34,069
Gains on asset sales                                      6,362            21,728               855
Noninterest expenses                                    160,661           147,674           109,857
Restructuring and merger-related costs                   29,198             7,155             3,526
Net income  (a)                                           6,989            40,450            34,656
Per share - diluted:
  Net income (a)                                     $     0.16        $     0.93        $     0.87
  Net income, excluding merger-related
  charges and other items  (a)                             0.77              0.92              0.93
  Net income, cash basis  (b)                              0.90              1.07              1.02
Cash dividends declared per share                          0.41              0.37              0.33
Return on average assets  (b)(c)                           0.66%             0.95%             0.99%
Return on average equity  (b)(c)                           7.03              8.64              9.95
---------------------------------------------------------------------------------------------------

AT YEAR END
Total assets                                         $5,220,554        $4,768,656        $4,136,647
Loans held for investment, net of
   unearned income                                    3,722,552         3,246,129         2,727,243
Total deposits                                        3,894,662         3,481,651         3,302,523
Shareholders' equity                                    468,653           500,590           450,989
Book value per share                                 $    11.04        $    11.55        $    10.64
Market price per share (Nasdaq)                           13.25             18.25             25.31
---------------------------------------------------------------------------------------------------

ASSET QUALITY RATIOS
Nonperforming assets                                       0.58%             0.43%             0.33%
Net charge-offs                                            0.39              0.39              0.52
Allowance for loan losses to loans                         1.16              1.04              1.09
---------------------------------------------------------------------------------------------------

OPERATIONS DATA
Branch offices                                               94               108               104
ATMs                                                         78                86                79
Employees (full-time equivalent)                          1,374             1,514             1,345
---------------------------------------------------------------------------------------------------

Notes:

(a) In 2000, net income included the following pre-tax merger-related charges and other items: restructuring and merger-related costs $29,198, loss on sale of securities related to investment portfolio restructuring $5,327, provision for loan losses to conform Anchor Financial's credit risk methodologies $3,000, other charges associated with Anchor Financial $1,299, gain on disposition of equity investments $9,219, gain on disposition of assets and liabilities $2,054, gain on sale of credit cards $135, impairment loss from write-down of assets and receivables $4,090, system conversion costs $4,021, and personnel expense from benefit plan changes and contract payments $1,161. Excluding these merger-related charges and other items, net income for 2000 totaled $33,334.
(b) Calculated using net income excluding merger-related charges and other items.
(c) The 2000 ratios calculated using reported net income follow: return on average assets 0.14% and return on average equity 1.47%. Excluding intangible amortization and balances (calculated using net income excluding merger-related charges and other items), the returns on average tangible assets and equity were 0.79% and 10.74%, respectively.

2 THE SOUTH|FINANCIAL GROUP 2000 Annual Report


                          A MESSAGE TO OUR SHAREHOLDERS

         During 2000, our company grew stronger and better able to serve the individual needs of our customers. It was a year in which we tackled the two most significant challenges since our founding 14 years ago: our largest merger ever and our first comprehensive operating system conversion. The results of this tumultuous 2000... we have success to report and goals for further improvement.

         The merger with Anchor Financial Corporation significantly enhanced our market position in many of the most attractive and dynamic markets in the Southeast. The conversion to a new operating system provided the technological infrastructure to run a financial services company twice our current size. While meeting these challenges affected our financial performance in 2000, they were necessary to accomplish our major strategic objective: to build the long-term value of our franchise.

                                    [PHOTO]


                              MACK I. WHITTLE, JR.
                     President and Chief Executive Officer

         In the past three years, we have more than doubled in size and expanded our presence from one state, to three states and the Internet. In South Carolina, Carolina First Bank remains the largest commercial bank based in the state. Carolina First has the fourth largest deposit market share in South Carolina, a top three market share in the state's fastest

                "In the past year, we were building our company.
                                         NOW, IT'S TIME TO OPERATE IT."

growing counties, and a top five market share in the state's four leading metropolitan areas. As a point of comparison, we are now the second largest South Carolina-based bank in the history of the state. In Florida, we've expanded our presence, principally in Jacksonville and Orlando, and now operate a Florida bank with assets of more than half a billion.

         What have we built for our shareholders? Attractive markets in the Southeast, a strong credit culture, a sharp focus on customer service and a team of dedicated, skilled employees. Now, the time has come to focus on operating our company to produce the higher earnings and increasing returns that we know our organization can achieve.

         Our reported earnings per diluted share of $0.16 reflect one-time charges and gains. When these items are excluded, earnings per diluted share for 2000 total $0.77. This performance was a disappointment, falling below the prior year's earnings. As a result, we have identified and deployed strategic initiatives that will allow us to build meaningful earnings momentum in 2001.

         During the second half of 2000, we also experienced greater than expected net interest margin compression. Higher interest expenses, slower loan growth and lower commercial loan fees contributed to this decline in the net interest margin. For instance, Carolina First Bank's coastal branches offered deposit promotions designed to build customer loyalty following the Anchor merger and system conversion. These promotions accomplished their goal - expanded, enhanced customer relationships - but at the cost of higher interest expense.

The Anchor Integration: An On-going Process

         Now that seven months have passed since the closing of our merger with Anchor Financial, we fully appreciate that the merger is an on-going process, not a singular event. Certainly, we merged operations. We combined management teams, converted the operating system, closed redundant branches and changed Anchor Bank's name to

                                  THE SOUTH|FINANCIAL GROUP 2000 Annual Report 3


Carolina First Bank. While we are pleased to have these merger-related milestones behind us, we realize that the process will continue as we strive to retain the strongest characteristics from our blended cultures, focus on quality banking operations and constantly improve our financial performance.

         We merged these companies at a time when Carolina First Bank was already undergoing significant changes associated with the operating system conversion. Consequently, we spent a great deal of energy during the third and fourth quarters of 2000 maintaining our service at historically high levels. We recently conducted a comprehensive customer satisfaction study to understand better the changing needs and concerns of our customers. And we are actively listening. We continue to refine our systems to attain a standard of support that we believe translates into superior service, a hallmark of our future growth and of the history of both banks.

Our Goal Is To Be the "Best Bank"

         Better than anyone else, our employees know how to make us more competitive. For this reason, following the Anchor Financial merger and system conversion, we initiated a project called "Best Bank." We asked our employees to identify earnings improvement, cross selling, new fee income and cost savings opportunities. We reviewed bank-wide processes, procedures and policies in an effort to maximize overall customer service, efficiency and fee income potential. While outside consultants facilitated the "Best Bank" project, the ideas came directly from our employees. We are committed to implementing these recommendations, predominantly noninterest revenue enhancements, over the next 15 months.

Operating in 2001

         In the past year, we were building our company. Now, it's time to operate it. That's why, in 2001, we intend to regain our earnings momentum, focusing initially on increasing noninterest income and re-engineering the balance sheet. Given the attractiveness of our markets and the current level of our noninterest income relative to our peer group, revenue growth presents a low-risk, low-cost strategy to improve our profitability.

         Our strategic initiatives to build earnings momentum in 2001 and into the future include the following:

         ACCELERATE THE GROWTH RATE OF NONINTEREST INCOME. Our "Best Bank" project focused on tactical and strategic growth of noninterest income. We believe this effort will inject $6 to $8 million in noninterest revenue into our earnings stream over the next 15 months. In December 2000, we created a new senior management position in charge of our noninterest income-producing areas. This position commits resources to a valuable process and heightens management attention to all areas of noninterest revenue production. We expect this action to result in measurable improvement in the near term. This is a significant first step in escalating our sales culture to a higher level.

         PROTECT AND GROW NET INTEREST INCOME. We will carefully monitor the current economic climate to protect our present position, paying careful attention to yields and quality. We are closely examining the value of the whole customer relationship in pricing our products and services. We intend to leverage our marketing ability to improve internal growth by expanding existing customer relationships and by sharpening our focus on retail incentives and promotions. We believe these efforts will be an additional catalyst to growth on both sides of the balance sheet. During 2001 (particularly in the second half of the year), we will have the opportunity to reprice downward relatively high-priced certificates of deposits as they mature, which should reduce our funding costs.

4 THE SOUTH|FINANCIAL GROUP 2000 Annual Report


         RE-ENGINEER OUR BALANCE SHEET. Upon completion of the Anchor merger, we simply combined our balance sheets. During the third quarter, we restructured our investment portfolio to develop a more optimal mix of securities and enhance the portfolio yield. The time has arrived to take a close look at both sides of the balance sheet to develop the best possible mix of earning assets and funding sources, a mix that will ensure long-term profitability. As part of this process, we will guard against adverse interest rate exposure and focus on raising our level of competitiveness.

         KEEP CREDIT QUALITY FAVORABLE TO PEER GROUP. We have the people, systems and procedures in place to detect quickly any changes in credit quality. Through this initiative, we'll continue to reiterate our historical emphasis on strong credit quality and credit management. We will move carefully through the current economic environment to ensure that we do not stray from our traditional credit disciplines.

         RAISE THE BAR FOR CUSTOMER SERVICE. Most importantly, in everything that we do, we will emphasize our personal approach to banking through superior customer service. This means improving systems and support functions to unparalleled levels, and offering our employees and customers instant, reliable access to account information.

We Take Banking Personally

         The South Financial Group has a strong competitive position in each of our markets. We've earned our reputation from our personal approach to banking, a constant guidepost since our founding. We believe we have to stay close to our customers in order to be their banking partner. The challenges and changes we encountered in 2000 were necessary to plot the course of our organization in a changing banking industry. However, our customer relationships remain, as always, the prime ingredients for success, both for our customers and our shareholders.

         We would like to thank Elizabeth P. Stall, a founding director of The South Financial Group, who retired from our Board of Directors this summer. We are grateful for Betty's dedication and stewardship over the past 14 years. Also, we would like to recognize Zeb M. Thomas, Sr., Chairman Emeritus of Anchor Financial Corporation, and thank him for his interest, insight and leadership during this year of transition. We look forward to his continued influence through his role as Director Emeritus.

         We have a strategy for 2001, and we are executing it. We are focused on our financial performance, and the entire management team is solidly engaged in finding ways to improve profitability. Our Board, management team and employees are committed to high performance. We believe the time to perform is now. We pledge our continued efforts to enhance The South Financial Group's long-term value for our shareholders. Our best days lie ahead. With your continued support and our determined effort, we will chart a steady course toward future success.



/s/ Mack I. Whittle, Jr.

Mack I. Whittle, Jr.
President and Chief Executive Officer

                                  THE SOUTH|FINANCIAL GROUP 2000 Annual Report 5


FIVE-YEAR FINANCIAL SUMMARY

($ in thousands, except per share data)

                                                                      YEARS ENDED DECEMBER 31,                       FIVE - YEAR
-------------------------------------------------------------------------------------------------------------------    COMPOUND
                                                     2000          1999          1998          1997          1996     GROWTH RATE
---------------------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT DATA
Net interest income                              $  174,629    $  174,614    $  149,341    $  117,833    $   98,411       15.5%
Provision for loan losses                            23,378        18,273        15,646        14,642        12,093       23.1
Noninterest income                                   49,348        59,649        34,924        29,576        29,597       14.9
Restructuring and merger-related costs               29,198         7,155         3,526            --            --        n/m
Noninterest expenses                                160,661       147,674       109,857        94,214        85,398       15.8
Net income  (a)                                       6,989        40,450        34,656        24,722        19,638        n/m(a)
---------------------------------------------------------------------------------------------------------------------------------

PER COMMON SHARE DATA
Net income - basic  (a)                          $     0.16    $     0.95    $     0.90    $     0.79    $     0.67        n/m(a)
Net income - diluted  (a)                              0.16          0.93          0.87          0.77          0.64        n/m(a)
Cash dividends declared                                0.41          0.37          0.33          0.29          0.25       14.3%
Book value (December 31)                              11.04         11.55         10.64          8.32          6.06       17.7
Market price (December 31)                            13.25         18.25         25.31         21.50         16.15       (1.9)
---------------------------------------------------------------------------------------------------------------------------------

BALANCE SHEET DATA (YEAR END)
Total assets                                     $5,220,554    $4,768,656    $4,136,647    $3,420,794    $2,592,160       18.1%
Loans, net of unearned income                     3,735,182     3,291,720     2,841,077     2,474,122     1,821,492       18.2
Allowance for loan losses                            43,024        33,756        29,812        25,736        19,988       22.1
Total earning assets                              4,651,807     4,262,837     3,664,392     3,085,473     2,318,801       18.2
Total deposits                                    3,894,662     3,481,651     3,302,523     2,811,139     2,151,271       16.3
Long-term debt                                      315,925       314,279       116,125        94,665        64,994       38.2
Shareholders' equity                                468,653       500,590       450,989       295,898       183,394       23.1
Nonperforming assets                                 21,514        13,972         9,119         5,687         8,860       25.0
---------------------------------------------------------------------------------------------------------------------------------

BALANCE SHEET DATA (AVERAGES)
Total assets                                     $5,032,700    $4,282,274    $3,726,204    $2,835,578    $2,421,642       19.7%
Loans, net of unearned income                     3,545,336     3,045,913     2,577,018     2,066,592     1,709,605       19.0
Total earning assets                              4,450,016     3,820,904     3,384,157     2,588,037     2,179,453       19.2
Deposits                                          3,699,553     3,373,282     3,050,268     2,331,167     1,989,022       16.9
Shareholders' equity                                479,800       483,214       371,707       209,178       173,428       25.5
---------------------------------------------------------------------------------------------------------------------------------

FINANCIAL RATIOS
Net interest margin                                    3.98%         4.62%         4.46%         4.60%         4.54%
Return on average assets                               0.14          0.95          0.93          0.87          0.81
Return on average equity                               1.47          8.67          9.36         11.99         11.36
---------------------------------------------------------------------------------------------------------------------------------

ASSET QUALITY RATIOS
Nonperforming assets to loans and
  other real estate owned                              0.58%         0.43%         0.33%         0.25%         0.49%
Net charge-offs to average loans                       0.39          0.39          0.52          0.63          0.54
Allowance for loan losses to
  nonperforming loans                                  2.34x         3.02x         5.80x         6.77x         3.65x
---------------------------------------------------------------------------------------------------------------------------------
OPERATIONS DATA
Branch offices                                           94           108           104            87            74
Employees (full-time equivalent)                      1,374         1,514         1,345         1,184         1,068
---------------------------------------------------------------------------------------------------------------------------------

(a) Excluding merger-related charges and other items, net income for 2000 totaled $33,334, or $0.77 per basic and diluted share. Using these numbers, the five-year CAGRs for net income, net income per basic share, and net income per diluted share were 16%, 9%, and 9%, respectively. For details, see Financial Highlights on page 1, Note (a).

6 THE SOUTH|FINANCIAL GROUP 2000 Annual Report



                                IN THE UPSTATE,


[PHOTO]



POULIA MAKKAS
The Perfect Fit
As a six-year-old in Greece, Poulia Makkas began sewing doll clothes. Years later, she came to America with a dream of opening her own alterations shop. Today, that dream is alive and well. And we're proud we were able to help out.


When she says "perfect fit," she means it!


CAROLINA FIRST

                                  THE SOUTH|FINANCIAL GROUP 2000 Annual Report 7



WE TAKE POULIA'S
   FINANCIAL DREAMS PERSONALLY.



[PHOTO]


Poulia Makkas is a living example of the entrepreneurial spirit at its best. Her desire and drive to succeed are traits we've always admired in our customers... and traits we are proud to support through a wide variety of financial products and services.

We find ourselves drawn to the entrepreneurial spirits in our community because, frankly, that spirit is a vital part of our fourteen-year heritage. Carolina First was founded on a commitment to small and medium-sized businesses. Entrepreneurs guided a great majority of these businesses, men and women whose visions were buoyed by the commercial loans, personalized service and localized decisions we could offer. Even as we refined and expanded our product offerings through the years for both commercial and retail customers, our foundation remained the entrepreneurial spirits of the people we served.

Today, as The South Financial Group, we're making a conscious effort to retain our support of the entrepreneurial spirit in our expanding customer base. Simply, we believe in people who work hard and excel, both in their businesses and their personal financial lives. And we help them reach their goals by developing the right kinds of products and services.

We think that "the right kinds of products and services" means possessing flexibility and the ability to adapt to ever-changing needs. It means never trying to fit the customer with an off-the-shelf product that is ill-suited to his or her requirements.

So while the financial environment may shift and evolve, we're relying on a rock-solid principle to ensure our stability. Primarily, we're making sure that we create and offer the financial tools to keep the entrepreneurial spirit alive and well with our customers. These customers are the reason we're here today. And they're the reason we'll be here in the years to come.

8 THE SOUTH|FINANCIAL GROUP 2000 Annual Report



                                IN THE MIDLANDS,


[PHOTO]


These days, you just can't spot the technologically savvy by simple appearances. In fact, a lady who brings her Dalmatian to the drive-thru window could very well be a web-surfing wizard. What's the safe route? Assume that each and every customer expects the highest level of technology for delivering services. Then, exceed those expectations. That's our goal at The South Financial Group.

In 2000, we undertook the complex task of converting all of our branches to a single, unified operating system. How complex? The conversion process involved more than 90 offices and the training or retraining of over 1,300 employees in South Carolina, North Carolina and Florida. The new, improved system provides a complete picture of all products and services used by our customers. Our employees who directly serve customers will have ready access to key information, enabling them to make quick, well-informed decisions that ensure high quality service.

The year 2000 also saw The South Financial Group create a positive presence on the Internet with our on-line banking service, Bank CaroLine. By year's end, Bank CaroLine had more than 9,000 account holders, with deposits totaling more than $220 million. And Bank CaroLine gained these deposits with a cost-per-account far below the industry average. Bottom line? Depositors were attracted to Bank CaroLine because of competitively priced products and on-line customer service that was an extension of our tradition of personalized care. (Customers discovered that we take banking personally, even in a virtual world!)

Simply put, we continue to seek the most efficient, effective way to deliver our services. Whether it's through a window or through a hard drive, our job is to ensure that our customer service exceeds customer expectations. To reach this level of service, we have to seamlessly blend leading edge technology with our personalized brand of customer care. Why? Because our customers demand it.

                                  THE SOUTH|FINANCIAL GROUP 2000 Annual Report 9




WE'VE GOTTEN TO KNOW JUDY.
   AND HER FOUR-FOOTED PASSENGER.



JUDY PENDRY You never know what Judy Pendry will bring to the drive-thru window. Might be one of her prized Dalmatians. Might be a story about her drag racin' fiancee. But no matter what, we always look forward to the visit.


[PHOTO]

We'll keep the dog biscuits handy!

CAROLINA FIRST

10 THE SOUTH|FINANCIAL GROUP 2000 Annual Report



                                 ON THE COAST,



[PHOTO]


                               Joe & Henry Palmer
                      Palmer Quality Construction Company

For more than thirty-five years, Joe and Henry Palmer have been breathing life into buildings somebody else left for dead. They're tremendously proud of the renovations they tackle. And it's this pride that we support any way we can.


Don't call them builders. Call them artists.


CAROLINA FIRST

                                 THE SOUTH|FINANCIAL GROUP 2000 Annual Report 11



WE HELP CUSTOMERS WITH THE EBB
    AND FLOW OF THE FINANCIAL WORLD.


[GRAPHIC]


The Palmer brothers can tell you: In the construction business, no two days are the same. Things seem to change hourly, often without warning. Successful builders are the ones who can adapt to the changes. We believe banking is much the same way.

Our industry is in constant flux. The financial climate can turn -- pardon the pun -- on a dime. Customer needs ebb and flow. Product offerings evolve. Simply, change is inherent in banking; and successful financial institutions are those that view change as a shining opportunity and not an insurmountable hurdle.

At The South Financial Group, we embrace change in a number of ways, the most important of which is to practice "active listening" with our customers. Our theory is that we can't service our customers properly if we don't listen to them... properly. By listening, we get to know our customers on personal levels. And knowing our customers to this extent allows us to identify their needs, suggest the proper financial services and meet any concerns head-on. In other words, we tend to let the customers do most of the talking. We take care of the listening.

Of course, we have to find good listeners. And in 2000, we made a concentrated effort to find and retain the best bankers in our markets and groom them to lead us in the years to come. This initiative doesn't apply exclusively to management level positions. From the teller window to the president's office, we have attempted to employ bankers who are passionate about customer service, who believe in our mission to "take banking personally"... and who have an amazing sense of hearing.

Finding good people and allowing them to listen to customers gives us the ability to be the most flexible financial institution in the Southeast. And being flexible means we can handle the changes that come about. 2000 was, indeed, a year of change for The South Financial Group. Yet, we've embraced the changes. We're poised for the future. And we're still listening.

12 THE SOUTH|FINANCIAL GROUP 2000 Annual Report



                                    WE'RE TAKING
                                             THINGS PERSONALLY



DAVID SIEGEL Central Florida Investments, Inc. He delivered newspapers when he was only four years old. He worked in his father's small grocery store in Miami Beach. He even served as a deputy sheriff. Today, he's CEO of one of the largest privately owned timeshare companies in the world.

[PHOTO]


At the conclusion of 2000, The South Financial Group had created an unmatched footprint in some of the most attractive markets across a three-state area. Our merger with Anchor Financial allowed us to expand our market share on the coasts of North and South Carolina. And the merger with Citrus Bank in Florida allowed us to reach critical mass in two of the fastest growing markets of the state - Orlando and Jacksonville.

This growth created an interesting fact: many of our customers did not necessarily choose to exist beneath The South Financial Group banner. They were brought to this point through merger activity.

However, in these cases, the customers are continuing to receive the same, familiar level of personalized service to which they had become accustomed! In short, they are still dealing with bankers they know and trust.


An entrepreneur since age four!

CITRUS BANK

                                 THE SOUTH|FINANCIAL GROUP 2000 Annual Report 13



IN FLORIDA, TOO.



In other words, while we were creating the fourth largest financial institution in South Carolina and a $500 million bank in Florida, we were careful to keep the customer in focus. We worked hard not to disenfranchise them in the style of mega-bank mergers.

Consequently, we've made the commitment to exceed customers' expectations in each of the markets we serve. How? We will offer a flexible product mix that satisfies the vast range of financial needs. We will be excellent competitors in our markets by providing the pricing, the products, the technology and the service that live up to our "Best Bank" philosophy. We will be good corporate citizens in our markets as we generously support the community and its causes.

Most of all, we will continue to honor our guiding principle to "take banking personally." We've chosen the customer base that we want to do business with. Our identity and our success are inextricably tied to our ability to adapt to and provide for the needs of these customers, the customers that we know by name and by needs.

SUSAN HARTLEY

H & R Coffee Company, Inc.
She started as a route driver, delivering coffee in the Jacksonville area. Now, she owns the company, which has grown to be the largest independent coffee distributor in North Florida. We enjoy helping with the growth. (And we love the coffee!)


                                                      [PHOTO]


She keeps Jacksonville workin' and perkin'.

CITRUS BANK

14 THE SOUTH|FINANCIAL GROUP 2000 Annual Report



2000 FINANCIAL REVIEW


The following review is a summary of the Management's Discussion and Analysis of Financial Condition and Results of Operations from the Annual Report to the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2000 ("Form 10-K") for The South Financial Group, Inc. (the "Company"). This review provides a perspective for evaluating 2000. The reader is advised to consult the Form 10-K for the full text. This review contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Company's actual results, see the Company's Form 10-K.

Mergers

The merger with Anchor Financial Corporation ("Anchor Financial"), completed on June 6, 2000, was the largest merger in the Company's history. The Company has completed bank acquisitions to expand its presence in or gain access to South Carolina, North Carolina and Florida markets.

Earnings Review

OVERVIEW. Including merger-related charges and other items, net income for 2000 was $7.0 million, or $0.16 per diluted share. Net income for 1999 was $40.5 million, a 17% increase over net income for 1998 of $34.7 million. On a diluted per share basis, net income increased to $0.93 per share in 1999 from $0.87 per share in 1998. The decrease in 2000 net income was primarily attributable to pre-tax merger-

                          BANK ACQUISITION ACTIVITY

                                                         Total Assets       Shares                Method of            Intangible
                                            Date           Acquired         Issued                Accounting           Recorded
------------------------------------------------------------------------------------------------------------------------------------
Anchor Financial Corporation                6/00        $  1.2 billion     17,674,208             Pooling-of-              n/a
  Myrtle Beach, South Carolina                                                                     Interests

Citrus Bank                                 7/99        $  285 million      3,086,478             Pooling-of-              n/a
  Orlando, Florida                                                                                 Interests

Citizens First National Bank                4/99        $   59 million        505,851             Pooling-of-              n/a
   Crescent City, Florida                                                                          Interests

Colonial Bank of South Carolina, Inc.      10/98        $   61 million        651,455             Purchase          $ 10.4 million
   Camden, South Carolina

Poinsett Financial Corporation              9/98        $   89 million        753,530             Purchase          $ 11.7 million
   Travelers Rest, South Carolina

First National Bank of Pickens County       9/98        $  121 million      2,817,350             Purchase          $ 45.4 million
   Easley, South Carolina
------------------------------------------------------------------------------------------------------------------------------------

                                 THE SOUTH|FINANCIAL GROUP 2000 Annual Report 15



related charges, totaling $38.8 million, related to the Anchor Financial merger. These pre-tax merger-related charges included the following items: restructuring and merger-related costs of $29.2 million, a $5.3 million loss associated with restructuring the combined investment portfolio, an additional provision for loan losses of $3.0 million to apply the Company's reserve analysis methodology to Anchor Financial's loan portfolio, and $1.3 million in other charges related to Anchor Financial.

NET INTEREST INCOME. Tax equivalent net interest income increased $563,000 to $177.0 million in 2000 from $176.4 million in 1999 and increased $25.6 million from $150.8 million in 1998. A higher level of average earning assets in 2000 increased interest income, but this increase was nearly offset by an increase in interest expense due to higher deposit and borrowing costs. The net interest margin of 3.98% in 2000 was lower than the margin of 4.62% in 1999 and 4.46% in 1998. The lower net interest margin in 2000 resulted largely from loan growth exceeding deposit growth, creating the need for alternative funding sources. In addition, increases in deposit costs, particularly certificates of deposit, have outpaced increases in loan yields.

PROVISION FOR LOAN LOSSES. The provision for loan losses was $23.4 million in 2000, an increase of $5.1 million over the $18.3 million provision recorded in 1999. The provision for loan losses was $15.6 million in 1998. The increases were attributable to continued loan growth, an increase in nonperforming loans and uncertain economic conditions. In addition, 2000 net charge-offs were $2.1 million higher than the $11.8 million charged off in 1999. Net charge-offs in 2000 of $13.9 million included $3.4 million related to a participation in a shared national credit to Video Update, Inc.


                                    [GRAPH]


NONINTEREST INCOME. Noninterest income decreased $10.3 million to $49.3 million in 2000 from $59.6 million in 1999. For 1998, noninterest income totaled $34.9 million. Noninterest income included net gains on asset sales in both 2000 and 1999. In 2000, noninterest income included $9.2 million of gains on disposition of equity investments, $2.1 million of gains on the sale of branch offices, a $0.1 million gain on sale of credit cards, and a $5.0 million loss on the sale of investment securities. The loss on sale of investment securities primarily resulted from restructuring the combined investment portfolio following completion of the Anchor Financial merger. In 1999, noninterest income included a $15.5 million gain on disposition of equity investments, a $3.2 million gain on sale of credit cards, a $2.5 million gain on disposition of assets and liabilities (primarily from the sale of branch offices), and a $0.5 million gain on the sale of investment securities. Excluding these net gains on asset sales from both years, noninterest income increased $5.1 million, or 13%, in 2000 to $43.0 million from $37.9 million in 1999.

16 THE SOUTH|FINANCIAL GROUP 2000 Annual Report



Service charges on deposit accounts, the largest contributor to noninterest income, rose 12% to $18.0 million in 2000 from $16.0 million in 1999 and $13.9 million in 1998. Average deposits, which impact service charges, increased approximately 10% in 2000. Mortgage banking income in 2000 increased $2.4 million to $7.1 million from $4.7 million in 1999 and $6.1 million in 1998. The increase in 2000 was primarily related to a $1.6 million gain on sale of mortgage servicing rights in the fourth quarter. Fees for investment services in 2000 of $5.5 million were approximately 12% above the $4.9 million earned in 1999 and $3.7 million in 1998. Other noninterest income included income related to credit and debit cards, merchant banking, insurance commissions, increases in cash value of company owned life insurance policies, international banking services and other fee based services.


                                    [GRAPH]


NONINTEREST EXPENSES. Noninterest expenses increased to $189.9 million in 2000 from $154.8 million in 1999 and $113.4 million in 1998. Noninterest expense included several other charges in 2000, 1999 and 1998. Noninterest expenses in 2000 included $29.2 million in restructuring and merger-related costs, $4.0 million in system conversion costs, $3.7 million impairment loss from the write-down of assets primarily related to leasehold improvements associated with a former operations center, $1.3 million in other charges related to the Anchor Financial merger, $0.9 million related to converting the Company's group medical plan to a self-insured plan, and $0.3 million for payments required under employee contracts. Excluding these other charges, noninterest expense increased $16.0 million to $150.5 million from $134.5 million in 1999 and $109.9 million in 1998.

Salaries, wages and employee benefits increased $9.3 million to $75.4 million in 2000 from $66.1 million in 1999. Approximately half of this increase was attributable to redundant positions from the Anchor Financial merger that were not eliminated until August 2000, after Anchor Financial's operating systems were converted to the Company's and the consolidation of back office functions. The balance of the increase in 2000 and the increase in 1999 from 1998 reflects the cost of expanding in existing and new markets, operational support to promote growth, and additional management and technical expertise.

Occupancy expense increased $3.9 million to $15.3 million in 2000 from $11.4 million in 1999 and $9.4 million in 1998. The Company began making lease payments on two new buildings in fourth quarter 1999 and a third new building in first quarter 2000. These new office facilities also contributed to the increase in furniture and equipment expense, which increased $2.5 million to $12.8 million in 2000 from $10.3 million in 1999 and $8.1 million in 1998.

                                 THE SOUTH|FINANCIAL GROUP 2000 Annual Report 17

                                     [GRAPH]


Amortization of intangibles decreased to $6.4 million in 2000 from $7.0 million in 1999. The decrease was due to the sale of four branch offices, previously acquired through mergers accounted for as purchase transactions, in the last half of 1999.

The Company recorded restructuring and merger-related costs of approximately $29.2 million in 2000 in connection with the June 2000 merger of Anchor Financial and approximately $7.2 million in 1999 in connection with the 1999 mergers of Citrus Bank, Citizens First National Bank and Bailey Financial Corporation. System conversion costs totaled $4.0 million in 2000, largely related to professional fees, contract personnel, contract buyout charges, and an accrual for estimated potential charge-offs. Other noninterest expenses increased $2.0 million to $43.0 million in 2000 from $41.0 million in 1999.


BALANCE SHEET REVIEW

LOANS. At December 31, 2000, the Company had total loans outstanding of $3.7 billion that equaled approximately 96% of the Company's total deposits and approximately 72% of the Company's total assets. Loans are the largest category of earning assets and produce the highest yields. Substantially, all loans are to borrowers domiciled in the Company's market areas in South Carolina, Florida and North Carolina. The Company's loans held for investment increased $476.4 million, or 14.7%, to approximately $3.7 billion at December 31, 2000 from $3.3 billion at December 31, 1999. Approximately $131.9 million of the 2000 loan growth was attributable to the Citrus Bank markets in Florida. The allowance for loan losses totaled $43.0 million, or 1.16% of loans held for investment net of unearned income at December 31, 2000, compared with $33.8 million, or 1.04%, at December 31, 1999.

SECURITIES. Securities averaged $875.9 million in 2000, 23% above the 1999 average of $711.3 million. A significant portion of the increase in average securities in 2000 was attributable to the match funding in December 1999 of approximately $200 million in mortgage-backed securities with approximately $200 million in Federal Home Loan Bank borrowings. The average portfolio yield increased to 6.86% in 2000 from 6.13% in 1999. The securities yield increased due to a higher level of general interest rates and yield enhancements related to the portfolio restructuring. During the third quarter of 2000, the Company restructured approximately $108 million, or 11%, of the combined investment portfolios of the Company and Anchor Financial, generating a $5.3 million loss.

18 THE SOUTH|FINANCIAL GROUP 2000 Annual Report


                                    [GRAPH]

DEPOSITS AND BORROWED FUNDS. The Company's primary source of funds for loans and investments is its deposits that are gathered through Carolina First Bank's and Citrus Bank's branch networks and on the Internet through Bank CaroLine, a service of Carolina First Bank. Deposits provided funding for 83% of average earning assets in 2000 and 88% in 1999. The percentage of funding provided by deposits declined, and accordingly, the Company has developed other sources, such as FHLB advances, to fund loan demand. Deposits grew 12% to $3.9 billion at December 31, 2000 from $3.5 billion at December 31, 1999. The increase in deposits resulted principally from internal deposit growth related to account promotions, sales efforts and Internet banking. The Company's short-term borrowings consist of federal funds purchased and repurchase agreements, FHLB advances, commercial paper and other short-term borrowings.

CAPITAL RESOURCES AND DIVIDENDS. Total shareholders' equity amounted to $468.7 million, or 9.0% of total assets, at December 31, 2000, compared with $500.6 million, or 10.5% of total assets, at December 31, 1999. The decrease in total shareholders' equity resulted principally from the Company's stock repurchase program, a decline in the net unrealized gain on securities and lower retained earnings due to restructuring and merger-related costs and other charges.

In the first quarter of 2000, the Company repurchased 524,600 shares of common stock, which decreased shareholders' equity by $8.3 million. In March 2000, the Company rescinded its share repurchase program due to the June 2000 closing of the merger with Anchor Financial. In December 2000, the Company's Board of Directors authorized a stock repurchase program for up to two million shares, or approximately 5% of its outstanding shares. In December 2000, the Company repurchased 847,376 shares, which decreased shareholders' equity by $10.2 million. The Company may continue to repurchase shares depending upon current market conditions and available cash.


                                    [GRAPH]

                                 THE SOUTH|FINANCIAL GROUP 2000 Annual Report 19


                                    [GRAPH]

The Company and its subsidiary banks continue to maintain higher capital ratios than required under regulatory guide-lines and exceeded the well capitalized requirements at December 31, 2000.

Credit Quality

Nonperforming assets grew from $14.0 million, or 0.43% of loans and other real estate owned, as of December 31, 1999 to $21.5 million, or 0.58% of loans and other real estate owned, as of December 31, 2000. While management does not anticipate significant increases in this ratio, the economic climate - which ultimately governs how loans perform - has clearly softened in the second half of 2000. Nonperforming asset levels inevitably rise as business conditions decline; however, management is confident that the Company's risk management system ensures prompt identification of problem loans, timely recognition of losses and the maintenance of adequate loss reserves.

INDEPENDENT
AUDITOR'S REPORT

THE BOARD OF DIRECTORS AND SHAREHOLDERS

We have audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheets of The South Financial Group, Inc. and subsidiaries as of December 31, 2000 and 1999, and related consolidated statements of income, changes in shareholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2000 (not presented herein); and in our report dated January 23, 2001, we expressed an unqualified opinion on those consolidated financial statements.

In our opinion, the information set forth in the accompanying condensed consolidated balance sheets and statements of income is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.

/S/ KPMG LLP
    KPMG LLP


    Greenville, South Carolina

    January 23, 2001

20  THE SOUTH|FINANCIAL GROUP 2000 Annual Report

CONDENSED CONSOLIDATED BALANCE SHEETS

The South Financial Group and Subsidiaries
($ in thousands, except per share data)


                                                                                                         December 31,
                                                                                                -------------------------------
                                                                                                  2000                  1999
-------------------------------------------------------------------------------------------------------------------------------
ASSETS

Cash and due from banks ................................................................        $   156,711         $   138,829
Interest-bearing bank balances .........................................................             26,721              28,972
Federal funds sold .....................................................................                475               3,625
Securities
     Trading ...........................................................................              5,004               4,668
     Available for sale ................................................................            816,773             887,718
     Held for investment (market value $78,376 in 2000 and $71,291 in 1999) ............             77,767              71,760
-------------------------------------------------------------------------------------------------------------------------------
         Total securities                                                                           899,544             964,146
-------------------------------------------------------------------------------------------------------------------------------
Loans
     Loans held for sale ...............................................................             12,630              45,591
     Loans held for investment .........................................................          3,724,088           3,251,894
          Less unearned income .........................................................              1,536               5,765
          Less allowance for loan losses ...............................................             43,024              33,756
-------------------------------------------------------------------------------------------------------------------------------
               Net loans                                                                          3,692,158           3,257,964
-------------------------------------------------------------------------------------------------------------------------------
Premises and equipment, net ............................................................            112,863              84,863
Accrued interest receivable ............................................................             36,879              31,176
Intangible assets ......................................................................            107,254             113,960
Other assets ...........................................................................            187,949             145,121
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                $ 5,220,554         $ 4,768,656
===============================================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
     Deposits

          Noninterest-bearing ..........................................................        $   491,109         $   496,428
          Interest-bearing .............................................................          3,403,553           2,985,223
-------------------------------------------------------------------------------------------------------------------------------
               Total deposits ..........................................................          3,894,662           3,481,651
     Federal funds purchased and repurchase agreements .................................            232,110             179,710
     Other short-term borrowings .......................................................            237,408             238,919
     Long-term debt ....................................................................            315,925             314,279
     Accrued interest payable ..........................................................             35,168              22,867
     Other liabilities .................................................................             36,628              30,640
-------------------------------------------------------------------------------------------------------------------------------
          Total liabilities                                                                       4,751,901           4,268,066
-------------------------------------------------------------------------------------------------------------------------------
Shareholders' Equity
     Preferred stock-no par value; authorized 10,000,000 shares; issued and
          outstanding none .............................................................                 --                  --
     Common stock-par value $1 per share; authorized 100,000,000 shares; issued
          and outstanding 42,460,358 shares in 2000 and 43,326,754 shares in 1999 ......             42,460              43,327
     Surplus ...........................................................................            332,095             345,309
     Retained earnings .................................................................             90,131             100,298
     Guarantee of employee stock ownership plan debt and nonvested restricted
          stock ........................................................................             (2,593)             (4,445)
     Accumulated other comprehensive income, net of tax                                               6,560              16,101
-------------------------------------------------------------------------------------------------------------------------------
          Total shareholders' equity                                                                468,653             500,590
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                $ 5,220,554         $ 4,768,656
===============================================================================================================================

Commitments and Contingencies




Refer to The South Financial Group 2000 Annual Report on Form 10-K for a complete set of consolidated financial statements.

                                 THE SOUTH|FINANCIAL GROUP 2000 Annual Report 21


CONDENSED CONSOLIDATED STATEMENTS OF INCOME

The South Financial Group and Subsidiaries
($ in thousands, except per share data)

                                                                                        YEARS ENDED DECEMBER 31,
                                                                         ----------------------------------------------------------
                                                                                2000                1999              1998
-----------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME

Interest and fees on loans ......................................        $    328,831         $   274,982        $   241,278
Interest and dividends on securities
     Taxable ....................................................              53,936              38,444             36,397
     Exempt from Federal income taxes ...........................               3,821               3,379              2,715
----------------------------------------------------------------------------------------------------------------------------
         Total interest and dividends on securities .............              57,757              41,823             39,112
     Interest on short-term investments .........................               2,444               4,287              9,157
----------------------------------------------------------------------------------------------------------------------------
         Total interest income                                                389,032             321,092            289,547
----------------------------------------------------------------------------------------------------------------------------

INTEREST EXPENSE

Interest on deposits ............................................             164,471             124,775            123,947
Interest on short-term borrowings ...............................              28,043              11,831              8,588
Interest on long-term debt ......................................              21,889               9,872              7,671
----------------------------------------------------------------------------------------------------------------------------
        Total interest expense ..................................             214,403             146,478            140,206
----------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME .............................................             174,629             174,614            149,341


PROVISION FOR LOAN LOSSES .......................................              23,378              18,273             15,646
----------------------------------------------------------------------------------------------------------------------------
        Net interest income after provision for loan losses                   151,251             156,341            133,695
----------------------------------------------------------------------------------------------------------------------------

Noninterest Income

Service charges on deposit accounts .............................              17,956              15,992             13,925
Mortgage banking income .........................................               7,106               4,746              6,132
Fees for investment services ....................................               5,525               4,924              3,726
Gain (loss) on sale of securities ...............................              (5,046)                482                855
Gain on disposition of equity investments .......................               9,219              15,471                 --
Gain on disposition of assets and liabilities ...................               2,054               2,523                 --
Gain on sale of credit cards ....................................                 135               3,252                 --
Loan securitization income ......................................                  --               1,646              1,635
Other ...........................................................              12,399              10,613              8,651
----------------------------------------------------------------------------------------------------------------------------
        Total noninterest income                                               49,348              59,649             34,924
----------------------------------------------------------------------------------------------------------------------------

NONINTEREST EXPENSES
Salaries and wages ..............................................              61,231              53,277             46,688
Employee benefits ...............................................              14,187              12,840             10,523
Occupancy .......................................................              15,340              11,399              9,410
Furniture and equipment .........................................              12,796              10,258              8,081
Amortization of intangibles .....................................               6,407               7,028              4,703
Restructuring and merger-related costs ..........................              29,198               7,155              3,526
System conversion costs .........................................               4,021                  --                 --
Impairment loss from write-down of assets .......................               3,674                  --                 --
Charitable contribution to foundation ...........................                  --              11,890                 --
Other ...........................................................              43,005              40,982             30,452
----------------------------------------------------------------------------------------------------------------------------
        Total noninterest expenses ..............................             189,859             154,829            113,383
----------------------------------------------------------------------------------------------------------------------------
        Income before income taxes ..............................              10,740              61,161             55,236

Income taxes                                                                    3,751              20,711             20,580
----------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                               $      6,989         $    40,450        $    34,656
============================================================================================================================

AVERAGE COMMON SHARES OUTSTANDING, BASIC ........................          42,907,960          42,685,675         38,596,757
AVERAGE COMMON SHARES OUTSTANDING, DILUTED ......................          43,550,592          43,618,418         39,705,173

PER COMMON SHARE:
        Net income, basic .......................................        $       0.16         $      0.95        $      0.90
        Net income, diluted .....................................                0.16                0.93               0.87
        Cash dividends declared .................................                0.41                0.37               0.33


Refer to The South Financial Group 2000 Annual Report on Form 10-K for a complete set of consolidated financial statements.

22 THE SOUTH|FINANCIAL GROUP 2000 Annual Report


BOARDS OF DIRECTORS

R. Cobb Bell                                 C. Claymon Grimes, Jr. +                 Jasper Salmond
Certified Public Accountant                  Attorney                                 Senior Marketing Coordinator
                                                                                      Wilbur Smith Associates
                                                                                      Commissioner, Richland One
Mary Rainey Belser                           M. Dexter Hagy +                         School Board
Community Volunteer                          Principal, Vaxa Capital
                                             Management, LLC                          Charles B. Schooler, O.D. +
                                                                                      Optometrist
William P. Brant
Attorney                                     Keith C. Hinson                          John C.B. Smith, Jr.
Brant, Moore, Macdonald &                    President                                Owner - John C.B. Smith Real Estate
Wells, P.A.                                  Waccamaw Land and Timber                 Attorney/Of Counsel -
                                                                                      Nexsen Pruet Jacobs & Pollard, LLC
Paul D. Causey                               Michael R. Hogan
President                                    President                                Albert A. Springs III +
Causey Fern, Inc.                            Puckett, Scheetz & Hogan Insurance       Owner
U.S. Exports, Inc.                                                                    H.B. Springs Company
                                             William S. Hummers III +
Mason R. Chrisman +                          Executive Vice President                 Eugene E. Stone IV +
Chairman                                     The South Financial Group                Chief Executive Officer
Harbor Equities, Inc.                                                                 Stone Manufacturing Company
                                             James J. Johnson                         Stone International, LLC
Stephen L. Chryst +                          President & Treasurer
Chairman                                     Dargan Construction Company, Inc.        David H. Swinton, Ph.D.
Carolina First Bank                                                                   President
Chief Operating Officer                      Charles B. McElveen                      Benedict College
Carolina First Bank                          Co-Owner
                                             Swamp Fox Timber Co.                     William R. Timmons, Jr. +
George H. Cornelson                                                                   Chairman
Chairman                                     Vernon E. Merchant, Jr., M.D.            The South Financial Group
Bailey Foundation                            Surgeon                                  Chairman
                                                                                      Canal Insurance Company
William F. Crider                            M. Rodney Metz
Retired                                      Retired                                  William R. Timmons III
                                                                                      Secretary and Treasurer
Robin H. Dial                                Cecil D. Moore                           Canal Insurance Company
Partner                                      Moore Foundry & Machine
Dial-Dunlap & Associates                     Real Estate Investments                  Samuel H. Vickers +
                                                                                      Chairman and Chief Executive
Thomas B. Drage, Jr.                         W. Gairy Nichols III +                   Officer - Design Containers, Inc.
Attorney                                     Partner
                                             Dunes Realty, Inc.                       David C. Wakefield III +
Claude M. Epps, Jr.                                                                   President
Attorney                                     William R. Phillips                      Wakefield Enterprises, LLC
Bellamy, Rutenberg, Copeland, Epps,          Retired Investment Advisor
Gravely & Bowers, P.A.                                                                Mack I. Whittle, Jr. +
                                             Joe H. Pickens                           President and Chief Executive Officer
Judd B. Farr +                               Attorney                                 The South Financial Group
President                                    Holmes & Pickens, P.A.
Greenco Beverage Co., Inc.                                                            Zeb M. Thomas, Sr.
                                             Walter J. Roberts, Jr., M.D.             Director Emeritus
Richard J. Ferdon, Jr.                       Internist                                Carolina First Bank
Commercial Real Estate                       Medical Director SCMA-PCN

                                                                                      Thomas C. "Nap" Vandiver
J. Bryan Floyd                               Thomas J. Rogers +                       Chairman Emeritus
President                                    President                                Carolina First Bank
Caro-Strand Corporation                      Grand Strand Broadcasting Corp.


James H. Grantham                            H. Earle Russell, Jr., M.D. +
Business Development                         Surgeon
Carolina First Bank                          Greenville Surgical Associates

EXECUTIVE
MANAGEMENT
G. Patrick Chaffin
Executive Vice President

Andrew B. Cheney
President, Citrus Bank

Stephen L. Chryst
Chief Operating Officer,
Carolina First Bank

John C. DuBose
Executive Vice President

William S. Hummers III
Executive Vice President

William J. Moore
Executive Vice President

Wade H. Shugart III
Executive Vice President

Michael W. Sperry
Executive Vice President

James W. Terry, Jr.
President, Carolina First Bank

Mack I. Whittle, Jr.
President and Chief Executive Officer



+ The South Financial Group

                                 THE SOUTH|FINANCIAL GROUP 2000 Annual Report 23

ADVISORY
BOARD MEMBERS                                                                                LOCATIONS
                                                                                             As of December 31, 2000, The South
                                                                                             Financial Group served 63 communities
                                                                                             with 94 branch offices and 78
                                                                                             automated teller machines.
ANDERSON
James W. Braswell, Jr.            John P. Sutton, M.D.            MYRTLE BEACH               CAROLINA FIRST (LOGO)
A. Reese Fant                     James T. Tharp                  Dorothy K. Anderson        www.CAROLINAFIRST.com
Daniel J. Fleming, M.D.           Susie H. VanHuss, Ph.D.         J. Carson Benton, Jr.
William W. Jones                  James H. Walker                 David Brittain
                                                                  Calhoun Cunningham, M.D.
CHARLESTON                        CONWAY                          William W. DesChamps
Lodema R. Adams                   Larry Biddle                    Roger E. Grigg             SOUTH CAROLINA   Lugoff
Samuel H. Altman                  Phil Clayton                    Elbert Herring             Aiken (2)        Marion
Martha Ballenger                  Jonathan Dieter, Jr., M.D.      Debbie Leonard             Anderson (4)     Mauldin
Henry Berlin                      W. T. Johnson                   Daniel W. R. Moore, Sr.    Andrews          McColl
W. Carlyle Blakeney, Jr.          Charlie Ray                     Leroy Rainbow              Bennettsville    Moncks Corner
Brian M. Carmody                  Kenneth Ward                    Jonathan Smith             Camden           Mt. Pleasant
George C. Greene                  William D. Witherspoon          Albert A. Springs IV       Chapin           Mullins
Joseph P. Griffith, Jr.                                                                      Charleston (3)   Murrells Inlet
Warren Lasch                      GEORGETOWN                      NORTH CAROLINA             Clinton (2)      Myrtle Beach (3)
Thomas M. Leland, M.D.            COUNTY                          Durwood T. Bradshaw        Columbia (7)     Newberry
Ernest L. Masters                 Alan S. Altman                  W. James Brandon           Conway           North Myrtle Beach (2)
John W. Molony                    T. M. Andrews                   Walter Conlogue            Easley (2)       Pendleton
Dennis E. O'Neill                 John P. Grimes                  Alley L. Hart, Jr.         Edgefield        Pickens
Thomas J. Parsell                 Douglas L. Hinds                J. Wright Holman           Florence (2)     Piedmont (2)
LaVonne N. Phillips               Charles A. Moore                William O. J. Lynch        Garden City      Rock Hill
Harold R. Pratt-Thomas, Jr.       Mark Nash                       Ruppert L. Piver           Georgetown (2)   Summerville
Michael C. Robinson               Louis P. Parsons                Charles G. Smith IV        Greenville (6)   Surfside Beach
John I. Saalfield                 Robert B. Plowden, Jr.          Harry W. Stovall III       Greenwood        Swansea
Richard W. Salmons, Jr.           Julian A. Reynolds, Jr.                                    Greer            Taylors
H. Jerry Shearer                  Thomas C. Sawyer, Jr.           PEE DEE                    Hilton Head (2)  Travelers Rest
William S. Stuhr, Sr.             Wright S. Skinner III, M.D.     Donald C. Ball             Irmo             West Columbia
Arthur M. Swanson                 R. Frank Swinnie, Jr.           Mark W. Buyck III          Isle of Palms
O. L. Thompson III                Margaret Whittle                N. Bryant Cooper, Jr.      Lake City        NORTH CAROLINA
                                                                  Reaves H. Gasque           Laurens          Hampstead
CLINTON                           GREENVILLE                      Jean C. Leatherman         Lexington        Jacksonville
Robert L. Cason                   Glenn E. Batson                 Robert E. Mottern, Jr.     Liberty          Wilmington (3)
Joy Gault                         Alfred N. Bell, Jr.             James K. O'Kelley          Litchfield
Joe J. Gresham                    Steve Brandt                    Roy E. Roberts, Jr.        Little River
John Griffith, M.D.               Nesbitt Q. Cline, Sr.           Byron C. Yahnis
Lykes Henderson, Jr.              R. Jack Dill, Sr.
Charles H. Hughes, M.D.           Henry Holseberg                 ROCK HILL                  CITRUST BANK (LOGO)
                                  R. Montague Laffitte, Jr., M.D. David G. Anderson          -------------------------------------
COLUMBIA                          Foster McKissick                Bryant G. Barnes           www.MYCLTRUS.com
Donald H. Burkett                 Mary Louise Mims                Fred W. Faircloth III
T. Moffatt Burriss                Hays Reynolds                   Betty Jo Rhea
William C. Cantey, Jr.            Porter Rose                     William S. Stephenson      FLORIDA             Kissimmee (2)
Craig G. Dawson                   Jimmie Tate                                                Crescent City       Longwood
Charlie W. Devlin, M.D.           Morris E. Williams, M.D.        SOUTH STRAND               Crystal River       Orlando (3)
John Ducate, Jr.                                                  W. Winston Hoy, Jr.        East Palatka        Palatka
D. Christian Goodall              LAKE CITY                       E. J. Servant III          Interlachen         Winter Garden
Charles R. Jackson                Marlene Askins                  Willie C. Shelley, Jr.     Inverness           Winter Park
S. Stanley Juk, Jr., M.D., FACC   Joe F. Boswell                  John S. Springs            Jacksonville
Jerry C. Kline                    Rev. Matthew C. Brown           J. Roddy Swaim
Robert E. Kneece, Jr.             William C. Garner, Jr.
Robert C. Pulliam                 Roger K. Kirby                                             BANKCAROLINE (LOGO)
                                  James C. Lynch, Sr.                                        -------------------------------------
                                  E. Leroy Nettles, Jr.                                      www.BANKCAROLINE.com
                                  William J. Sebnick



24  THE SOUTH|FINANCIAL GROUP 2000 Annual Report

SHAREHOLDER SUMMARY


DIVIDEND INFORMATION

CALENDAR

Dividends, if approved by the Board of Directors, are customarily paid to shareholders of record as follows:
Record Dates: January 15, April 15, July 15 and October 15
Payment Dates: February 1, May 1, August 1 and November 1

QUARTERLY DIVIDEND RATE

Our current quarterly dividend is $.11 per share. Since the first dividend payment in 1995, The South Financial Group has paid consecutive quarterly dividends. The annual dividend has consecutively increased each year at an average rate of 14%.

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

Annual Meeting

The Annual Meeting of Shareholders will be held at 10:30 a.m., April 18, 2001 at the Gunter Theatre, Peace Center for the Performing Arts, Greenville, South Carolina.


Stock Listing

The Nasdaq Stock Market
Ticker Symbol:  TSFG

Stock Information


AT YEAR-END                      2000             1999          % CHANGE
-------------------------------------------------------------------------------
Closing stock price           $ 13.25            $ 18.25           (27)%
-------------------------------------------------------------------------------
Book value per
  common share                  11.04              11.55            (4)
-------------------------------------------------------------------------------
Shareholders
  of record                     7,472              8,076            (7)
-------------------------------------------------------------------------------
Annual shares
  traded (000's)               25,751             23,013            12
-------------------------------------------------------------------------------
Shares outstanding
  (000's)                      42,460             43,327            (2)
-------------------------------------------------------------------------------
Price/earnings
  multiple*                     17.21              19.84
-------------------------------------------------------------------------------
Price/book
  multiple                       1.20               1.58
-------------------------------------------------------------------------------

* Earnings excluding merger-related charges and other items. For details, see Financial Highlights, Note (a).

About The Annual Report

The 2000 Annual Report is presented using a summary format intended to provide information in a concise, summarized manner. The audited financial statements are contained in The South Financial Group's Annual Report on Form 10-K for the year ended December 31, 2000.

Form 10-K

A copy of The South Financial Group's Annual Report on Form 10-K as filed with the Securities and Exchange Commission is available at no charge by contacting Investor Relations at the address under contact information.

                                                                       CORPORATE
                                                                    HEADQUARTERS
                                                               -----------------
                                                       THE SOUTH FINANCIAL GROUP
                                                           104 SOUTH MAIN STREET
                                                      POLNSETT PLAZA, 10TH FLOOR
                                                GREENVILLE, SOUTH CAROLINA 29601
                                                                  (864) 255-7900
                                                           www.thesouthgroup.com

                                                             CONTACT INFORMATION
                                                  ------------------------------
                                                                CUSTOMER SERVICE
                                   For customers requesting assistance regarding
                              accounts, products or services, please contact our
                           Customer Assistance Center by phone at (800) 476-6400
                            or by e-mail at customerassistance@carolinafirst.com

                                                              INVESTOR RELATIONS
                                      For analysts, investors and others seeking
                                          financial information, please contact:

                                                       MARY M. GENTRY, TREASURER
                                                       THE SOUTH FINANCIAL GROUP
                                                                   P.O. BOX 1029
                                                GREENVILLE, SOUTH CAROLINA 29602
                                                      (800) 951-2699, EXT. 54919
                                            EMAIL: mary.gentry@thesouthgroup.com

                                                                  TRANSFER AGENT
        Shareholders with questions regarding their accounts, change of address, dividends, lost certificates and stock transfers should contact the
                                                                 Transfer Agent:

                                                  REGISTRAR AND TRANSFER COMPANY
                                                               10 COMMERCE DRIVE
                                                 CRANFORD, NEW JERSEY 07016-3572
                                                                  (800) 368-5948
                                                   E-MAIL: invrelations@rtco.com
                                                                    www.rtco.com

                                                           AVAILABLE INFORMATION
                              --------------------------------------------------
             Information on financial results, products and services, as well as press releases, can be accessed on the Internet at http://www.thesouthgroup.com.
                            Faxed copies of current press releases are available at no charge by calling (800) 758-5804, ext. 144553.