Form 10-K405, Exhibit 13
period 2001-12-31
SOUTH FINANCIAL GROUP INC
filed 2002-03-19
CIK 797871

                                                                    EXHIBIT 13.1


                          THE SOUTH / FINANCIAL GROUP

                                               2001
                                             Annual
                                             Report

                                                                       [ARTWORK]

CORPORATE PROFILE

The South Financial Group, headquartered in Greenville, South Carolina, is a financial holding company with more than $6 billion in assets. With 90 branch offices in South Carolina, North Carolina and Florida, The South Financial Group has two member banks:

- Carolina First Bank, the largest South Carolina-based commercial bank, serving South Carolina and North Carolina and

-        Citrus Bank, principally serving Jacksonville and Orlando, Florida.

In addition, The South Financial Group created and operates Bank CaroLine, an Internet-based, online bank.

The South Financial Group uses a super community bank strategy serving small and middle market businesses and retail consumers by offering a full range of financial services, including asset management, investments, insurance and trust services. The common stock trades on The Nasdaq Stock Market under the symbol TSFG.

TABLE OF CONTENTS

Corporate Profile .........................................  INSIDE FRONT COVER

About Our Cover ...........................................  INSIDE FRONT COVER

Financial Highlights ......................................................   1

To Our Shareholders .......................................................   2

Six-Year Financial Summary ................................................   7

Focus On Customers ........................................................   8

Focus On Markets ..........................................................   9

Focus On Profitability ....................................................  10

Financial Overview ........................................................  12

Condensed Consolidated Balance Sheets .....................................  14

Condensed Consolidated Income Statements ..................................  15

Independent Auditors' Report ..............................................  16

Statement Of Financial Responsibility .....................................  16

Leadership ................................................................  17

Advisory Board Members ....................................................  18

Locations .................................................................  19

Shareholder Summary .......................................................  20

Company Information .......................................   INSIDE BACK COVER


                                      [GRAPHIC]

                                 About Our Cover

         The "Thank You!" button on the front cover highlights a campaign we created in 2001 to let our customers know how much we appreciate their business. In this annual report, we'd like to extend our appreciation to several other important groups: our shareholders, employees and directors. 2001 was a year during which we focused on progress, a year of directing our efforts toward customers, markets and profitability. We made significant progress, thanks to your dedication and support. And while we made great strides in 2001, the potential for the future of The South Financial Group is even greater. Thank you for giving us the opportunity to realize it.

                                                   THE SOUTH / FINANCIAL GROUP 1

                              FINANCIAL HIGHLIGHTS

                                TOTAL REVENUE(*)
                                 ($ in millions)

                                    [GRAPH]

96                $122.8
97                $142.2
98                $183.4
99                $212.9
00                $218.0
01                $234.3

* Net interest income plus noninterest income, excluding gains on asset sales. 5-Year Compound Growth Rate: 14%


                               EARNINGS PER SHARE

                                    [GRAPH]

96                $0.64
97                $0.77
98                $0.87
99                $0.93
00                $0.78*
01                $0.98

* Excludes restructuring & merger-related charges.
  5-Year Compound Growth Rate: 9%


                                 AVERAGE ASSETS
                                 ($ in billions)

                                    [GRAPH]

96                $2.4
97                $2.8
98                $3.7
99                $4.3
00                $5.0
01                $5.5

5-Year Compound Growth Rate: 18%


($ in thousands, except per share data)
----------------------------------------------------------------------------------------------------------------------------------
                                                                               2001                 2000                 1999
----------------------------------------------------------------------------------------------------------------------------------

EARNINGS AND DIVIDENDS
Net interest income                                                       $   185,224           $   174,629          $   174,614
Provision for loan losses                                                      22,045                23,378               18,273
Noninterest income                                                             49,055                43,331               38,265
Gains on asset sales  (a)                                                       4,772                 6,017               21,384
Noninterest expenses                                                          149,005               160,661              147,674
Restructuring and merger-related costs (recoveries)                              (501)               29,198                7,155
Net income  (b)                                                                41,892                 6,989               40,450
Net income, cash basis  (c)                                                    47,088                12,676               46,571
Per share - diluted:
  Net income  (b)                                                         $      0.98           $      0.16          $      0.93
  Net income, cash basis  (c)                                                    1.10                  0.29                 1.07
Cash dividends declared per share                                                0.45                  0.41                 0.37
Return on average assets                                                         0.77%                 0.14%                0.94%
Return on average equity                                                         8.66                  1.46                 8.37
----------------------------------------------------------------------------------------------------------------------------------

AT YEAR END
Total assets                                                              $ 6,029,442           $ 5,220,554          $ 4,768,656
Loans held for investment, net of
   unearned income                                                          3,730,250             3,722,552            3,246,129
Total deposits                                                              3,605,255             3,894,662            3,481,651
Shareholders' equity                                                          458,174               468,653              500,590
Common shares outstanding (000s)                                               41,229                42,460               43,327
Book value per share                                                      $     11.11           $     11.04          $     11.55
Market price per share (Nasdaq)                                                 17.75                 13.25                18.25
==================================================================================================================================

ASSET QUALITY RATIOS
Nonperforming assets to loans and
   other real estate owned                                                       1.17%                 0.58%                0.43%
Net charge-offs to average loans                                                 0.54                  0.39                 0.39
Allowance for loan losses to loans held for investment                           1.20                  1.16                 1.04
==================================================================================================================================

OPERATIONS DATA
Branch offices                                                                     90                    94                  108
ATMs                                                                               77                    78                   86
Employees (full-time equivalent)                                                1,346                 1,374                1,514
==================================================================================================================================

Notes:

(a) Gains on asset sales include the following items: gain (loss) on available for sale securities, gain on disposition of assets and liabilities, gain on equity investments, and gain on sale of credit cards.

(b) In 2000, net income included the following pre-tax restructuring and merger-related charges: restructuring and merger-related costs $29,198, loss on sale of securities related to investment portfolio restructuring $5,327, and provision for loan losses to conform Anchor Financial's credit risk methodologies $3,000. Excluding these merger-related charges (net of related taxes), net income for 2000 totaled $33,824, or $.78 per diluted share.

(c)      Excludes the amortization of intangibles from net income.

                              TO OUR SHAREHOLDERS

                                    [PHOTO]

"We developed a three-year plan to improve profitability and returns. The foundation of our plan is a focus on consistent quarter-to-quarter earnings growth and improved economic returns that justify our shareholders' investment."

MACK I. WHITTLE, JR.
PRESIDENT AND
CHIEF EXECUTIVE OFFICER

Financial Goals

                                                 Goal             Date
Return
on Assets                                        1.25%          12.31.03

Return
on Equity                                       14.50%          12.31.03

Products/Services
Per Customer                                     2.5            12.31.02

Annual EPS
Growth                                          10-12%

In 2001, The South Financial Group achieved the greatest financial performance in the history of our company. This year's annual report highlights our progress. We turned our full attention from the growth strategies of our recent past to increasing earnings and profitability in 2001. As a result, we grew earnings per share each quarter. We also reported record earnings for both the fourth quarter and the full year. This performance is consistent with our mission to improve shareholder value, which is exactly what we've done and what we plan to continue to do.

The market rewarded us for the progress we've made. In 2001, the market price of The South Financial Group common stock increased 34%, significantly outpacing benchmark bank indices. The Nasdaq Bank Index increased only 10%, and the Standard & Poor's Banking Index declined 2%. We made significant progress in 2001, and our potential for the future is even greater.

Prior to 2001, our priority was geographic expansion, with the goal of creating a sustainable market presence in high-growth, Southeastern markets. In early 1999, we entered Florida, concentrating on two of its best markets, Jacksonville and Orlando. In 2000, we merged with Anchor Financial Corporation, the largest merger in our history, giving us an influential presence in South Carolina's coastal markets and an entree into North Carolina. In three years, we doubled the size of our company, and we now have customers in three states and on the Internet.

Being in the right markets, while essential, was not enough. We also needed the right people and state-of-the-art systems, along with highly competitive products and services. That's why 2000 was such a necessary year, the one during which we invested to build the long-term foundation of our franchise. In 2000, we installed a new comprehensive operating system that provides the technological infrastructure to operate a $10 billion financial services company. We completed our "Best Bank" evaluation, a company-wide review of our policies, processes and procedures aimed at maximizing overall customer service and efficiency. We surveyed our customers to ensure that our products were competitive and provided solutions for the full range of their financial needs. And, most importantly, we worked to attract and retain talented financial services professionals in the communities we serve. Our investment in these necessities did not immediately help our financial results in 2000, but they were crucial for the long-term value of our company.

We've built a strong foundation. The year 2001 marked the beginning of a new phase for The South Financial Group, one focused on consistent

                                                   THE SOUTH / FINANCIAL GROUP 3

2001 Highlights

-        Increased EPS each quarter.

-        Market value of common stock increased 34% from year-end 2000.

- Total revenues (excluding gains on asset sales) increased 7% for the year.

-        Developed a 3-year strategic and financial plan.

-        Managed the balance sheet to build long-term profitability.

-        Introduced Elevate, a sales process focused on customer relationships.

-        Announced a 9% increase in cash dividends.

-        Expanded stock repurchase program (purchased 1.5 million shares).

earnings growth. Our employees, management, markets, systems and products are in place. We are now positioned to realize the full potential of our company.

Three-Year Strategic and Financial Plan

Following the merger with Anchor Financial, a major operating system conversion and the Best Bank initiative of 2000, we began 2001 by asking ourselves two vital questions: Where do we need to be financially? And how do we get there? Historically, we've measured our progress primarily by growth. But we concluded that, while growth remains an important priority, it is time to focus on earnings and profitability.

Consequently, we developed a three-year plan to achieve returns on assets and equity that more closely compare with our peer bank competitors. We set financial targets - specifically a 14.5% return on equity and a 1.25% return on assets by the end of 2003. We've committed to both our shareholders and the investment community that we will use our best efforts to achieve these goals. The foundation of our plan is a focus on consistent quarter-to-quarter earnings growth and improved economic returns that justify our shareholders' investment. While the economic climate in 2001 was more challenging than anticipated, we made significant progress, delivering consistent quarterly earnings growth. The economic outlook remains uncertain, but we are on track to realize our three-year financial goals.

Strengthened Balance Sheet

We are strategically managing our balance sheet to build long-term profitability. A benefit of our operating system conversion is a vastly improved financial reporting and forecasting capability. The tools at our disposal today allow us to efficiently manage our assets and liabilities, instead of simply reacting to the balance sheet created over several mergers.

The South Financial Group improved its net interest margin for the fourth quarter 2001, which represents the third quarterly improvement in 2001, despite eleven rate cuts by the Federal Reserve. (The target for the federal funds rate fell from 6.50% to 1.75%.) The net interest margin for the fourth quarter 2001 was 3.90%, up from 3.57% for the fourth quarter 2000.

In 2001, we worked on several balance sheet initiatives. For example:

WE REPRICED CERTIFICATES OF DEPOSIT DOWNWARD. In the fall of 2000, Carolina First Bank's coastal branches offered a 12-month certificate of deposit promotion following the Anchor Financial Corporation merger,

4 THE SOUTH / FINANCIAL GROUP

                             2001 Stock Performance

                                                 34%
-2%         3%            6%         10%

                       34% The South Financial Group
                       10%     Nasdaq Bank Index
                        6%      S&P SmallCap 600
                        3%    Nasdaq Financial 100
                       -2%     S&P Banking Index

                            Cash Dividends Per Share

$0.25       $0.29         $0.33      $0.37       $0.41        $0.45

   96          97            98         99          00           01

                       5-Year Compound Growth Rate: 12.5%

which raised approximately $200 million with an annualized percentage yield of 7.5%. As these certificates of deposit matured during the fall of 2001, Carolina First Bank exceeded its 70% retention goal for these deposit balances and lowered the related costs by approximately 350 basis points.

WE KEPT OUR CAPITAL POSITION STRONG. We raised additional capital, ending the year with higher, risk-based capital ratios. At the close of 2001, we had a total risk-based capital ratio of 11.43%, up from 10.37% as of December 31, 2000.

WE EFFECTIVELY MANAGED OUR CREDIT QUALITY IN THE FACE OF AN UNSTABLE ECONOMY. Our credit risk management process is designed to identify potential problem loans before they become actual problems. That is why our nonperforming loans increased during the second quarter, ahead of the industry and near the beginning of the recession. Our process is designed to reduce the risk of major surprises and helps ensure that reserve levels respond promptly to changes in portfolio risk.

WE EXPANDED OUR STOCK REPURCHASE PROGRAM. During 2001, The South Financial Group repurchased approximately 1.5 million shares in connection with its ongoing stock repurchase program. The repurchase program has been expanded to 4 million shares in total, or approximately 10% of outstanding shares. Under this program through December 31, 2001, The South Financial Group has repurchased approximately 2.4 million shares.

WE ARE INVESTING IN NEW CUSTOMERS. We have introduced incentive programs and sales training initiatives designed to attract new customers - including those disenfranchised by recent bank acquisitions - and deepen financial relationships with existing customers.

Operating in Superior Markets

Our strategy in the past was to create a vital footprint in high-growth Southeastern markets. Today, we operate in the "right" markets, the strong markets, where the population and per capita income growth projections exceed the national averages.

In South Carolina, we rank #4 in statewide market share with more than 8% of deposits. In North Carolina, we operate in attractive coastal markets. We have built a critical presence in Florida. In fact, our two Florida markets - Jacksonville and Orlando - have a deposit base equal to 70% of South Carolina's total deposits. In other words, our markets in all three states provide exciting growth opportunities.

                                                   THE SOUTH / FINANCIAL GROUP 5

Population Growth 2002-2007

                          Orlando        15.4%
                          Myrtle Beach   14.5%
                          Wilmington     11.5%
                          Jacksonville   10.9%
                          Charleston     10.1%
                          Columbia        7.4%
                          Greenville      7.3%
                          US Median       5.1%

                  Source Division of Research, Moore School of
                     Business, University of South Carolina


Per Capita Income Growth
2002-2007

                          Myrtle Beach   21.1%
                          Wilmington     19.1%
                          Columbia       18.7%
                          Greenville     17.7%
                          Charleston     17.2%
                          Jacksonville   15.1%
                          Orlando        14.9%
                          US Median      14.8%

                 Source: Division of Research, Moore School of
                     Business, University of South Carolina


In December, we appointed seven market presidents, empowering them to make decisions in our local markets. By managing locally, we remain close to our customers and the communities we serve. This strategy provides greater responsiveness and accountability, all of which, we believe, will translate into a stronger bottom line.


Noninterest Income Opportunities

While we have realized progress, our potential to leverage noninterest income in 2002 is even greater than last year. In particular, we are focused on developing noninterest income opportunities and introducing an innovative sales process as a way to accelerate our ability to capture this potential. We recognize top-line revenue growth as a low-risk strategy to improve profitability and returns.

To illustrate this opportunity, we can compare our current level of noninterest income to a peer group of 24 banks in the expanded Southeast with assets between $2 and $10 billion. For the first nine months of 2001, our annualized noninterest income totaled approximately 0.95% of average assets. For the 24-bank peer group, the average was 1.40%, or over 40% higher. That translates to an $18 million opportunity for The South Financial Group.

We have set forth specific initiatives for 2002 to narrow this noninterest income gap, compared with our peer group. For example, we doubled the number of mortgage loan originators, and we are expanding our trust and brokerage services to cover additional markets.

Most importantly, in November, we introduced Elevate, a customer-centered sales process, using Cohen Brown materials and training. Cohen Brown is an internationally recognized firm known for its ability to improve a bank's sales culture and increase revenue. By providing the vision, training and discipline for this new sales process, Elevate will drive the earnings lift to achieve our three-year financial plan.


Elevate: A Customer-Centered Sales Process

Our approach to banking is succinctly stated in our tag line: "We take banking personally." This attitude encompasses our commitment to the super community bank model, as well as our tradition of exceptional customer service. With our super community bank strategy, we combine a full-range of progressive products and services (typically found at larger

6 THE SOUTH / FINANCIAL GROUP

"Elevate takes customer focus to a higher level, promoting sales of products and services based upon specific customer needs and relationships. Elevate strengthens the relationship between the local branch and the customer. The process creates a proactive, customer-centered culture within the bank. It is the next, logical step for The South Financial Group."

MACK I. WHITTLE, JR.
PRESIDENT AND
CHIEF EXECUTIVE OFFICER

regional banks) with personal, individualized service. And it is this customer-focused environment that led us to Elevate.

Elevate takes customer focus to a higher level, promoting sales of products and services based upon specific customer needs and relationships. Elevate is not a program. Rather, it is a process that strengthens the relationship between the local branch and the customer. It creates a proactive, customer-centered culture for our employees by providing the tools to capitalize upon what we already do well.

Our employees will re-focus, using Elevate's training, tools and incentives to help us carefully match customer needs with the right products and services. An additional, important aspect of Elevate is that it provides management with stronger measurement tools. As of the date of this letter, we have completed the initial Elevate training and expect to begin seeing results early in 2002.

A Word of Thanks

I would like to thank our customers, shareholders, employees and directors for their loyalty and faith in our vision as we undertook the steps necessary to grow The South Financial Group and to begin realizing its full potential. Now, we have reached the time and place to sharpen our focus on our financial performance. Reaching this point is not a surprise. It's a natural progression for which we planned and anticipated. However, we would never have arrived without your support and for that I thank you.

Our focus on profitability, progress and improved operations is already yielding results. We took additional steps in the right direction in 2001, as we saw earnings increase every quarter. Our commitment to the three-year strategic and financial plan will help us continue this progress. Our expectations are high. And we are committed to working diligently to achieve these expectations for everyone who is a part of The South Financial Group.



                                    /S/ Mack I. Whittle, Jr.
                                    -------------------------------------------
                                    Mack I. Whittle, Jr.
                                    President and Chief Executive Officer

                                                   THE SOUTH / FINANCIAL GROUP 7

                           SIX-YEAR FINANCIAL SUMMARY

($ in thousands, except per share data)

                                                                                                                          FIVE-YEAR
                                                                    YEARS ENDED DECEMBER 31,                               COMPOUND
------------------------------------------------------------------------------------------------------------------------    GROWTH
                                            2001          2000          1999          1998          1997         1996        RATE
-----------------------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT DATA
Net interest income                    $  185,224     $  174,629    $  174,614    $  149,341    $  117,833    $   98,411     13.5%
Provision for loan losses                  22,045         23,378        18,273        15,646        14,642        12,093     12.8
Noninterest income                         53,827         49,348        59,649        34,924        29,576        29,597     12.7
Noninterest expenses                      149,005        160,661       147,674       109,857        94,214        85,398     11.8
Restructuring and merger-related
  costs (recoveries)                         (501)        29,198         7,155         3,526            --            --      n/m
Net income (a)                             41,892          6,989        40,450        34,656        24,722        19,638     16.4

PER COMMON SHARE DATA
Net income - basic                     $     1.00     $     0.16    $     0.95    $     0.90    $     0.79    $     0.67      8.3%
Net income - diluted                         0.98           0.16          0.93          0.87          0.77          0.64      8.9
Book value (December 31)                    11.11          11.04         11.55         10.64          8.32          6.06     12.9
Market price (December 31)                  17.75          13.25         18.25         25.31         21.50         16.15      1.9
Cash dividends declared                      0.45           0.41          0.37          0.33          0.29          0.25     12.5
Dividend payout ratio                       45.92 %       256.25%        39.78%        37.93%        37.66%        39.06%

BALANCE SHEET DATA (YEAR END)
Total assets                           $6,029,442     $5,220,554    $4,768,656    $4,136,647    $3,420,794    $2,592,160     18.4%
Loans, net of unearned income           3,736,763      3,735,182     3,291,720     2,841,077     2,474,122     1,821,492     15.5
Allowance for loan losses                  44,587         43,024        33,756        29,812        25,736        19,988     17.4
Total earning assets                    5,479,252      4,651,807     4,262,837     3,664,392     3,085,473     2,318,801     18.8
Total deposits                          3,605,255      3,894,662     3,481,651     3,302,523     2,811,139     2,151,271     10.9
Long-term debt                            411,294        318,326       314,279       116,125        94,665        64,994     44.6
Shareholders' equity                      458,174        468,653       500,590       450,989       295,898       183,394     20.1
Nonperforming assets                       43,857         21,514        13,972         9,119         5,687         8,860     37.7

BALANCE SHEET DATA (AVERAGES)
Total assets                           $5,459,515     $5,032,700    $4,282,274    $3,726,204    $2,835,578    $2,421,642     17.7 %
Loans, net of unearned income           3,769,358      3,545,336     3,045,913     2,577,018     2,066,592     1,709,605     17.1
Total earning assets                    4,928,970      4,450,016     3,820,904     3,384,157     2,588,037     2,179,453     17.7
Total deposits                          3,688,250      3,699,553     3,373,282     3,050,268     2,331,167     1,989,022     13.1
Shareholders' equity                      483,634        479,800       483,214       371,707       209,178       173,428     22.8

FINANCIAL RATIOS
Net interest margin                          3.80 %         3.98 %        4.62 %        4.46 %        4.60 %        4.54 %
Return on average assets                     0.77           0.14          0.94          0.93          0.87          0.81
Return on average equity                     8.66           1.46          8.37          9.32         11.82         11.32
Return on average common equity              8.66           1.46          8.37          9.32         11.82         11.58
Average equity as a % of average
  assets                                     8.86           9.53         11.28          9.98          7.38          7.16

ASSET QUALITY RATIOS
Nonperforming assets to loans and
  other real estate owned                    1.17 %         0.58 %        0.43 %        0.33 %        0.25 %        0.49 %
Net charge-offs to average loans             0.54           0.39          0.39          0.52          0.63          0.54
Allowance for loan losses to
  loans held for investment                  1.20           1.16          1.04          1.09          1.15          1.10

OPERATIONS DATA
Branch offices                                 90             94           108           104            87            74
Employees (full-time equivalent)            1,346          1,374         1,514         1,345         1,184         1,068

(a) Excluding restructuring and merger-related charges, net income for 2000 totaled $33,824, or $0.78 per basic and diluted share. For details, see Financial Highlights, Note (b) on page 1.

8 THE SOUTH / FINANCIAL GROUP

                               FOCUS ON CUSTOMERS

                                    [PHOTO]

                                    [PHOTO]

                                    [PHOTO]

                                    [PHOTO]

The relationship between The South Financial Group and our customers has been based on the super community bank model; that is, we operate with the attitude of a community bank, while delivering the products and services typical of a larger, regional bank. This strategy differentiates us from the competition and forms the foundation for our past successes and future initiatives. We're able to offer highly personalized service, while providing customer-focused product improvements. (For example, our system upgrade in 2000 has allowed us to add value and efficiencies to the products and services that matter most to customers.) Our pledge to "take banking personally" is a commitment to continually improve what we offer to our most important asset... our customers.

We've always valued the loyalty and support of our customers. We realize that our success is only a reflection of their trust in us. So in addition to offering customers a fresher, more personal option for their financial services, we began a campaign in 2001 that took our tradition of individual attention and service to new and higher levels. It was a campaign to say "thank you."

We asked employees to call their customers and personally thank them for their business. Publicly, our media campaign mirrored these efforts. In our opinion, showing our appreciation is something that we can never do enough, whether it's a simple "thank you" or a service that helps a customer secure a brighter financial future.

                                FOCUS ON MARKETS

                                    [PHOTO]

"The South Financial Group's markets in South Carolina, North Carolina and Florida will continue to outperform the state and national economies over the next five years and beyond. A strong labor environment, coupled with a range of cultural and natural amenities, will encourage further population and economic growth. You'll also find that there's a growing focus to further diversify the local economies and encourage high-technology employment. These efforts will enhance household income levels and promote stability during future national economic downturns."

DR. DONALD L. SCHUNK
RESEARCH ECONOMIST
UNIVERSITY OF SOUTH CAROLINA

Where do we want to be? Simply, we want The South Financial Group to be positioned in markets that are flourishing and provide ample opportunities for growth. We operate in select marketplaces in South Carolina, North Carolina and Florida where population growth and per capita income growth well exceed national averages. But another question remains: What are we going to do now that we're here?

We're going to continue serving the financial needs of individuals and small- and medium-sized businesses in our markets. And we are continuing our super community bank strategy, re-focusing it with a customer-centered sales culture that looks for ways to deepen and strengthen customer relationships.

We'll always look for new ways to better serve our local markets. For example, in December 2001, we reorganized our branch network under seven market presidents, creating closer ties with customers and communities. In addition, we kept decision-making local by empowering our market presidents to make lending decisions based on their knowledge of the communities where they live and work.

We'll continue to strengthen our banking franchise by exiting lower-performing markets, enabling us to reinvest in higher-growth markets. (From 1998 to 2001, we exited fourteen branches in slower growth markets. Four were sold in 2001.)

In the past, we identified the markets that best fit our objectives; we expanded and merged into those markets. Now, we're committed to operating The South Financial Group successfully in those areas, becoming an integral partner in their growth as a community.

10 THE SOUTH / FINANCIAL GROUP

                             FOCUS ON PROFITABILITY

Quarterly Earnings Per Share(*)

                                    [GRAPH]

00Q1              $0.21
00Q2              $0.21
00Q3              $0.18
00Q4              $0.18
01Q1              $0.18
01Q2              $0.24
01Q3              $0.26
01Q4              $0.29

* Excluding nonrecurring items. For details, see The South Financial Group's quarterly earnings news releases.


Noninterest Income Opportunity
Noninterest Income(*) as
% of Average Assets

                                    [GRAPH]

TSFG              0.95%
Peer Group*       1.40%

*  For the nine months ended 9/30/01 excluding nonrecurring revenues.
** 24 banking companies located in the expanded Southeast with assets between $2 and $10 billion.

SOURCE: Salomon Smith Barney


In 2001, The South Financial Group underwent a transition that was not at all unexpected and undeniably crucial for future success. It was the year that our corporate focus shifted from "building" the company to "operating" it. Following the historic merger with Anchor Financial Corporation, the in-roads into high-growth Florida markets and a comprehensive system conversion in 2000, this past year saw renewed attention to profitability. The results? A steadily increasing stream of quality earnings. In fact, earnings increased each quarter of 2001.

We were able to accomplish this earnings increase due to a number of critical factors. For instance, we managed our balance sheet to enhance long-term profitability. We worked to improve our net interest margin. We emphasized the management of overhead expenses. We realized cost savings through the completion of the Anchor merger. And we created momentum for increasing fee income. The results of these 2001 strategies are in... and the news is good. Plus, we have plans to continue this positive profitability trend.

We created a three-year financial plan grounded in a priority focus on consistent earnings growth. We set three-year goals (14.5% return on equity and a 1.25% return on assets by the end of 2003) and communicated these goals, both internally and externally. Our plan includes strategies for continued quarter-by-quarter earnings growth, which should lead to the achievement of these goals.

In particular, we have identified ample opportunities to increase noninterest income. For the first nine months of 2001, our noninterest income as a percentage of average assets totaled approximately 0.95%,

                                                  THE SOUTH / FINANCIAL GROUP 11

"Elevate is an on-going, customer-focused sales process that will take sales and service success to higher levels."

KENDALL L. SPENCER
EXECUTIVE VICE
PRESIDENT - DIRECTOR
OF RETAIL BANKING

                                     [GRAPHIC]

We constantly remind customers that at The South Financial Group, "we take banking personally." Now we're going to prove that statement in a new way using Elevate, a customer-focused sales process. Elevate capitalizes on the strength of existing relationships by enabling employees to proactively consult with and offer their customers products and services matched to their specific needs and goals. In essence, we're evolving our "service" environment into one of "service and sales." Our management teams will have the resources, tools and rewards to incent employees to increase deposits, loans and fee income. We'll also have the necessary tools to measure Elevate's success. Elevate is a natural extension of who we are and what we're trying to accomplish. It's a process that should strengthen our profitability in 2002 and in the years to come.

                                    We Take
                                    Banking
                                   PERSONALLY

compared with a peer group level of 1.40%. Bringing our noninterest income level to that of the peer group could add as much as $18 million in noninterest income each year.

Our tradition of excellent customer service gives us an advantage in capturing this noninterest income opportunity. That's why we introduced Elevate, a new, customer-centered sales process. Built on the foundation of current customer relationships, Elevate is a natural extension of our corporate personality, layering a proactive, relationship-based sales effort onto our existing service culture.

We are excited about the opportunities presented by Elevate. First of all, we operate in the "right" markets, strong markets where the population and per capita income growth projections exceed the national averages. Second, from our 2000 system upgrade and Best Bank operating review, we have the systems and products in place to support Elevate, as we raise the revenue potential of our customer base. And we have a track record of high customer satisfaction. In short, Elevate fits with who we are and what we already do well.

Elevate is designed for success. By continuing to "take banking personally" and by incenting employees to implement the Elevate strategies, we're confident that we'll raise our earnings to new and higher levels in the months and years ahead.

12 THE SOUTH / FINANCIAL GROUP

                               FINANCIAL OVERVIEW

The following overview summarizes financial results for 2001. The reader is advised to consult The South Financial Group's Annual Report to the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2001 for discussion and analysis of financial condition and results of operations.

The South Financial Group's net income for 2001 was $41.9 million, or $.98 per diluted share. Net income and earnings per diluted share increased each quarter during 2001. For 2000, The South Financial Group reported net income of $7.0 million, or $.16 per diluted share. Restructuring and merger-related costs related to the June 2000 merger with Anchor Financial Corporation, which totaled $29.2 million (pre-tax), had a significant impact on the 2000 results.

Average common shares outstanding declined 2% during 2001, as The South Financial Group repurchased 1.5 million shares in connection with its expanded stock repurchase program.

NET INTEREST INCOME. In 2001, net interest income increased by 6% over 2000, due to 11% earning asset growth partially offset by a decline in the net interest margin for the full year. Average earning assets grew primarily from internally generated loan growth and the purchase of investment securities. While the net interest margin declined for the full year 2001, the net interest margin improved during three quarters to end the year with a fourth quarter margin of 3.90%, up from 3.57% for the fourth quarter 2000. The margin improvement reflected lower funding costs, including the maturity of promotional certificates of deposit.

During 2001, The South Financial Group sold investment securities resulting in a $3.5 million pre-tax gain. In addition, The South Financial Group recorded a $3.1 million pre-tax loss associated with the early prepayment of long-term, high-cost debt, which was recorded as an extraordinary item (net of tax). By reinvesting the proceeds and refinancing the borrowings at more favorable rates, these transactions are expected to enhance net interest income.

NONINTEREST INCOME. Noninterest income, excluding gains on asset sales (as summarized in the chart on the following page), was $49.1 million in 2001, up 13% from 2000. Higher service charges on deposits, merchant processing fees, customer service fees, and increases in cash value related to bank-owned life insurance led the increase in noninterest income over the prior year.

NONINTEREST EXPENSES. Noninterest expenses (as summarized in the chart on the following page) declined in 2001, both before and after adjustments for nonrecurring items. The South Financial Group realized these decreases, principally in personnel and occupancy expenses, from actively managing overhead expenses and achieving cost savings associated with the June 2000 merger with Anchor Financial Corporation.

CREDIT QUALITY. The provision for loan losses totaled $22.0 million, down from $23.4 million for 2000 (which included $3.0 million to determine reserve requirements for Anchor Financial Corporation's loan portfolio using The South Financial Group's reserve methodology). The South Financial Group increased its allowance for loan losses to 1.20% of loans held for investments at December 31, 2001. Nonperforming assets increased during 2001 to $43.9 million, or 1.17% of loans and other real estate owned, as of December 31, 2001. Uncertain economic conditions contributed to this increase, which was consistent with banking industry trends. Net loan charge-offs as a percent of average loans totaled 0.54% for 2001.

                                                  THE SOUTH / FINANCIAL GROUP 13

LOANS. The South Financial Group grew loans in 2001 by approximately 7%, after adjusting for a securitization and sales of mortgage loans. Commercial loans led the growth with an increase of 11% for the year.

DEPOSITS. Deposits decreased 7% from the prior year-end, although average deposits remained relatively constant. In 2001, The South Financial Group decided to keep deposit rates offered on par with competitors and reduce deposit rate-driven promotions.

CAPITAL. The South Financial Group maintained a strong capital position during 2001 with capital ratios that exceeded the well-capitalized requirements at year-end. For 2001, the average equity-to-average asset ratio totaled 8.86%.

DIVIDENDS. At its December 2001 meeting, the Board of Directors increased the quarterly cash dividend to $.12 per common share for a 9% increase.

COMPONENTS OF NONINTEREST INCOME AND EXPENSES
($ in thousands)

                                                                                             YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                 2001                2000                  1999
-----------------------------------------------------------------------------------------------------------------------------------
NONINTEREST INCOME
Service charges on deposits                                                  $   18,689           $   17,956           $   15,992
Mortgage banking income                                                           6,713                7,106                4,746
Fees for investment services                                                      5,633                5,807                5,151
Bank-owned life insurance                                                         7,209                4,139                1,757
Merchant processing fees                                                          5,799                2,666                2,152
Loan securitization income                                                           --                   --                1,646
Other                                                                             5,012                5,657                6,821
-----------------------------------------------------------------------------------------------------------------------------------
  Noninterest income, excluding gains on asset sales                             49,055               43,331               38,265
-----------------------------------------------------------------------------------------------------------------------------------
Gain (loss) on available for sale securities                                      3,458               (5,391)                 138
Gain on disposition of assets and liabilities                                       354                2,054                2,523
Gain on equity investments                                                          960                9,219               15,471
Gain on sale of credit cards                                                         --                  135                3,252
-----------------------------------------------------------------------------------------------------------------------------------
  Gains on asset sales                                                            4,772                6,017               21,384
-----------------------------------------------------------------------------------------------------------------------------------
  Total noninterest income                                                   $   53,827           $   49,348           $   59,649
===================================================================================================================================

NONINTEREST EXPENSES
Salaries and wages                                                           $   58,921           $   61,231           $   53,277
Employee benefits                                                                14,190               14,187               12,840
Occupancy                                                                        14,269               15,340               11,399
Furniture and equipment                                                          13,526               12,796               10,258
Amortization of intangibles                                                       5,765                6,407                7,028
Impairment loss from write-down of assets                                           243                3,674                   --
System conversion costs                                                              --                4,021                   --
Charitable contribution to foundation                                                --                   --               11,890
Other                                                                            42,091               43,005               40,982
-----------------------------------------------------------------------------------------------------------------------------------
  Noninterest expenses, excluding restructuring
  and merger-related costs (recoveries)                                         149,005              160,661              147,674
Restructuring and merger-related costs (recoveries)                                (501)              29,198                7,155
-----------------------------------------------------------------------------------------------------------------------------------
  Total noninterest expenses                                                 $  148,504           $  189,859           $  154,829
===================================================================================================================================

14 THE SOUTH / FINANCIAL GROUP

                     CONDENSED CONSOLIDATED BALANCE SHEETS

The South Financial Group and Subsidiaries
($ in thousands, except per share data)

                                                                                                             DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                      2001                 2000
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                                          $   149,170           $   156,711
Interest-bearing bank balances                                                                        91,497                26,721
Federal funds sold                                                                                        --                   475
Securities
   Trading                                                                                             1,577                 5,004
   Available for sale                                                                              1,560,986               816,773
   Held for investment (market value $81,878 in 2001 and $78,376 in 2000)                             80,832                77,767
-----------------------------------------------------------------------------------------------------------------------------------
      Total securities                                                                             1,643,395               899,544
-----------------------------------------------------------------------------------------------------------------------------------
Loans
   Loans held for sale                                                                                 6,513                12,630
   Loans held for investment                                                                       3,730,598             3,724,088
       Less unearned income                                                                              348                 1,536
       Less allowance for loan losses                                                                 44,587                43,024
-----------------------------------------------------------------------------------------------------------------------------------
          Net loans                                                                                3,692,176             3,692,158
-----------------------------------------------------------------------------------------------------------------------------------
Premises and equipment, net                                                                          114,224               120,354
Accrued interest receivable                                                                           38,241                36,879
Intangible assets                                                                                     97,145               107,254
Other assets                                                                                         203,594               180,458
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                 $ 6,029,442           $ 5,220,554
===================================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
   Deposits
       Noninterest-bearing                                                                       $   524,437           $   488,323
       Interest-bearing                                                                            3,080,818             3,406,339
-----------------------------------------------------------------------------------------------------------------------------------
          Total deposits                                                                           3,605,255             3,894,662
   Federal funds purchased and repurchase agreements                                               1,269,538               232,110
   Other short-term borrowings                                                                       149,962               235,007
   Long-term debt                                                                                    411,294               318,326
   Trust preferred debt                                                                               31,000                    --
   Accrued interest payable                                                                           20,337                35,168
   Other liabilities                                                                                  46,859                36,628
-----------------------------------------------------------------------------------------------------------------------------------
       Total liabilities                                                                           5,534,245             4,751,901
-----------------------------------------------------------------------------------------------------------------------------------
Minority interest in consolidated subsidiary                                                          37,023                    --
-----------------------------------------------------------------------------------------------------------------------------------

Shareholders' Equity
   Preferred stock-no par value; authorized 10,000,000 shares; issued and
       outstanding none                                                                                   --                    --
   Common stock - par value $1 per share; authorized 100,000,000 shares; issued
       and outstanding 41,228,976 shares in 2001 and 42,460,358 shares in 2000                        41,229                42,460
   Surplus                                                                                           311,305               332,095
   Retained earnings                                                                                 113,288                90,131
   Guarantee of employee stock ownership plan debt and nonvested
       restricted stock                                                                               (1,544)               (2,593)
   Accumulated other comprehensive income (loss), net of tax                                          (6,104)                6,560
-----------------------------------------------------------------------------------------------------------------------------------
       Total shareholders' equity                                                                    458,174               468,653
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                 $ 6,029,442           $ 5,220,554
===================================================================================================================================

Refer to The South Financial Group 2001 Annual Report on Form 10-K for a complete set of consolidated financial statements.

                                                  THE SOUTH / FINANCIAL GROUP 15

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME

The South Financial Group and Subsidiaries
($ in thousands, except per share data)

                                                                                          YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                  2001                 2000                 1999
-----------------------------------------------------------------------------------------------------------------------------------

INTEREST INCOME
Interest and fees on loans                                                   $   311,759           $   328,831          $   274,982
Interest and dividends on securities
   Taxable                                                                        65,381                53,936               38,444
   Exempt from Federal income taxes                                                4,025                 3,821                3,379
-----------------------------------------------------------------------------------------------------------------------------------
      Total interest and dividends on securities                                  69,406                57,757               41,823
   Interest on short-term investments                                              1,383                 2,444                4,287
-----------------------------------------------------------------------------------------------------------------------------------
      Total interest income                                                      382,548               389,032              321,092
-----------------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Interest on deposits                                                             144,858               164,471              124,775
Interest on short-term borrowings                                                 25,342                28,043               11,831
Interest on long-term debt                                                        27,124                21,889                9,872
-----------------------------------------------------------------------------------------------------------------------------------
      Total interest expense                                                     197,324               214,403              146,478
-----------------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                                                              185,224               174,629              174,614
PROVISION FOR LOAN LOSSES                                                         22,045                23,378               18,273
-----------------------------------------------------------------------------------------------------------------------------------
      Net interest income after provision for loan losses                        163,179               151,251              156,341
NONINTEREST INCOME                                                                53,827                49,348               59,649
NONINTEREST EXPENSES                                                             148,504               189,859              154,829
-----------------------------------------------------------------------------------------------------------------------------------
   Income before income taxes, minority interest,
   extraordinary item and cumulative effect of change
   in accounting principle                                                        68,502                10,740               61,161
Income taxes                                                                      23,571                 3,751               20,711
-----------------------------------------------------------------------------------------------------------------------------------
   Income before minority interest, extraordinary item
   and cumulative effect of change in accounting principle                        44,931                 6,989               40,450
Minority interest in consolidated subsidiary, net of tax                          (1,364)                   --                   --
-----------------------------------------------------------------------------------------------------------------------------------
   Income before extraordinary item and cumulative effect of
   change in accounting principle                                                 43,567                 6,989               40,450
Extraordinary item, net of tax                                                    (1,957)                   --                   --
Cumulative effect of change in accounting principle, net of tax                      282                    --                   --
-----------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                   $    41,892           $     6,989          $    40,450
===================================================================================================================================

AVERAGE COMMON SHARES OUTSTANDING, BASIC                                      42,098,395            42,907,960           42,685,675
AVERAGE COMMON SHARES OUTSTANDING, DILUTED                                    42,823,513            43,550,592           43,618,418
PER COMMON SHARE, BASIC:
Net income before extraordinary item and cumulative
   effect of change in accounting principle                                  $      1.04           $      0.16          $      0.95
Extraordinary item                                                                 (0.05)                   --                   --
Cumulative effect of change in accounting principle                                 0.01                    --                   --
-----------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                   $      1.00           $      0.16          $      0.95
===================================================================================================================================
PER COMMON SHARE, DILUTED:
Net income before extraordinary item and cumulative
   effect of change in accounting principle                                  $      1.02           $      0.16          $      0.93
Extraordinary item                                                                 (0.05)                   --                   --
Cumulative effect of change in accounting principle                                 0.01                    --                   --
-----------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                   $      0.98           $      0.16          $      0.93
===================================================================================================================================
CASH DIVIDENDS DECLARED PER COMMON SHARE                                     $      0.45           $      0.41          $      0.37
===================================================================================================================================

Refer to The South Financial Group 2001 Annual Report on Form 10-K for a complete set of consolidated financial statements.

16 THE SOUTH / FINANCIAL GROUP

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
The South Financial Group, Inc.:

We have audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheets of The South Financial Group, Inc. and subsidiaries as of December 31, 2001 and 2000, and related consolidated statements of income, changes in shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2001 (not presented herein); and in our report dated January 24, 2002, we expressed an unqualified opinion on those consolidated financial statements.

In our opinion, the information set forth in the accompanying condensed consolidated balance sheets and statements of income is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.



/s/ KPMG LLP
-----------------------------
KPMG LLP
Greenville, South Carolina
January 24, 2002

                     STATEMENT OF FINANCIAL RESPONSIBILITY

Management of The South Financial Group, Inc. ("TSFG") is committed to quality customer service, enhanced shareholder value, financial stability and integrity in all dealings. Management has prepared the accompanying consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. The statements include amounts that are based on management's best estimates and judgements. Other financial information contained in this report is presented on a basis consistent with the consolidated financial statements.

To ensure the integrity, objectivity and fairness of data in these statements, management of TSFG has established and maintains an internal control structure that is supplemented by a program of internal audits. The internal control structure is designed to provide reasonable assurance that assets are safeguarded and transactions are executed, recorded and reported in accordance with management intentions and authorizations. The consolidated financial statements have been audited by KPMG LLP, independent auditors, in accordance with auditing standards generally accepted in the United States of America. KPMG LLP reviews the results of its audit with both management and the Audit Committee of the Board of Directors of TSFG. The Audit Committee, composed entirely of outside directors, meets periodically with management, internal auditors and KPMG LLP (separately and jointly) to determine that each is fulfilling its responsibilities and to consider recommendations for enhancing internal controls. The consolidated financial statements have not been reviewed, or confirmed for accuracy or relevance, by the Federal Deposit Insurance Corporation.



/s/ Mack I. Whittle, Jr.
-----------------------------
Mack I. Whittle, Jr.
President and
Chief Executive Officer



/s/ William S. Hummers III
-----------------------------
William S. Hummers III
Vice Chairman and
Executive Vice President



/s/ Edward R. Matthews
-----------------------------
Edward R. Matthews
Chief Financial Officer

                                                  THE SOUTH / FINANCIAL GROUP 17

                                   LEADERSHIP

EXECUTIVE MANAGEMENT

MACK I. WHITTLE, JR.
President and Chief Executive Officer

WILLIAM S. HUMMERS III
Vice Chairman and Executive Vice President

ANDREW B. CHENEY
President, Citrus Bank

JOHN C. DUBOSE
President, Carolina First Technology Services

J. STANLEY ROSS
Executive Vice President

KENDALL L. SPENCER
Executive Vice President

MICHAEL W. SPERRY
Executive Vice President

JAMES W. TERRY, JR.
President, Carolina First Bank

MARKET PRESIDENTS - CAROLINAS

RANDY R. DOLYNIUK
Senior Vice President/South Coast
Offices: 8 Assets: $398 million

ROBERT R. DURANT
Executive Vice President/North Coast
Offices: 14 Assets: $628 million

KENNETH M. HARPER
Executive Vice President/Upstate
Offices: 24 Assets: $1,060 million

WILLIAM L. ROBERTSON
Senior Vice President/North Carolina
Offices: 5 Assets: $91 million

F.JUSTIN STRICKLAND
Executive Vice President/Midlands
Offices: 23 Assets: $886 million

MARKET PRESIDENTS - FLORIDA

MICHAEL L. MCCLANAHAN
Executive Vice President/Central Florida
Offices: 10 Assets: $360 million

CYNTHIA S. STOVER
Executive Vice President/North Florida
Offices: 6 Assets: $148 million

BOARDS OF DIRECTORS

R. COBB BELL
Certified Public Accountant

MARY RAINEY BELSER
Community Volunteer
Chairman, Converse College
  Board of Trustees

WILLIAM P. BRANT +
Attorney
Brant, Abraham, Reiter &
  McCormick, P.A.

PAUL D. CAUSEY
President
Causey Fern, Inc. and
  U.S. Exports, Inc.

MASON R. CHRISMAN +
Chairman
Harbor Equities, Inc.

GEORGE H. CORNELSON
Chairman
Bailey Foundation

WILLIAM F. CRIDER
Retired

ROBIN H. DIAL
Partner
Dial-Dunlap & Associates

THOMAS B. DRAGE, JR.
Attorney

CLAUDE M. EPPS, JR.
Attorney
Bellamy, Rutenberg, Copeland,
  Epps, Gravely & Bowers, P.A.

JUDD B. FARR +
President
Greenco Beverage Co., Inc.

RICHARD J. FERDON, JR.
Commercial Real Estate

J. BRYAN FLOYD
President
Caro-Strand Corporation

C. CLAYMON GRIMES, JR. +
Attorney

M. DEXTER HAGY +
Principal
Vaxa Capital Management, LLC

KEITH C. HINSON
President
Waccamaw Land and Timber

MICHAEL R. HOGAN
President
Puckett, Scheetz & Hogan Insurance

WILLIAM S. HUMMERS III +
Vice Chairman and
  Executive Vice President
The South Financial Group

JAMES J. JOHNSON
Retired

CHARLES B. MCELVEEN
Co-Owner
Swamp Fox Timber Co.

VERNON E. MERCHANT, JR., M.D.
Surgeon

M. RODNEY METZ
Retired

CECIL D. MOORE
Moore Foundry & Machine
Real Estate Investments

W.GAIRY NICHOLS III +
Partner
Dunes Realty, Inc.

JOE H. PICKENS
Attorney
Holmes & Pickens, P.A.

WALTER J. ROBERTS, JR., M.D.
Internist
Medical Director, SC Medical Assn.,
  Physicians Care Network

THOMAS J. ROGERS +
Secretary - Treasurer
Strand Media, Inc.

H. EARLE RUSSELL, JR., M.D. +
Surgeon
Greenville Surgical Associates

JASPER SALMOND
Vice President
Wilbur Smith Associates
Commissioner
Richland One School Board

CHARLES B. SCHOOLER, O.D. +
Optometrist

EDWARD J. SEBASTIAN +
Retired - Founder,
  Chairman & CEO
Resource Bancshares Mortgage
  Group, Inc. and Resource
  Bancshares Corporation

JOHN C.B. SMITH, JR. +
Owner
John C.B. Smith Real Estate
Attorney - Of Counsel
Nexsen Pruet Jacobs & Pollard, LLC

ALBERT A. SPRINGS III +
Owner
H.B. Springs Company

EUGENE E. STONE IV +
Chief Executive Officer
Stone International, LLC

DAVID H. SWINTON, PH.D.
President
Benedict College

WILLIAM R. TIMMONS, JR. +
Chairman
The South Financial Group
Chairman
Canal Insurance Company

WILLIAM R. TIMMONS III
Secretary and Treasurer
Canal Insurance Company

SAMUEL H. VICKERS +
Chairman and
  Chief Executive Officer
Design Containers, Inc.

DAVID C. WAKEFIELD III +
President
Wakefield Enterprises, LLC

MACK I. WHITTLE, JR. +
President and
  Chief Executive Officer
The South Financial Group

ZEB M. THOMAS, SR.
Director Emeritus
Carolina First Bank

THOMAS C. "NAP" VANDIVER
Chairman Emeritus
Carolina First Bank

+ The South Financial Group

18 THE SOUTH / FINANCIAL GROUP

                             ADVISORY BOARD MEMBERS

ANDERSON
James W. Braswell, Jr.
A. Reese Fant
Daniel J. Fleming, M.D.
William W. Jones

CHARLESTON
Lodema R. Adams
Samuel H. Altman
Martha Ballenger
Henry Berlin
W. Carlyle Blakeney, Jr.
Brian M. Carmody
George C. Greene III
Joseph P. Griffith, Jr.
Warren Lasch
Thomas M. Leland, M.D.
Ernest L. Masters
John W. Molony
Dennis E. O'Neill
Thomas J. Parsell
LaVonne N. Phillips
Harold R. Pratt-Thomas, Jr.
Michael C. Robinson
John I. Saalfield
William S. Stuhr, Sr.
Arthur M. Swanson
O. L. Thompson III

CLINTON
Robert L. Cason
Joy Gault
Joe J. Gresham
John Griffith, Ph.D.
Lykes Henderson, Jr.
Charles H. Hughes, M.D.

COLUMBIA
Donald H. Burkett
T. Moffatt Burriss
William C. Cantey, Jr.
Craig G. Dawson
Charlie W. Devlin, M.D.
John Ducate, Jr.
D. Christian Goodall
Charles R. Jackson
S. Stanley Juk, Jr., M.D. FACC
Jerry C. Kline
Robert E. Kneece, Jr.
Robert C. Pulliam
John P. Sutton, M.D.
James T. Tharp
Susie H. VanHuss, Ph.D.
James H. Walker

CONWAY
Larry Biddle
Phil Clayton
Jonathan Dieter, Jr., M.D.
W. T. Johnson
Charlie Ray
Kenneth Ward
William D. Witherspoon

GEORGETOWN COUNTY
T. M. Andrews
Robert E. Coffee, Jr.
William S. Duncan
John P. Grimes
William N. Miller III
Charles A. Moore
Mark Nash
Louis P. Parsons
Robert B. Plowden, Jr.
Julian A. Reynolds, Jr.
Wright S. Skinner III, M.D.
R. Frank Swinnie, Jr.
Margaret Whittle

GREENVILLE
Glenn E. Batson
Alfred N. Bell, Jr.
Susan J. Bichel
Steve Brandt
Nesbitt Q. Cline, Sr.
R. Jack Dill, Sr.
Henry Holseberg
Foster McKissick
Mary Louise Mims
Hays Reynolds
Porter Rose
Jimmie Tate
Morris E. Williams, M.D.

JACKSONVILLE
John G. Harrison
Mike Hartley
Ken Kuester
William A. (Sandy) McArthur
A. C. (Chip) Skinner III
Bo Stringer
Edgar B. Vickers
Mark S. Wood

LAKE CITY
Marlene Askins
Joe F. Boswell
Rev. Matthew C. Brown
William C. Garner, Jr.
Roger K. Kirby
James C. Lynch, Sr.
E. Leroy Nettles, Jr.
William J. Sebnick

MYRTLE BEACH
Dorothy K. Anderson
James Arakas
J. Carson Benton, Jr.
Cecil Brandon, Jr.
David Brittain
D. Richard Crumpler
Calhoun Cunningham, M.D.
A. Shaw Dargan III
William W. DesChamps
John S. Divine IV
Miles Herring
Stephen L. McMillan
Leroy Rainbow
Jonathan Smith
Albert A. Springs IV

NORTH CAROLINA
Durwood T. Bradshaw
W. James Brandon
Walter Conlogue
Alley L. Hart, Jr.
J. Wright Holman
William O. J. Lynch
Ruppert L. Piver
Charles G. Smith IV
Harry W. Stovall III

NORTH STRAND
Jay Baldwin III
Martin Barrier
E. Tom Fulmer
John Martini, Jr.
Daniel Moore
Ray Sessions, Jr.
Lattie Upchurch, Jr.
Terry White, Sr.

PEE DEE
Donald C. Ball
Mark W. Buyck III
N. Bryant Cooper, Jr.
Reaves H. Gasque
Jean C. Leatherman
Robert E. Mottern
James K. O'Kelley
Roy E. Roberts, Jr.

ROCK HILL
David G. Anderson
Bryant G. Barnes
Fred W. Faircloth III
Betty Jo Rhea
William S. Stephenson

SOUTH STRAND
Michael J. Arakas
W. J. Epperson, M.D.
Albert W. Hitchcock
W. Winston Hoy, Jr.
W. Gairy Nichols
Dennis G. Permenter
E. J. Servant III
Willie C. Shelley, Jr.
John S. Springs
J. Roddy Swaim

                                                  THE SOUTH / FINANCIAL GROUP 19

                                   LOCATIONS

As of December 31, 2001, The South Financial Group served 58 communities with 90 branch offices and 77 automated teller machines.

                                     [MAP]

[CAROLINA FIRST LOGO]

www.CAROLINAFIRST.com

SOUTH CAROLINA               Marion
Aiken (2)                    Mauldin
Anderson (4)                 Moncks Corner
Andrews                      Mount Pleasant
Camden                       Mullins
Chapin                       Murrells Inlet
Charleston (3)               Myrtle Beach (3)
Clinton (2)                  Newberry
Columbia (7)                 North Myrtle Beach (2)
Conway                       Pendleton
Easley (2)                   Pickens
Edgefield                    Piedmont (2)
Florence (2)                 Rock Hill
Garden City                  Summerville
Georgetown (2)               Surfside
Greenville (6)               Swansea
Greenwood                    Taylors
Greer                        Travelers Rest
Hilton Head Island (2)       West Columbia
Irmo
Lake City
Laurens                      NORTH CAROLINA
Lexington                    Hampstead
Litchfield                   Jacksonville
Little River                 Wilmington (3)

[CITRUS BANK LOGO]

www.MYCITRUS.com

FLORIDA                      Kissimmee (2)
Crescent City                Longwood
Crystal River                Orlando (3)
East Palatka                 Palatka
Interlachen                  Winter Garden
Inverness                    Winter Park
Jacksonville (2)

[BANK CAROLINE LOGO]
www.BANKCAROLINE.com

20 THE SOUTH / FINANCIAL GROUP

                              SHAREHOLDER SUMMARY

Dividend Information

CALENDAR

Dividends, if approved by the Board of Directors, are customarily paid to shareholders of record as follows: Record Dates: January 15, April 15, July 15 and October 15 Payment Dates: February 1, May 1, August 1 and November 1

QUARTERLY DIVIDEND RATE

Our current quarterly dividend is $.12 per share. Since the first dividend payment in 1994, The South Financial Group has paid consecutive quarterly dividends to date. The indicated annual dividend has consecutively increased each year at an average rate of 15%.

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

Annual Meeting

The Annual Meeting of Shareholders will be held at 10:30 a.m., April 30, 2002 at the Gunter Theatre, Peace Center for the Performing Arts, Greenville, South Carolina.

Stock Listing
The Nasdaq Stock Market
Ticker Symbol: TSFG

Stock Information

AT YEAR END                                       2001                2000          % CHANGE
---------------------------------------------------------------------------------------------
Closing stock price                            $  17.75             $  13.25          34 %
Book value per
 common share                                     11.11                11.04           1
Shareholders
 of record                                        7,169                7,472          (4)
Annual shares
 traded (000s)                                   27,410               25,751           6
Shares outstanding
 (000s)                                          41,229               42,460          (3)
Price/earnings
 multiple(*)                                      18.11                16.99
Price/book
 multiple                                          1.60                 1.20

(*) For 2000, earnings exclude merger-related charges. For details, see Financial Highlights, Note (b) on page 1.

About The Annual Report

The 2001 Annual Report is presented in a summary format intended to provide information in a concise, summarized manner that will be meaningful and useful to the widest range of readers. The audited financial statements and detailed analytical schedules are contained in The South Financial Group's Annual Report on Form 10-K for the year ended December 31, 2001.

Form 10-K

A copy of The South Financial Group's Annual Report on Form 10-K as filed with the Securities and Exchange Commission is available at no charge by contacting Investor Relations at the address under contact information.

Cautionary language regarding forward-looking statements: This annual report contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. Please refer to The South Financial Group's Annual Report on Form 10-K for the year ended December 31, 2001, for a more thorough description of the types of risks and uncertainties that may affect management's forward-looking statements.

                                                                       CORPORATE
                                                                    HEADQUARTERS

                                                       THE SOUTH FINANCIAL GROUP
                                                           104 SOUTH MAIN STREET
                                                      POINSETT PLAZA, 10TH FLOOR
                                                GREENVILLE, SOUTH CAROLINA 29601
                                                                  (864) 255-7900
                                                           WWW.THESOUTHGROUP.COM


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

                                                              INVESTOR RELATIONS
                                      For analysts, investors and others seeking
                                          financial information, please contact:

                                                       MARY M. GENTRY, TREASURER
                                                       THE SOUTH FINANCIAL GROUP
                                                                   P.0. BOX 1029
                                                GREENVILLE, SOUTH CAROLINA 29602
                                                       (800) 951-2699 EXT. 54919
                                           E-MAIL: MARY.GENTRY@THESOUTHGROUP.COM

                                                                  TRANSFER AGENT
        Shareholders with questions regarding their accounts, change of address, dividends, lost certificates and stock transfers should contact the Transfer
                                                                           Agent

                                                  REGISTRAR AND TRANSFER COMPANY
                                                               10 COMMERCE DRIVE
                                                 CRANFORD, NEW JERSEY 07016-3572
                                                                  (800) 368-5948
                                                   E-MAIL: INVRELATIONS@RTCO.COM
                                                                    WWW.RTCO.COM

                                                                 ON THE INTERNET

       News releases and information on financial results, products and services are available on the Internet at www.thesouthgroup.com

THE SOUTH / FINANCIAL GROUP

  The South Financial Group
      104 South Main Street
             Poinsett Plaza
       Greenville, SC 29601
      www.thesouthgroup.com