Form 10-K, Exhibit 13
period 2002-12-31
SOUTH FINANCIAL GROUP INC
filed 2003-03-20
CIK 797871

                           THE SOUTH/FINANCIAL GROUP

                                      2002
                                     ANNUAL
                                     REPORT


                                                                         [PHOTO]

Corporate Profile

The South Financial Group, headquartered in Greenville, South Carolina, is a financial holding company focused on fast-growing markets in the Southeast. At December 31, 2002, The South Financial Group had approximately $7.9 billion in total assets and 117 branch offices in South Carolina, North Carolina and Florida. The South Financial Group has two subsidiary banks:

- Carolina First Bank, the largest South Carolina-headquartered commercial bank, which operations in South Carolina, North Carolina and on the Internet under the brand name, Bank CaroLine, and

- Mercantile Bank, which principally serves Jacksonville, Orlando and Tampa Bay, Florida.

The South Financial Group uses a super community bank strategy serving small and middle market businesses and retail consumers by offering a full range of financial services, including asset management, investments, insurance and trust services. The common stock trades on The Nasdaq Stock Market under the symbol TSFG.

Table of Contents

Corporate Profile............................................ Inside front cover
Financial Highlights.........................................                  1
Message to Our Shareholders...................................                 2
Momentum:
  Ascending Profitability....................................                  6
  Focused Execution..........................................                  8
  Dynamic Markets............................................                 10
  Unwavering Values..........................................                 12
Selected Financial Information...............................                 14
Condensed Consolidated Balance Sheets........................                 18
Condensed Consolidated Income Statements.....................                 19
Leadership...................................................                 20
Advisory Board Members.......................................                 22
Locations....................................................                 23
Shareholder Summary..........................................                 24
Company Information........................................... Inside back cover

                                       In honor of Nap's
                                       dedication and
          [PHOTO]                      contributions to
                                       his community
                                       and to South
                                       Carolina.
Thomas C. "Nap" Vandiver
October 15, 1907-April 11, 2002

About the Annual Report

The 2002 Annual Report is presented in a summary format and is intended to provide information in a concise manner that will be meaningful and useful to the widest range of readers. The audited financial statements and detailed analytical schedules are contained in The South Financial Group's Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

FINANCIAL HIGHLIGHTS

($ in thousands, except per share data)

                Total Revenues*                               Earnings Per Share                            Average Assets
               ($ in millions)                                   (in dollars)                              ($ in billions)
                  (GRAPH)                                           (GRAPH)                                    (GRAPH)
* Net interest income plus noninterest income.   - EPS - GAAP                                      5-Year Compound Growth Rate: 18%
5-Year Compound Growth Rate: 14%                 - EPS - OPERATING (presented for 2000-2002 only)
                                                 5-Year Compound Growth Rate: 12%
                                                 For GAAP vs. operating reconciliation,
                                                 see page 15.

                                                            2002              2001            % Change
                                                         ----------         -----------       --------
EARNINGS AND DIVIDENDS
Net interest income                                      $  218,252         $   174,777          25 %
Noninterest income                                           59,640              53,484          12
Total revenue                                               277,892             228,261          22
Provision for loan losses                                    22,266              22,045           1
Noninterest expenses                                        156,176             141,321          11
Merger-related costs (recoveries)                             6,664                (501)         n/m
Net income                                                   59,158              41,892          41
Operating earnings (a)                                       63,500              40,708          56
Operating earnings, cash basis (a)                           64,553              45,904          41
Per share - diluted:
  Net income                                             $     1.38         $      0.98          41
  Operating earnings (a)                                       1.49                0.95          57
  Operating earnings, cash basis (a)                           1.51                1.07          41
Cash dividends declared per share                              0.50                0.45          11
                                                         ----------         -----------       -----
RATIOS
Return on average assets                                       0.91%               0.77%
Return on average tangible assets, cash basis (a)              1.01                0.86
Return on average equity                                      11.89                8.66
Return on average tangible equity, cash basis (a)             17.37               12.03
Average balances:
  Assets                                                 $6,497,607         $ 5,459,515          19%
  Shareholders' equity                                      497,341             483,634           3
  Intangible assets                                         125,732             102,176          23
                                                         ----------         -----------       -----
AT YEAR END
Total assets                                             $7,941,010         $ 6,029,442          32%
Loans held for investment                                 4,434,011           3,730,250          19
Securities                                                2,572,186           1,643,395          57
Deposits                                                  4,592,510           3,605,255          27
Shareholders' equity                                        646,799             458,174          41
Common shares outstanding (000s)                             47,347              41,229          15
Book value per share                                     $    13.66         $     11.11          23
Market price per share (Nasdaq)                               20.66               17.75          16
                                                         ----------         -----------       -----
ASSET QUALITY RATIOS
Nonperforming assets (b)                                       1.67%               1.17%
Nonperforming assets,
  excluding Rock Hill Bank & Trust Workout Loans               1.03                1.17
Allowance for loan losses to loans (b)                         1.58                1.20
Allowance for loan losses to loans,
  excluding Rock Hill Bank & Trust Workout Loans               1.24                1.20
Net loan charge-offs                                           0.49                0.54
                                                         ----------         -----------       -----
OPERATIONS DATA
Branch offices                                                  117                  90          30%
ATMs                                                            105                  77          36
Employees (full-time equivalent)                              1,700               1,346          26
                                                         ----------         -----------       -----

Notes:

         (a) See page 15 for a reconciliation of reported net income (GAAP) to operating earnings (non-GAAP). Cash basis returns are calculated by dividing operating earnings on a cash basis by average tangible assets (i.e., average assets less average intangible assets) or average tangible equity (i.e., average shareholders' equity less average intangible assets).

         (b) At December 31, 2002, Rock Hill Bank & Trust Workout Loans totaled $72.4 million with nonperforming assets of $29.2 million and an allowance for loan losses of $16.3 million.


                           THE SOUTH/FINANCIAL GROUP 1

A MESSAGE TO OUR SHAREHOLDERS:

[PHOTO]


         Look below and you'll find the word that best sums up 2002 for The South Financial Group: Momentum. Indeed, the past year was one of momentum for our Company.

         Two years ago, we intensified our focus on financial returns and earnings. We entered 2002 with a plan to achieve consistent quarter-by-quarter operating earnings growth. We have successfully executed our plan. The fourth quarter of 2002 represents the seventh consecutive quarter of operating earnings growth. In 2002, both net income and earnings per diluted share increased 41% from 2001. It was an outstanding year for The South Financial Group and our shareholders.

                                    M O M E

         We achieved this improved performance by focusing on our fundamentals and hiring the best banking professionals available in our markets. We also positioned ourselves strategically to operate in markets with superior market demographics. In 2002, our top-line revenue growth exceeded 20%, driven by earning asset growth and fee income initiatives. We also enhanced our core credit quality trends, making substantial improvement despite a less-than-robust economy.

         Our noninterest income focus is yielding results. In 2002, we introduced an on-going internal sales process called Elevate, with the mission of building an effective sales culture throughout the company. We now have a way to measure, track, and incent sales activity. We established a Sales and Service Center and added mortgage and brokerage producers, which we are managing to "best practice" goals. We are expanding our insurance services and pursuing in-market insurance agency acquisitions. We acquired our first insurance agency in September, which performed ahead of targets in the fourth quarter 2002. Our noninterest income plans are now in place, and the earnings lift should follow in 2003.

         While the focus in 2002 was clearly on profitability, we also acquired companies meeting our disciplined merger criteria in targeted, fast-growing markets that enhanced our franchise. We acquired Gulf West Banks, Inc. and Central Bank of Tampa in the greater Tampa Bay area of Florida. In addition, the purchase of assets from Rock Hill Bank & Trust increased our presence in Rock Hill, South Carolina. Our geographic footprint was already extremely attractive, and the 2002 mergers enhanced our market demographics.

         We are the largest South Carolina-headquartered bank in the state. We have also achieved a critical mass in Florida


                                    [PHOTO]

                     "We entered 2002 with a plan to achieve
            consistent quarter-by-quarter operating earnings growth.
                    We have successfully executed our plan."

with $1.7 billion in assets, operating in three extremely attractive, profitable markets: Orlando, Tampa Bay, and Jacksonville.

         Our commitment to our core values served as the foundation for the positive momentum achieved during 2002. We've added the product depth and operating efficiencies of a larger bank, but have remained firmly grounded in our mission to provide highly personalized service. Our customer-focused heritage has allowed us to maintain hometown, common sense values. We practice what we preach, as we strive to respect our customers' opinions, advise them carefully on the things that impact their hard-earned money, and become a true partner in their financial futures.

         The South Financial Group continues to be a rewarding investment. During 2002, our total return of 19% significantly outperformed bank and stock market indexes. In 2002, we increased cash dividends 17%. The South Financial Group has increased cash dividends every year since the initiation of cash dividends, or each year for nine consecutive years. This represents an annualized compound increase of approximately 16%.

                                    N T U M

         We made exceptional progress in 2002. And we intend to carry this forward. Two years ago, we set profitability and return goals as part of our three-year strategic plan. We know them well: a 1.25% return on average assets and a 14.50% return on average equity by the end of 2003. Our team is working diligently to achieve them, and I am confident that we can.

         Finally, the year saw the death of our close friend and founding spirit, Thomas C. "Nap" Vandiver. Nap, our Chairman Emeritus, served our company faithfully and enthusiastically since 1987. Nap's contributions to banking in South Carolina are countless, as are his friends.

         By building on our strengths, we will continue to deliver results in 2003 and the future. Our profitability is ascending. We are focused on executing our plan. We operate in dynamic markets. And we'll maintain the unwavering values that have brought us this far. We thank you for your continued support and encouragement. We have the momentum to move forward in the days and months ahead.


/s/ Mack I. Whittle, Jr.
-------------------------------------------
Mack I. Whittle, Jr.
President and Chief Executive Officer


                                    [PHOTO]
Chattooga River rapids  PHOTO BY BILL ROBERTSON

Q        WHY DO YOU THINK THE SOUTH FINANCIAL GROUP WILL MEET ITS PROFITABILITY
         GOALS?

A        We set aggressive profitability goals, and we're poised to reach them.
         First, we operate in markets with superior demographics. We're uniquely positioned to capitalize on the high growth and high per capita income in these areas. In addition, we expect commercial loan growth to pick up in the coming months. Also, we expect improvements in our credit quality to approach historical levels. Finally, a key facet of our strategic plan is to accelerate noninterest income growth, as we manage that area of our operations to "best practice" goals.

Q        WHY DO YOU EXPECT COMMERCIAL LOAN GROWTH TO PICK UP?

A We anticipate that our commercial loan growth will be concentrated in our Florida markets, in Rock Hill - an outstanding market just outside of Charlotte - and in the coastal markets of the Carolinas. Our recent entry into the Tampa Bay area provides opportunities to expand existing relationships due to higher lending limits. We are also forecasting excellent growth related to our home equity product and indirect loans in Florida. In November 2002, we completed the rollout of Elevate's Business-to-Business banking process and are building our sales culture on the commercial side.

Q        WHAT ROLE DOES YOUR CUSTOMER-FOCUSED PROCESS, ELEVATE, PLAY?

A We are building a customer-focused sales culture at The South Financial Group. Simply put, Elevate helps us know our customers better and serve them more efficiently. And it's working. The number of households we serve increased 27% since the inception of Elevate - 14% excluding the 2002 mergers. And we ended 2002 with an average of 2.92 products per household. This exceeded our goal of 2.5 and represented a dramatic improvement from the 1.6 products per household before the Elevate process. We expect similar levels of success from the November 2002 commercial customer rollout of Elevate.

                                   QUESTIONS


                                    (GRAPH]

                                    [PHOTO]

                                   & ANSWERS

Q YOU HAVE AN OPPORTUNITY TO BRING NONINTEREST INCOME MORE IN LINE WITH YOUR PEER GROUP. HOW DO YOU PLAN TO DO IT?

A As we build our sales culture, we have undertaken several noninterest income initiatives. We successfully established a Sales and Service Center in 2002. Last year, the Center had 280,000 inbound and outbound calls and e-mails, and sold more than 14,000 products. We are adding mortgage origination and brokerage employees, and we are managing them to best practice revenue goals. At the end of 2002, we had 40 mortgage originators, up from 33 in January, with 60% exceeding our best practice goal. For brokerage, we ended 2002 with 17 producers, up from 12 in January, with 40% exceeding our best practice goal. That's progress. We are also expanding our insurance services, pursuing in-market insurance agency acquisitions, and growing cash management services.

Q        WHAT ABOUT FUTURE MERGERS?

A We will remain very disciplined in our approach to mergers and consider them only if they meet our strict merger criteria. Specifically, the target must exhibit a similar banking culture to ours; it must strategically enhance our franchise; it must be accretive to cash EPS within 12 months; and it must help us achieve performance goals. Our 2002 mergers met these requirements. In 2002, we demonstrated our ability to smoothly integrate mergers, convert operating systems, and capture the promised results. We'll do the same in future mergers. We have a systematic, proven methodology for excellent execution.

Q YOU ENDED 2002 WITH $7.9 BILLION IN ASSETS AND 117 BRANCH OFFICES. CAN YOU MAINTAIN YOUR PERSONALIZED, COMMUNITY-BANK STYLE OF BANKING?

A In a word - yes. We've structured our company as a network of community market areas. Currently, we have nine. Each community market area - which is less than $1 billion in assets - is run by a Market President who is familiar with the area and the customers within it. This allows us to keep our decision-making close to the customer and gives our banks a local feel. Behind the scenes, however, customers benefit from a centralized operating system, technological sophistication, and the product depth of a larger organization. Most importantly, we rely on our core values to maintain our personalized style. Simply, they allow us to remain a community bank, while at the same time, offering big bank services.



                          THE SOUTH/FINANCIAL GROUP 5

                                    [PHOTO]

         Black Skimmers taking flight, Sullivans Island, South Carolina
                                PHOTO BY TED BORG

Two years ago, The South Financial Group decided that financial returns and earnings should be its primary focus. This represented a strategic shift from our previous focus on expansion and growth. In 2002, we created additional momentum for improved financial returns.

                                   ASCENDING
                                 PROFITABILITY

         With the proper foundation solidly in place - namely our management team, common operating system and market presence in attractive markets - we achieved consistent quarter-by-quarter operating earnings growth. The fourth quarter of 2002 represented the seventh consecutive quarter of operating earnings growth.

    This increasing profitability was due, in part, to our concentration on several fundamental areas. For example, we hired the best banking professionals in our markets. We also focused on top-line revenue growth in 2002 through increased earning assets and various fee income initiatives. In addition, we worked hard to improve our efficiency ratio and core credit quality measures.

    We also introduced an on-going, customer-focused sales process - which we call Elevate - with the goal of creating a new "sales" culture within the company. Elevate, which builds on our customer-focused traditions, has helped accelerate top-line revenue growth through increased product referrals and product sales. This ultimately contributes to our consistent earnings growth.

         In short, we achieved our goal of consistent earnings growth - growth that has been reflected in our stock performance. The total market return, including dividends, for The South Financial Group stock increased 19% in 2002, outpacing financial industry and market indexes.

                               CONSISTENT OPERATING
                                EARNINGS GROWTH

                                    (GRAPH)


         (*) See page 15 for an annual reconciliation of reported net income (GAAP) to operating earnings (non-GAAP). For quarterly detail, see TSFG's quarterly earnings news releases.

         (**)     Restated


                          THE SOUTH/FINANCIAL GROUP 7

                                    [PHOTO]

 A spider and its web on the banks of the Chauga River, Sumter National Forest,
                                 South Carolina
                              PHOTO BY TOMMY WYCHE

The positive momentum we experienced in 2002 was anything but unexpected. In short, it was part of our plan, a strategic plan developed and executed by an experienced, proven management team.

NONINTEREST INCOME
STRATEGIC INITIATIVES

-        Build sales culture

-        Expand our Sales and Service Center

-        Add mortgage and brokerage employees

-        Manage to best practices

-        Acquire in-market insurance agencies

-        Expand cash management services

                                     FOCUSED
                                    EXECUTION

         The foundation for our plan is the Super Community Bank model that has allowed The South Financial Group to become a unique banking presence in many of the Southeast's most attractive banking markets.

         The management team spearheaded the shift in priorities from growth to profitability, heading up improvements in vital areas such as noninterest income, efficiency, balance sheet management, and credit quality. In addition, the team created 3-year financial goals - important benchmarks to measure how we have progressed and will continue to progress in the years to come.

         With these financial goals in mind, in 2002 we expanded the mortgage and brokerage sales force, managed the sales force to "best practice" goals, raised referrals/sales at the branch level, enhanced customer service/sales via the Sales and Service Center, and increased the number of households accessing our services. Also this year, The South Financial Group hired several outstanding banking professionals - experienced bankers with the skills necessary to bring big bank services to our hometown communities. We also enhanced our already-attractive geographic footprint through our 2002 mergers in Tampa Bay and Rock Hill.

         With a strategic plan serving as the roadmap to the future, The South Financial Group is poised to meet its 3-year financial goals and move forward to high performing bank levels. The key, as always, will be the focus of our people and our ability to execute the strategies we create. If 2002 is any indication, we are already focused ... and well on our way.

NONINTEREST INCOME -
THE OPPORTUNITY

Noninterest Income as
% of Total Revenue(*)

                                    [GRAPH]

(*) On an operating basis. For annual GAAP vs. operating reconciliation, see page 15.
(**) 21 banking companies located in the expanded Southeast with assets between $2 and $10 billion. Data for 2002.

Source: Salomon Smith Barney


                          THE SOUTH/FINANCIAL GROUP 9

                                    [PHOTO]
                Sunset, Dunedin, Florida PHOTO BY KARIN CONNELLY

The forward momentum in 2002 was underscored by our continuing focus on superior, high-growth markets. Whether strengthening our current footprint or expanding into new areas, our goal is to operate in markets with super demographics.

                               POPULATION GROWTH
                                    2003-2008


                                    [GRAPH]

                                 DYNAMIC MARKETS

         And we do. Consider the following statistics: The average five-year projected per capita income growth for our markets of 18% exceeds the national projections by 22%. Five-year population growth in our markets is projected to be 11%, or more than twice the national average.

    Carolina First Bank remains the largest South Carolina-headquartered bank, with a number four ranking in market share state-wide. (In South Carolina's four largest MSAs, we have at least a top seven market share.) In Florida, we operate a $1.7 billion bank in three extremely attractive markets: Orlando, Tampa Bay and Jacksonville. These three markets represent $67 billion in market deposits, an outstanding opportunity that we are well-positioned to take advantage of.

         In 2002, we completed strategic expansions in several key markets designed to enhance future performance. The mergers with Gulf West Banks and Central Bank of Tampa allowed us to enter the Tampa/St. Petersburg area. And our purchase of assets from Rock Hill Bank & Trust gave us significant market presence in the high-growth Rock Hill market, just outside of Charlotte, North Carolina.

         We were able to build on the strength of our dynamic marketplaces while adhering to disciplined merger criteria. The result? A positive momentum that allowed us to strategically expand our presence in our markets and lay the groundwork for a solid future.

                            PER CAPITA INCOME GROWTH
                                    2003-2008

                                    [GRAPH]

Source: Division of Research, Moore School of Business, University of South Carolina

                          THE SOUTH/FINANCIAL GROUP 11

                                    [PHOTO]
       Live oaks and resurrection fern, Dixie Plantation, South Carolina
                            PHOTO BY TOM BLAGDEN, JR.

The South Financial Group's positive momentum has been the result of several key factors: careful strategic planning, an experienced management team, a clear focus on high-growth markets... but nothing is more important to the success of our company than the values that lie at its core.

                                    [PHOTOS]

                                   UNWAVERING
                                     values

         These values dictate how we interact with customers day to day. They are the underpinnings for our internal culture, for the way we treat each other. And they are the benchmarks for the types of people we hire. These values guide us in our strategic planning, and in the end, serve as the foundation of all progress.

         What are they? Simply, our values are what allow us to remain a community bank, while at the same time, offering big bank services. They are the things we believe in. For instance, we believe in the value of partnerships, in growing relationships through a mutual understanding of financial needs and desires. We believe in taking the time to notice the little things that might make a difference in someone's financial future. We believe in respecting our customers and our fellow employees, and respecting what each person has to say. We believe in being a vital part of the communities we serve. These values aren't unheard of. But what is noteworthy is that a financial services company actually holds these values dear... and puts them into practice every day.

         So, as we head into unpredictable economies, fluctuating markets, and world events that send indexes and indicators plummeting, we know we can rely on the presence of our values to sustain our momentum. We've built this company on them. And their strength is unwavering.

In 2002, The South Financial Group launched a marketing campaign designed to emphasize our core values and our determination to discover the little things about customers that allow us to offer unmatched service. The campaign's print ads feature real customers in well-known locations throughout our marketplaces. As the ads say: "We believe knowing people better makes us... well, better people. You'd be surprised how it makes us a better bank."


                         THE SOUTH/FINANCIAL GROUP 13

SELECTED FINANCIAL INFORMATION

The following pages provide selected financial information for 2002. Please consult The South Financial Group's Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission for a discussion and analysis of financial condition and results of operations.

Earnings Overview

The South Financial Group reported record earnings for 2002. For 2002, earnings per diluted share totaled $1.38, a 41% increase from $0.98 per diluted share for 2001. Net income for 2002 was $59.2 million, up 41% from $41.9 million for 2001.

Higher net interest income, fee income initiatives, efficiency improvements, and a more favorable effective tax rate contributed to the increases in net income and earnings per diluted share. Net interest income increased from a higher net interest margin and 20% growth in average earning assets.

The following table summarizes noninterest income and noninterest expenses, both before and after gains on asset sales and non-operating items.

Components of Noninterest Income and Expenses

($ in thousands)
                                                                          YEARS ENDED DECEMBER 31,
                                                                 -------------------------------------------
                                                                   2002            2001               2000
                                                                 --------        ---------         ---------

NONINTEREST INCOME
Service charges on deposit accounts                              $ 23,410        $  18,689         $  17,956
Fees for investment services                                        6,423            5,633             5,807
Mortgage banking income                                             5,144            6,370             6,303
Bank-owned life insurance                                           7,429            7,209             4,139
Merchant processing fees                                            5,908            5,799             2,666
Other                                                               5,206            5,012             5,657
                                                                 --------        ---------         ---------
  Noninterest income, excluding gains on asset sales               53,520           48,712            42,528
                                                                 --------        ---------         ---------
Gain (loss) on sale of available for sale securities                2,985            3,458            (5,391)
Gain on equity investments                                          3,135              354             9,219
Gain on disposition of assets and liabilities                          --              960             2,189
                                                                 --------        ---------         ---------
  Gains on asset sales                                              6,120            4,772             6,017
                                                                 --------        ---------         ---------
  Total noninterest income                                       $ 59,640        $  53,484         $  48,545
                                                                 ========        =========         =========

NONINTEREST EXPENSES
Personnel expense                                                $ 75,118        $  62,321         $  65,936
Occupancy                                                          15,238           14,269            15,340
Furniture and equipment                                            15,341           13,526            12,796
Amortization of intangibles                                         1,519            5,765             6,407
Other                                                              45,311           41,426            41,290
                                                                 --------        ---------         ---------
  Noninterest expenses, excluding non-operating items             152,527          137,307           141,769
                                                                 --------        ---------         ---------
Merger-related costs (recoveries)                                   6,664             (501)           29,198
Impairment loss from write-down of assets and receivables           1,449              243             4,090
Loss on early extinguishment of debt                                  354            3,106                --
Employment contract payments and benefit plan changes               1,846               --             1,161
System conversion costs                                                --               --             4,021
Other (a)                                                              --              665             1,299
                                                                 --------        ---------         ---------
  Noninterest expenses, non-operating items                        10,313            3,513            39,769
                                                                 --------        ---------         ---------
  Total noninterest expenses                                     $162,840        $ 140,820         $ 181,538
                                                                 ========        =========         =========

Notes:

(a) Other includes charitable contribution of premises in 2001 and charges associated with Anchor Financial merger in 2000.

Forward-Looking Statements and Non-GAAP Financial Information

This annual report contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. Please refer to The South Financial Group's Annual Report on Form 10-K for the year ended December 31, 2002, for a more thorough description of the types of risks and uncertainties that may affect management's forward-looking statements. The South Financial Group undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this report.

This Annual Report to Shareholders also contains financial information determined by methods other than in accordance with Generally Accepted Accounting Principles ("GAAP"). The South Financial Group's management uses these non-GAAP measures in their analysis of TSFG's performance. In particular, a number of measures presented adjust GAAP information to exclude the effects of non-operating items, such as merger-related costs, gains or losses on asset sales, non-operating expenses, and the amortization of intangibles for "cash basis" performance measures. Since these items and their impact on TSFG's performance are difficult to predict, management believes presentations of financial measures excluding the impact of these items provide useful supplemental information that is necessary for a clearer understanding of the operating results of TSFG. These disclosures should not be viewed as a substitute for GAAP operating results, and furthermore, TSFG's non-GAAP measures may not necessarily be comparable to non-GAAP performance measures of other companies.

The following table reconciles reported net income (GAAP) to two non-GAAP measures: operating earnings and operating earnings on a cash basis.

Reconciliation of Reported Net Income (GAAP) to Operating Earnings (Non-GAAP)

($ in thousands, except per share data)
                                                                     YEARS ENDED DECEMBER 31,
                                                              ------------------------------------------
                                                                2002             2001             2000
                                                              --------         --------         --------

NET INCOME, AS REPORTED (GAAP)                                $ 59,158         $ 41,892         $  6,989
NON-OPERATING ITEMS, (INCOME) EXPENSES:
  Gains on asset sales (a)                                      (6,120)          (4,772)          (6,017)
  Noninterest expenses, non-operating items (a)                 10,313            3,513           39,769
  Provision for loan losses to conform Anchor
    Financial's credit risk methodologies                           --               --            3,000
  Related income taxes                                          (1,257)             357          (10,420)
  Cumulative effect of change in accounting principle,
    net of tax                                                   1,406             (282)              --
                                                              --------         --------         --------
OPERATING EARNINGS (NON-GAAP)                                   63,500           40,708           33,321
  Amortization of intangibles, net of tax                        1,053            5,196            5,692
                                                              --------         --------         --------
OPERATING EARNINGS (NON-GAAP), CASH BASIS                     $ 64,553         $ 45,904         $ 39,013
                                                              ========         ========         ========

AVERAGE COMMON SHARES OUTSTANDING, DILUTED (000S)               42,715           42,824           43,551
PER COMMON SHARE DATA, DILUTED:
  Net income, as reported (GAAP)                              $   1.38         $   0.98         $   0.16
  Operating earnings (non-GAAP)                                   1.49             0.95             0.77
  Operating earnings (non-GAAP), cash basis                       1.51             1.07             0.90

Notes:

(a) See components of Noninterest Income and Expenses on page 14 for a list of these items.


                         THE SOUTH/FINANCIAL GROUP 15

Six-Year Summary of Selected Financial Data

($ in thousands, except per share data)
                                                                                                                            FIVE -
                                                                                                                             YEAR
                                                               YEARS ENDED DECEMBER 31,                                    COMPOUND
                                  --------------------------------------------------------------------------------------    GROWTH
                                     2002           2001             2000          1999           1998           1997        RATE
                                  ----------     -----------      ----------     ----------     ----------    ----------   --------

INCOME STATEMENT DATA
Net interest income (a)           $  218,252     $   174,777      $  167,111     $  174,614     $  149,341    $  117,833     13.1%
Provision for loan losses             22,266          22,045          23,378         18,273         15,646        14,642      8.7
Noninterest income (a)                59,640          53,484          48,545         59,649         34,924        29,576     15.1
Noninterest expenses (a) (c)         156,176         141,321         152,340        147,674        109,857        94,214     10.6
Merger-related costs
  (recoveries)                         6,664            (501)         29,198          7,155          3,526            --      n/m
Net income                            59,158          41,892           6,989         40,450         34,656        24,722     19.1
                                  ----------     -----------      ----------     ----------     ----------    ----------     ----

PER COMMON SHARE DATA
Net income - basic                $     1.42     $      1.00      $     0.16     $     0.95     $     0.90    $     0.79     12.4%
Net income - diluted                    1.38            0.98            0.16           0.93           0.87          0.77     12.4
Book value (December 31)               13.66           11.11           11.04          11.55          10.64          8.32     10.4
Market price (December 31)             20.66           17.75           13.25          18.25          25.31         21.50     (0.8)
Cash dividends declared                 0.50            0.45            0.41           0.37           0.33          0.29     11.5
Dividend payout ratio                  36.23%          45.92%         256.25%         39.78%         37.93%        37.66%
                                  ----------     -----------      ----------     ----------     ----------    ----------     ----

BALANCE SHEET DATA (YEAR END)
Total assets                      $7,941,010     $ 6,029,442      $5,220,554     $4,768,656     $4,136,647    $3,420,794     18.3%
Loans                              4,501,229       3,736,763       3,735,182      3,291,720      2,841,077     2,474,122     12.7
Allowance for loan losses (b)         70,275          44,587          43,024         33,756         29,812        25,736     22.3
Total earning assets               7,127,160       5,479,252       4,651,807      4,262,837      3,664,392     3,085,473     18.2
Deposits                           4,592,510       3,605,255       3,894,662      3,481,651      3,302,523     2,811,139     10.3
Long-term debt                     1,221,511         411,294         318,326        314,279        116,125        94,665     66.8
Shareholders' equity                 646,799         458,174         468,653        500,590        450,989       295,898     16.9
Nonperforming assets (b)              74,186          43,857          21,514         13,972          9,119         5,687     67.1
                                  ----------     -----------      ----------     ----------     ----------    ----------     ----

BALANCE SHEET DATA
  (AVERAGES)
Total assets                      $6,497,607     $ 5,459,515      $5,032,700     $4,282,274     $3,726,204    $2,835,578     18.0%
Loans                              4,008,094       3,769,358       3,545,336      3,045,913      2,577,018     2,066,592     14.2
Total earning assets               5,924,077       4,928,970       4,450,016      3,820,904      3,384,157     2,588,037     18.0
Deposits                           3,855,929       3,688,250       3,699,553      3,373,282      3,050,268     2,331,167     10.6
Shareholders' equity                 497,341         483,634         479,800        483,214        371,707       209,178     18.9
                                  ----------     -----------      ----------     ----------     ----------    ----------     ----

FINANCIAL RATIOS
Net interest margin
  (tax-equivalent) (a)                  3.72%           3.59%           3.81%          4.62%          4.46%         4.60%
Return on average assets                0.91            0.77            0.14           0.94           0.93          0.87
Return on average equity               11.89            8.66            1.46           8.37           9.32         11.82
Average equity as a %
  of average assets                     7.65            8.86            9.53          11.28           9.98          7.38
                                  ----------     -----------      ----------     ----------     ----------    ----------

ASSET QUALITY RATIOS
Nonperforming assets as a
  % of loans and other
  real estate owned (b)                 1.67%           1.17%           0.58%          0.43%          0.33%         0.25%
Net charge-offs to average loans        0.49            0.54            0.39           0.39           0.52          0.63
Allowance for loan losses
  as a % of loans held for
  investment (b)                        1.58            1.20            1.16           1.04           1.09          1.15
                                  ----------     -----------      ----------     ----------     ----------    ----------

OPERATIONS DATA
Branch offices                           117              90              94            108            104            87
Employees (full-time
  equivalent)                          1,700           1,346           1,374          1,514          1,345         1,184
                                  ----------     -----------      ----------     ----------     ----------    ----------

Notes:

(a) Net interest income, noninterest income, and noninterest expenses were reclassified in 2001 and 2000 for the deferral of loan fees and related expenses.

(b) At December 31, 2002, Rock Hill Bank & Trust Workout Loans totaled $72.4 million with nonperforming assets of $29.2 million and an allowance for loan losses of $16.3 million. Excluding these balances, nonperforming assets as a % of loans and other real estate owned totaled 1.03%, and the allowance for loan losses as a % of loans held for investment was 1.24%.

(c)      Excluding merger-related costs (recoveries).

INDEPENDENT AUDITORS' REPORT

The Board of Directors
The South Financial Group, Inc.:

We have audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheets of The South Financial Group, Inc. and subsidiaries as of December 31, 2002 and 2001, and related consolidated statements of income, changes in shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2002 (not presented herein); and in our report dated January 21, 2003, we expressed an unqualified opinion on those consolidated financial statements. Our report refers to the fact that on January 1, 2002 The South Financial Group, Inc. adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."

In our opinion, the information set forth in the accompanying condensed consolidated balance sheets and statements of income is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.


/s/ KPMG LLP

KPMG LLP
Greenville, South Carolina
January 21, 2003


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


/s/ Mack I. Whittle, Jr.            /s/ William S. Hummers III

Mack I. Whittle, Jr.                William S. Hummers III
President and                       Vice Chairman, Executive Vice President,
Chief Executive Officer             and Principal Financial Officer


                         THE SOUTH/FINANCIAL GROUP 17

CONDENSED CONSOLIDATED BALANCE SHEETS

The South Financial Group and Subsidiaries
($ in thousands, except per share data)
                                                                                                    DECEMBER 31,
                                                                                         ---------------------------------
                                                                                            2002                  2001
                                                                                         -----------           -----------

ASSETS
Cash and due from banks                                                                  $   201,333           $   149,170
Interest-bearing bank balances                                                                58,703                91,497
Federal funds sold                                                                            31,293                    --
Securities
   Trading                                                                                       350                 1,577
   Available for sale                                                                      2,488,944             1,560,986
   Held for investment (market value $85,371 in 2002 and $81,878 in 2001)                     82,892                80,832
                                                                                         -----------           -----------
      Total securities                                                                     2,572,186             1,643,395
                                                                                         -----------           -----------
Loans
   Loans held for sale                                                                        67,218                 6,513
   Loans held for investment                                                               4,434,011             3,730,250
   Allowance for loan losses                                                                 (70,275)              (44,587)
                                                                                         -----------           -----------
      Net loans                                                                            4,430,954             3,692,176
                                                                                         -----------           -----------
Premises and equipment, net                                                                  137,501               114,224
Accrued interest receivable                                                                   37,080                38,241
Intangible assets                                                                            242,182                97,140
Other assets                                                                                 229,778               203,599
                                                                                         -----------           -----------
                                                                                         $ 7,941,010           $ 6,029,442
                                                                                         ===========           ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
   Deposits
      Noninterest-bearing                                                                $   743,174           $   524,437
      Interest-bearing                                                                     3,849,336             3,080,818
                                                                                         -----------           -----------
        Total deposits                                                                     4,592,510             3,605,255
   Federal funds purchased and repurchase agreements                                       1,110,840             1,269,538
   Other short-term borrowings                                                                81,653               149,962
   Long-term debt                                                                          1,221,511               411,294
   Debt associated with trust preferred securities                                            95,500                31,000
   Accrued interest payable                                                                   20,945                20,337
   Other liabilities                                                                          84,840                46,859
                                                                                         -----------           -----------
      Total liabilities                                                                    7,207,799             5,534,245
                                                                                         -----------           -----------
Minority interest in consolidated subsidiary                                                  86,412                37,023
                                                                                         -----------           -----------
Shareholders' Equity

   Preferred stock - no par value; authorized 10,000,000 shares; issued and
      outstanding none                                                                            --                    --
   Common stock - par value $1 per share; authorized 100,000,000 shares; issued
      and outstanding 47,347,375 shares in 2002 and 41,228,976 shares in 2001                 47,347                41,229
   Surplus                                                                                   427,448               311,305
   Retained earnings                                                                         150,948               113,288
   Guarantee of employee stock ownership plan debt and nonvested
      restricted stock                                                                        (3,094)               (1,544)
   Accumulated other comprehensive income (loss), net of tax                                  24,150                (6,104)
                                                                                         -----------           -----------
      Total shareholders' equity                                                             646,799               458,174
                                                                                         -----------           -----------
                                                                                         $ 7,941,010           $ 6,029,442
                                                                                         ===========           ===========

See notes to consolidated financial statements which are an integral part of these statements.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

The South Financial Group and Subsidiaries
($ in thousands, except per share data)
                                                                                       YEARS ENDED DECEMBER 31,
                                                                         ---------------------------------------------------------
                                                                            2002                    2001                   2000
                                                                         ------------           ------------           -----------

INTEREST INCOME
Interest and fees on loans                                               $    260,718           $    301,312           $   321,313
Interest and dividends on securities
   Taxable                                                                     87,554                 65,381                53,936
   Exempt from Federal income taxes                                             4,367                  4,025                 3,821
                                                                         ------------           ------------           -----------
      Total interest and dividends on securities                               91,921                 69,406                57,757
   Interest on short-term investments                                           1,100                  1,383                 2,444
                                                                         ------------           ------------           -----------
      Total interest income                                                   353,739                372,101               381,514
                                                                         ------------           ------------           -----------
INTEREST EXPENSE
Interest on deposits                                                           82,858                144,858               164,471
Interest on short-term borrowings                                              21,975                 25,342                28,043
Interest on long-term debt                                                     30,654                 27,124                21,889
                                                                         ------------           ------------           -----------
     Total interest expense                                                   135,487                197,324               214,403
                                                                         ------------           ------------           -----------
      NET INTEREST INCOME                                                     218,252                174,777               167,111
PROVISION FOR LOAN LOSSES                                                      22,266                 22,045                23,378
                                                                         ------------           ------------           -----------
     Net interest income after provision for loan losses                      195,986                152,732               143,733
NONINTEREST INCOME                                                             59,640                 53,484                48,545
NONINTEREST EXPENSES                                                          162,840                140,820               181,538
                                                                         ------------           ------------           -----------
   Income before income taxes, minority interest,
   and cumulative effect of change in accounting principle                     92,786                 65,396                10,740
Income taxes                                                                   28,972                 22,422                 3,751
                                                                         ------------           ------------           -----------
   Income before minority interest and cumulative effect
   of change in accounting principle                                           63,814                 42,974                 6,989
Minority interest in consolidated subsidiary, net of tax                       (3,250)                (1,364)                   --
                                                                         ------------           ------------           -----------
   Income before cumulative effect of change
   in accounting principle                                                     60,564                 41,610                 6,989
Cumulative effect of change in accounting principle, net of tax                (1,406)                   282                    --
                                                                         ------------           ------------           -----------
      NET INCOME                                                         $     59,158           $     41,892           $     6,989
                                                                         ============           ============           ===========

AVERAGE COMMON SHARES OUTSTANDING, BASIC                                   41,714,994             42,098,395            42,907,960
AVERAGE COMMON SHARES OUTSTANDING, DILUTED                                 42,714,938             42,823,513            43,550,592
PER COMMON SHARE, BASIC:
Net income before cumulative effect of change
   in accounting principle                                               $       1.45           $       0.99           $      0.16
Cumulative effect of change in accounting principle                             (0.03)                  0.01                    --
                                                                         ------------           ------------           -----------
Net income                                                               $       1.42           $       1.00           $      0.16
                                                                         ------------           ------------           -----------
PER COMMON SHARE, DILUTED:
Net income before cumulative effect of change
   in accounting principle                                               $       1.42           $       0.97           $      0.16
Cumulative effect of change in accounting principle                             (0.04)                  0.01                    --
                                                                         ------------           ------------           -----------
Net income                                                               $       1.38           $       0.98           $      0.16
                                                                         ============           ============           ===========

See notes to consolidated financial statements which are an integral part of these statements.


                         THE SOUTH/FINANCIAL GROUP 19

                             EXECUTIVE MANAGEMENT

                         [EXECUTIVE MANAGEMENT PHOTO]

         Standing from left to right: J. Stanley Ross, John C. DuBose,
        Mack I. Whittle, Jr., William S. Hummers III, Andrew B. Cheney,
                    Michael W. Sperry, James W. Terry, Jr.
        Seated from left to right: Mary A. Jeffrey, Kendall L. Spencer,
                           William P. Crawford, Jr.

EXECUTIVE MANAGEMENT

Photographed at left


MACK I. WHITTLE, JR.
President and Chief Executive Officer

WILLIAM S. HUMMERS III
Vice Chairman, Executive Vice President and
Principal Financial Officer

ANDREW B. CHENEY
President, Mercantile Bank

WILLIAM P. CRAWFORD, JR.
Executive Vice President, General Counsel

JOHN C. DUBOSE
President, Carolina First Technology Services

MARY A. JEFFREY
Executive Vice President, Director of Human Resources

J. STANLEY ROSS
Executive Vice President, Finance

KENDALL L. SPENCER
Executive Vice President, Director of Retail Banking

MICHAEL W. SPERRY
Executive Vice President, Chief Credit Officer

JAMES W. TERRY, JR.
President, Carolina First Bank


MARKET PRESIDENTS

Carolinas


ROBERT E. BROWN
Executive Vice President/Piedmont
Offices:  4    Assets:  $169 million

RANDY R. DOLYNIUK
Senior Vice President/South Coast
Offices:  10   Assets:  $371 million

ROBERT R. DURANT
Executive Vice President/North Coast
Offices:  13   Assets:  $580 million

WILLIAM L. ROBERTSON
Senior Vice President/North Carolina
Offices:  5    Assets:  $84 million

F. JUSTIN STRICKLAND
Executive Vice President/Midlands
Offices:  24   Assets:  $835 million

JAMES W. TERRY, JR.
President, Carolina First Bank/Upstate
Offices:  25   Assets:  $944 million


MARKET PRESIDENTS

Florida


MICHAEL L. MCCLANAHAN
Executive Vice President/Central Florida
Offices:  10   Assets:  $377 million

CYNTHIA S. STOVER
Executive Vice President/North Florida
Offices:  6    Assets:  $180 million

DOUGLAS WINTON
Executive Vice President/Tampa Bay
Offices:  20   Assets:  $647 million


BOARD OF DIRECTORS


R. COBB BELL
Retired - Certified Public Accountant

MARY RAINEY BELSER
Community Volunteer
Chairman, Converse College
  Board of Trustees

WILLIAM P. BRANT +
Attorney
Brant, Abraham, Reiter &
  McCormick, P.A.

GORDON W. CAMPBELL +
Vice Chairman
Mercantile Bank

MICHAEL L. CARRERE
Executive Vice President
Lykes Bros., Inc.

PAUL D. CAUSEY
President
Causey Fern, Inc.
U.S. Exports, Inc.

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

ALGIS KONCIUS
President
Koncius Enterprises, Ltd.

CHARLES B. MCELVEEN
Co-Owner
Swamp Fox Timber Co.

VERNON E. MERCHANT, JR., M.D.
Retired - Surgeon

M. RODNEY METZ
Retired

CECIL D. MOORE
Moore Foundry & Machine
Real Estate Investments

W. GAIRY NICHOLS III +
Partner
Dunes Realty, Inc.

LOUIS P. ORTIZ
Managing Partner
Garcia & Ortiz, P.A.

JOE H. PICKENS
Attorney
Holmes & Pickens, P.A.

WALTER J. ROBERTS, JR., M.D.
Internist
Medical Director, SC Medical Assn.,
  Physicians Care Network

ROSS E. ROEDER
Chairman and CEO
Smart & Final, Inc.

THOMAS J. ROGERS +
Secretary - Treasurer
Strand Media, Inc.

H. EARLE RUSSELL, JR., M.D. +
Surgeon
Greenville Surgical Associates

JASPER SALMOND
Vice President
Wilbur Smith Associates
Commissioner
Richland One School Board

CHARLES B. SCHOOLER, O.D. +
Optometrist

EDWARD J. SEBASTIAN +
Retired - Founder,
  Chairman & CEO
Resource Bancshares Mortgage
  Group, Inc. and Resource
  Bancshares Corporation

JOHN C.B. SMITH, JR. +
Owner
John C.B. Smith Real Estate
Attorney Of Counsel
Nexsen Pruet Jacobs & Pollard, LLC

EUGENE E. STONE IV +
Chief Executive Officer
Stone International, LLC

DAVID H. SWINTON, PH.D.
President
Benedict College

WILLIAM R. TIMMONS, JR. +
Chairman
The South Financial Group
Chairman
Canal Insurance Company

                                  LEADERSHIP


WILLIAM R. TIMMONS III +
Secretary and Treasurer
Canal Insurance Company

SAMUEL H. VICKERS +
Chairman and
  Chief Executive Officer
Design Containers, Inc.

DAVID C. WAKEFIELD III +
President
Wakefield Enterprises, LLC

MACK I. WHITTLE, JR. +
President and
  Chief Executive Officer
The South Financial Group


[THOMAS C. "NAP" VANDIVER PHOTO]

THOMAS C. "NAP" VANDIVER
 In Memory of our Friend
  (October 15, 1907 -
    April 11, 2002)


+        The South Financial Group


                         THE SOUTH/FINANCIAL GROUP 21

ADVISORY BOARD MEMBERS


ANDERSON

Robert G. Austin, D.M.D.
James W. Braswell, Jr.
David Eugene Clary
Todd R. Davidson
Albert Reese Fant
Daniel J. Fleming, M.D.
Virginia Hinnant
William W. Jones
Greg L. Shore

CHARLESTON

Lodema R. Adams
Samuel H. Altman
Martha Ballenger
Henry Berlin
W. Carlyle Blakeney, Jr.
Brian M. Carmody
George C. Greene
Joseph P. Griffith, Jr.
Warren F. Lasch
Thomas M. Leland, M.D.
Ernest L. Masters
John W. Molony
Dennis E. O'Neill
Thomas J. Parsell
LaVonne N. Phillips
Harold R. Pratt-Thomas, Jr.
Michael C. Robinson
John I. Saalfield
William S. Stuhr, Sr.
Arthur M. Swanson
O. L. Thompson III

CLINTON

Lumus Byrd, Jr.
Robert L. Cason
Joy Gault
Joe J. Gresham
John Griffith, Ph.D.
Lykes Henderson, Jr.

COLUMBIA

Donald H. Burkett
T. Moffatt Burriss
William C. Cantey, Jr.
Craig G. Dawson
Charlie W. Devlin, M.D.
Robin H. Dial
John Ducate, Jr.
D. Christian Goodall
Charles R. Jackson
S. Stanley Juk, Jr., M.D. FACC
Jerry C. Kline
Robert E. Kneece, Jr.
Robert C. Pulliam
John C. B. Smith, Jr.
John P. Sutton, M.D.
James T. Tharp
Susie H. VanHuss, Ph.D.
James H. Walker

CONWAY

Larry L. Biddle
Jonathan L. Dieter, Jr., M.D.
W. T. Johnson
J. Charley Ray
Bobby J. Smith
Kenneth Ward
William D. Witherspoon

GEORGETOWN COUNTY

T. M. Andrews
William S. Duncan
John P. Grimes
William N. Miller III
Charles A. Moore
Mark A. Nash
Louis P. Parsons
Robert B. Plowden, Jr.
Julian A. Reynolds, Jr.
Wright S. Skinner III, M.D.
R. Frank Swinnie, Jr.
John B. Trotter

GREENVILLE

Glenn E. Batson
Alfred N. Bell, Jr.
Susan J. Bichel
Steven R. Brandt
R. Jack Dill, Sr.
Nate Einstein
C. Douglass Harper
A. Foster McKissick
Mary Louise Mims
Hays Reynolds III
Porter B. Rose
Morris E. Williams, M.D.

HILLSBOROUGH COUNTY

Susan V. Cody
Patricia L. Corr
Thomas E. Doozan
P. H. Doyle
David J. Epstein
John E. Flynn, Jr.
Jeffrey Greenacre
Theodore Jay Hamilton
Walter D. Harmon
Stephen B. Horton
Colin H. C. Howgill
Perry Jacobsen
Nancy M. Kirk, M.D.
Jefferson C. Knott
Kenneth E. Lane, Jr.
Nicholas Lanese
John Lynch
Patrick Morelli
John G. Munsell
William R. Potter
John Ruzic
Linda Shattles
Bruce Silverman
Thomas Stookey
John E. Sullivan
James G. Summerall
Deborah A. Trainor
Leonard Vandermast III
Susan Welsh, D.C., CCSP
Jody J. Whitmyer
Millie Woolf

JACKSONVILLE

John G. Harrison III
Ken Kuester
William A. McArthur
A. C. Skinner III
Harvey E. Stringer
Edgar B. Vickers
Mark S. Wood

LAKE CITY

Marlene Askins
Joe F. Boswell
Rev. Matthew C. Brown
William C. Garner, Jr.
Roger K. Kirby
James C. Lynch, Sr.
E. Leroy Nettles, Jr.
William J. Sebnick

MYRTLE BEACH

Dorothy K. Anderson
James Arakas
J. Carson Benton, Jr.
Cecil Brandon, Jr.
David L. Brittain
D. Richard Crumpler
Calhoun Cunningham, M.D.
A. Shaw Dargan III
William W. DesChamps
John S. Divine IV
Miles M. Herring
Douglas R. Martin
Stephen L. McMillan
Leroy Rainbow
Albert A. Springs IV

NORTH CAROLINA

W. James Brandon
Walter R. Conlogue
J. Wright Holman
Ruppert L. Piver
Charles G. Smith IV
Harry W. Stovall III

NORTH STRAND

Jay Baldwin III
Martin H. Barrier
E. Tom Fulmer
John L. Martini, Jr.
Raymond L. Sessions, Jr.
Lattie M. Upchurch, Jr.
Terry W. White, Sr.

PASCO COUNTY

Steve Athanassie
Bill Collier
Allen S. Crumbley
Gary L. Davis
Patrick I. Epting
David Greene
Roger E. Michels
Lori A. Mowry
N. John Stewart, Jr.
G. Michael Stone
Steven M. Strobbe, D.O.
Betty Thorp

PEE DEE

Donald C. Ball
Mark W. Buyck III
N. Bryant Cooper, Jr.
Reaves H. Gasque
Jean C. Leatherman
Robert E. Mottern
James K. O'Kelley
Roy E. Roberts, Jr.

PICKENS

Roddey E. Gettys
C. E. Lawton
Joel D. Ledbetter
Thomas O'Hanlan
Phil Owens
Christopher P. Robinson
Mendel Stewart

PIEDMONT REGION

David G. Anderson
Bryant G. Barnes
Edwin L. Barnes
William C. Beaty, Jr.
Claude W. Burns III
Fred W. Faircloth III
Jean M. Gaillard
Hugh L. Harrelson, Sr.
Jerry H. Padgett, Ph.D.
Richard S. Powell
Betty Jo Rhea
William S. Stephenson
Elvin F. Walker

PINELLAS COUNTY

Brian Bunbury
Barbara Capalbo
Frank Carr
Robert J. Carter
Mariano D. Cibran, M.D.
Joseph Connell
Kenneth C. Deacon, Jr.
Larry Garuti
C. L. Glasbrenner
John K. Handel
Raymond P. Hempstead
Theodore C. Henter, Jr.
Harold R. Hildebrandt
Terry Hunt
Kevin M. Hussey
Al Karnavicius
Doug Linder
James J. LoBianco
Jennifer Beltz-McCamey
John F. Michel, Jr.
William C. Moore
Jeffrey A. Munford
William Newton
Farhod Nikjeh
Madeleine B. Olster
Dennis A. Palso
Emil Pratesi
Jamilou T. Rosenkrans
Michael A. Shaluly
Marga Shefman
Randy L. Stowell
Joel R. Tew
John G. Thomas
John L. Wallace
Michael Wetzel, D.Min
Richard D. Wilkes, D.V.M.
Michael R. Zoller

SOUTH STRAND

Michael Arakas
William J. Epperson, M.D.
Albert W. Hitchcock
W. Winston Hoy, Jr.
W. Gairy Nichols
Jerry W. Oakley
Dennis G. Permenter
E. J. Servant III
Willie C. Shelley, Jr.
John S. Springs
J. Roddy Swaim

LOCATIONS

As of December 31, 2002, The South Financial Group served 71 communities with 117 branches and 105 automated teller machines.


[CAROLINA FIRST LOGO]
---------------------------------
www.carolinafirst.com


SOUTH CAROLINA

Aiken (2)
Anderson (4)
Andrews
Camden
Chapin
Charleston (4)
Clemson
Clinton (2)
Columbia (8)
Conway
Easley (2)
Edgefield
Florence (2)
Fort Mill
Garden City
Georgetown (2)
Greenville (6)
Greenwood
Greer
Hilton Head (2)
Irmo
Lake City
Laurens
Lexington (2)
Litchfield
Little River
Marion
Mauldin
Moncks Corner
Mount Pleasant
Mullins
Murrells Inlet
Myrtle Beach (3)
N. Myrtle Beach (2)
Newberry
Pendleton
Pickens
Piedmont
Powdersville
Rock Hill (3)
Summerville
Surfside Beach
Swansea
Taylors
Travelers Rest
West Columbia

NORTH CAROLINA

Hampstead
Jacksonville
Wilmington (3)


[SOUTHEAST REGION PHOTO]


[MERCANTILE BANK LOGO]
---------------------------------
www.bankmercantile.com


FLORIDA

Apollo Beach
Brandon (2)
Clearwater
Crescent City
Crystal River
East Palatka
Interlachen
Inverness
Jacksonville (2)
Kissimmee (2)
Largo
Longwood
New Port Richey
Orlando (3)
Palatka
Port Richey
St. Petersburg (4)
Tampa (7)
Temple Terrace
Tierra Verde
Winter Garden
Winter Park


[BANK CAROLINE LOGO]


                         THE SOUTH/FINANCIAL GROUP 23

SHAREHOLDER SUMMARY

Dividend Information

CALENDAR

Dividends, subject to approval by the Board of Directors, are customarily paid to shareholders as follows: Record Dates: January 15, April 15, July 15, and October 15 Payment Dates: February 1, May 1, August 1, and November 1

QUARTERLY DIVIDEND RATE

Our current quarterly dividend is $0.14 per share. Since the first dividend payment in 1994, The South Financial Group has paid consecutive quarterly dividends. The annual dividend has increased each year at an average rate of 16%.

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

ANNUAL MEETING

The Annual Meeting of Shareholders will be held at 10:30 a.m., April 29, 2003 at the Gunter Theatre, Peace Center for the Performing Arts, Greenville, South Carolina.

STOCK LISTING

The Nasdaq Stock Market
Ticker Symbol: TSFG

STOCK INFORMATION

FOR THE YEAR                         2002              2001              % OF CHANGE
                                   -------           -------             -----------

Stock price ranges
  (closing price):
  High                             $ 24.29           $ 22.00                 10%
  Low                                17.51             12.19                 44
  Close                              20.66             17.75                 16
Cash dividends paid per
  share                               0.48              0.44                  9
Total return to
  shareholders (a)                   19.10%            37.28
Annual shares traded (000s)         33,782            27,410                 23

AT DECEMBER 31

Shares outstanding (000s)           47,347            41,229                 15%
Shareholders of record               7,560             7,169                  5
Price/earnings
  multiple (b)                       14.97x            18.11x
Price/book multiple                   1.51              1.60

Notes:

(a)      Based on stock price and cash dividends paid.

(b)      Based on year-end closing stock price divided by net income per share.

Form 10-K

A copy of The South Financial Group's Annual Report on Form 10-K as filed with the Securities and Exchange Commission is available at no charge by contacting Investor Relations at the address on the inside back cover of this report.

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

                                 TRANSFER AGENT

                   Shareholders with questions regarding their accounts, change of address, dividends, lost certificates and stock transfers should contact the Transfer Agent:

                                                 REGISTRAR AND TRANSFER COMPANY
                                                              10 COMMERCE DRIVE
                                                CRANFORD, NEW JERSEY 07016-3572
                                                                 (800) 368-5948
                                                  E-MAIL: INVRELATIONS@RTCO.COM
                                                                   WWW.RTCO.COM

                                ON THE INTERNET

      News releases and information on financial results, products and services are available on the Internet at www.thesouthgroup.com.

THE SOUTH/FINANCIAL GROUP

The South Financial Group
    104 South Main Street
           Poinsett Plaza
     Greenville, SC 29601
    www.thesouthgroup.com